     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999



                                                      REGISTRATION NO. 333-71897

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SPEEDFAM INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                  3559                            36-2421613
             ILLINOIS                 (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
     (STATE OF INCORPORATION)         CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                             305 NORTH 54TH STREET
                          CHANDLER, ARIZONA 85226-2416
                                 (602) 705-2100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               RICHARD J. FAUBERT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             305 NORTH 54TH STREET
                          CHANDLER, ARIZONA 85226-2416
                                 (602) 705-2100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

              JONATHAN A. KOFF, ESQ.                              FRANCIS S. CURRIE, ESQ.
                STATHY DARCY, ESQ.                                  NEIL J. WOLFF, ESQ.
                CHAPMAN AND CUTLER                                  YOICHIRO TAKU, ESQ.
              111 WEST MONROE STREET                               JOHN Y. SASAKI, ESQ.
              CHICAGO, ILLINOIS 60603                        WILSON SONSINI GOODRICH & ROSATI
                  (312) 845-3000                                 PROFESSIONAL CORPORATION
                                                                    650 PAGE MILL ROAD
                                                                PALO ALTO, CALIFORNIA 94304
                                                                      (650) 493-9300

                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                             AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM           AMOUNT
       TITLE OF EACH CLASS OF                TO BE             OFFERING PRICE          AGGREGATE                 OF
    SECURITIES TO BE REGISTERED          REGISTERED(1)          PER UNIT(2)        OFFERING PRICE(2)    REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value.....   13,050,000 shares           $18.25             $238,162,500            $66,210
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


(1) Represents the number of shares of the common stock of the registrant which may be issued to stockholders of Integrated Process Equipment Corp. ("IPEC") pursuant to the merger described herein.


(2) Each outstanding share of common stock and Class A common stock of IPEC will be converted into .71 of one share of common stock of the registrant pursuant to the merger described herein. Each outstanding share of preferred stock of IPEC will be converted into a number of shares of common stock of the registrant as described herein. The IPEC common stock is traded on Nasdaq. There is no public market for either the Class A common or preferred stock of IPEC. Pursuant to rule 457(f) under the Securities Act of 1933, the registration fee has been calculated as of February 25, 1999.



(3) A total amount of $70,500 was previously paid in connection with (a) the filing by the registrant and IPEC of a preliminary joint proxy statement/prospectus related to the proposed merger and (b) the initial filing of this registration statement.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SPEEDFAM INTERNATIONAL, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON APRIL       , 1999


To the shareholders of SpeedFam International, Inc.:


NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SpeedFam International, Inc., an Illinois corporation, will be held on __________, April
     , 1999 at   :00 a.m., local time, at SpeedFam's headquarters at 305 North
54th Street, Chandler, Arizona 85226.


At the SpeedFam special meeting you will be asked to consider and vote upon the following matters:

        1. The issuance of shares of SpeedFam common stock to the stockholders of Integrated Process Equipment Corp., a Delaware corporation, pursuant to an agreement and plan of merger, dated as of November 19, 1998, among SpeedFam, IPEC and SpeedFam, Inc., a wholly-owned subsidiary of SpeedFam, providing for the merger of IPEC and SpeedFam, Inc., including the issuance of shares of SpeedFam common stock pursuant to currently outstanding options, warrants and other rights to purchase IPEC common stock that will be assumed by SpeedFam. Upon consummation of the merger, IPEC will be a wholly-owned subsidiary of SpeedFam;

        2. An amendment to the articles of incorporation of SpeedFam to change the corporate name of SpeedFam to "SPEEDFAM-IPEC, INC.;"

        3. An amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam which increases the maximum aggregate number of shares of SpeedFam common stock as to which awards of options, restricted shares, units or rights may from time to time be issued under the plan from 1,800,000 to 3,300,000; and

        4. Any other matters that are properly brought before the special meeting.

Each of these proposals is described more fully in the accompanying joint proxy statement/ prospectus. The name change and the increase in the number of shares of SpeedFam common stock available under the stock plan will occur only if the merger is completed.


SpeedFam shareholders of record at the close of business on February 16, 1999 are entitled to notice of and to vote at the SpeedFam special meeting and any adjournments or postponements of the special meeting and are cordially invited to attend the SpeedFam special meeting in person.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ James N. Farley
                                          ----------------------------
                                          James N. Farley
                                          Chairman of the Board

Chandler, Arizona

March      , 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE SPEEDFAM SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR VOTE COUNTS. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                       INTEGRATED PROCESS EQUIPMENT CORP.

                                 911 BERN COURT
                           SAN JOSE, CALIFORNIA 95112

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON APRIL       , 1999


To the stockholders of Integrated Process Equipment Corp.:


NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Integrated
Process Equipment Corp., a Delaware corporation, will be held on        , April
     , 1999 at   :00 a.m., local time, at              ,              , Phoenix,
Arizona 85034.


At the IPEC special meeting you will be asked to consider and vote on the following matter:

To approve and adopt an agreement and plan of merger by and among IPEC, SpeedFam International, Inc., an Illinois corporation, and SpeedFam, Inc., a Delaware corporation and a wholly owned subsidiary of SpeedFam, dated as of November 19, 1998, pursuant to which IPEC will become a wholly owned subsidiary of SpeedFam, with SpeedFam to be renamed "SPEEDFAM-IPEC, INC." In this merger, if you are an IPEC regular common or Class A common stockholder, you will receive .71 of one share of SpeedFam common stock for each share of IPEC regular or Class A common stock you own. If you are an IPEC Series B-1, B-2 or B-3 preferred stockholder, you will receive 8.90, 8.10 and 10.65 shares, respectively, of SpeedFam common stock for each share of IPEC Series B-1, B-2 or B-3 preferred stock you own.

This proposal is more fully described in the accompanying joint proxy statement/ prospectus.


Only IPEC regular common stockholders and Class A common stockholders of record at the close of business on February 16, 1999 are entitled to notice of and to vote at the IPEC special meeting and any adjournments or postponements of the special meeting.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Sanjeev R. Chitre
                                          Chairman of the Board

San Jose, California

March      , 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE IPEC SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR VOTE COUNTS. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
OF SPEEDFAM INTERNATIONAL, INC.
AND
PROSPECTUS FOR
SPEEDFAM INTERNATIONAL, INC.
COMMON STOCK

SpeedFam International, Inc. and Integrated Process Equipment Corp. have agreed to merge. SpeedFam will issue to holders of IPEC regular and Class A common stock .71 of one share of SpeedFam common stock for each share they own. SpeedFam will issue to holders of IPEC Series B-1, B-2 and B-3 preferred stock 8.90, 8.10 and 10.65 shares, respectively, of SpeedFam common stock for each share they own.


Based on the number of shares of IPEC stock outstanding as of February 16, 1999, SpeedFam expects to issue 13,046,791 shares of common stock in the merger. The SpeedFam board of directors has scheduled a special meeting for SpeedFam shareholders to vote on the issuance of SpeedFam common stock in connection with the merger as follows:



April      , 1999


SpeedFam International, Inc.
305 North 54th Street
Chandler, Arizona 85226
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
OF INTEGRATED PROCESS
EQUIPMENT CORP.

The IPEC board of directors has scheduled a special meeting for IPEC stockholders to vote on the merger as follows:


April     , 1999

---------------------------------------
---------------------------------------
Phoenix, Arizona 85034

ON              , 1999, SPEEDFAM COMMON STOCK CLOSED AT $     PER SHARE AND IPEC
REGULAR COMMON STOCK CLOSED AT $     PER SHARE.

PLEASE READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 CAREFULLY FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE VOTING.


This joint proxy statement/prospectus and proxy are being mailed to shareholders
of SpeedFam and stockholders of IPEC beginning about March      , 1999.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SPEEDFAM COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER NOR HAVE THEY DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    The date of this joint proxy statement/prospectus is March      , 1999.

                          HOW TO GET MORE INFORMATION

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT INCLUDED IN THIS DOCUMENT OR DELIVERED WITH THIS DOCUMENT. A LIST OF THE DOCUMENTS INCORPORATED IN THIS DOCUMENT APPEARS UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 113. YOU MAY OBTAIN THESE DOCUMENTS -- OTHER THAN EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENT -- WITHOUT CHARGE, BY WRITTEN REQUEST OR BY TELEPHONE, IN THE CASE OF DOCUMENTS RELATING TO SPEEDFAM, AT THE FOLLOWING ADDRESS:

SPEEDFAM INTERNATIONAL, INC.
305 NORTH 54TH STREET
CHANDLER, ARIZONA 85226
ATTENTION: INVESTOR RELATIONS
TELEPHONE NUMBER: (602) 705-2100

AND IN THE CASE OF DOCUMENTS RELATING TO IPEC, AT THE FOLLOWING ADDRESS:

INTEGRATED PROCESS EQUIPMENT CORP.
4717 EAST HILTON AVENUE
PHOENIX, ARIZONA 85034
ATTENTION: INVESTOR RELATIONS
TELEPHONE NUMBER: (602) 517-7200


IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MARCH   , 1999 IN ORDER
TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
HOW TO GET MORE INFORMATION.........      i
SUMMARY.............................      1
The Companies.......................      1
Special Meeting of Shareholders of
  SpeedFam..........................      1
Special Meeting of Stockholders of
  IPEC..............................      1
SpeedFam and IPEC Boards Recommend
  Approval..........................      2
Exchange Ratio......................      2
Ownership After the Merger..........      2
Appraisal Rights....................      3
Income Tax Treatment................      3
Risk Factors........................      3
The Merger..........................      3
Regulatory and Other Third Party
  Consents..........................      6
Accounting Treatment................      6
Exchange of Certificates; Don't Send
  in Your IPEC Stock Certificates...      6
Selected Historical and Pro Forma
  Combined Financial and Other
  Data..............................      7
Comparative Per Share Data..........     11
RISK FACTORS........................     13
Risks Related to Merger.............     13
  If SpeedFam's trading price
     decreases, the value received
     by IPEC stockholders will also
     decrease.......................     13
  If SpeedFam and IPEC do not
     integrate their technology and
     operations quickly and
     effectively, the potential
     benefits of the merger may not
     occur..........................     13
  The substantial expenses of the
     merger will have a negative
     impact on results of
     operations.....................     14
  The merger may result in a loss of
     key employees due to downsizing
     and competition................     14
Risks Related to Business and
  Operations........................     14
  The combined company's growth
     depends on continued and
     increased acceptance of CMP
     among semiconductor
     manufacturers..................     14
  The current slowdown in the
     semiconductor industry
     continues to negatively impact
     both companies'
     profitability..................     15
  Both SpeedFam and IPEC have had
     losses recently and expect
     losses in the near future......     15
  The combined company faces intense
     competition, including from
     companies with greater
     resources......................     15



                                        PAGE
                                        ----
  The combined company may not
     develop products in time to
     meet changing technologies.....     16
  Product or process development
     problems could harm the
     combined company's results of
     operations.....................     16
  The combined company's quarterly
     operating results will
     fluctuate for reasons not in
     its control....................     16
  Orders in backlog may not result
     in future revenue if customers
     cancel or reschedule orders....     17
  The combined company will depend
     on a small number of major
     customers......................     17
  The Asian financial crisis is
     harming both SpeedFam's and
     IPEC's business because a large
     portion of the semiconductor
     industry is based in the Far
     East...........................     17
  The combined company's future
     success depends on
     international sales,
     particularly in Asia and
     Europe.........................     17
  If the combined company is unable
     to protect its intellectual
     property, its business could
     suffer.........................     18
  Third parties may prevent the
     combined company from selling
     products that allegedly
     infringe on those third
     parties' intellectual property
     rights.........................     18
  The combined company may
     experience year 2000 computer
     problems that harm its
     business.......................     18
COMPARATIVE MARKET PRICE DATA.......     20
SPEEDFAM SPECIAL MEETING............     20
Date, Time and Place of SpeedFam
  Special Meeting...................     20
Purpose.............................     21
Record Date and Outstanding
  Shares............................     21
Vote Required.......................     21
Proxies.............................     21
Solicitation of Proxies; Expenses...     22
Recommendations of SpeedFam Board of
  Directors.........................     22
IPEC SPECIAL MEETING................     23
Date, Time and Place of IPEC Special
  Meeting...........................     23
Purpose.............................     23
Record Date and Outstanding
  Shares............................     23
Vote Required.......................     23
Proxies.............................     23
Solicitation of Proxies; Expenses...     24

                                        PAGE
                                        ----
Appraisal Rights....................     24
Recommendations of IPEC Board of
  Directors.........................     25
APPROVAL OF THE MERGER AND RELATED
  TRANSACTIONS......................     25
Joint Reasons for the Merger........     25
SpeedFam's Reasons for the Merger...     26
IPEC's Reasons for the Merger.......     27
Material Contacts and Board
  Deliberations.....................     29
Opinion of SpeedFam's Financial
  Advisor...........................     33
Opinion of IPEC's Financial
  Advisor...........................     41
Material Federal Income Tax
  Considerations....................     49
Governmental and Regulatory
  Approvals.........................     51
Accounting Treatment................     51
TERMS OF THE MERGER.................     51
The Merger..........................     51
Merger Consideration................     52
Exchange of Certificates............     52
IPEC Options........................     52
IPEC Employee Stock Purchase Plan...     52
IPEC Warrants.......................     53
IPEC Convertible Notes..............     53
Stock Ownership Following the
  Merger............................     53
Management of the Combined Company..     54
Conduct of SpeedFam's and IPEC's
  Business Prior to the Merger......     54
No Solicitation.....................     55
Break Up Fees.......................     57
Conditions to the Merger............     58
Termination of the Merger
  Agreement.........................     59
Option Agreements...................     59
Affiliate Agreements................     61
Resale Restrictions.................     61
Interests of Directors and
  Officers..........................     61
Appraisal Rights....................     64
COMPARISON OF CAPITAL STOCK.........     65



                                        PAGE
                                        ----
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.....     78
ADDITIONAL MATTERS BEING SUBMITTED
  TO A VOTE OF ONLY SPEEDFAM
  SHAREHOLDERS......................     87
PROPOSAL TWO -- AMENDMENT TO
  ARTICLES OF INCORPORATION -- NAME
  CHANGE............................     87
PROPOSAL THREE -- AMENDMENT TO 1995
  STOCK PLAN FOR EMPLOYEES AND
  DIRECTORS OF SPEEDFAM.............     88
SPEEDFAM MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.........     91
IPEC MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.........    102
LEGAL MATTERS.......................    112
EXPERTS.............................    112
SHAREHOLDER PROPOSALS...............    113
WHERE YOU CAN FIND MORE
  INFORMATION.......................    114
FORWARD LOOKING STATEMENTS..........    115
YEAR 2000 READINESS DISCLOSURES.....    115
INDEX TO FINANCIAL STATEMENTS.......    F-1


Annex A  --   Agreement and Plan of Merger,
              dated as of November 19, 1998,
              among SpeedFam, SpeedFam, Inc.
              and IPEC
Annex B  --   Stock Option Agreements dated as
              of November 19, 1998 between
              SpeedFam and IPEC
Annex C  --   Section 262 of the Delaware
              General Corporation Law
Annex D  --   Opinion of Lehman Brothers Inc.
Annex E  --   Opinion of Morgan Stanley & Co.
              Incorporated

                                    SUMMARY

This summary highlights certain information from this document. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

THE COMPANIES

    SpeedFam International, Inc.
     305 North 54th Street
     Chandler, Arizona 85226
     (602) 705-2100

SpeedFam designs, develops, manufactures, markets and services chemical mechanical planarization, or "CMP," systems used in the fabrication of semiconductor devices, and other high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. In addition, SpeedFam markets and distributes polishing liquids (or slurry) and parts and expendables used in its customers' manufacturing processes.

    Integrated Process Equipment Corp.
     911 Bern Court
     San Jose, California 95112
     (408) 436-2170

IPEC is a supplier of CMP systems. In addition, IPEC manufactures advanced plasma-assisted chemical etch systems and metrology equipment, primarily used in the manufacture of silicon wafers and semiconductor devices.

SPECIAL MEETING OF SHAREHOLDERS OF SPEEDFAM


The meeting's purpose is to approve:



(1) issuing SpeedFam common stock to IPEC's stockholders in the merger, including issuing SpeedFam common stock pursuant to options, warrants and other rights to purchase IPEC common stock that will be assumed by SpeedFam;



(2) amending SpeedFam's articles of incorporation to change its name to "SPEEDFAM-IPEC, INC.;" and


(3) amending SpeedFam's 1995 stock plan to increase the number of shares that may be issued under it.


SpeedFam will implement proposals two and three only if the merger is completed.


RECORD DATE AND VOTE REQUIRED


Record holders of SpeedFam common stock at the close of business on February 16, 1999 are entitled to notice of and to vote at the SpeedFam special meeting. On the record date, there were 16,209,795 shares of SpeedFam common stock outstanding. Each share is entitled to one vote. Issuing SpeedFam common stock in the merger and amending SpeedFam's 1995 stock plan require the affirmative vote of a majority of the total votes cast. Amending the articles requires the affirmative vote of a majority of the outstanding shares of SpeedFam common stock. See "SpeedFam Special Meeting -- Record Date and Outstanding Shares" and "-- Vote Required."


SPECIAL MEETING OF STOCKHOLDERS OF IPEC


The meeting's purpose is to approve and adopt the merger agreement.


RECORD DATE AND VOTE REQUIRED


Record holders of IPEC regular common stock and Class A common stock -- together, "IPEC common stock" -- at the close of business on February 16, 1999 are entitled to notice of and to vote at the IPEC special meeting. Holders of IPEC Series B-1, B-2 and B-3 preferred stock -- "IPEC preferred stock" -- do not have voting rights in connection with the merger. The affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of IPEC common stock, voting as a single class, is required to approve the merger.

On the record date, there were 17,906,832 shares of IPEC regular common stock outstanding and 7,186 shares of IPEC Class A common stock outstanding. Each share of IPEC regular common stock has one vote. Each share of IPEC Class A common stock has four votes. See "IPEC Special Meeting -- Vote Required."


SPEEDFAM AND IPEC BOARDS RECOMMEND APPROVAL

The SpeedFam and IPEC boards approved the merger and the related transactions. Each board has determined that the merger is fair to, and in the best interests of, its respective company and shareholders. Each board recommends that their shareholders vote in favor of the proposals before them.

Both boards believe that the merger will combine highly complementary product lines and give the combined company greater critical mass and a stronger competitive position with the ability to generate better operating and financial results in the long term. The boards believe that the following potential benefits from the merger outweigh the risks of combining the companies:

     - creating a combined company with the broadest range of CMP systems currently available

     - creating a comprehensive worldwide sales, service and support infrastructure

     - combining advanced technological expertise into one company

SpeedFam's financial advisor, Lehman Brothers, performed a detailed financial analysis and gave its written opinion that the exchange ratio was fair to SpeedFam from a financial point of view. See "Opinion of SpeedFam's Financial Advisor" and Annex D.

IPEC's financial advisor, Morgan Stanley & Co. Incorporated, performed a detailed financial analysis and gave its written opinion that the exchange ratio was fair to IPEC's regular common stockholders from a financial point of view. See "Opinion of IPEC's Financial Advisor" and Annex E.

EXCHANGE RATIO


-------------------------------------------------
 If you own:           You will receive for
                       each IPEC share:
-------------------------------------------------
 - IPEC regular or     - .71 of one share
  Class A common       of SpeedFam common
  stock                  stock
-------------------------------------------------
 - IPEC Series B-1     - 8.90 shares of
  preferred stock        SpeedFam common
                         stock
-------------------------------------------------
 - IPEC Series B-2     - 8.10 shares of
  preferred stock        SpeedFam common
                         stock
-------------------------------------------------
 - IPEC Series B-3     - 10.65 shares of
  preferred stock        SpeedFam common
                         stock
-------------------------------------------------



SpeedFam's outstanding securities won't change.


On              , 1999, the closing price per share of SpeedFam common stock was
$          , and for IPEC, $          . See "Comparative Per Share Data."

THE EXCHANGE RATIO IS FIXED. CHANGES IN THE MARKET PRICE OF SPEEDFAM COMMON STOCK WILL AFFECT THE DOLLAR VALUE OF THE COMMON STOCK OF THE COMBINED COMPANY TO BE RECEIVED BY IPEC STOCKHOLDERS IN THE MERGER. YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR SPEEDFAM COMMON STOCK AND IPEC REGULAR COMMON STOCK BEFORE YOUR MEETING.


OWNERSHIP AFTER THE MERGER



The merger will result in IPEC becoming a wholly owned SpeedFam-IPEC subsidiary. Also, post-merger:



     - IPEC's common and preferred stockholders will own approximately 13,047,000 million SpeedFam-IPEC shares, or approximately 44.6% of the combined company's outstanding common stock. SpeedFam's shareholders will own approximately

       16,210,000 million, or approximately 55.4%, of the combined company's outstanding common stock.


APPRAISAL RIGHTS

Holders of IPEC regular common stock are not entitled to appraisal rights in connection with the merger. Holders of IPEC Class A common and IPEC preferred stock have appraisal rights. To exercise appraisal rights you must

(1) make a written demand on IPEC for the appraisal of such shares no later than the date of the IPEC special meeting and

(2) not vote in favor of the merger. Delaware law requires that you follow strict steps in order to exercise your appraisal rights. See "Terms of the Merger--Appraisal Rights" and Annex C.

INCOME TAX TREATMENT

IPEC stockholders will not be taxed as a result of the exchange of IPEC stock in the merger, except to the extent they receive cash for fractional shares.

However, tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See "Approval of the Merger and Related Transactions -- Material Federal Income Tax Considerations."

SpeedFam shareholders will not be taxed as a result of the merger.

RISK FACTORS

You should carefully review the section entitled "Risk Factors," which discusses certain risks relating to the merger and the combined businesses of SpeedFam and IPEC, including the following:


     - a fixed exchange ratio that will not be adjusted for any changes in the stock prices of either company


     - difficulties in integrating the two companies


     - dependence on broader acceptance and sales of CMP systems in a highly cyclical semiconductor equipment market


     - the highly competitive industry in which the combined company will compete

     - dependence on new product development, particularly in light of rapid technological change in the CMP market


THE MERGER



NEITHER SPEEDFAM NOR IPEC WILL SOLICIT OTHER ACQUISITION PROPOSALS



In order to ensure the commitment of each party to the merger, SpeedFam and IPEC have agreed that they will not solicit acquisition offers from a third party, or negotiate an acquisition with a third party. See "Terms of the Merger -- No Solicitation."


STOCK OPTION AGREEMENTS


SpeedFam and IPEC granted each other an option to acquire up to 19.9% of its outstanding common stock as a condition to the execution of the merger agreement. The options are only exercisable under the circumstances described below and are designed to discourage a third party from making a proposal to acquire either SpeedFam or IPEC.



IPEC's option is exercisable at $14.875 per SpeedFam share. SpeedFam's option is exercisable at $10.56 per IPEC share. Each option becomes exercisable if the company granting the option:



     - is subject to a tender offer for at least 15% of its stock; or

     - doesn't obtain shareholder approval while a competing proposal is pending, and within 12 months signs or closes the competing offer; or

     - receives a competing proposal, and (a) recommends that its shareholders not approve the SpeedFam-IPEC merger, (b) recommends approval of the competing offer, or (c) doesn't hold a meeting to approve the SpeedFam-IPEC merger.

See "Terms of the Merger -- Option Agreements."

TERMINATION

The merger agreement may be terminated:

     - if the merger hasn't occurred by May 31, 1999

     - if government orders prohibit the merger

     - if either company's shareholders don't approve the merger at their special meeting

     - by one company if the other supports a third party acquisition proposal

     - by one company if the other breaches its obligations under the merger agreement

See "Terms of the Merger -- Termination of the Merger Agreement."


BREAK UP FEES


SpeedFam and IPEC have agreed to pay the other a termination fee of $6.0 million if the merger is not completed for any of these reasons:


     - the shareholders of either company do not approve the merger or the related transactions -- but only if a competing proposal with respect to that company was announced before the meeting and within 12 months that company enters into a definitive acquisition agreement with the party that made the competing proposal


     - the board of directors of the other company withdraws or modifies its recommendation to approve the proposal

     - the board of directors of the other company recommends a competing proposal to the shareholders

The termination fee and the reciprocal stock options are designed to discourage other entities from attempting to enter into a business combination with either company.

See "Terms of the Merger -- Break Up Fees."

CONDITIONS TO THE MERGER

The merger is subject to the following conditions:

     - SpeedFam's and IPEC's shareholders approve the merger

     - no law or order prohibits the merger

     - SpeedFam and IPEC receive legal opinions that the merger will be treated as a tax-free reorganization

     - the SpeedFam shares issued are listed on Nasdaq

     - SpeedFam and IPEC receive letters from their independent auditors that pooling of interests accounting is appropriate

     - each company's representations and warranties in the merger agreement are accurate

     - each company performs all covenants required by the merger agreement

     - the absence of a material adverse effect with regard to either company

     - each company receives a legal opinion from the other company's counsel

See "Terms of the Merger -- Conditions to the Merger."

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER



The board of directors of the combined company will be increased to 9 members, 5 from the current SpeedFam directors and 4 from the current IPEC directors.



SpeedFam's designees are:



     - James N. Farley



     - Makoto Kouzuma



     - Richard J. Faubert



     - Neil R. Bonke



     - Richard S. Hill



IPEC's designees are:



     - Sanjeev R. Chitre



     - Roger D. McDaniel



     - William J. Freschi



     - Kenneth Levy



The principal executive officers of the combined company will be as follows:



     - James N. Farley and Sanjeev R. Chitre, currently chairman of the board of SpeedFam and IPEC, respectively, will be co-chairmen of the board



     - Makoto Kouzuma, currently vice chairman of the board of SpeedFam, will be vice chairman of the board



     - Richard J. Faubert, currently president and chief executive officer of SpeedFam, will be president and chief executive officer



     - Roger K. Marach, currently chief financial officer and treasurer of SpeedFam, will be chief financial officer and treasurer



     - Ralph Hartung, currently chief operating officer of IPEC, will be chief operating officer and president of the CMP Group



     - Robert R. Smith will continue to serve as managing director of SpeedFam Limited -- SpeedFam's British subsidiary



See "Terms of the Merger -- Management of the Combined Company."


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

Certain SpeedFam and IPEC directors and executive officers have the following interests in the merger in addition to their interests as shareholders generally:

     - some of SpeedFam's and IPEC's directors and officers will become directors or officers of the combined company, as described above


     - Sanjeev R. Chitre, IPEC's chairman of the board, will become the combined company's co-chairman of the board and is expected to enter into an employment agreement with the combined company under which he is expected to receive an annual base salary of $400,000, plus performance-based bonuses



     - Pursuant to an existing employment agreement with IPEC, Roger D. McDaniel, IPEC's president and chief executive officer, will be automatically vested as to shares and options for an additional 238,327 shares of IPEC regular common stock and will receive a severance payment equal to his annual base salary ($400,000) payable over 12 months


     - Harold C. Baldauf, an IPEC director and largest IPEC preferred stockholder, and his two sons will start a 4-year consulting agreement which pays an aggregate of $200,000 per year and allows his stock options to continue vesting


     - Ralph Hartung, IPEC's chief operating officer, will become the combined company's chief operating officer and president of the CMP Group and is expected to enter into an employment agreement with the combined company under which he is expected to receive an annual base salary of $300,000, plus performance based bonuses



     - John S. Hodgson, IPEC's chief financial officer, will receive 12 months pay ($168,000) and a bonus payment of up to 22% of his annual base salary (or $36,960) in a lump sum when his employment terminates on the closing of the merger, and start a 12-month consulting agreement under which he will receive a minimum of $3,000 per quarter


     - IPEC's directors and officers will continue to receive the benefit of their indemnification agreements with IPEC and a 3-year director and officer liability insurance policy purchased by IPEC


     - James N. Farley, Makoto Kouzuma, Roger K. Marach and Robert R. Smith, SpeedFam's chairman, vice chairman, chief financial officer and British subsidiary managing director, respectively, will become entitled to 2 year's pay and bonus and 100% vesting of all stock options, if the individual's employment is terminated without cause, or if there are certain changes in his duties with the combined company, within 2 years after the merger occurs



See "Terms of the Merger -- Interests of Directors and Officers."


REGULATORY AND OTHER THIRD PARTY CONSENTS

IPEC and SpeedFam submitted to the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Although the waiting period under the Hart-Scott-Rodino Act has been terminated, the Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed.
In addition, SpeedFam and IPEC must obtain consents or waivers from third parties in connection with the merger.

See "Approval of the Merger and Related Transactions -- Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Pooling of interests means that the two companies are treated as if they had always been combined for accounting and financial reporting purposes. See "Approval of the Merger and Related Transactions -- Accounting Treatment."

EXCHANGE OF CERTIFICATES; DON'T SEND IN YOUR IPEC STOCK CERTIFICATES

After the merger, SpeedFam, through its exchange agent, will deliver to each IPEC stockholder a letter of transmittal with instructions regarding surrendering IPEC certificates. YOU SHOULD NOT SURRENDER CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Exchange of Certificates."

                       SELECTED HISTORICAL AND PRO FORMA
                       COMBINED FINANCIAL AND OTHER DATA

The tables on the following pages present selected historical financial information and comparative per share data for SpeedFam and IPEC. This information, except for the interim financial information dated November 30 and December 31, 1998 and 1997, has been derived from each company's respective audited consolidated financial statements and notes, certain of which are included in this joint proxy statement/prospectus. All financial information as of and for the six months ended November 30 and December 31, 1998 and 1997 has been derived from unaudited consolidated financial statements, and in the opinion of SpeedFam's and IPEC's management, reflects all normal recurring adjustments necessary for a fair presentation. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements. You should read the unaudited pro forma combined condensed financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. For purposes of the pro forma combined financial data, SpeedFam's consolidated balance sheet as of November 30, 1998 and its consolidated statements of earnings for each of the years in the three year period ended May 31, 1998, and for the six month periods ended November 30, 1998 and 1997, have been combined with IPEC's consolidated balance sheet as of December 31, 1998 and its consolidated statements of operations for each of the years in the three year period ended June 30, 1998, and for the six month periods ended December 31, 1998 and 1997. The pro forma information is presented for illustrative purposes only and does not necessarily indicate the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor does it necessarily indicate what future operating results or financial position will be.

You should also read "Risk Factors," "SpeedFam Management's Discussion and Analysis of Financial Condition and Results of Operations," "IPEC Management's Discussion and Analysis of Financial Condition and Results of Operations" and SpeedFam's and IPEC's consolidated financial statements included in this joint proxy statement/prospectus.

               SPEEDFAM SELECTED HISTORICAL FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                       SIX MONTHS
                                         ENDED
                                      NOVEMBER 30,                      YEAR ENDED MAY 31,
                                   ------------------   --------------------------------------------------
                                    1998       1997       1998       1997       1996      1995      1994
                                   -------   --------   --------   --------   --------   -------   -------
CONSOLIDATED STATEMENTS OF
  EARNINGS DATA:
REVENUE:
Net sales........................  $59,689   $105,814   $176,247   $160,994   $113,880   $57,021   $49,247
Commissions from affiliate.......      737      4,561      9,009     12,430      6,290     2,757     2,134
                                   -------   --------   --------   --------   --------   -------   -------
Total revenue....................   60,426    110,375    185,256    173,424    120,170    59,778    51,381
Cost of sales....................   40,217     62,600    109,751    103,501     78,661    45,494    38,945
                                   -------   --------   --------   --------   --------   -------   -------
Gross margin.....................   20,209     47,775     75,505     69,923     41,509    14,284    12,436
OPERATING EXPENSES:
Research, development and
  engineering....................   19,451     14,703     33,681     19,766     11,496     2,740     2,267
Selling, general and
  administrative.................   15,553     18,088     35,880     28,671     18,922     9,948     8,988
                                   -------   --------   --------   --------   --------   -------   -------
Operating profit (loss)..........  (14,795)    14,984      5,944     21,486     11,091     1,596     1,181
Other income (expense)...........    3,587      2,269      5,957       (298)      (208)     (953)      277
                                   -------   --------   --------   --------   --------   -------   -------
Earnings (loss) from consolidated
  companies before income
  taxes..........................  (11,208)    17,253     11,901     21,188     10,883       643     1,458
Income tax expense (benefit).....   (5,678)     6,144      3,456      8,037      4,266       186      (238)
                                   -------   --------   --------   --------   --------   -------   -------
Earnings (loss) from consolidated
  companies......................   (5,530)    11,109      8,445     13,151      6,617       457     1,696
Equity in net earnings of
  affiliates.....................    1,429      2,068      4,418      7,068      5,204     1,187       655
                                   -------   --------   --------   --------   --------   -------   -------
Net earnings.....................  $(4,101)  $ 13,177   $ 12,863   $ 20,219   $ 11,821   $ 1,644   $ 2,351
                                   =======   ========   ========   ========   ========   =======   =======
Net earnings per share
  Basic..........................  $  (.25)  $    .94   $    .86   $   1.78   $   1.27   $   .22   $   .32
  Diluted........................  $  (.25)  $    .89   $    .83   $   1.67   $   1.16   $   .20   $   .31
Weighted average shares
  Basic..........................   16,087     14,040     14,971     11,349      9,344     7,468     7,475
  Diluted........................   16,087     14,833     15,591     12,127     10,159     8,146     7,619


                                                                        MAY 31,
                                  NOVEMBER 30,    ----------------------------------------------------
                                      1998           1998        1997       1996      1995      1994
                                  -------------   ----------   --------   --------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......     $87,858       $ 90,384    $ 56,679   $ 10,871   $ 1,095   $   809
Short-term investments..........      33,435         50,835      20,216         --        --        --
Working capital.................     187,459        210,250     106,822     31,193    11,072     9,980
Total assets....................     313,357        329,765     206,500    107,984    60,029    45,709
Long-term debt, less current
  maturities....................          --             --         272      2,593    10,362     9,716
Stockholders' equity............     288,824        288,852     156,533     60,039    23,037    18,576

                 IPEC SELECTED HISTORICAL FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                   SIX MONTHS ENDED
                                     DECEMBER 31,                   FISCAL YEAR ENDED JUNE 30,
                                  -------------------   --------------------------------------------------
                                    1998       1997       1998       1997       1996      1995      1994
                                  --------   --------   --------   --------   --------   -------   -------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA(1):
Revenue.........................  $ 42,658   $109,153   $189,012   $144,688   $148,690   $75,220   $31,158
Cost of goods sold..............    34,730     60,660    121,581     82,842     85,061    41,599    22,738
                                  --------   --------   --------   --------   --------   -------   -------
    Gross margin................     7,928     48,493     67,431     61,846     63,629    33,621     8,420
Operating expenses:
  Research and development......    16,808     15,050     33,501     23,951     15,877     5,407     2,453
  Purchased research and
    development.................        --         --         --         --     36,961        --     1,107
  Selling, general and
    administrative..............    15,149     17,568     37,036     27,563     26,653    17,061     9,403
  Program discontinuance
    charge......................        --         --         --     17,601         --        --        --
                                  --------   --------   --------   --------   --------   -------   -------
    Total operating expenses....    31,957     32,618     70,537     69,115     79,491    22,468    12,963
                                  --------   --------   --------   --------   --------   -------   -------
    Operating income (loss).....   (24,029)    15,875     (3,106)    (7,269)   (15,862)   11,153    (4,543)
Other income (expense),net......       (64)      (622)    (2,447)      (864)       100      (483)   (5,187)
                                  --------   --------   --------   --------   --------   -------   -------
    Income (loss) from
      continuing operations
      before income taxes.......   (24,093)    15,253     (5,553)    (8,133)   (15,762)   10,670    (9,730)
Income tax expense (benefit)....        --      5,611     26,128     (2,951)    (6,399)      714      (830)
                                  --------   --------   --------   --------   --------   -------   -------
    Income (loss) from
      continuing operations.....   (24,093)     9,642    (31,681)    (5,182)    (9,363)    9,956    (8,900)
Loss from discontinued
  operations....................        --     (6,664)   (10,578)   (28,564)    (1,294)   (9,357)       --
                                  --------   --------   --------   --------   --------   -------   -------
    Net income (loss)...........   (24,093)     2,978    (42,259)   (33,746)   (10,657)      599    (8,900)
Cumulative dividend on preferred
  stock.........................      (102)      (122)      (244)      (284)      (579)     (377)     (118)
                                  --------   --------   --------   --------   --------   -------   -------
    Net income (loss)
      attributable to common
      stockholders..............  $(24,195)  $  2,856   $(42,503)  $(34,030)  $(11,236)  $   222   $(9,018)
                                  ========   ========   ========   ========   ========   =======   =======
Net income (loss) per common
  share -- basic:
  From continuing operations....  $  (1.36)  $    .54   $  (1.81)  $   (.35)  $   (.69)  $  1.27   $ (3.26)
  From discontinued
    operations..................        --       (.38)      (.60)     (1.83)      (.09)    (1.24)       --
                                  --------   --------   --------   --------   --------   -------   -------
Net income (loss) per common
  share -- basic................  $  (1.36)  $    .16   $  (2.41)  $  (2.18)  $   (.78)  $   .03   $ (3.26)
                                  ========   ========   ========   ========   ========   =======   =======
Weighted average shares of
  common stock outstanding......    17,850     17,526     17,603     15,623     14,434     7,549     2,763
Net income (loss) per common
  share -- diluted:
  From continuing operations....  $  (1.36)  $    .50   $  (1.81)  $   (.35)  $   (.69)  $  1.11   $ (3.26)
  From discontinued
    operations..................        --       (.35)      (.60)     (1.83)      (.09)    (1.04)       --
                                  --------   --------   --------   --------   --------   -------   -------
Net income (loss) per common
  share -- diluted..............  $  (1.36)  $    .15   $  (2.41)  $  (2.18)  $   (.78)  $   .07   $ (3.26)
                                  ========   ========   ========   ========   ========   =======   =======
Weighted average shares of
  common stock and common stock
  equivalents outstanding.......    17,850     19,351     17,603     15,623     14,434     8,939     2,763

                                                                            JUNE 30,
                                       DECEMBER 31,    ---------------------------------------------------
                                           1998         1998       1997       1996       1995       1994
                                       -------------   -------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............    $  7,866      $14,098   $ 40,656   $ 11,325   $ 65,790   $    979
Short-term investments...............      59,646       70,032         --         --         --         --
Working capital......................     144,547      164,176     99,096     53,700     98,555     15,707
Total assets.........................     211,852      245,888    198,065    184,701    150,624     41,466
Current portion of long-term debt....       1,260        1,555     10,599      1,886      4,362        979
Long-term debt, less current
  portion............................     116,650      117,078     19,546     22,753      1,285      9,249
Total stockholders' equity...........      70,984       95,284    131,784    128,337    130,120     19,575

---------------
(1) Financial data for fiscal 1995 and 1996 have been restated to reflect the discontinuation of IPEC Clean during the second quarter of fiscal 1997.

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)


                                        SIX MONTHS ENDED
                                          NOVEMBER 30,               YEAR ENDED MAY 31,
                                      --------------------    --------------------------------
                                        1998        1997        1998        1997        1996
                                      --------    --------    --------    --------    --------
PRO FORMA STATEMENTS OF OPERATIONS
  DATA:
Revenue:
Net sales...........................  $102,347    $214,967    $365,259    $305,682    $262,570
Commissions from affiliate..........       737       4,561       9,009      12,430       6,290
                                      --------    --------    --------    --------    --------
Total revenue.......................   103,084     219,528     374,268     318,112     268,860
Cost of sales.......................    74,947     123,260     231,332     186,343     163,722
                                      --------    --------    --------    --------    --------
Gross margin........................    28,137      96,268     142,936     131,769     105,138
                                      --------    --------    --------    --------    --------
Operating expenses:
Research, development, and
  engineering.......................    36,259      29,753      67,182      43,717      27,373
Purchased research and
  development.......................        --          --          --          --      36,961
Selling, general, and
  administrative....................    30,702      35,656      72,916      56,234      45,575
Program discontinuance charge.......        --          --          --      17,601          --
                                      --------    --------    --------    --------    --------
Operating profit (loss).............   (38,824)     30,859       2,838      14,217      (4,771)
Other income (expense)..............     3,523       1,647       3,510      (1,162)       (108)
                                      --------    --------    --------    --------    --------
Earnings (loss) from consolidated
  companies before income taxes.....   (35,301)     32,506       6,348      13,055      (4,879)
Income tax expense (benefit)........    (5,678)     11,755      29,584       5,086      (2,133)
                                      --------    --------    --------    --------    --------
Earnings (loss) from consolidated
  companies.........................   (29,623)     20,751     (23,236)      7,969      (2,746)
Equity in net earnings of
  affiliates........................     1,429       2,068       4,418       7,068       5,204
                                      --------    --------    --------    --------    --------
Earnings (loss) from continuing
  operations........................  $(28,194)   $ 22,819    $(18,818)   $ 15,037    $  2,458
                                      ========    ========    ========    ========    ========
Earnings (loss) from continuing
  operations per common share:
  Basic.............................  $   (.98)   $    .86    $   (.69)   $    .67    $    .13
  Diluted...........................  $   (.98)   $    .80    $   (.69)   $    .62    $    .11
Weighted average common shares
  outstanding:
  Basic.............................    28,761      26,483      27,469      22,441      19,592
  Diluted...........................    28,761      28,622      27,469      24,088      21,953



                                                              NOVEMBER 30, 1998
                                                              -----------------
PRO FORMA BALANCE SHEET DATA:
Cash and cash investments...................................      $ 95,724
Short-term investments......................................        93,081
Working capital(1)..........................................       325,206
Total assets................................................       526,209
Long-term debt, less current maturities.....................       116,650
Total stockholders' equity(1)...............................       353,308


---------------
(1) Adjusted to reflect incurrence of an estimated $6,500 of non-recurring merger-related costs primarily related to the fees of financial advisors, attorneys, accountants and other costs related to the special meetings. Does not include costs which will be incurred to integrate and restructure the operations of SpeedFam and IPEC.

                           COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data of SpeedFam and IPEC and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling of interests basis of accounting. You should also read the selected historical financial data and the unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus. The pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                          SIX MONTHS            YEAR ENDED
                                                            ENDED                 MAY 31,
                                                         NOVEMBER 30,    -------------------------
                                                             1998         1998      1997     1996
                                                         ------------    ------    ------    -----
HISTORICAL -- SPEEDFAM:
Net earnings (loss) per share
  Basic................................................     $ (.25)      $  .86    $ 1.78    $1.27
  Diluted..............................................     $ (.25)      $  .83    $ 1.67    $1.16
Book value per share(1) (at period end)................     $17.89       $18.10

                                                           SIX MONTHS            YEAR ENDED
                                                             ENDED                JUNE 30,
                                                          DECEMBER 31,    ------------------------
                                                              1998         1998     1997     1996
                                                          ------------    ------    -----    -----
HISTORICAL -- IPEC:
Earnings (loss) from continuing operations per common
  share
  Basic.................................................     $(1.36)      $(1.81)   $(.35)   $(.69)
  Diluted...............................................     $(1.36)      $(1.81)   $(.35)   $(.69)
Book value per common share(1) (at period end)..........     $ 3.96       $ 5.30

                                                          SIX MONTHS            YEAR ENDED
                                                            ENDED                 MAY 31,
                                                         NOVEMBER 30,    -------------------------
                                                             1998         1998      1997     1996
                                                         ------------    ------    ------    -----
PRO FORMA AND EQUIVALENT PRO FORMA COMBINED EARNINGS
  (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE:
Pro forma earnings (loss) from continuing operations
  per SpeedFam common share(2)
  Basic................................................     $ (.98)      $ (.69)   $  .67    $ .13
  Diluted..............................................     $ (.98)      $ (.69)   $  .62    $ .11
Equivalent pro forma earnings (loss) from continuing
  operations per IPEC common share(2)(3)
  Basic................................................     $ (.70)      $ (.49)   $  .48    $ .09
  Diluted..............................................     $ (.70)      $ (.49)   $  .44    $ .08
Pro forma combined weighted shares outstanding (000's):
  Basic................................................     28,761       27,469    22,411    19,592
  Diluted..............................................     28,761       27,469    24,088    21,953
PRO FORMA COMBINED BOOK VALUE PER COMMON SHARE (AT
  PERIOD END)(4):
Pro forma combined book value per SpeedFam common
  share(2).............................................     $12.10       $13.04    $10.83    $8.43
Equivalent pro forma combined book value per IPEC
  common share(2)(3)...................................     $ 8.59       $ 9.26    $ 7.69    $5.99
Pro forma combined shares outstanding at period end
  (000's)..............................................     29,189       28,961

-------------------------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of each period.
(2) Pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding of the combined company.
(3) The equivalent pro forma combined earnings (loss) from continuing operations per share and equivalent pro forma combined book value per common share are calculated by multiplying the respective pro forma combined per SpeedFam common share amounts by the exchange ratio of .71 of one share of SpeedFam common stock for each share of IPEC common stock.
(4) Adjusted to reflect incurrence of an estimated $6.5 million of non-recurring merger-related costs primarily related to the fees of financial advisors, attorneys, accountants and other costs related to the special meetings. Does not include costs which will be incurred to integrate and restructure the operations of SpeedFam and IPEC.

The table below sets forth the high and low sales prices per share of SpeedFam common stock and IPEC regular common stock on the Nasdaq National Market on November 19, 1998, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, and February 26, 1999. The implied equivalent value of one share of IPEC regular common stock on each date based on the exchange ratio of .71 of one share of SpeedFam common stock for each share of IPEC regular common stock is also set forth.



                                         SPEEDFAM        IPEC REGULAR         APPROXIMATE
                                       COMMON STOCK      COMMON STOCK       IPEC EQUIVALENT
                                       -------------     -------------     -----------------
                                       HIGH     LOW      HIGH     LOW       HIGH       LOW
                                       ----     ----     ----     ----     ------     ------
November 19, 1998....................  $15 1/4  $14 3/16 $11 1/16 $ 9 15/16 $10.83    $10.07
February 26, 1999....................  $17 5/8  $15 5/8  $12 1/16 $10 1/2  $12.51     $11.09



As the table above indicates, fluctuations in the market price of SpeedFam common stock affect the dollar value of the SpeedFam shares which IPEC stockholders will receive in the merger. The table illustrates that between November 19, 1998 and February 26, 1999, the value of a share of IPEC regular common stock, had it been exchanged for SpeedFam common stock at the exchange ratio provided for in the merger agreement, would have fluctuated between $10.07 and $12.51.


The table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the proposals at your special meeting. You should obtain current market quotations for SpeedFam common stock and IPEC regular common stock, and review carefully the other information contained in this joint proxy statement/prospectus, prior to executing your proxy.

                                  RISK FACTORS

You should carefully consider the risks described below before making your decision regarding the merger. Additional risks and uncertainties presently unknown to SpeedFam and IPEC or that both companies currently believe are immaterial may also negatively impact business operations. If any of these risks occurs, the combined company's business, financial condition and results of operations could be seriously harmed.

RISKS RELATED TO THE MERGER


IF SPEEDFAM'S TRADING PRICE DECREASES, THE VALUE RECEIVED BY IPEC STOCKHOLDERS WILL ALSO DECREASE. The exchange ratio is fixed. It will not change even if the price of SpeedFam common stock changes after the date of this joint proxy statement/prospectus. As a result, the dollar value of the SpeedFam common stock received by IPEC stockholders will fluctuate based on the market price of SpeedFam common stock. The market price of SpeedFam common stock has in the past fluctuated greatly and may continue to fluctuate in the future. IPEC stockholders should obtain the current market price of SpeedFam common stock before delivering their proxy. You can find the price of SpeedFam common stock on a recent date under "Comparative Per Share Data."



IF SPEEDFAM AND IPEC DO NOT INTEGRATE THEIR TECHNOLOGY AND OPERATIONS QUICKLY AND EFFECTIVELY, THE POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR. Achieving the merger's potential benefits will require the combined company to reduce excess personnel and redundant facilities and equipment. Management's choices in this regard may not prove optimal in the long term. In addition, SpeedFam and IPEC must integrate all components of their operations, including the following:



     - Sales and marketing operations, including international distribution channels. Internationally, SpeedFam distributes its products through a direct sales force while IPEC uses distributors. Combining international sales channels could result in significant expense or customer confusion.


     - Product offerings, including marketing of products to the other's customers.

     - Research and development programs.

     - Manufacturing operations and philosophies. SpeedFam assembles components purchased from multiple vendors, while IPEC manufactures many of its products' components and purchases others from vendors.

     - Field service support for CMP equipment.

     - Management information and reporting systems. Since SpeedFam and IPEC currently use different management information systems, the combined company may face difficulties obtaining timely and accurate information, data and reports to operate the combined company effectively until integration is completed.

SpeedFam and IPEC cannot be certain that they can achieve integration of these components without adversely impacting operations. To the extent management focuses on integration, it may not be able to develop the business.

THE SUBSTANTIAL EXPENSES OF THE MERGER WILL HAVE A NEGATIVE IMPACT ON RESULTS OF OPERATIONS. SpeedFam and IPEC will incur substantial expenses to complete the merger, including:


     - estimated costs of $6.5 million for financial, accounting and legal advisors and for the special meetings

     - integration costs that currently cannot be estimated

These expenses will negatively impact the combined company's results of operations for at least one year following the merger. Additional costs presently unknown may also negatively impact results of operations after the merger, and may result in the possibility of charges to be taken by the combined company. These expenses include those relating to severance costs, inventory adjustments, relocation costs, cancellation of real estate leases and the implementation of a uniform management information system.


THE MERGER MAY RESULT IN A LOSS OF KEY EMPLOYEES DUE TO DOWNSIZING AND COMPETITION. The combined company's success following the merger depends on retaining and integrating SpeedFam and IPEC personnel. SpeedFam has signed agreements with a few key IPEC employees to retain their services. However, both SpeedFam and IPEC employees may leave for many reasons, including:


     - As integration proceeds, the combined company anticipates eliminating excess personnel in many functional areas. Other employees may leave for varied reasons, such as increased workloads or the mistaken assumption that the individual's job will be terminated.

     - SpeedFam and IPEC have different corporate cultures. IPEC's employees have greater autonomy than in SpeedFam's organization, which emphasizes more centralized planning and control methods.

     - Competition for qualified personnel in the industry served by SpeedFam and IPEC, particularly in the Phoenix metropolitan area, is intense. SpeedFam and IPEC have in the past experienced difficulty in attracting qualified personnel. The combined company will experience the same difficulty in the future.

     - Competitors may recruit employees prior to the merger and during integration. This is common in mergers in the technology industry.

RISKS RELATED TO BUSINESS AND OPERATIONS


THE COMBINED COMPANY'S GROWTH DEPENDS ON CONTINUED AND INCREASED ACCEPTANCE OF CMP AMONG SEMICONDUCTOR MANUFACTURERS. While CMP is used by a number of advanced logic semiconductor manufacturers, CMP has been used to manufacture advanced memory devices only in the past 2 years. Continued and increased acceptance of CMP systems depends on many factors considered by potential customers, including the CMP product's


     - cost of ownership

     - throughput

     - process flexibility

     - performance, including reliability

     - customer support


Failure to adequately meet potential customers' needs with respect to one or more of these factors will result in decreased acceptance of CMP and, therefore, the combined company's CMP systems, which will in turn negatively impact the combined company's profitability.



THE CURRENT SLOWDOWN IN THE SEMICONDUCTOR INDUSTRY CONTINUES TO NEGATIVELY IMPACT BOTH COMPANIES' PROFITABILITY. Both SpeedFam and IPEC are currently experiencing a slowdown in product demand and volatility in product pricing for the following reasons:


     - the cyclical nature of the semiconductor industry

     - general overcapacity of customers

     - the financial crisis in Asia

This slowdown has reduced the revenue of SpeedFam and IPEC in recent periods. Both companies believe that the slowdown will continue to negatively impact revenue performance for at least the next 12 to 18 months. Despite the slowdown, however, SpeedFam and IPEC will continue to invest in research and development and customer support to remain competitive. This will result in reduced profitability for both companies.


BOTH SPEEDFAM AND IPEC HAVE HAD LOSSES RECENTLY AND EXPECT LOSSES IN THE NEAR FUTURE. SpeedFam had net losses of $4.3 million in the last quarter, which ended November 30, 1998, and $5.5 million in the quarter ended May 31, 1998. SpeedFam did not have a net loss for the quarter ended August 31, 1998, but did have an operating loss of $3.5 million. IPEC had net losses of $14.0 million in the last quarter, which ended December 31, 1998, and $10.1 million in the quarter ended September 30, 1998. Each company attributes these losses mainly to the slowdown in the industry combined with increasing investment in research and development.


IPEC had net losses of $42.3 million in fiscal 1998, $33.7 million in fiscal 1997 and $10.7 million in fiscal 1996. In fiscal 1998, IPEC incurred net charges of $25.9 million to increase the valuation allowance for its deferred tax assets and $10.6 million for an additional write-down of assets in connection with the closure of IPEC Clean, a subsidiary of IPEC.


THE COMBINED COMPANY FACES INTENSE COMPETITION, INCLUDING FROM COMPANIES WITH GREATER RESOURCES. Several companies currently market CMP systems that directly compete with SpeedFam's and IPEC's products, including Applied Materials, Inc. and Ebara Corporation. For several reasons, the combined company may not compete effectively with competitors, including:


     - Some competitors may have greater financial resources than either SpeedFam or IPEC. They also may have more extensive engineering, manufacturing, marketing and customer service and support capabilities.

     - Some competitors may supply a broader range of semiconductor capital equipment than either SpeedFam or IPEC. As a result, these competitors may have better relationships with semiconductor manufacturers, including current and potential customers of SpeedFam and IPEC.

     - SpeedFam and IPEC expect competitors to continue to improve their existing technology and introduce new products. This could cause a decline in the combined company's sales or lead to intensified price-based competition.

     - Other capital equipment manufacturers not currently involved in the development of CMP systems may enter the market or develop technology that reduces the need for the combined company's products.


THE COMBINED COMPANY MAY NOT DEVELOP PRODUCTS IN TIME TO MEET CHANGING TECHNOLOGIES. Semiconductor manufacturing equipment and processes are subject to rapid technological changes and product obsolescence. Developing new products in the rapidly evolving industry in which SpeedFam and IPEC operate involves a number of risks:


     - products may be introduced behind schedule or after customers have made buying decisions

     - products may not be accepted in the marketplace

After the merger, competitive pressures will require SpeedFam and IPEC to continue to develop or enhance products, including both the copper and dual damascene processes, end-point detection, metrology, post-CMP cleaning and a 300mm CMP system to address current and future needs of semiconductor manufacturers. SpeedFam and IPEC will also continue to develop products and processes for thin film memory disk manufacturers and to enhance the plasma-assisted chemical etch processes.


PRODUCT OR PROCESS DEVELOPMENT PROBLEMS COULD HARM THE COMBINED COMPANY'S RESULTS OF OPERATIONS. SpeedFam's and IPEC's products are complex, and from time to time have defects or "bugs" that are difficult and costly to fix. This can harm results of operations for both companies, and the combined company, in 2 ways:


     (1) Each company incurs substantial costs to ensure the functionality and reliability of products earlier in their life cycle. This can reduce orders, increase manufacturing costs, adversely impact working capital and increase service and warranty expenses.

     (2) Each company requires significant lead-times between product introduction and commercial shipment. As a result, each company may have to write off inventory and other assets related to products and could lose customers and revenue. For example, in the second quarter of fiscal 1997, IPEC incurred a $17.6 million pretax asset write-off for discontinuance of the Avanti 672 product development program.


THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS WILL FLUCTUATE FOR REASONS NOT IN ITS CONTROL. The combined company's quarterly operating results, like SpeedFam's and IPEC's, will fluctuate due to a variety of factors, including:



     - Industry demand for capital equipment, which depends on economic conditions in the semiconductor, memory disk and silicon wafer markets.



     - Timing, cancellation or delay of customer orders and shipments. Both SpeedFam and IPEC derive a significant portion of revenue from the sale of a relatively small number of machines during a given quarter. Order and delivery delays and cancellations, even of one or two systems, may cause the combined company to miss quarterly revenue and profit projections.



     - Unexpected costs associated with sales and service of the CMP tools and processes.

     - The quarterly operating results of SpeedFam's joint ventures, which SpeedFam accounts for on the equity method.



     - Foreign currency exchange rates.


You should not consider results of operations in any period as an indication of future results. Fluctuations in the combined company's operating results may also result in fluctuations in SpeedFam's common stock price. In future quarters, operating results may not meet the expectations of public market analysts or investors and the trading price of SpeedFam's common stock could decline.


ORDERS IN BACKLOG MAY NOT RESULT IN FUTURE REVENUE IF CUSTOMERS CANCEL OR RESCHEDULE ORDERS. Both SpeedFam and IPEC include in backlog only those customer orders for which they have accepted purchase orders. Expected revenue may be lower if customers cancel or reschedule orders, which they can generally do without penalty. This will also be true for the combined company. For example, IPEC removed orders of approximately $12.0 million from its backlog in the fourth quarter of fiscal 1997, primarily due to delays in, and ultimately the suspension of, construction of a wafer fabrication facility for a customer in Thailand.



THE COMBINED COMPANY WILL DEPEND ON A SMALL NUMBER OF MAJOR CUSTOMERS. For the foreseeable future, SpeedFam and IPEC expect that the combined company will sell machines to a limited number of major customers. To date, the CMP process has been used primarily to fabricate advanced semiconductors, which accounts for only a portion of the overall semiconductor market.


In fiscal 1998, no SpeedFam customer accounted for 10.0% or more of its total revenue. In fiscal 1997, AMD accounted for 12.8% and Komag accounted for 10.3% of SpeedFam's total revenue. In fiscal 1998, Intel represented 38.3% and Tokyo Electron represented 12.0% of IPEC's revenue. In fiscal 1997, Intel represented 51.0% of IPEC's revenue.


THE ASIAN FINANCIAL CRISIS IS HARMING BOTH SPEEDFAM'S AND IPEC'S BUSINESS BECAUSE A LARGE PORTION OF THE SEMICONDUCTOR INDUSTRY IS BASED IN THE FAR EAST. Both SpeedFam and IPEC expect reduced sales to Asian customers for at least the next 12 to 18 months, which will negatively impact the combined company's sales growth and revenue performance. A substantial portion of worldwide semiconductor manufacturing capacity is located in the Far East. Pacific Rim countries are experiencing severe currency and financing problems that are contributing to economic slowdowns or recessions in those countries. SpeedFam's and IPEC's U.S. dollar-denominated products have become more expensive in certain Asian countries. In addition, some customers in these countries may not be able to obtain satisfactory financing terms to allow them to place volume orders or pay for equipment that has been shipped.



THE COMBINED COMPANY'S FUTURE SUCCESS DEPENDS ON INTERNATIONAL SALES, PARTICULARLY IN ASIA AND EUROPE. International sales accounted for 31.7% of SpeedFam's net sales for fiscal year 1998, 31.2% for fiscal year 1997 and 21.7% for fiscal year 1996. International sales accounted for 45.5% of IPEC's revenue in fiscal 1998, 26.6% in fiscal 1997 and 27.8% in fiscal 1996. SpeedFam and IPEC expect that international sales will continue to account for a significant portion of the combined company's net sales in future periods. International sales are subject to risks, including:


     - foreign exchange issues

     - political, economic and regulatory environment of the countries where customers are located

     - collectibility of accounts receivable

     - inadequate intellectual property protection

Foreign exchange issues also affect the value of SpeedFam's foreign subsidiaries and SpeedFam's equity interest in its Far East joint venture. SpeedFam does not manage this balance sheet risk through currency transactions known as "hedging," which are designed to minimize this risk. SpeedFam does try to manage near-term currency risks through "hedging," and the combined company expects to do the same after the merger. However, efforts may not be enough to decrease the risks involved.


IF THE COMBINED COMPANY IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, ITS BUSINESS COULD SUFFER. Together, SpeedFam's and IPEC's intellectual property portfolio is very important to the potential success of the combined company. However, the combined company may not be able to protect its technology because:


     - pending and new patent applications may not be approved in a timely manner or approved at all

     - third parties may try to challenge or invalidate existing patents and new patents

     - policing unauthorized use of intellectual property is difficult and expensive

     - the laws of some foreign countries do not protect intellectual property rights as much as U.S. laws

     - competitors may independently develop similar technology or design around intellectual property owned by the combined company


THIRD PARTIES MAY PREVENT THE COMBINED COMPANY FROM SELLING PRODUCTS THAT ALLEGEDLY INFRINGE ON THOSE THIRD PARTIES' INTELLECTUAL PROPERTY RIGHTS. The combined company cannot be certain that third parties will not in the future claim that its products infringe their intellectual property rights. Third parties may


     - bring claims of patent, copyright or trademark infringement

     - obtain patents or other intellectual property rights that limit the combined company's ability to do business or require the combined company to license or cross-license technology

     - bring costly, time-consuming lawsuits

Third parties hold many patents relating to CMP machines and processes. IPEC licenses the right to manufacture CMP machines employing an orbital motion in its AvantGaard 676, 776 and 876 from a semiconductor manufacturer.


THE COMBINED COMPANY MAY EXPERIENCE YEAR 2000 COMPUTER PROBLEMS THAT HARM ITS BUSINESS. Certain computer systems may not correctly recognize dates when the year changes from 1999 to 2000. This could cause computers to either shut down or lead to incorrect calculations. Both SpeedFam and IPEC have reviewed their exposure to this problem, and do not believe they will incur significant expenses either to remedy the problem or as a result of the effect of the problem on business operations. However, year

2000 issues may cause disruptions in the combined company's business for the following reasons:

     - SpeedFam and IPEC cannot be certain that the measures taken are enough. Despite completed efforts, SpeedFam and IPEC may incur significant expenses to remedy unforeseen problems or the combined company may suffer disruptions in its business.

     - Third parties with whom SpeedFam and IPEC have relationships may not successfully complete their year 2000 remediation efforts. This could also result in disruptions in the combined company's business, which would harm its financial condition, results of operations and business prospects.

For a detailed discussion of SpeedFam's year 2000 readiness, you should read "SpeedFam Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000." For a detailed discussion of IPEC's year 2000 policies, you should read "IPEC Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Computer Issues."

                         COMPARATIVE MARKET PRICE DATA

The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of SpeedFam common stock and IPEC regular common stock as reported on Nasdaq.


                                                SPEEDFAM             IPEC
                                              COMMON STOCK       COMMON STOCK
                                              -------------      -------------
                                              HIGH      LOW      HIGH      LOW
                                              ----      ---      ----      ---
1997 CALENDAR YEAR
First Quarter...............................   39 3/4   27 3/8    27 3/8   16 5/8
Second Quarter..............................   36 9/16  24 1/4    25 5/16  13 5/8
Third Quarter...............................   60 3/8   35        37 3/16  24 1/8
Fourth Quarter..............................   58 3/8   19 7/8    36 1/2   14 1/16
1998 CALENDAR YEAR
First Quarter...............................   30 1/2   22 7/8    20 1/4   13 15/16
Second Quarter..............................   30 7/8   18 3/8    22 5/16  10 3/16
Third Quarter...............................   19 1/8    9        11 1/2    5 1/2
Fourth Quarter..............................  18 5/16    9 7/16  11 1/4     6 3/16
1999 CALENDAR YEAR
First Quarter (through February 26, 1999)...   21       15 5/8    14       10 1/2



Neither SpeedFam nor IPEC has paid cash dividends on its common stock. The terms of IPEC preferred stock prevent IPEC from paying dividends on its common stock unless IPEC has paid all dividends due to the holders of the IPEC preferred stock. In fiscal 1998, IPEC recorded dividends on the IPEC preferred stock in the amount of $244,000 and paid dividends on the IPEC preferred stock in the amount of $246,000. In fiscal 1997, IPEC recorded dividends on its IPEC preferred stock in the amount of $284,000 and paid dividends on its IPEC preferred stock in the amount of $558,000. There are no accrued but unpaid dividends on the IPEC preferred stock. The combined company currently intends to retain any earnings to develop business and not to distribute any earnings to shareholders as dividends. The declaration and payment by the combined company of dividends in the future, if any, and the amount thereof will depend upon the combined company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its board of directors.


                            SPEEDFAM SPECIAL MEETING

DATE, TIME AND PLACE OF SPEEDFAM SPECIAL MEETING


The SpeedFam special meeting will be held at SpeedFam's headquarters at 305
North 54th Street, Chandler, Arizona 85226, on           , April     , 1999 at
               :00 a.m., local time.

PURPOSE


The purpose of the SpeedFam special meeting is to approve:


     (1) the issuance of shares of SpeedFam common stock to the stockholders of IPEC pursuant to the merger agreement, including the issuance of shares of SpeedFam common stock pursuant to options, warrants and other rights to purchase IPEC common stock that will be assumed by SpeedFam;

     (2) the amendment to the articles to change the corporate name of SpeedFam to "SPEEDFAM-IPEC, Inc.;" and

     (3) the amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam which increases the maximum aggregate number of shares of SpeedFam's common stock as to which awards of options, restricted shares, units or rights may from time to time be issued under the plan from 1,800,000 to 3,300,000.


Proposals two and three are contingent on the consummation of the merger. See "Terms of the Merger" and "Additional Matters Being Submitted to a Vote of Only SpeedFam Shareholders."


RECORD DATE AND OUTSTANDING SHARES


Only SpeedFam shareholders of record on February 16, 1999 are entitled to notice of and to vote at the SpeedFam special meeting. As of the SpeedFam record date, there were approximately 134 shareholders of record holding an aggregate of 16,209,795 shares of SpeedFam common stock. Directors and executive officers of SpeedFam holding in the aggregate 2,209,463 shares have indicated that they will vote for the proposals.



On or about March   , 1999, a notice meeting the requirements of Illinois law
was mailed to all shareholders of record as of the SpeedFam record date.


VOTE REQUIRED


Approval of proposal one and proposal three requires the affirmative vote of a majority of the total votes cast. Approval of proposal two requires the affirmative vote of a majority of the outstanding shares of SpeedFam common stock. Each shareholder of record of SpeedFam common stock on the SpeedFam record date is entitled to cast one vote per share on each matter properly submitted for the vote of the SpeedFam shareholders.



The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SpeedFam common stock entitled to vote at the SpeedFam special meeting will constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. For proposals one and three, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore, once a quorum is present, have no effect on the proposal. Proposal two requires the affirmative vote of a majority of the outstanding shares of SpeedFam common stock. As a result, for purposes of proposal two, an abstention or broker non-vote is the same as a vote against the proposal.


PROXIES

Proxies are being solicited on behalf of the board of directors of SpeedFam. Each of the persons named in the proxy is an officer of SpeedFam. All shares of SpeedFam common stock that are entitled to vote and are represented at the SpeedFam special meeting either in person or by properly executed proxies received prior to or at the SpeedFam special meeting and not duly and timely revoked will be voted at the SpeedFam special meeting in accordance with the instructions indicated on the proxies. If no such instructions are indicated, the proxies will be voted for the approval of proposals one, two and three.



Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:


     (1) filing with the Secretary of SpeedFam, at or before the vote at the SpeedFam special meeting, a written notice of revocation bearing a later date than the proxy;

     (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of SpeedFam before the vote at the SpeedFam special meeting; or

     (3) attending the SpeedFam special meeting and voting in person.


Attendance at the SpeedFam special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to SpeedFam at 305 North 54th Street, Chandler, Arizona 85226,
Attention: Investor Relations, or hand-delivered to the Secretary of SpeedFam, in each case before the vote at the SpeedFam special meeting.


SOLICITATION OF PROXIES; EXPENSES

SpeedFam will pay the cost of soliciting its shareholders. Proxies may be solicited by SpeedFam's directors, officers and employees personally or by telephone, telegram, letter or facsimile. These individuals will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses incurred in this solicitation.

SpeedFam has retained Georgeson & Co. to assist in soliciting proxies at an estimated fee of $8,500 plus reimbursement of reasonable expenses. SpeedFam will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred for forwarding proxy solicitation materials to beneficial owners of shares held of record.

RECOMMENDATIONS OF SPEEDFAM BOARD OF DIRECTORS


The SpeedFam board has approved the merger agreement and the related transactions and has determined that the merger is fair to, and in the best interests of, SpeedFam and its shareholders. After careful consideration, the SpeedFam board recommends a vote in favor of:


     (1) the issuance of shares of SpeedFam common stock pursuant to the merger agreement, including the issuance of shares of SpeedFam common stock pursuant to currently outstanding options, warrants and other rights to purchase IPEC common stock that will be assumed by SpeedFam upon consummation of the merger;

     (2) the amendment of the articles to change the corporate name of SpeedFam to "SPEEDFAM-IPEC, INC;" and

     (3) the amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam which increases the maximum aggregate number of shares of SpeedFam's common stock as to which awards of options, restricted shares, units or rights may from time to time be issued under the plan from 1,800,000 to 3,300,000.

                              IPEC SPECIAL MEETING

DATE, TIME AND PLACE OF IPEC SPECIAL MEETING


The IPEC special meeting will be held at                , on           , April
  , 1999 at      :00 a.m., local time.


PURPOSE

The purpose of the IPEC special meeting is to approve and adopt the merger agreement.

RECORD DATE AND OUTSTANDING SHARES


Only stockholders of record of IPEC regular common stock and Class A common stock on February 16, 1999 are entitled to notice of, and to vote at, the IPEC special meeting. Holders of IPEC preferred stock do not have voting rights in connection with the merger. As of the IPEC record date, there were approximately 169 stockholders of record of IPEC regular common stock and an aggregate of 17,906,832 shares outstanding and there was one stockholder of record of Class A common stock and 7,186 shares outstanding. Directors and executive officers of IPEC holding in the aggregate 37,271 shares of IPEC regular common stock have indicated that they will vote for the proposal.



On or about March   , 1999, a notice meeting the requirements of Delaware law is being mailed to all stockholders of record as of the IPEC record date.


VOTE REQUIRED

The affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of IPEC regular common stock and Class A common stock, voting as a single class, is required to approve and adopt the merger agreement. Each stockholder of record of IPEC regular common stock on the IPEC record date will be entitled to cast one vote per share on each matter to be acted upon at the IPEC special meeting and each stockholder of record of IPEC Class A common stock on the IPEC record date will be entitled to cast four votes per share.

The representation, in person or by proxy, of at least a majority of the voting power of IPEC common stock entitled to vote at the IPEC special meeting is necessary to constitute a quorum for the transaction of business. For purposes of obtaining the required vote for approval and adoption of the merger agreement, an abstention or a broker non-vote is the same as a vote against the proposal.

PROXIES

Proxies are being solicited on behalf of the board of directors of IPEC. Each of the persons named in the proxy is an officer of IPEC. All shares of IPEC common stock that are entitled to vote and are represented at the IPEC special meeting either in person or by properly executed proxies received prior to or at the IPEC special meeting and not duly and timely revoked will be voted at the IPEC special meeting in accordance with the instructions indicated on the proxies. If no such instructions are indicated, the proxies will be voted for the proposal.

Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:



     (1) filing with the Secretary of IPEC, at or before the vote at the IPEC special meeting, a written notice of revocation bearing a later date than the proxy;



     (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of IPEC before the vote at the IPEC special meeting; or



     (3) attending the IPEC special meeting and voting in person.


Attendance at the IPEC special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to IPEC at 4717 East Hilton Avenue, Phoenix, Arizona 85034,
Attention: Investor Relations, or hand-delivered to the Secretary of IPEC, in each case before the vote at the IPEC special meeting.

SOLICITATION OF PROXIES; EXPENSES

IPEC will pay the cost of soliciting its stockholders. Proxies may be solicited by IPEC's directors, officers and employees personally or by telephone, telegram, letter or facsimile. These individuals will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses incurred in this solicitation.

IPEC has retained Georgeson & Co. to assist in soliciting proxies at an estimated fee of $8,500 plus reimbursement of reasonable expenses. IPEC will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred for forwarding proxy solicitation materials to beneficial owners of shares held of record.

APPRAISAL RIGHTS


If the merger agreement is approved and adopted by the stockholders of IPEC at the IPEC special meeting and the merger is consummated by IPEC, IPEC may have obligations under Section 262 of the Delaware General Corporation Law to dissenting stockholders. Only holders of IPEC Class A common or preferred stock have appraisal rights under Delaware law. Holders of IPEC regular common stock do not have appraisal rights. To qualify as a dissenting stockholder, a stockholder must:



     (1) provide a notice to IPEC no later than the day of the IPEC special meeting demanding appraisal of the IPEC Class A common or preferred stock held by the stockholder; and


     (2) not vote such shares for the merger.

If holders of more than 10% of the outstanding shares of IPEC Class A common and preferred stock, in the aggregate, are dissenting stockholders, the merger cannot be accounted for as a pooling of interests and one of the closing conditions of the merger will not be satisfied. In addition, one of the conditions to SpeedFam completing the merger is that holders of IPEC Class A common or preferred stock which, in the aggregate, would represent more than 500,000 shares of SpeedFam common stock if converted pursuant to the merger agreement do not exercise dissenters' rights. IPEC has obtained waivers of appraisal rights from the holders of IPEC preferred stock. See "Terms of the Merger -- Appraisal Rights."

RECOMMENDATIONS OF IPEC BOARD OF DIRECTORS

The IPEC board has approved the merger agreement and the related transactions and has determined that the merger is fair to, and in the best interests of, IPEC and its stockholders. After careful consideration, the IPEC board recommends a vote in favor of approval and adoption of the merger agreement.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS


The following discussion summarizes the material terms of the proposed merger and related transactions. It does not state all provisions of the merger agreement and related agreements. For detailed terms and conditions, you should read the merger agreement which is attached as Annex A. You should also read the stock option agreements attached as Annex B, and the other Annexes.


JOINT REASONS FOR THE MERGER

The boards of directors of SpeedFam and IPEC believe the merger will create a larger, stronger company with the broadest range of CMP systems currently available. Combining the technical and management experience, financial resources, size and breadth of product offerings of SpeedFam and IPEC may give the combined company the critical mass to respond more quickly and effectively to technological change, increased competition and industry demands in an industry which requires rapid innovation and change. The boards of directors of SpeedFam and IPEC have identified the following potential mutual benefits of the merger that they believe will increase the prospects for success of the combined company:

     - Combining IPEC's CMP systems with SpeedFam's CMP systems will allow the combined company to offer a broader product line. The combined company's product line will include both rotary and orbital technology, the CMP technologies currently accepted in the market today, and be capable of supporting all current CMP applications.

     - Creating a larger field sales and worldwide service organization and expanding the companies' direct sales and distribution channels will provide a higher profile with customers and present greater opportunities for marketing the products of the combined company globally.

     - Combining research and development functions will enable the combined company to develop products more economically and support semiconductor customers more effectively.

     - Combining manufacturing operations will enable the combined company to realize economies of scale that may result in improved gross margins.

     - Providing SpeedFam and IPEC shareholders the opportunity to benefit from the potential growth of the combined company after the merger.

SpeedFam and IPEC have each identified additional reasons for the merger, which are discussed below. Both boards of directors have recognized that the potential benefits of the merger may not be realized and that there are risks associated with the merger. See "Risk Factors."

SPEEDFAM'S REASONS FOR THE MERGER

At its November 19, 1998 board meeting, the SpeedFam board approved the merger agreement and the related transactions. The board recommends that its shareholders vote FOR the issuance of shares of SpeedFam common stock pursuant to the merger and the related proposals.

In addition to the anticipated joint benefits described above, the SpeedFam board believes that the following are additional reasons the merger will be beneficial to SpeedFam and its shareholders and for SpeedFam shareholders to vote FOR the proposals:

     - Given the complementary nature of the product lines of SpeedFam and IPEC, the merger may achieve SpeedFam's strategic objective of attaining a greater presence in the semiconductor equipment industry.

     - Combining with IPEC provides an opportunity for increased sales to, and support of, semiconductor customers by offering (1) a broader product line; and (2) a wider range of process applications.

     - The critical mass created by combining with IPEC increases SpeedFam's opportunities to enter into strategic alliances with other major semiconductor capital equipment suppliers.

In the course of its deliberations during SpeedFam board meetings held on November 17, 1998 and November 19, 1998, the SpeedFam board reviewed with SpeedFam management a number of additional factors relevant to the merger, including the strategic overview and prospects for SpeedFam, its products and its finances. The SpeedFam board also considered, among other matters:

      (1) historical information concerning SpeedFam's and IPEC's businesses, financial performance, operations, technology, management and competitive position. This included review of public reports concerning results of operations for each company filed with the SEC;

      (2) SpeedFam management's view of the financial condition, results of operations and businesses of SpeedFam and IPEC before and after the merger based on management due diligence and publicly available information;

      (3) current and historical stock market prices for SpeedFam common stock and IPEC regular common stock;

      (4) the amount of SpeedFam common stock to be issued to IPEC stockholders in the merger and a comparison of the market value of the SpeedFam common stock to the exchange ratio in comparable merger transactions;

      (5) the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their obligations, are reasonable;

      (6) SpeedFam management's view on the prospects of SpeedFam as an independent company, including its prospects in light of increasing competition for CMP equipment, a highly cyclical semiconductor equipment market, and the ability to develop new products to address needs of customers;

      (7) the potential for third parties to enter into strategic relationships with SpeedFam or IPEC or to acquire IPEC;

      (8) the financial analysis and other information on the merger presented by Lehman Brothers in SpeedFam board presentations and a review of Lehman Brothers' opinion;

      (9) the impact of the merger on SpeedFam's customers, including the benefit of a broader product line and expanded research and development resources for copper and dual damascene processes and 300mm CMP;

     (10) the impact of the merger on SpeedFam's employees who will continue to work in a similar, more secure employment environment;


     (11) the report from SpeedFam legal advisors on the results of the due diligence investigation of IPEC; and


     (12) the requirement that the merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization.

The SpeedFam board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

       (1) the risk that the potential benefits sought in the merger might not be fully realized;

       (2) the possibility that the merger might not be consummated and the effect of public announcement of the merger on (a) SpeedFam's sales and operating results, (b) SpeedFam's ability to attract and retain key management, sales, administrative and technical personnel and (c) progress of development projects;


       (3) the potential dilutive effect of the issuance of SpeedFam common stock in the merger and the assumption of IPEC's outstanding options and warrants;


       (4) the assumption of $115.0 million of IPEC's convertible notes;

       (5) the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

       (6) the probability that the merger would divert SpeedFam's management's attention for an extended time period; and

       (7) the risk that despite the efforts of the combined company, key technical, administrative, sales and management personnel might not remain employed by the combined company.

The SpeedFam board believed that the potential benefits of the merger outweighed these risks.

IPEC'S REASONS FOR THE MERGER

At its November 19, 1998 board meeting, the IPEC board unanimously approved the merger agreement. The board recommends that its stockholders vote FOR the proposal to approve and adopt the merger agreement.

In addition to the joint benefits described above, the board believes that the following are additional reasons the merger will be beneficial to IPEC and its stockholders:

     - Combining the technological and engineering resources of SpeedFam and IPEC allows the combined company to have a more effective and efficient research and development function to meet semiconductor manufacturers' ongoing CMP needs.

     - Combining the companies' direct sales and distribution channels will present greater opportunities for marketing the IPEC equipment globally.

     - SpeedFam has a strong cash position and no significant debt.

During deliberations during IPEC board meetings on November 14, 1998 and November 19, 1998, the IPEC board reviewed with IPEC management a number of additional factors relevant to the merger, including the strategic overview and the prospects for IPEC, its products and its finances. The IPEC board also considered, among other matters:

     (1) historical information concerning IPEC's and SpeedFam's businesses, financial performance, operations, technology, management and competitive position. This included review of public reports concerning results of operations for each company filed with the SEC;

     (2) IPEC management's view on the financial condition, results of operations and businesses of SpeedFam and IPEC before and after the merger, based on management due diligence and publicly available financial information;

     (3) the impact of the merger on IPEC's employees, including methods to ensure that key employees remain with the combined company;


     (4) the impact of the merger on IPEC's customers, including the benefit of a broader product line and expanded research and development resources for copper and dual damascene and 300mm CMP;


     (5) current financial market conditions and historical market prices, volatility and trading information for SpeedFam common stock and IPEC regular common stock;


     (6) a comparison of the market value of the SpeedFam common stock to the exchange ratio in comparable merger transactions and the equal treatment of IPEC regular common, Class A common and preferred stockholders in the application of the exchange ratio;


     (7) IPEC management's view on the prospects of IPEC as an independent company, in light of factors such as increasing competition for CMP equipment, a highly cyclical semiconductor equipment market and its ability to develop new products to address customers' needs;

     (8) IPEC management's view on the potential for other third parties to enter into strategic relationships with or to acquire SpeedFam or IPEC;

     (9) the possibility that antitrust authorities would delay or block the merger;

     (10) the expectation that the merger will qualify as a tax-free reorganization; and

     (11) reports from IPEC's management and legal and financial advisors on the results of their due diligence investigation of SpeedFam.

The IPEC board also considered the terms of the merger agreement regarding SpeedFam's and IPEC's rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding the termination fees and the stock option agreements. In addition, the IPEC board considered the expectations that the merger would be accounted for as a pooling of interests and that no goodwill would be created on the books of the combined company. The IPEC board considered financial presentations by Morgan Stanley, including the opinion of Morgan Stanley delivered at the November 19, 1998 meeting of the IPEC board, which concluded that the exchange ratio was fair, from a financial point of view, to IPEC regular common stockholders.

The IPEC board also identified and considered a number of potentially negative factors in its deliberations, including:

       (1) the possibility that the merger would not be consummated and the effect of the public announcement of the merger on (a) IPEC's sales and operating results, (b) IPEC's ability to attract and retain key management, marketing and technical personnel and (c) progress of development projects;

       (2) the substantial expenses of the merger, including costs of integrating the businesses and transaction expenses;

       (3) the risk that key technical and management personnel may leave the combined company despite the efforts of the combined company to retain them; and

       (4) the risk that the potential benefits of the merger might not be fully realized.

The IPEC board believed that the potential benefits of the merger outweighed these risks.


In considering the exchange ratio, the IPEC board reviewed the issues described above and the data provided by Morgan Stanley, including the ratio of the closing prices of IPEC regular common stock to SpeedFam common stock during the 12 months prior to the execution of the merger agreement. This data is presented on pages 41 through 49. The exchange ratio represented a 4% premium over actual IPEC/SpeedFam common stock price ratio on November 17, 1998.



The exchange ratio was applied equally to all IPEC stockholders. The Class A common stock automatically converts to IPEC regular common stock upon any transfer of the stock. The preferred stock is convertible into IPEC regular common stock at a rate specified in the terms of each series of preferred stock. For this information, see "Comparison of Capital Stock -- Description of IPEC Capital Stock" on page 66. The exchange ratio for each series of preferred stock was derived by first calculating the number of shares of IPEC regular common stock the series was convertible into and then applying the exchange ratio.



MATERIAL CONTACTS AND BOARD DELIBERATIONS


In August 1997, IPEC engaged Morgan Stanley as its financial advisor to evaluate financing and strategic alternatives.


In early November 1997 at an industry trade show, Messrs. Chitre and McDaniel, the chairman and chief executive officer, respectively, of IPEC suggested to Messrs. Farley and Marach, the chairman and chief financial officer, respectively, of SpeedFam, that they should meet in the future to talk about the changing competitive environment in the CMP industry. In mid-December 1997, Messrs. Chitre and McDaniel met at Mr. Farley's home to discuss changes in the industry and how SpeedFam and IPEC might work together.

Mr. Kouzuma, then president and chief executive officer of SpeedFam, also attended this meeting.


During January and February 1998, representatives of both companies, primarily Mr. Farley on behalf of SpeedFam and Mr. Chitre on behalf of IPEC, met on various occasions to discuss a possible merger of SpeedFam and IPEC. In February, SpeedFam engaged Lehman Brothers to act as its financial advisor for the potential business combination. During early March 1998, discussions between Messrs. Farley and Kouzuma and Messrs. Chitre and McDaniel continued. These discussions, primarily between Messrs. Farley and Chitre, focused on the management structure of the combined company if a merger were to take place. Messrs. Farley and Chitre also discussed the structure that any transaction would have. During this time, each of SpeedFam and IPEC discussed this transaction with its financial and legal advisors and advised its respective board of directors of the discussions.

On March 13, 1998, the SpeedFam board of directors met in a regularly scheduled meeting at SpeedFam's corporate offices. Mr. Farley updated the board on the status of his discussions. SpeedFam management and Lehman Brothers made presentations to the board regarding the business of IPEC. After further presentations from SpeedFam's legal and financial advisors, including a review of the board's fiduciary duties in evaluating the transaction, the board authorized SpeedFam management to continue its discussions with IPEC. The SpeedFam board approved in principle a proposed outline of the structure of a transaction to be conveyed by Mr. Farley to IPEC.

Over the next few weeks, Mr. Farley and Mr. Chitre discussed the terms of the transaction proposed by SpeedFam. On March 20 and 21, 1998, Messrs. Farley, Kouzuma and Marach for SpeedFam and Messrs. Chitre and McDaniel for IPEC met to discuss various aspects of the proposed transaction, particularly the composition of the board of directors and senior management of the combined company as well as the financial terms of the merger. These meetings concluded without an agreement on these issues. After further conversations in which no agreement was reached, on March 25, 1998, Messrs. Farley and Chitre had a telephone conversation during which they decided to terminate all discussions. Notwithstanding this decision, during late March and early April, Messrs. Farley and Chitre spoke by phone about senior management of the combined company. No resolution of the issues was reached and all discussions between the parties terminated. Also during this period, IPEC and Morgan Stanley had discussions with other potential parties regarding possible strategic business combinations.

At the July 23, 1998 IPEC board meeting, Mr. McDaniel reviewed the status of discussions with other companies regarding the potential sale of IPEC and confirmed that no formal discussions were underway. Also on that date, the IPEC board of directors of IPEC approved a resolution providing that IPEC management may not engage in formal negotiations regarding a sale of IPEC without approval by the board of directors.

At the request of Mr. Chitre, on August 13, 1998, Messrs. Farley and Chitre met in Phoenix, Arizona, and agreed to resume informal discussions regarding a proposed merger. They discussed the proposed management structure for the combined company and the financial terms of the merger. During this meeting, Mr. Farley indicated that SpeedFam was considering hiring a new chief executive officer. Each of Mr. Farley and Mr. Chitre contacted his financial advisor. On August 14, Mr. Kouzuma and Messrs. Neil Bonke and Richard Hill (both outside directors of SpeedFam) were informed by phone that the discussions between Messrs. Farley and Chitre had resumed. However, discussions were again terminated as the companies could not agree on management structure.

On September 1, 1998, Messrs. Farley, Bonke and Hill met with Mr. Chitre and Mr. Kenneth Levy (an outside director of IPEC) in San Jose, California. The three outside directors expressed their belief that a combination of SpeedFam and IPEC would be a good strategic fit and would serve each company's long-term prospects. They accordingly encouraged Mr. Farley and Mr. Chitre to continue discussions. Mr. Chitre was informed that Richard J. Faubert was a candidate for the chief executive officer position of SpeedFam. Mr. Hill suggested that Mr. Chitre meet with Mr. Faubert. Mr. Chitre and Mr. Faubert met on September 2, 1998.


During the months of September and October 1998, representatives of SpeedFam and IPEC, together with their respective financial advisors, held discussions on the management structure of the combined company and the financial terms of the merger. On October 8, 1998, SpeedFam hired Mr. Faubert to serve as president and chief executive officer of SpeedFam. Subsequently, Mr. Faubert and Mr. Chitre met to discuss the management structure of a combined company and the financial terms of the merger. Members of the board of directors of SpeedFam and IPEC were periodically updated regarding the progress of the discussions. At a regularly scheduled SpeedFam board meeting on October 8, 1998, Mr. Farley further updated the board on the status of the proposed transaction.


On October 13, 1998, SpeedFam proposed an outline for the structure of a transaction with IPEC. Over the next two weeks, representatives of IPEC and SpeedFam discussed the transaction, particularly the financial terms of the merger and the composition of the board and senior management of the combined company. These discussions concluded without a resolution.


On October 30, 1998, Messrs. Farley and Faubert for SpeedFam and Messrs. Chitre and McDaniel for IPEC and their financial advisors met to negotiate and finalize certain terms of a proposed merger that they would present to their boards with the understanding that discussions between the parties would terminate if agreement could not be reached. The primary focus of the discussions was the management structure of the combined company, as well as the proposed exchange ratio. Agreement was reached on some of the proposed terms, including a preliminary exchange ratio of .71. The proposed terms were preliminary only and were subject to due diligence by each party and board approvals.


On November 2, 1998, representatives of the two companies and their legal and financial advisors met to discuss the timetable for due diligence and the preparation of definitive agreements. Certain members of senior management of each company were advised of the transaction and began preparing for the due diligence meetings. On November 4, 1998, SpeedFam and IPEC executed a confidentiality agreement for the materials and other information each side would provide to the other during due diligence.

Between November 4, 1998 and November 14, 1998, representatives of each company and their legal and financial advisors exchanged various due diligence documents and drafts of definitive agreements and met to conduct due diligence on the business of the other company.

On November 12, 1998, Morgan Stanley received an oral offer from a financial advisor to a potential acquiror of IPEC. The offer provided that the potential acquiror was willing to purchase a majority (but not 100%) interest in IPEC for a per share cash consideration in a range similar to or slightly higher than the consideration in the SpeedFam proposal. After discussion with its advisors, IPEC management instructed Morgan Stanley to advise the potential acquiror that IPEC was not interested in pursuing the transaction but that the potential acquiror could make another proposal. Because the potential acquiror did not want to purchase all of IPEC's outstanding capital stock, IPEC believed that minority stockholders might be harmed by the transaction, that negotiating adequate protections for minority stockholders would be difficult and that the transaction with SpeedFam was in the best long-term interest of the IPEC stockholders. IPEC management also considered the length of time necessary to approve the transaction by the potential acquiror's board of directors and the effect of the transaction on IPEC employees.

On November 14, 1998, the IPEC board held a special meeting to review the status of negotiations. All directors, certain members of IPEC management, representatives of IPEC's legal advisors, independent auditors and Morgan Stanley were present in person. Other representatives of Morgan Stanley were present by telephone and could be heard by the other parties. The IPEC board discussed the status of IPEC's due diligence review of SpeedFam and the status of the merger negotiations. Issues discussed at the meeting included certain terms of the transaction, including termination events, non-solicitation, breakup fees, the cross-option, closing conditions, governance of the combined company, the structure of the proposed merger, and management retention arrangements. The IPEC board also discussed the oral offer from the potential acquiror and ratified IPEC management's decision to reject the offer. IPEC's legal advisors reviewed the board's fiduciary duties in evaluating the proposed transactions and the IPEC stockholder rights plan. IPEC's management and legal advisors reported on the results of due diligence investigations and responded to questions on the merger. Representatives of Morgan Stanley gave a preliminary presentation concerning the merger. At the conclusion of the discussions, the IPEC board unanimously agreed that management, with the assistance of the board, should continue to proceed with negotiation and investigation of the proposed combination.

On November 14, 1998, Lehman Brothers delivered to the SpeedFam board materials that it proposed to discuss as part of its presentation to the board. On November 16, 1998, SpeedFam management also delivered materials to the SpeedFam board. On November 17, 1998, the SpeedFam board held a special telephone meeting to review the status of negotiations and to review SpeedFam's due diligence of IPEC as well as to discuss the materials that had previously been delivered to the board. SpeedFam's legal and financial advisors also participated in this meeting. Mr. Robert Miller, a director of SpeedFam, was unable to participate. The board deliberations included various legal and financial terms of the merger as well as the proposed management of the combined company. SpeedFam's management and advisors reported on the results of the due diligence investigation and responded to questions on the merger. SpeedFam's legal advisors reviewed the board's fiduciary duties in evaluating the proposed transaction. Representatives of Lehman Brothers gave a presentation concerning the financial terms of the merger. At the conclusion of the discussion, the SpeedFam board agreed that management should continue to proceed with negotiation and investigation of the proposed combination. Mr. Miller, a director of SpeedFam, joined by telephone at the end of this meeting and was informed of the discussion.

On November 17 through November 19, 1998, SpeedFam and IPEC, together with their legal and financial advisors, continued to negotiate the terms of definitive agreements. Final due diligence by both companies also took place.

On November 19, 1998, the IPEC board convened to consider and vote upon the proposed merger and related transactions. All directors (except Mr. Levy), some members of IPEC management and representatives of IPEC's legal advisors and independent auditors were present in person. Mr. Levy and representatives of Morgan Stanley were present by telephone and could be heard by the other parties. At this meeting, IPEC management reported on the terms of the proposed merger and the results of the due diligence investigation. Management responded to questions on various aspects of the proposed merger. IPEC's legal advisors reviewed proposed definitive terms of the merger agreement and related documents, including the stock option agreements, and reviewed the board's fiduciary duties in evaluating the transaction. Morgan Stanley made a presentation on the exchange ratio, reviewed its detailed financial analysis and pro forma and other information on the companies and delivered its written opinion that, as of that date and based on certain assumptions and qualifications, the exchange ratio was fair from a financial point of view to IPEC regular common stockholders. A copy of this opinion is annexed, and stockholders are urged to carefully review the opinion. See " -- Opinion of IPEC's Financial Advisor." The board reviewed terms of a proposed consulting agreement with Harold C. Baldauf. In addition, the board discussed proposed employment or consulting arrangements expected to be entered into with Messrs. Chitre, Ralph Hartung and John S. Hodgson. After discussion, the IPEC board unanimously approved the merger agreement, including the final exchange ratio of .71, and the related transactions and agreements.



On November 19, 1998, the SpeedFam board convened at SpeedFam's corporate offices to consider and vote upon the proposed merger and related transactions. At this special meeting, SpeedFam management reported on the results of its due diligence investigation and the terms of the proposed merger; management responded to questions on various aspects of the proposed merger; SpeedFam's financial and legal advisors reviewed the terms of the merger agreement and related documents, including the stock option agreements; Lehman Brothers made a presentation on the financial terms of the merger and delivered its written opinion to the effect that, as of that date, the exchange ratio was fair from a financial point of view to SpeedFam. A copy of this opinion is annexed, and shareholders are urged to carefully review the opinion. See " -- Opinion of SpeedFam's Financial Advisor." After discussion, the SpeedFam board approved the merger agreement, including the final exchange ratio of .71, and the related transactions and agreements, subject to a resolution of some issues satisfactory to SpeedFam management. One director, Dr. Stuart L. Meyer, voted against the merger.


Late in the evening on November 19, 1998, following final resolution of issues raised by the SpeedFam board, both companies executed the merger agreement and the stock option agreements, and SpeedFam and IPEC issued a joint press release.

OPINION OF SPEEDFAM'S FINANCIAL ADVISOR

Lehman Brothers has acted as financial advisor to SpeedFam in connection with the merger. As part of its role as financial advisor to SpeedFam, Lehman Brothers was engaged to render its opinion as to the fairness, from a financial point of view, to SpeedFam of the exchange ratio to be offered to IPEC stockholders in the merger. The full text of the written opinion of Lehman Brothers dated November 19, 1998 is incorporated by reference. SpeedFam shareholders should read the opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers. The opinion is set forth in Annex D to this joint proxy statement/ prospectus. The summary of Lehman Brothers' opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

No limitations were imposed by SpeedFam on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to SpeedFam or IPEC, but made its determination as to fairness, from a financial point of view, to SpeedFam of the exchange ratio to be offered to IPEC stockholders, on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion was for the use and benefit of the SpeedFam board and was rendered to the SpeedFam board in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any shareholder of SpeedFam as to how such shareholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, SpeedFam's underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

      (1) the merger agreement and the specific terms of the merger;

      (2) publicly available information concerning SpeedFam and IPEC that it believed to be relevant to its analysis;

      (3) financial and operating information with respect to the business, operations and prospects of SpeedFam and IPEC furnished by SpeedFam and IPEC;

      (4) trading histories of SpeedFam common stock and IPEC regular common stock from October 10, 1995 to the present, and a comparison of that trading history with those of other companies that it deemed relevant;

      (5) a comparison of the historical financial results and present financial condition of SpeedFam and IPEC with those of other companies that it deemed relevant;

      (6) publicly available estimates of the future financial performances of SpeedFam and IPEC prepared by research analysts;

      (7) a comparison of the financial terms of the merger with the financial terms of certain other transactions that it deemed relevant;

      (8) the potential pro forma financial effects of the merger on SpeedFam, including the operating synergies and strategic benefits expected by the management of SpeedFam to result from a combination of the businesses of SpeedFam and IPEC;

      (9) a comparison of the relative financial contributions of SpeedFam and IPEC to the combined company following consummation of the merger; and

     (10) the potential market performance of the common stock of SpeedFam in the future in the absence of the merger.

In addition, Lehman Brothers had discussions with the managements of SpeedFam and IPEC concerning their respective businesses, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of both SpeedFam or IPEC that they were not aware of any facts or circumstances currently in existence that would make such information inaccurate or misleading regarding SpeedFam and IPEC, respectively. In performing its analysis, upon advice of SpeedFam, Lehman Brothers did not rely on any future financial information for IPEC prepared by the management of IPEC, and instead, Lehman Brothers assumed that publicly available estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of IPEC, and Lehman Brothers relied upon such estimates arriving in at its opinion. With respect to the future financial information for the combined company following consummation of the merger, including estimates of operating synergies and strategic benefits expected by the management of SpeedFam to result from a combination of the businesses of SpeedFam and IPEC, upon advice of SpeedFam, Lehman Brothers assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SpeedFam as to the future financial performance of the combined company, and that such operating synergies and strategic benefits will be achieved substantially in accordance with such estimates.

In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of SpeedFam or IPEC and did not make nor obtain any evaluations or appraisals of the assets or liabilities of SpeedFam or IPEC. In arriving at its opinion, Lehman Brothers assumed that the merger will qualify (1) for pooling of interests accounting treatment, and (2) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and therefore as a tax-free transaction to the shareholders of SpeedFam and IPEC. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

In connection with its opinion, Lehman Brothers performed a variety of financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SpeedFam and IPEC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the SpeedFam board. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of financial analyses.

CONTRIBUTION ANALYSIS. Lehman Brothers utilized publicly available historical financial data regarding SpeedFam and IPEC and estimates for future financial performance of SpeedFam and IPEC to calculate the relative contributions of SpeedFam and IPEC to the pro forma combined company with respect to revenues, operating income (defined as income before interest and taxes) and net income for the fiscal years 1996, 1997, 1998, 1999 and 2000.



PERCENT CONTRIBUTION OF SPEEDFAM TO THE PRO FORMA COMBINED COMPANY:



                                FY 1996   FY 1997   FY 1998   FY 1999E   FY 2000E
                                -------   -------   -------   --------   --------
SPEEDFAM CONTRIBUTION
Revenue:......................      45%       55%       50%        55%        44%
Operating Income:.............      35%       68%       73%         NM         NM
Net Income:...................      48%       78%       97%         NM         NM

PRO FORMA OWNERSHIP BASED ON EXCHANGE RATIO:
SpeedFam:.....................      56%



STOCK TRADING HISTORY. Lehman Brothers considered various historical data concerning the history of the trading prices for both SpeedFam common stock and IPEC regular common stock for the period from October 10, 1995 (the date of the initial public offering of SpeedFam) to November 18, 1998 (the last trading date prior to the delivery of the opinion) and the relative stock price performances during this same period of SpeedFam, IPEC and of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of both SpeedFam and IPEC. Specifically, Lehman Brothers included in its review two groups of semiconductor equipment companies. The first group consisted of large front end semiconductor capital equipment companies including:



  Applied Materials, Inc.;


  ASM Lithography Holding N.V.;


  KLA-Tencor Corporation;


  Lam Research Corporation; and

  Novellus Systems, Inc.


The second group consisted of medium-sized front end semiconductor capital equipment companies, including:



  Advanced Energy Industries, Inc.;


  Asyst Technologies, Inc.;


  CFM Technologies, Inc.;


  Cymer, Inc.;

  FSI International, Inc.;

  GaSonics International Corporation;


  Mattson Technology Inc.;


  PRI Automation, Inc.;


  Semitool, Inc.;


  Silicon Valley Group, Inc.; and


  Ultratech Stepper, Inc.



  RANGE OF STOCK PRICES:



                   10/10/95-11/18/98                         HIGH        LOW
                   -----------------                         ----        ---
                                              SpeedFam:      $60.375    $9.000
                                                  IPEC:      $37.750    $5.500

                   11/18/97-11/18/98                         HIGH        LOW
                   -----------------                         ----        ---
                                              SpeedFam:      $33.281    $9.000
                                                  IPEC:      $23.000    $5.500


PERCENT CHANGE IN STOCK PRICE:



                   11/18/97-11/18/98                       % CHANGE
                   -----------------                       --------
                                              SpeedFam:       -57.9%
                                                  IPEC:       -50.3%
Median of Large Front End Semiconductor Equipment Cos.:        18.8%
         Median of Medium-Sized Front End Semiconductor
                                        Equipment Cos.:       -39.4%



COMPARABLE COMPANY ANALYSIS. Using publicly available information, Lehman Brothers compared selected financial data of SpeedFam and IPEC with similar data of the large front end semiconductor capital equipment companies and the medium-sized front end semiconductor capital equipment companies. For each of SpeedFam, IPEC, the large front end semiconductor capital equipment companies and the medium-sized front end semiconductor capital equipment companies, Lehman Brothers calculated the Firm Value (defined as market value of the respective company's equity plus total debt less cash and cash equivalents) as a multiple of the latest twelve months revenues.



COMPARABLE COMPANY MULTIPLES:



                                                               LAST TWELVE MONTHS
                      AS OF 11/18/98                            REVENUE MULTIPLE
                      --------------                           ------------------
                                                  SpeedFam:           0.60x
                              IPEC based on Exchange Ratio:           1.40x
    Median of Large Front End Semiconductor Equipment Cos.:           2.70x
                           Median of Medium-Sized Front End
                              Semiconductor Equipment Cos.:           1.22x



However, because of the inherent differences between the businesses, operations and prospects of SpeedFam and IPEC and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the companies included in the comparable companies and SpeedFam and IPEC that would affect the public trading values of each.



COMPARABLE TRANSACTION ANALYSIS AND TRANSACTION PREMIUM ANALYSIS. Using publicly available information, Lehman Brothers compared selected financial data for IPEC to similar data for selected transactions in the semiconductor equipment industry from July 1, 1996 through November 18, 1998. The comparable transactions included the following transactions:


      (1) the acquisition of Digital Instruments, Inc. by Veeco Instruments,
          Inc.;


      (2) the acquisition of Equipe Technologies, Inc. by PRI Automation;


      (3) the acquisition of Fusion Systems Corporation by Eaton Corporation;

      (4) the acquisition of Lawrence Semiconductor Laboratories by Advanced Technology Materials;

      (5) the acquisition of Varian Associates Inc.'s Thin Film Systems Unit by Novellus Systems Inc.;

      (6) the acquisition of OnTrack Systems, Inc. by Lam Research Corporation;

      (7) the merger of Tencor Instruments with KLA Instruments Corporation;

      (8) the acquisition of Therma-Wave, Inc. by Bain Capital;

      (9) the acquisition of Orbot Instruments by Applied Materials, Inc.; and

     (10) the acquisition of Electrotech Group by Plasma and Materials Technologies, Inc.


Lehman Brothers reviewed the prices paid in the comparable transactions in terms of the multiple of the Transaction Enterprise Value (defined as the total consideration paid including total debt less cash and cash equivalents assumed) to the latest twelve months revenues.



Lehman Brothers reviewed the premiums paid in selected acquisitions in the semiconductor sector from January 1, 1995 through November 18, 1998. The semiconductor transactions included the following transactions:


      (1) the acquisition of Benchmarq Microelectronics Inc. by Unitrode Corporation;

      (2) the acquisition of Cyrix Corp. by National Semiconductor Corp.;

      (3) the acquisition of OnTrak Systems Inc. by Lam Research Corp.;

      (4) the merger of Tencor Instruments with KLA Instruments Corporation;

      (5) the acquisition of Computer Identics by Robotic Vision;

      (6) the acquisition of Orbit Semiconductor Inc. by DII Group Inc.;

      (7) the acquisition of NexGen, Inc. by Advanced Micro Devices Inc.;

      (8) the acquisition of Megatest Corporation by Teradyne, Inc.;

      (9) the acquisition of MA-COM, Inc. by AMP Inc.;

     (10) the acquisition of Micronics Computers, Inc. by Diamond Multimedia Systems;

     (11) the acquisition of Amati Communications Corp. by Texas Instruments, Inc.;

     (12) the acquisition of Chips and Technologies Inc by Intel Corp.;

     (13) the acquisition of Zilog, Inc. by Texas Pacific Group, Inc.;

     (14) the acquisition of Fusion Systems Corporation by Eaton Corporation;

     (15) the acquisition of Tylan General by Millipore Corporation;

     (16) the acquisition of Opal, Inc. by Applied Materials, Inc.; and

     (17) the acquisition of Brooktree Corp. by Rockwell International Corp.


Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (1) one month and (2) one day prior to the announcement of the transaction.

Lehman Brothers reviewed the premiums paid in selected announced acquisitions in the technology sector with transaction values under $1 billion from January 1, 1998 through November 18, 1998. The technology transactions included the following transactions:


      (1) the acquisition of CKS Group by USWeb Corp.;

      (2) the acquisition of USCS International Inc. by DST Systems;

      (3) the acquisition of Innova Corp. by Digital Microwave Corp.;

      (4) the acquisition of Eltron International Inc. by Zebra Technologies Corp.;

      (5) the acquisition of Broderbund Software Inc. by Learning Co. Inc.;

      (6) the acquisition of Intersolv Inc. by Micro Focus Group PLC;

      (7) the acquisition of Award Software International by Phoenix Technologies Ltd.;

      (8) the acquisition of Claremont Technology Group Inc. by Complete Business Solutions;

      (9) the acquisition of ForeFront Group Inc. by CBT Group PLC;

     (10) the acquisition of Logic Works Inc. by PLATINUM Technology Inc.;

     (11) the acquisition of Benchmarq Microelectronics Inc. by Unitrode Corp.;

     (12) the acquisition of Scopus Technology Inc. by Siebel Systems, Inc.;

     (13) the acquisition of Trusted Information Systems by Network Associates Inc.;

     (14) the acquisition of Mastering Inc. by PLATINUM Technology Inc.;

     (15) the acquisition of Coherent Communications Systems by Tellabs Inc.;

     (16) the acquisition of BGS Systems Inc. by BMC Software Inc.;

     (17) the acquisition of Shiva Corp. by Intel Corp.;

     (18) the acquisition of Quickturn Design Systems by Mentor Graphics Corp.;

     (19) the acquisition of Stratus Computer Inc. by Ascend Communications
          Inc.;

     (20) the acquisition of CyberMedia Inc. by Network Associates Inc.;

     (21) the acquisition of ATL Products Inc. (Odetics) by Quantum Corp.;

     (22) the acquisition of XcelleNet Inc. by Sterling Commerce Inc.;

     (23) the acquisition of Intelligent Electronics Inc. by Xerox Corp.;

     (24) the acquisition of Wonderware Corp. by Siebe PLC; and

     (25) the acquisition of State of the Art Inc. by Sage Group PLC.


Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (1) one month and (2) one day prior to the announcement of the transaction.



Lehman Brothers reviewed the premiums paid in selected acquisitions in the technology sector from January 1, 1995 through November 18, 1998 in which stock was used as consideration and the target shareholders owned at least 33% of the pro forma combined company. The stock merger transactions included the following transactions:


     (1) the acquisition of Award Software International by Phoenix Technologies Ltd.;

     (2) the acquisition of Raptor Systems Inc. by AXENT Technologies Inc.;

     (3) the acquisition of Pure Atria Corp. by Rational Software Corp.;

     (4) the acquisition of Cascade Communications Corp. by Ascend Communications Inc.;

      (5) the acquisition of US Robotics Corp. by 3Com Corp.;

      (6) the acquisition of Fractal Design Corp. by MetaTools Inc.;

      (7) the merger of Tencor Instruments with KLA Instruments Corp.;

      (8) the acquisition of TSX Corporation by ANTEC Corp.;

      (9) the acquisition of Integrated Silicon Systems Inc. by ArcSys Inc.; and

     (10) the acquisition of Recognition International Inc. by BancTec Inc.


Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (1) one month and (2) one day prior to the announcement of the transaction.



Lehman Brothers reviewed the premium per share paid by SpeedFam compared to the average share price of IPEC prevailing during:



      (1) one year,



      (2) six months,



      (3) three months,



      (4) one month, and



      (5) one day



prior to the announcement of the transaction.



                                                              LAST TWELVE MONTHS
              COMPARABLE TRANSACTIONS ANALYSIS                 REVENUE MULTIPLE
              --------------------------------                ------------------
SpeedFam/IPEC:                                                      1.40x
Median of Comparable Transactions:                                  2.86x



PREMIUMS PAID ANALYSIS                          ONE MONTH PREMIUM    ONE DAY PREMIUM
----------------------                          -----------------    ---------------
SpeedFam/IPEC:                                        31.4%               -2.4%
Median of Semiconductor Transactions:                 40.0%               31.7%
Median of Technology Transactions (stock):            55.1%               24.5%
Median of Technology Transactions (cash):             45.0%               25.6%
Median of Stock Merger Transactions:                  24.9%               23.4%



          PREMIUM PAID TO IPEC
       BASED ON AVERAGE EXCHANGE
             RATIO DURING:                1 YEAR   6 MONTHS   3 MONTHS   1 MONTH   1 DAY
       -------------------------          ------   --------   --------   -------   -----
                                           9.9%     16.2%      16.8%      19.7%    -2.4%

However, because the reasons for and the circumstances surrounding each of the comparable transactions, the semiconductor transactions, the technology transactions, and the stock merger transactions were specific to such transaction, and because of the inherent differences among the businesses, operations and prospects of SpeedFam and IPEC and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analyses and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of these transactions and the merger that would affect the transaction values of IPEC and such acquired companies.



PRO FORMA ANALYSIS. Based on the exchange ratio and the fiscal year 2000 standalone financial estimates for both IPEC and SpeedFam, Lehman Brothers calculated the estimated pro forma financial results for the combined company. Lehman Brothers noted that, assuming no cost savings as a result of the merger, the merger would be accretive to SpeedFam's standalone earnings per share in fiscal year 2000.


Based on the exchange ratio and the fiscal year 2000 financial estimates of the combined company following consummation of the merger, including the operating synergies and strategic benefits expected by the management of SpeedFam to result from a combination of the businesses of SpeedFam and IPEC, upon advice of SpeedFam, Lehman Brothers calculated the estimated pro forma financial results for the combined company. Lehman Brothers noted that the merger would be accretive to SpeedFam's standalone earnings per share in fiscal year 2000.

ENGAGEMENT OF LEHMAN BROTHERS. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The SpeedFam board selected Lehman Brothers because of its expertise, reputation and familiarity with both SpeedFam as well as the semiconductor equipment industry in general.

Pursuant to an engagement letter between SpeedFam and Lehman Brothers, SpeedFam has agreed to pay Lehman Brothers


Retainer Fee: .................................     $50,000
Opinion Fee: ..................................    $500,000
Fee upon consummation of the merger against
  which the retainer and opinion fee would be
  credited.....................................  $2,000,000



Lehman Brothers has performed various investment banking services for SpeedFam in the past, including lead-managing SpeedFam's common stock offerings in 1997. Lehman Brothers earned approximately $1.8 million and $2.6 million, respectively, for the February 1997 and October 1997 common stock offerings. In the ordinary course of its business, Lehman Brothers actively trades in the securities of SpeedFam and IPEC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


OPINION OF IPEC'S FINANCIAL ADVISOR

Pursuant to a letter agreement dated as of November 18, 1998, Morgan Stanley & Co. Incorporated was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by the IPEC board to act as IPEC's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of IPEC. At the meeting of the IPEC board on November 19, 1998, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 19, 1998, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of IPEC regular common stock.

THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED NOVEMBER 19, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. IPEC STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE IPEC BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF IPEC REGULAR COMMON STOCK AS OF THE DATE OF THE OPINION, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF IPEC COMMON STOCK AS TO HOW TO VOTE AT THE IPEC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with rendering its opinion, Morgan Stanley, among other things,

      (1) reviewed certain publicly available financial statements and other information of IPEC and SpeedFam, respectively;

      (2) reviewed certain internal financial statements and other financial and operating data concerning IPEC and SpeedFam, respectively;

      (3) discussed with the senior managements of IPEC and SpeedFam certain research analyst projections for IPEC and SpeedFam, respectively;

      (4) discussed the past and current operations and financial condition and the prospects of IPEC, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of IPEC;

      (5) discussed the past and current operations and financial condition and the prospects of SpeedFam, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of SpeedFam;

      (6) reviewed the pro forma impact of the merger on the earnings per share of SpeedFam;

      (7) reviewed the reported prices and trading activity for IPEC regular common stock and SpeedFam common stock;

      (8) compared the financial performance of IPEC and SpeedFam and the prices and trading activity of IPEC regular common stock and SpeedFam common stock with that of certain other publicly-traded companies and their securities;

      (9) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (10) reviewed and discussed with the senior managements of IPEC and SpeedFam the strategic rationale for the merger and certain alternatives to the merger;

     (11) participated in discussions and negotiations among representatives of IPEC and SpeedFam and their financial and legal advisors;

     (12) reviewed the draft merger agreement and certain related agreements;
          and

     (13) performed such other analysis and considered such other factors as Morgan Stanley has deemed appropriate.


Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and/or other financial and operating data, information, discussions and estimates relating to the strategic, financial and operational benefits anticipated from the merger provided by IPEC and SpeedFam, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of IPEC and SpeedFam, respectively. Morgan Stanley relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of their ability to retain key employees of both IPEC and SpeedFam. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of the strategic and other benefits expected to result from the merger. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of IPEC's and SpeedFam's technologies and products, the timing and risks associated with the integration of IPEC and SpeedFam, and the validity of, and risks associated with IPEC's and SpeedFam's existing and future products and technologies. Morgan Stanley assumed that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. Generally Accepted Accounting Principles, will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code, and will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of IPEC or SpeedFam, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, November 19, 1998.


The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated November 19, 1998. Certain of these summaries of financial analyses include information presented in a tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.


COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of IPEC and SpeedFam and compared such performance with that of a group of large semiconductor capital equipment companies and a group of mid-sized semiconductor capital equipment companies, comprised as follows:

LARGE SEMICAP INDEX                             MID-SIZED SEMICAP INDEX

Applied Materials, Inc.                         Etec Systems Inc.
KLA-Tencor Corporation                          LAM Research Corporation
ASM Lithography Inc.                            Ultratech Stepper Inc.
Treadyne, Inc.                                  Cymer Inc.
Novellus Systems Inc.                           Silicon Valley Group Inc.
                                                PRI Automation Inc.
                                                FSI International Corporation
                                                Gasonics International Corporation
                                                Mattson Technology Inc.



Morgan Stanley also compared SpeedFam's and IPEC's stock price performance to the Standard and Poors 500 Index and the Morgan Stanley High Technology 35 Index. The following table presents the change in the stock prices for these groups, as compared to the change in the stock prices for the IPEC regular common stock and the SpeedFam common stock, over the period from January 1, 1998 to November 17, 1998.



                                                              PERCENTAGE
                                                                CHANGE
                                                              ----------
Large SemiCap Index.........................................     +12%
Mid-Sized SemiCap Index.....................................     -15%
Standard and Poors 500 Index................................     +17%
Morgan Stanley High Technology 35 Index.....................     +56%
IPEC regular common stock...................................     -37%
SpeedFam common stock.......................................     -45%



PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of IPEC and SpeedFam with publicly available information for the companies in the Large SemiCap Index and the Mid-Sized SemiCap Index. The following table presents, as of November 17, 1998, the median for those companies of estimated aggregate value (defined as market capitalization plus total debt less cash and cash equivalents) to projected calendar year 1998 revenue multiples, stock price to projected calendar year 1998 earnings multiples and stock price to projected calendar year 1999 earnings multiples, compared to the values indicated for the IPEC and SpeedFam estimates.



                                AGGREGATE VALUE            STOCK PRICE              STOCK PRICE
                             TO PROJECTED CALENDAR    TO PROJECTED CALENDAR    TO PROJECTED CALENDAR
                               YEAR 1998 REVENUE       YEAR 1998 EARNINGS       YEAR 1999 EARNINGS
                             ---------------------    ---------------------    ---------------------
SpeedFam.................            0.53                     92.0                    252.0
IPEC.....................            1.61                     N.M.                     N.M.
Median of Large SemiCap
  Index Companies........            2.96                     35.7                     28.8
Median of Mid-Sized
  SemiCap Index
  Companies..............            0.76                     15.4                     38.1

No company utilized in the peer group comparison analysis as a comparison is identical to IPEC or SpeedFam. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond control of IPEC or SpeedFam, such as the impact of competition on the business of IPEC or SpeedFam and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IPEC or SpeedFam or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley reviewed a number of semiconductor capital equipment transactions which consisted of:

      (1) the acquisition of Consilium, Inc. by Applied Materials, Inc.;

      (2) the acquisition of OrCAD, Inc. by Summit Design, Inc.;

      (3) the acquisition of Active Impulse Systems, Inc. by Philips Electronics NV;

      (4) the acquisition of AMRAY, Inc. by KLA-Tencor Corporation;

      (5) the acquisition of NOW Technologies, Inc. by ATMI, Inc.;

      (6) the acquisition of Equipe Technologies, Inc. by PRI Automation, Inc.;

      (7) the acquisition of Fusion Systems Corporation by Eaton Corporation;

      (8) the acquisition of Varian Associates, Inc. (Thin Films Systems Business) by Novellus Systems Inc.;

      (9) the acquisition of Wyko Corporation by Veeco Instruments Inc.;

     (10) the acquisition of OnTrak Systems, Inc. by Lam Research Corporation;

     (11) the acquisition of Tencor Instruments by KLA Instruments Corporation;

     (12) the acquisition of Opal, Inc. by Applied Materials, Inc.;

     (13) the acquisition of Orbot Instruments, Inc. by Applied Materials, Inc.;

     (14) the acquisition of Electrotech Limited and Electrotech Equipment Limited by Plasma & Materials Technologies, Inc.;


     (15) the acquisition of Precision Materials Operation of Hughes Danbury Optical Systems, Inc. by IPEC;


     (16) the acquisition of National Semiconductor Corporation's wholly owned subsidiary DynaCraft, Inc by Malaysia Pacific Industries;

     (17) the acquisition of GAARD Automation, Inc. by Integrated Process Equipment Corp.;

     (18) the acquisition of Megatest Corporation by Teradyne, Inc.; and

     (19) the acquisition of Prometrix Corporation by Tencor Instruments.


Morgan Stanley compared certain publicly available statistics for these transactions to the relevant financial statistics for IPEC based on the value of IPEC implied by the exchange ratio and the closing price for IPEC regular common stock and SpeedFam Common Stock as of November 17, 1998.

The following table presents the low, median and high last 12 months revenue multiple and implied premium to offer price based on the closing price of the relevant stock 1 day and 1 month prior to the announcement for those transactions listed above compared to the respective revenue multiple and implied premium for this transaction as of November 17, 1998.



                                                         IMPLIED PREMIUM TO OFFER PRICE
                                                         -------------------------------
                                         LAST TWELVE         1 DAY           1 MONTH
                                        MONTHS REVENUE      PRIOR TO         PRIOR TO
                                           MULTIPLE       ANNOUNCEMENT     ANNOUNCEMENT
                                        --------------   --------------   --------------
Semiconductor capital equipment
  transactions listed above
  Low................................        0.5              -6.6%            -2.8%
  Median.............................        2.5              34.0%            65.8%
  High...............................        4.9             169.2%           151.9%
IPEC.................................        1.4               3.6%            42.0%


No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IPEC or SpeedFam, such as the impact of competition on IPEC or SpeedFam and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IPEC or SpeedFam or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.


RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley analyzed the pro forma contribution of each of IPEC and SpeedFam to the combined company assuming consummation of the merger and based on estimates from securities research analysts for both companies. The following table presents IPEC's contribution to the combined company on a revenue and gross profit basis for the last 12 months, calendar year 1998 projected and calendar year 1999 projected.



                                                   CONTRIBUTION OF IPEC TO THE COMBINED
                                                                 COMPANY
                                                 ----------------------------------------
                                                  LAST 12        CALENDAR       CALENDAR
                                                   MONTHS        YEAR 1998      YEAR 1999
                                                 HISTORICAL      PROJECTED      PROJECTED
                                                 ----------      ---------      ---------
Revenue....................................        27.8%          26.0%          28.2%
Gross Profit...............................        25.5%          20.7%          28.5%


These figures, adjusted to reflect each company's respective capital structures, were compared to the pro forma fully-diluted ownership of the combined company by IPEC stockholders of 43.3% implied by the merger.

EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of IPEC regular common stock divided by the corresponding prices of SpeedFam common stock over various periods during the twelve month period ending November 17, 1998 and computed the premia represented by the exchange ratio over the averages of these daily ratios over various periods. The following table presents the range of implied exchange ratios over the periods covered and the implied exchange ratio as of November 17, 1998, compared to the exchange ratio of the merger.

                                                             PERCENTAGE PREMIUM REPRESENTED
                                    AVERAGE HISTORICAL        BY EXCHANGE RATIO IN MERGER
 PERIOD ENDING NOVEMBER 17, 1998      EXCHANGE RATIO     OVER AVERAGE HISTORICAL EXCHANGE RATIO
 -------------------------------    ------------------   --------------------------------------
As of November 17, 1998                   0.685                             4%
5 Trading Days....................        0.620                            15%
10 Trading Days...................        0.570                            25%
20 Trading Days...................        0.578                            23%
30 Trading Days...................        0.603                            18%
60 Trading Days...................        0.623                            14%
90 Trading Days...................        0.610                            16%
120 Trading Days..................        0.610                            17%



DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of IPEC on a standalone basis based on IPEC's future trading price. Morgan Stanley observed the present value per share of IPEC regular common stock on a standalone basis, based on a range of earnings per share estimates based on securities research analysts for the calendar years 2000 and 2001, earnings per share multiples and discount rates. Morgan Stanley compared the results of the standalone analysis to an analysis of the present value per share of the implied value of IPEC based on SpeedFam's future trading price assuming consummation of the merger and based on a range of earnings per share estimates based on securities research analysts for both companies for calendar years 2000 and 2001 including synergies anticipated from the merger, estimated by the managements of both companies, earnings per share multiples and discount rates. Morgan Stanley also performed an analysis of the present value per share of SpeedFam on a standalone basis. Morgan Stanley observed the present value per share of SpeedFam common stock on a standalone basis based on a range of earnings per share estimates based on securities research analysts for the calendar years 2000 and 2001, earnings per share multiples and discount rates. The following table presents the ranges of earnings per share multiples, discount rates and present values per share of stock for each of the three analyses:



                                                 DISCOUNTED EQUITY VALUE ANALYSIS
                                      -------------------------------------------------------
                                         RANGE OF                               RANGE OF
                                       EARNINGS PER         RANGE OF         PRESENT VALUES
                                      SHARE MULTIPLES    DISCOUNT RATES    PER SHARE OF STOCK
                                      ---------------    --------------    ------------------
IPEC standalone.....................     15x - 35x       19.7% - 25.0%      $ 6.72 - $26.17
IPEC assuming consummation of the
  merger............................     20x - 40x       18.5% - 25.0%      $15.26 - $35.99
SpeedFam standalone.................     20x - 40x       17.3% - 25.0%      $ 7.08 - $24.14


In connection with the review of the merger by the IPEC board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the merger.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan

Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of IPEC or SpeedFam.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IPEC or SpeedFam. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of IPEC regular common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of IPEC. The analyses do not purport to be appraisals or to reflect the prices at which IPEC regular common stock or SpeedFam common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between IPEC and SpeedFam and were approved by the IPEC board of directors. Morgan Stanley provided advice to IPEC during such negotiations; however, Morgan Stanley did not recommend any specific consideration to IPEC or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving IPEC, although in the course of its engagement, it did provide advice to IPEC in connections with certain potential business combinations with parties other than SpeedFam. Also, with IPEC's consent, the future financial information regarding IPEC and SpeedFam reviewed by Morgan Stanley in connection with the rendering of this opinion was limited to publicly available information regarding IPEC and SpeedFam and certain discussions with the senior managements of IPEC and SpeedFam regarding the prospects of IPEC and SpeedFam. Morgan Stanley also relied upon the assurances of the managements of both IPEC and SpeedFam that they were not aware of any facts or circumstances currently in existence that would make such information inaccurate or misleading regarding IPEC or SpeedFam, respectively. In addition, as described above, Morgan Stanley's opinion and presentation to the IPEC board of directors was one of many factors taken into consideration by IPEC's board in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the IPEC board of directors with respect to the value of IPEC or of whether the IPEC board of directors would have been willing to agree to a different consideration.

The IPEC board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity or debt securities or senior loans of IPEC or SpeedFam.


Pursuant to an engagement letter dated November 18, 1998, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and IPEC agreed to pay Morgan Stanley a fee of $2.25 million. IPEC has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred by Morgan Stanley in performing its services. In addition, IPEC has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates earned approximately $1.4 million for providing financial advisory services for IPEC in connection with the $115.0 million 6.25% convertible note offering in September 1997.


MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of IPEC regular common stock, Class A common stock and preferred stock. This discussion does not address all income tax considerations that may be relevant to particular IPEC stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving IPEC or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

The following discussion also does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation transactions in which shares of IPEC stock were or are acquired or shares of SpeedFam common stock or common stock of the combined company were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. Accordingly, IPEC stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.


SpeedFam and IPEC have each received an opinion from their respective legal counsel, Chapman and Cutler and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, with each of SpeedFam, SpeedFam, Inc. and IPEC qualifying as a "party to the reorganization" under Section 368(b) of the Internal Revenue Code. As a reorganization, the merger will have the following tax consequences, subject to the limitations and qualifications described below:


     (a) No gain or loss will be recognized by holders of IPEC regular common stock, Class A common stock or preferred stock solely upon their receipt of common stock of the combined company in the merger in exchange therefor;

     (b) IPEC stockholders receiving cash instead of fractional shares of SpeedFam common stock will recognize gain (but not loss) to the extent cash received exceeds the IPEC stockholder's basis in such fractional shares;

     (c) The aggregate tax basis of the common stock of the combined company received in the merger by an IPEC stockholder will be the same as the aggregate tax basis of IPEC regular common stock, Class A common stock or preferred stock, as applicable, surrendered in exchange therefor;

     (d) The holding period of the common stock of the combined company received in the merger by a IPEC stockholder will include the period during which the stockholder held the IPEC regular common stock, Class A common stock or preferred stock, as applicable, surrendered in exchange therefor, provided that the IPEC stock is held as a capital asset at the time of the merger;


     (e) An IPEC stockholder who exercises appraisal rights with respect to all of such holder's shares of IPEC Class A common stock or preferred stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss will be capital gain or loss, provided that the IPEC Class A common stock or preferred stock is held as a capital asset at the time of the merger. A sale of IPEC Class A common stock or preferred stock pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of SpeedFam common stock or IPEC stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code). If, however, a stockholder's sale for cash of IPEC Class A common stock or preferred stock pursuant to an exercise of appraisal rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize income for federal income tax purposes in an amount equal to the lesser of IPEC's current and accumulated earnings and profits, or the entire amount of cash so received; and


     (f) None of SpeedFam, SpeedFam, Inc. or IPEC will recognize gain or loss solely as a result of the merger.

The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The tax opinions neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. In addition, the tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by SpeedFam, SpeedFam, Inc. and IPEC, including representations in certificates delivered to counsel by the respective management of SpeedFam, SpeedFam, Inc. and IPEC. If the tax consequences of the merger change, you will be resolicited for your vote and you will be provided with a revised discussion of the tax consequences.

A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in an IPEC stockholder recognizing gain or loss with respect to each share of IPEC regular common stock, Class A common stock or preferred stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the common stock of the combined company received in exchange therefor. In such event, a stockholder's aggregate basis in the common stock of the combined company so received would equal such fair market value and his holding period for such stock would begin the day after the merger.

INFORMATION REPORTING AND BACKUP WITHHOLDING. Cash payments in respect of fractional shares of SpeedFam common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding generally will not apply, however, to a payment to an IPEC stockholder or other payee if such IPEC stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to SpeedFam and the exchange agent that it is exempt from backup withholding.

GOVERNMENTAL AND REGULATORY APPROVALS

Under the Hart-Scott-Rodino Act and related federal rules, the merger cannot be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified waiting period has been satisfied. The notifications required under the Hart-Scott-Rodino Act have been furnished to the Federal Trade Commission and the Antitrust Division. Although the waiting period under the Hart-Scott-Rodino Act has been terminated, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary or desirable in the public interest. This action could include seeking to enjoin the consummation of the merger or seeking divestiture of IPEC or businesses of SpeedFam or IPEC by SpeedFam. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Based on information available to them, SpeedFam and IPEC believe that the merger will be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, SpeedFam and IPEC would prevail.

ACCOUNTING TREATMENT

The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt at the closing of the merger by SpeedFam and IPEC of letters from KPMG LLP, SpeedFam's and IPEC's independent auditors, affirming the firm's concurrence with SpeedFam management's and IPEC management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the merger.

                              TERMS OF THE MERGER

The following is a summary of the material provisions of the merger agreement and the stock option agreements, copies of which are attached as Annex A and Annex B and are incorporated by reference. This summary is qualified in its entirety by reference to the full and complete text of these agreements.

THE MERGER

At the time of the merger, IPEC will become a wholly owned subsidiary of SpeedFam because SpeedFam, Inc. is merging with and into IPEC. SpeedFam, Inc. is a wholly owned subsidiary of SpeedFam. The merger will be consummated by filing a certificate of merger with the Delaware Secretary of State in accordance with Delaware law as soon as practicable on or after the closing date. If the proposals before you pass, the
closing is anticipated to occur on April      , 1999.


MERGER CONSIDERATION


The total number of shares of SpeedFam common stock to be issued in the merger to IPEC stockholders is expected to be 13,046,791. No fractional shares of SpeedFam common stock will be issued in the merger. Instead, IPEC stockholders will receive a cash payment. The exact terms of the share exchange and cash consideration formula are contained in the merger agreement.


IPEC REGULAR AND CLASS A COMMON STOCK. Holders of IPEC regular and Class A common stock will receive .71 of one share of SpeedFam common stock for each share of regular and Class A common stock they own.

IPEC SERIES B-1 PREFERRED STOCK. Holders of IPEC Series B-1 preferred stock will receive 8.90 shares of SpeedFam common stock for each share of Series B-1 preferred stock they own.

IPEC SERIES B-2 PREFERRED STOCK. Holders of IPEC Series B-2 preferred stock will receive 8.10 shares of SpeedFam common stock for each share of Series B-2 preferred stock they own.

IPEC SERIES B-3 PREFERRED STOCK. Holders of IPEC Series B-3 preferred stock will receive 10.65 shares of SpeedFam common stock for each share of Series B-3 preferred stock they own.

EXCHANGE OF CERTIFICATES

You should not surrender your IPEC stock certificates until you receive the letter of transmittal from the exchange agent. Letters of transmittal will be sent to IPEC stockholders right after the effective date of the merger. DO NOT SEND STOCK CERTIFICATES IN WITH YOUR PROXY.

IPEC OPTIONS

In the merger, SpeedFam will assume (1) all options to purchase IPEC regular common stock outstanding under IPEC's 1992 Stock Option Plan, whether or not exercisable, and (2) all options to purchase IPEC regular common stock granted under the employment agreement, dated as of August 13, 1997, between IPEC and Roger D. McDaniel, which are vested as of the effective time. These options will be exercisable for SpeedFam common stock. The number of shares of SpeedFam common stock and the exercise price will be adjusted to reflect the exchange ratio.

SpeedFam has agreed to file registration statements on Form S-8 covering the SpeedFam common stock underlying these IPEC options.

IPEC EMPLOYEE STOCK PURCHASE PLAN

At the time of the merger, the option period then in progress for IPEC's 1994 Employee Stock Purchase Plan will be shortened by setting a new purchase date which will be the trading day immediately preceding the effective time. On the new purchase date, IPEC will apply the funds credited as of that date under the IPEC Employee Stock Purchase Plan to the purchase of whole shares of IPEC regular common stock. These shares of IPEC regular common stock will automatically convert into SpeedFam common stock on the same basis as all other shares of IPEC regular common stock. The IPEC Employee Stock Purchase Plan will terminate immediately following the purchase of shares of IPEC regular common stock on the new purchase date.

IPEC WARRANTS

In the merger, SpeedFam will assume the outstanding warrants to purchase shares of IPEC regular common stock. In each case, the exercise price and the number of shares of SpeedFam common stock will be adjusted in accordance with the terms of the security and the merger agreement.

SpeedFam has agreed to file a registration statement on Form S-3 covering resales of the SpeedFam common stock underlying certain of these warrants.

IPEC CONVERTIBLE NOTES

SpeedFam and IPEC have agreed to enter into a supplemental indenture for the convertible notes issued by IPEC under the indenture between IPEC and State Street Bank and Trust Company of California, N.A., as trustee, dated as of September 15, 1997. The issued and outstanding convertible notes will remain outstanding after the merger as an obligation of IPEC, but will be convertible into the number of shares of SpeedFam common stock receivable in the merger by a holder of the number of shares of IPEC regular common stock into which the convertible notes could have been converted immediately prior to the merger.

SpeedFam has agreed to file a registration statement on Form S-3 covering resales of the SpeedFam common stock underlying the IPEC convertible notes.

STOCK OWNERSHIP FOLLOWING THE MERGER


Based on the number of shares of IPEC stock outstanding as of the close of business on February 16, 1999, and assuming that no holder of IPEC Class A common stock or preferred stock exercises appraisal rights, an aggregate of 13,046,791 shares of common stock of the combined company will be issued to IPEC stockholders in the merger. This number of shares assumes that no IPEC stock will be issued in connection with currently outstanding IPEC options, warrants or other rights to purchase IPEC stock between now and the effective time of the merger.



IPEC's common and preferred stockholders will own approximately 13,047,000 SpeedFam-IPEC shares, or approximately 44.6% of the combined company's outstanding common stock. SpeedFam's shareholders will own approximately 16,210,000, or approximately 55.4%, of the combined company's outstanding common stock.



The foregoing ownership break-down post-merger will not change even if all of the shares (382,164) that could be issued upon exercise of SpeedFam's options and IPEC's options, warrants and other rights to purchase IPEC stock that are in-the-money as of the record date were outstanding.



In addition, an aggregate of 3,793,286 shares of SpeedFam common stock are issuable pursuant to the exercise or conversion, as applicable, of IPEC warrants, vested options and other rights to purchase IPEC stock that were out-of-the-money as of the record date.



These numbers of shares and percentages are subject to change if the capitalization of SpeedFam or IPEC changes after February 16, 1999 and before the effective time, and there can be no assurance as to the actual capitalization of SpeedFam or IPEC at the effective time or of the combined company at any time after the effective time.

MANAGEMENT OF THE COMBINED COMPANY


The board of the combined company following the merger will consist of 9 members. Five members will have served on the board of directors of SpeedFam (2 of whom will be independent of the management of SpeedFam) and 4 members will have served on the board of directors of IPEC (3 of whom will be independent of the management of IPEC). Mr. Roger D. McDaniel, the current chief executive officer of IPEC, will be considered independent of the management of IPEC for this purpose.



Upon consummation of the merger, James N. Farley and Sanjeev Chitre will become the co-chairmen of the board of the combined company, Makoto Kouzuma will remain vice chairman, Richard J. Faubert will remain president and chief executive officer, Roger K. Marach will remain chief financial officer and treasurer and Robert R. Smith will remain managing director of SpeedFam Limited.



After the merger, a transition team consisting of Messrs. Faubert -- team chairman, who will be the leader of the transition team -- Kouzuma, Chitre and McDaniel will be established to address issues that may arise in connection with the integration of SpeedFam and IPEC. The transition team will remain in place until the earlier of 1 year from the effective time or such time as the board of directors of the combined company (including the affirmative vote of at least 2 of the combined company directors who served on the IPEC board) determines the transition team is no longer necessary. In addition, at the effective time, Ralph Hartung, currently the chief operating officer of IPEC, will be appointed as chief operating officer and president of the CMP Group of the combined company.


CONDUCT OF SPEEDFAM'S AND IPEC'S BUSINESS PRIOR TO THE MERGER

The merger agreement requires that, until the earlier of the termination of the merger agreement or the effective time, IPEC and SpeedFam carry on their business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course except (1) as indicated in the disclosure schedules each party has delivered to the other or (2) to the extent that the other of them shall otherwise consent in writing. Each of IPEC and SpeedFam has agreed to promptly notify the other of any material event involving its business or operations and to exchange monthly financial data and, to the extent permissible under federal antitrust law, participate in planning meetings.

Except as permitted by the merger agreement or the stock option agreements, or as provided in the disclosure schedules, without the prior written consent of the other, neither IPEC nor SpeedFam may do any of the following:

     (a)  Change any of the terms of outstanding stock options;

     (b) Grant any severance pay to any officer or employee, except under limited circumstances;

     (c) Transfer or license to anyone or otherwise materially change any rights to its intellectual property, other than in the ordinary course of business;


     (d) Declare or pay any dividends except for dividends payable to holders of IPEC preferred stock;

     (e) Repurchase or otherwise acquire any shares of capital stock, except under outstanding rights of repurchase;

     (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into or exercisable for shares of capital stock, or enter into other agreements or commitments obligating it to issue any such shares or convertible securities, other than in those circumstances specifically described in the merger agreement;

     (g)  Make or propose any amendments to any charter document or bylaw;

     (h) Consummate or enter into a contract for a material business acquisition;

     (i) Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except in the ordinary course of business;

     (j) Incur or guarantee any debt (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business);

     (k) Adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus to any director or employee, or increase the salaries of its officers or employees, except under certain limited circumstances;

     (l) Pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business;

     (m) Grant exclusive rights to any third party;

     (n) Take any action that would be reasonably likely to interfere with SpeedFam's ability to account for the merger as a pooling of interests; or

     (o)  Agree to take any of the actions described in (a) through (n) above.

In addition, IPEC and SpeedFam have agreed that their boards of directors will recommend adoption of the merger-related matters covered by this joint proxy statement/ prospectus unless either board determines, in good faith, that compliance with such board's fiduciary duties under applicable law would require it to not make such recommendations.

NO SOLICITATION

Under the merger agreement, until the earlier of termination of the merger agreement or the effective time, SpeedFam and IPEC have agreed that they will not:

     - solicit any proposals by anyone other than IPEC or SpeedFam; or


     - negotiate with, disclose any non-public information concerning itself to, or give access to its properties to, anyone other than IPEC or SpeedFam in connection with any acquisition proposal.



An "acquisition proposal" involving SpeedFam or IPEC is any proposal for:


     - any merger, sale of assets or similar transaction, other than in the ordinary course of business;

     - the sale of (1) 15% or more of its outstanding capital stock or (2) shares of its capital stock with 15% or more of the voting power in the election of directors;

     - the acquisition by anyone of beneficial ownership or a right to acquire beneficial ownership of (1) 15% or more of its outstanding capital stock or (2) shares of its capital stock with 15% or more of the voting power in the election of directors, except acquisitions for passive investment purposes only; or

     - any public announcement of a proposal to do any of the above or any agreement to engage in any of the above.

In addition, SpeedFam and IPEC have agreed to


     (1) notify the other promptly if any inquiry is made in writing in connection with an acquisition proposal; and



     (2) notify the other of the significant terms and conditions of any acquisition proposal.



In addition, subject to the other provisions in the section of the merger agreement summarized here, each of SpeedFam and IPEC have agreed that it will not make any public statement in support of any acquisition proposal made by anyone other than IPEC or SpeedFam. However, SpeedFam and IPEC have agreed that their boards of directors may take and disclose to their shareholders a position with respect to a tender offer pursuant to applicable Exchange Act rules.



Further, each of SpeedFam and IPEC may, if its board of directors determines that the board's fiduciary duties require it to do so, negotiate with and furnish information to anyone who has delivered to it an unsolicited, bona fide, written acquisition proposal which its board of directors determines would result in a transaction more favorable than the merger to its shareholders -- a "superior proposal."



In connection with an acquisition proposal, SpeedFam and IPEC may refer any third party to the provisions summarized here or make a copy of the applicable section available to the third party.



If SpeedFam or IPEC receives a superior proposal, the merger agreement does not prevent the board of directors of SpeedFam or IPEC from recommending the superior proposal to its shareholders or from entering into a qualifying agreement. However, the board must determine that its fiduciary duties require it to do so. In that case, the board may change its recommendations concerning the merger, and that company may refrain from soliciting proxies and taking other action necessary to secure the vote of its shareholders as required by the merger agreement.



SpeedFam and IPEC have agreed not to recommend a superior proposal to its shareholders for at least 48 hours after its receipt of the superior proposal (or a description of the significant terms and conditions, if not in writing).



Nothing in the merger agreement limits the obligation of SpeedFam or IPEC to hold its special meeting, regardless of whether the recommendations of the board have been changed or not yet made. However, the SpeedFam or IPEC board may submit a superior proposal to shareholders for approval at the same meeting at which the merger is considered.



The term "qualifying agreement" is a merger or similar agreement for a superior proposal involving SpeedFam or IPEC that:



     - terminates automatically upon shareholder approval of the merger or certain actions in contemplation of the merger;



     - provides that there will be no liability or obligation of SpeedFam or IPEC due to termination of the agreement as a result of shareholder approval;



     - does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the superior proposal, except upon consummation of the superior proposal; and

     - does not require SpeedFam or IPEC not to comply or take any act inconsistent with any provision of the merger agreement, except to the extent permitted by the merger agreement.

SpeedFam and IPEC have agreed that they will not provide any non-public information to a third party unless:

     (1) they provide the information under a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as the terms of the confidentiality agreements between SpeedFam and IPEC; and

     (2) the information is the same as previously delivered to the other party.

BREAK UP FEES

Each of SpeedFam and IPEC has agreed that if

     (1) its board of directors changes, in a manner adverse to the other, its recommendation in favor of the merger-related proposals before you and at that time there has not occurred a material adverse effect on the other party, or


     (2) its board of directors recommends a superior proposal to its shareholders,


then it will pay $6.0 million to the other party.


The payment must be made 1 business day following the earlier to occur of (A) termination of the merger agreement by the other party or (B) a negative vote of SpeedFam or IPEC. A negative vote is if either company fails to get the required vote on the merger-related proposals.


In addition, each of SpeedFam and IPEC have agreed that if no payment is required under (1) or (2) above, it will make the $6.0 million payment if


     (1) a negative vote occurs;



     (2) prior to the negative vote an acquisition proposal is made with respect to it which has been publicly disclosed and not withdrawn -- a "competing proposal"; and



     (3) within 12 months following the negative vote it enters into a definitive agreement for the competing proposal with the party that made it or the competing proposal is consummated, provided that no material adverse effect on the other party had occurred prior to the negative vote.


SpeedFam and IPEC have agreed that payment of the fees described in this section is in addition to any damages incurred in the event of a breach of the merger agreement.

SpeedFam and IPEC have agreed to pay all their own fees and expenses in connection with the merger agreement, whether or not the merger is consummated. However, SpeedFam and IPEC will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this joint proxy statement/prospectus.

CONDITIONS TO THE MERGER

The obligations of SpeedFam and IPEC to consummate the merger are subject to the satisfaction of the following conditions:

     - obtaining the required shareholder approvals of SpeedFam and IPEC;

     - the registration statement having become effective under the Securities Act;

     - the absence of any legal or governmental action making the merger illegal or otherwise prohibiting consummation of the merger

     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;


     - the receipt of written legal opinions that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;



     - the listing of the shares of SpeedFam common stock issuable to IPEC stockholders on Nasdaq; and


     - the receipt of letters from independent accountants affirming that pooling of interests accounting is appropriate for the merger.

In addition, IPEC's obligation to consummate the merger is subject to the satisfaction of the following conditions, any of which may be waived by IPEC:

     - the representations and warranties of SpeedFam and SpeedFam, Inc. contained in the merger agreement being true and correct;

     - SpeedFam and SpeedFam, Inc. performing or complying with, in all material respects, their agreements and covenants in the merger agreement;

     - the receipt of an opinion from SpeedFam's legal counsel on certain matters of corporate law; and

     - no material adverse effect with respect to SpeedFam having occurred since the date of the merger agreement.

Further, SpeedFam's obligation to consummate the merger is subject to the satisfaction of each of the following conditions, any of which may be waived by
SpeedFam:

     - the representations and warranties of IPEC contained in the merger agreement being true and correct;

     - IPEC performing or complying with, in all material respects, its agreements and covenants in the merger agreement;

     - the receipt of an opinion from IPEC's legal counsel on certain matters of corporate law;

     - no material adverse effect with respect to IPEC having occurred since the date of the merger agreement;

     - a "Distribution Date" (as defined in the IPEC stockholder rights plan) having not occurred;

     - the Stockholder's Agreement among IPEC, Harold C. Baldauf and Janet A. Baldauf dated as of August 31, 1993 having been terminated;

     - written objections to the merger having not been made by the holders of the IPEC preferred stock or the IPEC Class A common stock in an amount which, in the aggregate, would, if converted pursuant to the merger agreement, represent more than 500,000 shares of SpeedFam common stock; and

     - all necessary consents, waivers and approvals for the assumption of the options, warrants and convertible notes to be assumed by SpeedFam pursuant to the merger agreement having been obtained.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated at any time prior to consummation of the merger:

     - by mutual written consent of SpeedFam and IPEC

     - by either IPEC or SpeedFam if the merger has not been consummated by May 31, 1999, unless its action caused the failure of the merger or is a breach of the merger agreement

     - by either IPEC or SpeedFam if a governmental entity issues a final order that prohibits the merger

     - by either IPEC or SpeedFam if the required shareholder approvals of IPEC or SpeedFam have not been obtained, unless its action resulted in the failure to obtain shareholder approval


     - by SpeedFam, if the IPEC board recommends a superior proposal or changes its recommendation to its stockholders to vote for the proposals



     - by IPEC, if the SpeedFam board recommends a superior proposal or changes its recommendation to its shareholders to vote for the proposals


     - by IPEC, if SpeedFam breaches a representation or warranty in the merger agreement

     - by SpeedFam, if IPEC breaches a representation or warranty in the merger agreement

OPTION AGREEMENTS


As an inducement to the other party, SpeedFam and IPEC entered into stock option agreements with the other dated as of November 19, 1998. Under the agreements, SpeedFam granted to IPEC and IPEC granted to SpeedFam rights to acquire up to a number of shares of SpeedFam common stock or IPEC regular common stock. The number of shares subject to each option is 19.9% of the issued and outstanding shares as of the first date, if any, on which an exercise event occurs.


The exercise price for the options is payable either

     (1) in cash at a price of $14.875 per share in the case of the IPEC option and $10.56 per share in the case of the SpeedFam option; or

     (2) by exchange of shares of IPEC regular common stock or SpeedFam common stock at a rate based on the closing sale price of the stock on Nasdaq for the trading day just before the closing date of the particular option exercise.

The option holder may exercise the option after any of the following occurs, each an "exercise event:"


     - immediately prior to the consummation of a tender or exchange offer for 15% or more of any class of the other party's capital stock;


     - if the shareholders of the other party fail to give the required approvals for the merger when a competing proposal is in effect, and within 12 months following such failure, the other party enters into a definitive agreement for the competing proposal with the party that made it or the competing proposal is consummated;



     - if the board of the other party changes, in a manner adverse to the option holder, its recommendation in favor of the merger or decides to postpone or not hold the shareholders meeting after receipt of an acquisition proposal and at that time there has not occurred a material adverse effect on the option holder; or



     - if the board of the other party recommends a superior proposal to its shareholders.


The options will terminate upon the earliest of:

     - the effective time of the merger;


     - 180 days after the termination date of the merger agreement if an exercise event has occurred on or prior to the termination date;



     - 12 months after the termination date of the merger agreement if a negative vote of the other party has occurred and prior to the negative vote a competing proposal with respect to the other party has occurred;


     - 12 months after the termination date of the merger agreement if a tender or exchange offer for 15% or more of any class of the other party's capital stock was commenced prior to the termination date; and


     - subject to certain exceptions, the termination date of the merger agreement if neither an exercise event, nor both of the events specified in the third bullet point above, nor the commencement of a tender or exchange offer for 15% or more of any class of the other party's capital stock has occurred on or prior to the termination date.



However, if the option cannot be exercised because of any government order, then the option will not terminate until the tenth business day after the impediment to exercise has been removed or has become final and not subject to appeal. The options may not be exercised if (a) the other party has materially breached any of its covenants in the merger agreement or (b) the representations and warranties of the other party in the merger agreement were not true in all material respects on and as of the date when made.


During the time the option is exercisable, at the request of and upon notice by the option holder, the other party has agreed to purchase:


     (1) the option, at a price equal to the number of shares issuable upon exercise of the option multiplied by the difference between (a) the greater of the highest price per share offered, as of the notice date, under any competing proposal or the highest closing sale price of the other party's common stock on Nasdaq during the 20 trading days ending on the trading day immediately before the notice date -- the "market/tender offer price," and (b) the applicable exercise price; and

     (2) the shares issued upon exercise of the option, if any, at a price per share equal to the applicable exercise price plus the difference between the market/tender offer price and that exercise price.


The stock option agreements include other provisions that:

     (1) require the option holder to sell back the option shares to the other party under specific circumstances; and

     (2) provide registration rights for the option shares.

These provisions are detailed in the stock option agreements attached to this joint proxy statement/prospectus.

AFFILIATE AGREEMENTS

Each director and executive officer of SpeedFam has entered into agreements restricting sales and other transactions reducing their risk of investment in the shares of SpeedFam common stock held by them to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes.

Each director and executive officer of IPEC has entered into similar agreements for the shares of IPEC regular common stock held by them as well as the shares of SpeedFam common stock to be received by them in the merger to comply with federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes.

RESALE RESTRICTIONS

The shares of SpeedFam common stock to be issued to the IPEC stockholders in connection with the merger have been registered under the Securities Act. These shares will be freely transferable under the Securities Act, except that shares issued to any person who may be deemed an "affiliate" of IPEC, within the meaning of Rule 145 under the Securities Act, may only be sold under an effective registration statement covering those shares or in compliance with Rule 145 or another exemption from the registration requirement. "Affiliates" of IPEC are persons who control, are controlled by, or are under common control with IPEC at the time of the IPEC special meeting (generally directors, executive officers and principal stockholders).

This joint proxy statement/prospectus does not cover any resales of the SpeedFam common stock to be received by IPEC stockholders upon consummation of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

INTERESTS OF DIRECTORS AND OFFICERS

Certain SpeedFam and IPEC directors and officers may be deemed to have interests in the merger in addition to their interests as shareholders.

IPEC


CONSULTING AND EMPLOYMENT AGREEMENTS. The surviving company will assume the consulting agreement, dated November 19, 1998 and effective as of the effective time of the merger, by and between Harold C. Baldauf, Harold Baldauf, Jr., and David Baldauf -- collectively, the "consultants" -- and IPEC. IPEC entered into the agreement to retain the consultants' services after the effective time of the merger. The material terms are as follows:



     - the consultants will perform services as advisors in the day-to-day operations of the surviving company's business, including providing advice regarding cost reductions and increased efficiencies with respect to parts and subassemblies for up to 130 days during each calendar year that the agreement is in effect


     - a term of 4 years


     - Harold C. Baldauf, as agent for the consultants, will receive consulting fees of $200,000 per year, plus expenses, to be divided among the consultants in accordance with their determination of the proportions of the consulting provided by each of them during the relevant period


     - if Harold C. Baldauf dies during the term of the agreement, the surviving company will pay the consulting fees in equal shares to Harold Baldauf, Jr. and David Baldauf

     - if Harold Baldauf and either Harold Baldauf, Jr. or David Baldauf dies during the term of the agreement, the surviving company will pay the consulting fees solely to the survivor


     - if all the consultants die during the term of the agreement, then no further consulting fees will be paid



     - during the term of the agreement and for a period of 2 years after termination, Harold C. Baldauf has agreed not to be connected with any business entity, other than the surviving company, that provides products or services in competition with the semiconductor or memory disk business conducted by the surviving company


The agreement does not prevent Harold C. Baldauf from owning, solely for investment purposes, publicly traded securities of any company which operates a business described in the last bullet point above.

IPEC entered into an employment agreement with Roger D. McDaniel dated August 1997. The material terms are as follows:


     - IPEC issued to Mr. McDaniel 50,000 shares of IPEC regular common stock without consideration with a vesting rate of 1,667 shares, pre-tax, at the end of each full month after the effective date of the agreement -- the "McDaniel shares"



     - IPEC granted Mr. McDaniel a stock option for up to 400,000 shares of IPEC regular common stock at an exercise price equal to the fair market value of the IPEC regular common stock on the effective date of the agreement, which becomes exercisable each year as to 25% of the number of shares initially subject to the option -- the "McDaniel option"



     - in the event of the closing of an "acquisition" of IPEC, the vesting of the McDaniel shares and the McDaniel option will accelerate by 12 months upon the closing, or as to such greater amount as is necessary for Mr. McDaniel to receive vesting in shares and options for no less than 500,000 shares including full vesting of the remainder of the McDaniel shares



Under the terms of the agreement, the merger will constitute an "acquisition" of IPEC. Accordingly, assuming the merger occurs on April 5, 1999, Mr. McDaniel will receive immediate vesting of shares and options for a total of 169,212 shares of SpeedFam common stock.


IPEC has entered an agreement with John S. Hodgson. The material terms are as follows:


     - Mr. Hodgson will serve as IPEC's chief financial officer and vice president, finance, until the effective time of the merger


     - Mr. Hodgson will receive from IPEC a payment equal to 12 months pay at his current monthly base salary, which is $14,000, plus a bonus of up to 22% of his current annual base salary in a lump sum -- up to $36,960 -- when his employment terminates on the closing of the merger


     - Mr. Hodgson will start a 12-month consulting agreement at the effective time of the merger under which he will receive a minimum of $3,000 per quarter and which will allow his stock options to continue vesting, in accordance with IPEC's 1992 Stock Option Plan



As of February 16, 1999, Mr. Hodgson holds 109,200 IPEC options, 100,000 of which are vested and 9,200 of which will vest in the next 12 months.


After the merger, SpeedFam - IPEC, Inc. will enter into employment agreements with Messrs. Sanjeev Chitre and Ralph Hartung. The material terms of Mr. Chitre's agreement will be as follows:


     - initial term of employment as co-chairman to end on May 31, 2000, but with automatic 1-year extensions


     - base annual salary of $400,000, plus performance-based bonuses

     - 2-year non-compete agreement after termination of the agreement

     - severance payment of 1 year salary if terminated without cause

The material terms of Mr. Hartung's agreement will be as follows:


     - initial term of employment as chief operating officer and president of the CMP Group to end on May 31, 2000, but with automatic 1-year extensions


     - base annual salary of $300,000, plus performance-based bonuses

     - 2-year non-compete agreement after termination of the agreement

     - severance payment of 1 year salary, plus bonus, if terminated without cause

INDEMNIFICATION. After the effective time, SpeedFam will cause the surviving corporation to fulfill and honor IPEC's obligations under any indemnification agreements between IPEC and its directors and officers existing on the date of the merger agreement. The certificate of incorporation and bylaws of the surviving corporation will contain the provisions for indemnification in the certificate of incorporation and bylaws of IPEC. SpeedFam has agreed not to change these provisions in any manner that would adversely affect the rights of individuals who were directors, officers, employees or agents of IPEC before the merger for a period of 3 years.

The merger agreement provides that IPEC may purchase directors' and officers' liability insurance, to be effective for 3 years from the effective time, covering those persons who are currently covered by IPEC's directors' and officers' liability insurance but only to the extent and on terms comparable to the terms of IPEC's current policy. Also, IPEC may

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

not pay more than 150% of the annual premium currently paid by IPEC for each year of coverage without the consent of SpeedFam.

The indemnification and insurance obligations (1) will survive the consummation of the merger at the effective time; (2) are intended to benefit IPEC, the surviving corporation and the present officers and directors of IPEC; and (3) will be binding on all successors and assigns of the surviving corporation.

SPEEDFAM

EMPLOYMENT AGREEMENTS. SpeedFam has employment agreements with James N. Farley, Makoto Kouzuma, Roger K. Marach and Robert R. Smith. Each of these agreements provides for benefits to the employee in the event of a "change of control" of SpeedFam. The merger will constitute a change of control under these agreements.

If, during the 2 years following the change of control, the employee is terminated by SpeedFam for any reason other than for cause, or if the employee terminates his employment following certain changes in duties, then

     (1) the employee will receive all base annual salary accrued up to the date of termination and, within 30 days of termination, a single payment equal to 2 times the sum of (a) the employee's highest base annual salary and (b) the employee's highest target annual incentive award opportunity; and

     (2) all unvested stock options awarded to the employee under SpeedFam's stock option plans will immediately vest in full, provided that the stock options will be exercisable only within 90 days from vesting.

APPRAISAL RIGHTS

STOCKHOLDERS OF IPEC. Holders of IPEC regular common stock are not entitled to appraisal rights in connection with the merger. Holders of IPEC Class A common stock and IPEC preferred stock have appraisal rights in connection with the merger.

Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction. In a merger under Delaware law, these rights are not available for the shares of any class or series of stock which are either:

(1) listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders if the stockholders receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, cash instead of fractional shares or a combination of both; or

(2) issued by the surviving corporation if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares issued in the merger is 20% or less of the shares of

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

    the surviving corporation outstanding just before to the merger and if certain other conditions are met.

IPEC regular common stock is designated on Nasdaq as a national market system security. In the merger, holders of IPEC regular common stock will receive shares of SpeedFam common stock. Since SpeedFam common stock is also designated on Nasdaq as a national market system security, holders of IPEC regular common stock would not be entitled to appraisal rights under Delaware law.

Since the shares of IPEC Class A common stock and IPEC preferred stock are not listed on a national exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or owned of record by more than 2,000 holders, the holders of IPEC Class A common stock and IPEC preferred stock are entitled to appraisal rights under Delaware law.

Holders of IPEC Class A common stock and preferred stock which were outstanding on the IPEC record date and who fully comply with all applicable provisions of
Section 262 of the Delaware General Corporation Law are entitled to exercise appraisal rights.

Appraisal rights are exercisable only by the holder of record, not by a beneficial owner who does not hold the shares of record.

If you are entitled to appraisal rights and should you wish to exercise them, you should carefully review Section 262, attached to this joint proxy statement/prospectus as Annex C. Section 262 outlines the steps you must take to exercise your appraisal rights. Your appraisal rights will be lost if those steps are not satisfied.


SHAREHOLDERS OF SPEEDFAM AND SPEEDFAM, INC. Shareholders of SpeedFam are not entitled to dissenters' rights under the Illinois Business Corporation Act of 1983 -- "IBCA" -- in connection with the merger because SpeedFam shareholder approval of the merger is not required under Section 11.65 of the IBCA. SpeedFam, as the sole stockholder of SpeedFam, Inc., would be entitled to appraisal rights. However, SpeedFam intends to vote its shares of SpeedFam, Inc. in favor of the merger.


SpeedFam, Inc. was created as a merger sub because structuring the merger through SpeedFam, Inc. eliminated dissenters' rights for SpeedFam's shareholders.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF SPEEDFAM CAPITAL STOCK

The authorized capital stock of SpeedFam consists of 60,000,000 shares of common stock, without par value per share, and 1,000,000 shares of preferred stock, without par value per share.


SPEEDFAM COMMON STOCK. As of the SpeedFam record date, there were 16,209,795 shares of SpeedFam common stock outstanding held of record by approximately 134 shareholders. SpeedFam common stock is listed on Nasdaq under the symbol "SFAM." Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally, including the election of directors. Subject to the rights of holders of any SpeedFam preferred stock outstanding, holders of SpeedFam common stock are entitled to receive such dividends as are declared by the SpeedFam Board out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of SpeedFam, the holders of SpeedFam common stock are entitled to share ratably in any assets remaining after payment of SpeedFam's liabilities. Holders of SpeedFam common stock do not have preemptive or other subscription rights. All outstanding shares of SpeedFam common stock are fully paid and non-assessable, and the shares of SpeedFam common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

PREFERRED STOCK. SpeedFam has 1,000,000 shares of preferred stock authorized, none of which, as of the SpeedFam record date, were outstanding. The SpeedFam preferred stock may be issued from time to time in one or more series, and the SpeedFam board, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, special series voting rights and sinking fund provisions applicable to each such series of SpeedFam preferred stock. If SpeedFam issues a series of SpeedFam preferred stock in the future that has special voting rights or preferences over the SpeedFam common stock with respect to the payment of dividends or upon SpeedFam's liquidation, dissolution or winding up, the rights of the holders of the SpeedFam common stock may be adversely affected. The issuance of shares of SpeedFam preferred stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of SpeedFam and may adversely affect the voting and other rights of the holders of SpeedFam common stock.

TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar of the SpeedFam common stock is Firstar Trust Company and its telephone number is (414) 905-5000.

DESCRIPTION OF IPEC CAPITAL STOCK

The authorized capital stock of IPEC consists of 50,000,000 shares of common stock, $.01 par value per share; 3,500,000 shares of Class A common stock, $.01 par value per share; and 2,000,000 shares of preferred stock, $.01 par value per share.


REGULAR COMMON STOCK. As of the IPEC record date, there were 17,906,832 shares of IPEC regular common stock outstanding held of record by approximately 169 stockholders. IPEC regular common stock is designated as a Nasdaq national market system security under the symbol "IPEC." Holders of IPEC regular common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders of IPEC have a right to take action by written consent. The stockholders of IPEC may not cumulate votes in connection with the election of directors. The holders of IPEC regular common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IPEC board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of IPEC, the holders of IPEC regular common stock are entitled to share ratably in all assets remaining after payment of liabilities. The IPEC regular common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the IPEC regular common stock. All outstanding shares of IPEC regular common stock are fully paid and non-assessable.


CLASS A COMMON STOCK. As of the IPEC record date there were 7,186 shares of IPEC Class A common stock outstanding held of record by one stockholder. The rights of the holders of the IPEC regular common stock and the IPEC Class A common stock are essentially identical, except that:

     (1) the holders of the IPEC regular common stock are entitled to one vote per share, and holders of IPEC Class A common stock are entitled to four votes per share

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

         with respect to all matters on which holders of IPEC common stock are entitled to vote,

     (2) if stock dividends, splits, distributions, reverse splits, combinations, reclassification of shares or other recapitalizations (collectively, "recapitalizations") are declared or effected, such recapitalizations shall be effected in a like manner with respect to the IPEC regular common stock and the IPEC Class A common stock except that payments in shares of capital stock shall be paid in IPEC regular common stock with respect to IPEC regular common stock and in Class A common stock with respect to IPEC Class A common stock, and

     (3) shares of IPEC Class A common stock are convertible into IPEC regular common stock at the option of the holder at any time on a share-for-share basis.


Shares of IPEC Class A common stock are automatically converted into shares of IPEC regular common stock upon their transfer to any person other than the following transferees -- "permitted transferees":



     (a) the spouse, lineal descendants or adopted children -- "family members -- of the holder;



     (b) a trust for the sole benefit of family members;



     (c) a partnership or a corporation wholly owned by the IPEC Class A common stockholders and their family members; and


     (d) any other IPEC Class A common stockholders.


IPEC Class A common stock held by a partnership or a corporation may be transferred to its partners or stockholders existing at the time a transferor acquired its IPEC Class A common stock or if such partner or stockholder is a permitted transferee. There is no trading market for the IPEC Class A common stock.


Subject to the preferences of the preferred stock, holders of the IPEC regular common stock and IPEC Class A common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the IPEC board and are entitled to share ratably, as a single class, in all of the assets of IPEC available for distribution to holders of shares of IPEC regular common stock and IPEC Class A common stock upon the liquidation, dissolution or winding up of the affairs of the IPEC. Holders of IPEC Class A common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the IPEC regular common stock or IPEC Class A common stock in IPEC's certificate of incorporation.

PREFERRED STOCK. IPEC has 2,000,000 shares of preferred stock authorized, of which, as of the IPEC record date, 21,478 shares of Series B-1 preferred stock have been authorized, of which 7,204 shares were issued and outstanding; 21,478 shares of Series B-2 preferred stock have been authorized, of which 19,544 shares were issued and outstanding; 21,478 shares of Series B-3 preferred stock have been authorized, of which 9,898 shares were issued and outstanding; 100,000 shares of Series C preferred stock have been authorized, none of which were issued and outstanding; and 50,000 shares of Series D preferred stock have been authorized, none of which were issued and outstanding. The preferred stock of IPEC may be issued in series, and shares of each series will have such rights and preferences as are fixed by the IPEC board in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, the IPEC board may, without further action by the holders of IPEC common stock, fix the number, conversion rights, voting rights (which may be greater or lesser than the voting rights of the IPEC regular common stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of preferred stock.

Holders of IPEC Series B-1, B-2 and B-3 preferred stock -- referred to as "IPEC preferred stock" -- have no voting rights except as required by law or in connection with an amendment of the IPEC certificate of incorporation which may adversely effect their preferences, rights, powers or privileges. Holders of IPEC preferred stock are entitled to an annual cumulative dividend of $5.59 per share, payable on each December 31 and June 30. Upon the dissolution or liquidation of IPEC, the holder of each share of IPEC preferred stock shall be entitled to payment of $93.12 before the holders of the IPEC regular common stock or Class A common stock (or any other series of preferred stock which is junior to the IPEC preferred stock on dissolution or liquidation) receive any payment. Each share of Series B-1, B-2 and B-3 preferred stock is convertible into 12.54, 11.41 and 15.00 shares of IPEC regular common stock, respectively. The conversion rate on the Series B preferred stock would be adjusted in the event of a stock dividend, stock split, combination or reclassification of the IPEC regular common stock. The Series B preferred stock has certain anti-dilution rights upon certain issuances of rights or warrants and distributions of indebtedness on the IPEC regular common stock. The Series B preferred stock is not subject to redemption.

All shares of Series C preferred stock were converted into IPEC regular common stock on February 25, 1997, and no shares remain available for issuance.

The Series D preferred stock was authorized in connection with IPEC's adoption of its stockholder rights plan. Series D preferred stock is not redeemable. Each share of Series D preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of IPEC common stock. In the event of liquidation, the holders of the Series D preferred stock will be entitled to a minimum preferential liquidation payment equal to $120,000 per share. Each share of Series D preferred stock will have 1,000 votes, voting together with the shares of IPEC common stock. In the event of any merger, consolidation or other transaction in which the shares of IPEC common stock are changed or exchanged, each share of Series D preferred stock will be entitled to receive 1,000 times the amount received per share of IPEC common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the shares of Series D preferred, the value of the one one-thousandth interest in a share of Series D preferred purchasable upon exercise of each Right (as defined below) should approximate the value of one share of IPEC common stock.

TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar of the IPEC regular common stock is American Stock Transfer & Trust Co. and its telephone number is (718) 921-8247.


IPEC STOCKHOLDER RIGHTS PLAN. On March 5, 1997, IPEC adopted a stockholder rights plan. Under the plan, the IPEC board declared a dividend distribution of one preferred share purchase right on each outstanding share of IPEC common stock -- the "Right." The dividend distribution was made on May 5, 1997, to stockholders of record on May 5, 1997. The Rights will expire on January 23, 2007.


Each Right will entitle stockholders to buy one one-thousandth of a share of IPEC Series D preferred stock at an exercise price of $120.00 (or, in certain circumstances as determined by the IPEC board, cash, other property, or other securities). The Rights may become exercisable following the tenth day after a public announcement that a person or group has acquired 15% or more of the IPEC common stock or announces or commences

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

of a tender offer or exchange offer, the consummation of which would result in ownership by the person or group of 15% or more of the IPEC common stock. IPEC will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the IPEC common stock.

If, prior to redemption of the Rights, a person or group acquires 15% or more of IPEC common stock, each Right not owned by a holder of 15% or more of the IPEC common stock will entitle its holder to purchase at the Right's then current exercise price, that number of IPEC common stock (or, in certain circumstances as determined by the IPEC board, cash, other property or other securities) having a market value equal to two times the exercise price of $120.00. Furthermore, prior to redemption of the Rights, if following acquisition by a person or group of 15% or more of the IPEC common stock, IPEC sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights and the Rights will become exercisable to acquire that number of shares of common stock of the acquiring person having a value equal to two times the exercise price of $120.00. At any time after an event triggering exercisability of the Rights and prior to the acquisition by the acquiring person of 50% or more of the outstanding IPEC common stock, the IPEC board may exchange the Rights (other than those owned by the acquiring person or its affiliates) for IPEC common stock at an exchange ratio of one share of IPEC common stock per Right.


On November 19, 1998, IPEC amended the plan to provide that the Rights will not become exercisable by reason of the execution of the merger agreement, the stock option agreements or the consummation of the transactions contemplated thereby and will terminate immediately prior to consummation of the merger.


CAPITAL STOCK OF SPEEDFAM AND IPEC

After consummation of the merger, the holders of IPEC stock who receive SpeedFam common stock under the terms of the merger agreement will become shareholders of SpeedFam. As stockholders of IPEC, their rights are presently governed by the Delaware law, the IPEC certificate of incorporation and the IPEC bylaws. As shareholders of SpeedFam, their rights will be governed by Illinois law, the IBCA, the SpeedFam articles of incorporation and SpeedFam by-laws. The following discussion summarizes the material differences between the rights of holders of IPEC common stock and holders of SpeedFam common stock and differences between the charters and bylaws of IPEC and SpeedFam. This summary does not purport to be complete and is qualified in its entirety by reference to the IPEC certificate of incorporation and IPEC bylaws, the SpeedFam articles and SpeedFam by-laws and the relevant provisions of Illinois and Delaware law.

SIZE OF THE BOARD OF DIRECTORS. Delaware law permits the board of directors to change the authorized number of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders). The IPEC certificate of incorporation states that the number of directors will initially be fixed as provided in the IPEC bylaws. The IPEC bylaws authorize the IPEC board to change the size of the board. Under Illinois law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or by-laws, if that stated range has been approved by the

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

shareholders. The SpeedFam by-laws provide the SpeedFam board the authority to set the exact number of directors within the range of five to nine.

VOTING BY BALLOT. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. The IPEC certificate of incorporation provides that the election of directors at a stockholders' meeting may be by ballot, unless the IPEC bylaws provide otherwise. The IPEC bylaws provide that any stockholder vote need not be taken by ballot unless prior to such vote the Chairman of the meeting or a majority of the stockholders entitled to vote thereon and are present at the meeting demand that such vote be by ballot. Illinois law provides that the election of directors may proceed in the manner described in a corporation's bylaws. SpeedFam's by-laws provide that all votes may be by voice unless the Chairperson of the meeting orders or any shareholder demands that such vote be by ballot.

CUMULATIVE VOTING. A corporation has cumulative voting if in all elections of directors every shareholder shall have the right to cumulate its votes for directors and give one candidate as many votes as shall equal the number of directors multiplied by the number of shares or to distribute such cumulative votes in any proportion among any number of candidates. Under Delaware law, cumulative voting in the election of directors is not mandatory. The IPEC certificate of incorporation and the IPEC bylaws do not provide for cumulative voting. All Illinois corporations incorporated before December 31, 1981, such as SpeedFam, are required to have cumulative voting for directors unless the articles of incorporation of such corporation provide otherwise. The SpeedFam articles have been amended to eliminate cumulative voting.

CLASSIFIED BOARD OF DIRECTORS. A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. The IPEC certificate of incorporation and IPEC bylaws do not provide for a classified board of directors. Under Illinois law, Illinois corporations with 6 or more directors may amend their articles of incorporation to provide for a classified board. After the consummation of the merger, SpeedFam's board will have 9 members, but the SpeedFam board has no present intention to request an amendment to the SpeedFam articles to provide for a classified board.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS; ADVANCE NOTICE OF SHAREHOLDER BUSINESS AND NOMINEES. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the IPEC bylaws, special meetings may be called by stockholders holding 30% of either the IPEC regular common stock or Class A common stock or by the board of directors and the Secretary. Under Illinois law, a special meeting of shareholders may be called by the board of directors, the President, the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called and such additional persons as are authorized by the articles of incorporation or the bylaws. The SpeedFam by-laws expand Illinois law to also allow the chairman or the chief executive officer to call a special meeting of shareholders. Other than with respect to certain advance notice requirements of the IBCA, the SpeedFam articles and the SpeedFam by-laws do not require advance notice of shareholder nominees for election as director or shareholder business to be brought before a meeting.

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

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS. Under Illinois and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both Illinois law and Delaware law permit a corporation to eliminate the ability of shareholders to act by written consent in its charter. Neither the IPEC certificate of incorporation nor the SpeedFam articles provide for the elimination of the ability of shareholders to act by written consent.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS. In the last several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware law, and Section 11.75 of the IBCA certain "business combinations" by Delaware and Illinois corporations with "interested shareholders" are subject to a 3-year moratorium unless specified conditions are met.

Like Section 203, Section 11.75 prohibits an Illinois corporation from engaging in a "business combination" with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

For purposes of Section 203 and Section 11.75, the term "business combination" is defined broadly to include mergers with or caused by the interested shareholder; sales or other dispositions to the interested shareholder (except proportionately with the corporation's other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (with certain exceptions); or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 or
Section 11.75 does not apply if:

     (1) prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder;

     (2) the interested shareholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested shareholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

     (3) on or after the date such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting by 66 2/3% of the voting stock not owned by the interested shareholder.

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

Unlike Delaware law, Illinois law provides an extra protection for "interested shareholder" transactions as Section 7.85 requires any "business combination" to be approved by

     (1) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote for the election of directors voting together or a single class; and

     (2) the affirmative vote of a majority of the voting shares held by disinterested shareholders.

          This higher vote requirements will not be required if:

        (a) such business combination has been approved by two-thirds of the directors who are not affiliated with the interested shareholder, or

        (b) certain price and procedure requirements of Section 7.85 are met.

Sections 7.85 and 11.75 only apply to Illinois corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq (as is the SpeedFam common stock) or is held of record by more than 2,000 stockholders. However, an Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 in its original articles of incorporation or an amendment thereto or in its by-laws, which amendment must be approved by majority shareholder vote and may not be further amended by the board of directors. SpeedFam is governed by Sections 7.85 and 11.75.

REMOVAL OF DIRECTORS. Under Delaware law, a director may be removed, with or without cause, by the approval of a majority of the outstanding shares entitled to vote. Under Illinois law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote, provided that such removal may only occur at a meeting of the shareholders pursuant to a notice which states that the purpose of the meeting was to remove a specific director from office. Only the specific named director may be removed at such meeting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The IPEC bylaws allow any vacancy on the board that is created by an increase in the size of the board, death, resignation or disqualification to be filled by a majority of the directors then in office. Only the stockholders may fill a vacancy caused by the removal of a director by the stockholders. Under Illinois law, any vacancy on the board of directors shall be filled by the stockholders and, if such vacancy occurs between meetings, by the shareholders or the directors. The SpeedFam by-laws permit the SpeedFam board to fill any vacancies on the SpeedFam board which occur between shareholder meetings, provided that the number of directors selected during such interim period does not exceed 33 1/3% of the total membership of the board of directors. The SpeedFam by-laws will be amended prior to consummation of the merger to allow the appointment of IPEC's designees to the board of the combined company.

INDEMNIFICATION AND LIMITATION OF LIABILITY. Illinois and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care.

Delaware law does not permit the elimination of monetary liability where such liability is based on:

     (1) any breach of the director's duty of loyalty to the corporation or its stockholders,

     (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or

     (4) any transaction from which the director derived an improper personal benefit.

In the event of any amendment to the Delaware law, the IPEC certificate of incorporation includes a provision providing that IPEC shall limit or eliminate its directors' liability for monetary damages to the fullest extent permissible under Delaware law.

The IPEC certificate of incorporation provides mandatory indemnification to any party who is or was a director or officer of IPEC to the fullest extent permitted by Delaware law. Delaware Law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The SpeedFam articles also eliminate the liability of directors to the fullest extent permissible under Illinois law, as such law exists currently or as it may be amended in the future. Under Illinois law, such provision may not eliminate or limit director monetary liability for:

     (1) breaches of the director's duty of loyalty to the corporation or its shareholders;

     (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     (4) transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve SpeedFam or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. The SpeedFam by-laws also provide mandatory indemnification to any party who is or was a director, officer, employee or agent of SpeedFam to the fullest extent permitted by Illinois law.

INSPECTION OF SHAREHOLDERS LIST. Delaware law allows any stockholder to inspect and copy the stockholders list for a purpose reasonably related to such person's interest as a stockholder. No additional rights of inspection are granted under the IPEC certificate of incorporation or IPEC bylaws. Illinois law allows any shareholder of record to examine, after written demand, a corporation's books and records of account, minutes, voting trust agreements and record of shareholders, and to make extracts thereof, but only for a proper purpose. Neither the SpeedFam articles nor the SpeedFam by-laws have expanded these rights. Restricted access to shareholder records, even though unrelated to the shareholder's interests as a shareholder, could result in impairment of the shareholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of SpeedFam after the merger.

DIVIDENDS AND REPURCHASES OF SHARES. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

Under Illinois law it is unlawful for an Illinois corporation to make distributions to stockholders if, after giving effect to such distribution:

     (1) the corporation would be insolvent, or

     (2) the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

SHAREHOLDER VOTING. Delaware law generally requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Illinois law generally requires two-thirds of the outstanding voting shares to approve most major actions (like a statutory merger), unless reduced to as low as a simple majority or increased as provided in the articles of incorporation of such corporation. Both Illinois and Delaware law do not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its articles of incorporation or certificate of incorporation) if

     (1) the merger agreement does not amend the existing articles of incorporation or certificate of incorporation;

     (2) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding share after the merger; and

     (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

The IPEC certificate of incorporation and IPEC bylaws do not require any special vote of the stockholders to approve the merger. IPEC Class A common stockholders are entitled to four votes per share. IPEC regular common stockholders are entitled to one vote per share. The SpeedFam articles have been amended to provide that most major actions (like the approval of a statutory merger and amendments to the SpeedFam articles) require only a simple majority vote.

Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. With certain exceptions, Illinois law may require that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding if the articles of incorporation provide for class voting or if the proposed transaction contains a provision which, if contained in a proposed amendment to the articles of incorporation of such corporation, would entitle a class to vote.

INTERESTED DIRECTOR TRANSACTIONS. Under both Delaware and Illinois law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under Delaware law, either

     (1) the stockholders or the disinterested members of the board of directors must approve any such contract or transaction after full disclosure of the material facts, or

     (2) the contract or transaction must have been "fair" as to the corporation at the time it was approved.

Under Illinois law, if a transaction is "fair" when authorized, approved or modified, then the fact that a director has as "interest" in the transaction is not grounds for invalidating the vote or the director's vote regarding such transaction. In any proceeding relating to such a transaction, the person asserting its validity will have the burden of proof unless, after full disclosure of such director's interest:

     (1) a majority of disinterested directors approved the transaction, or

     (2) such transaction was approved by the shareholders without counting the votes of any shareholder who is an interested director.

APPRAISAL RIGHTS. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive payment of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available

     (1) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

     (2) with respect to a merger or consolidation by a corporation the shares of which are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders, plus cash instead of fractional shares; or

     (3) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

In contrast, shareholders of an Illinois corporation have dissenters' rights entitling a shareholder to dissent from a merger, sale of assets or other specified corporate act, obtain the corporation's assessment of the "fair value" of such shareholder's shares and proceed with an action to demand the difference between the shareholder's estimates of fair value and interest due and the amount of the "fair value" payment by the corporation. Under Illinois law, such dissenter's rights are available only in the event of any of the following corporate transactions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if shareholder authorization is required for such merger, consolidation or share exchange;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation or bylaws of the corporation provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures of the IBCA.

SpeedFam has not amended the SpeedFam articles or SpeedFam by-laws to provide for any additional incidences where shareholders would be entitled to dissent and obtain payment for their shares.

DISSOLUTION. Under Delaware law, unless the board of directors approves a proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The IPEC certificate of incorporation contains no such supermajority voting requirement, however, and a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of IPEC which had previously been approved by the IPEC board.

Under Illinois law, shareholders holding two-thirds or more of the total voting power (or such lesser percentage not less than a simple majority or such greater number as may be provided in the articles of incorporation) may authorize a corporation's dissolution. The SpeedFam articles currently provide (and after the merger will provide) that a vote to dissolve the corporation requires only the approval and affirmative vote of the holders of a majority of the outstanding shares.

SHAREHOLDER DERIVATIVE SUITS. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. Illinois law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that such shareholder can prove that he or she acquired the shares prior to disclosure of the wrongdoing complained of by the shareholder.

CLASS A COMMON STOCKHOLDER RIGHTS. Currently the issued and outstanding shares of IPEC Class A common stock have four votes per share. See "-- Description of IPEC Capital Stock." Upon consummation of the merger, holders of IPEC Class A common stock will receive shares of SpeedFam common stock which will only have one vote per share.

PREFERRED STOCKHOLDER RIGHTS. Currently the issued and outstanding shares of IPEC Series B preferred stock have the right to certain dividends and liquidation preferences as discussed above in "-- Description of IPEC Capital Stock." Upon the consummation of the merger, holders of IPEC preferred stock will receive shares of SpeedFam common stock which will have none of the dividend and liquidation preferences of the IPEC preferred stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger, using the pooling of interests method of accounting. SpeedFam's fiscal year ends on May 31. IPEC's fiscal year ends on June 30.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on November 30, 1998, and combines the unaudited condensed consolidated balance sheet of SpeedFam as of November 30, 1998 and the unaudited condensed consolidated balance sheet of IPEC as of December 31, 1998.

The unaudited pro forma condensed combined statements of operations give effect to the merger as if it occurred as of the beginning of the earliest year presented and combines the historical consolidated statements of operations of SpeedFam for each of the three fiscal years in the period ended May 31, 1998 and the six month periods ended November 30, 1998 and 1997, with the results of operations of IPEC for each of the three fiscal years in the period ended June 30, 1998 and the six month periods ended December 31, 1998 and 1997.

SpeedFam and IPEC estimate that they will incur approximately $6.5 million of non-recurring merger-related costs primarily related to the fees of financial advisors, attorneys, accountants and other costs related to the special meetings, which will be charged to operations when incurred. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the merger, including costs which may be incurred to integrate and restructure the operations of SpeedFam and IPEC, or that management will be successful in its efforts to integrate the operations of the two companies.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of SpeedFam and IPEC and should be read in conjunction with the respective historical consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               NOVEMBER 30, 1998
                                 (in thousands)


                                     SPEEDFAM         IPEC
                                   NOVEMBER 30,   DECEMBER 31,    PRO FORMA
                                       1998           1998       ADJUSTMENTS      TOTAL
                                   ------------   ------------   -----------     --------
ASSETS
Current assets:
  Cash and cash equivalents......    $ 87,858      $   7,866       $             $ 95,724
  Short-term investments.........      33,435         59,646                       93,081
  Trade accounts receivable and
     notes receivable, net.......      36,480         30,308                       66,788
  Inventories....................      41,551         69,192                      110,743
  Prepaid expenses and other
     current assets..............      12,648          1,753                       14,401
                                     --------      ---------       -------       --------
Total current assets.............     211,972        168,765                      380,737
Investments in affiliates........      27,968                                      27,968
Property, plant, and equipment,
  net............................      70,940         31,061                      102,001
Intangible assets, net...........       2,424          7,950                       10,374
Other assets.....................       1,053          4,076                        5,129
                                     --------      ---------       -------       --------
Total assets.....................    $314,357      $ 211,852       $             $526,209
                                     ========      =========       =======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
     debt........................    $    102      $   1,260       $             $  1,362
  Accounts payable and due to
     affiliates..................      10,924          5,320                       16,244
  Customer deposits..............       2,421                                       2,421
  Accrued expenses and other
     current liabilities.........      11,066         17,638          6,500(a)     35,204
                                     --------      ---------       -------       --------
Total current liabilities........      24,513         24,218         6,500         55,231
Long-term liabilities:
  Long-term debt.................                    116,650                      116,650
  Deferred income taxes..........       1,020                                       1,020
                                     --------      ---------       -------       --------
Total long-term liabilities......       1,020        116,650                      117,670
Stockholders' equity:
  Preferred stock................                         --            --(b)
  Common stock...................           1            178          (178)(b)          1
  Class A common stock...........                         --            --(b)
  Additional paid-in capital.....     228,054        196,594           178(b)     424,826
  Retained earnings..............      58,228       (124,673)       (6,500)(a)    (72,945)
  Accumulated other comprehensive
     income (loss)...............       2,541         (1,115)                       1,426
                                     --------      ---------       -------       --------
Total stockholders' equity.......     288,824         70,984        (6,500)       353,308
                                     --------      ---------       -------       --------
Total liabilities and
  stockholders' equity...........    $314,357      $ 211,852       $             $526,209
                                     ========      =========       =======       ========


  See accompanying notes to unaudited pro forma condensed combined statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED NOVEMBER 30, 1998
                    (in thousands, except per share amounts)


                                    SPEEDFAM         IPEC
                                  NOVEMBER 30,   DECEMBER 31,    PRO FORMA
                                      1998           1998       ADJUSTMENTS     TOTAL
                                  ------------   ------------   -----------    --------
Revenue:
  Net sales.....................    $ 59,689       $ 42,658       $            $102,347
  Commissions from affiliate....         737                                        737
                                    --------       --------       -------      --------
Total revenue...................      60,426         42,658                     103,084
Cost of sales...................      40,217         34,730                      74,947
                                    --------       --------       -------      --------
Gross margin....................      20,209          7,928                      28,137
                                    --------       --------       -------      --------
Operating expenses:
  Research, development, and
     engineering................      19,451         16,808                      36,259
  Selling, general, and
     administrative.............      15,553         15,149                      30,702
                                    --------       --------       -------      --------
Operating loss..................     (14,795)       (24,029)                    (38,824)
Other income....................       3,587            (64)                      3,523
                                    --------       --------       -------      --------
Loss from consolidated companies
  before income taxes...........     (11,208)       (24,093)                    (35,301)
Income tax benefit..............      (5,678)                                    (5,678)
                                    --------       --------       -------      --------
Loss from consolidated
  companies.....................      (5,530)       (24,093)                    (29,623)
Equity in net earnings of
  affiliates....................       1,429                                      1,429
                                    --------       --------       -------      --------
Earnings (loss) from continuing
  operations....................    $ (4,101)      $(24,093)      $            $(28,194)
                                    ========       ========       =======      ========
Earnings (loss) from continuing
  operations per common share:
  Basic.........................    $  (0.25)      $  (1.36)                   $  (0.98)
                                    ========       ========                    ========
  Diluted.......................    $  (0.25)      $  (1.36)                   $  (0.98)
                                    ========       ========                    ========
Weighted average shares
  outstanding:
  Basic.........................      16,087        (17,850)                     28,761
                                    ========       ========                    ========
  Diluted.......................      16,087        (17,850)                     28,761
                                    ========       ========                    ========


  See accompanying notes to unaudited pro forma condensed combined statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED NOVEMBER 30, 1997
                    (in thousands, except per share amounts)


                                  SPEEDFAM         IPEC
                                NOVEMBER 30,   DECEMBER 31,     PRO FORMA
                                    1997           1997        ADJUSTMENTS     TOTAL
                                ------------   ------------    -----------    --------
Revenue:
  Net sales...................    $105,814       $109,153        $            $214,967
  Commissions from
     affiliate................       4,561                                       4,561
                                  --------       --------        -------      --------
          Total revenue.......     110,375        109,153                      219,528
Cost of sales.................      62,600         60,660                      123,260
                                  --------       --------        -------      --------
Gross margin..................      47,775         48,493                       96,268
                                  --------       --------        -------      --------
Operating expenses:
  Research, development, and
     engineering..............      14,703         15,050                       29,753
  Selling, general, and
     administrative...........      18,088         17,568                       35,656
                                  --------       --------        -------      --------
Operating profit..............      14,984         15,875                       30,859
Other income (expense)........       2,269           (622)                       1,647
                                  --------       --------        -------      --------
Earnings from consolidated
  companies before income
  taxes.......................      17,253         15,253                       32,506
Income tax expense............       6,144          5,611                       11,755
                                  --------       --------        -------      --------
Earnings from consolidated
  companies...................      11,109          9,642                       20,751
Equity in net earnings of
  affiliates..................       2,068                                       2,068
                                  --------       --------        -------      --------
Earnings from continuing
  operations..................    $ 13,177       $  9,642        $            $ 22,819
                                  ========       ========        =======      ========
Earnings from continuing
  operations per common share:
  Basic.......................    $   0.94       $   0.54                     $   0.86
                                  ========       ========                     ========
  Diluted.....................    $   0.89       $   0.50                     $   0.80
                                  ========       ========                     ========
Weighted average shares
  outstanding:
  Basic.......................      14,040         17,526                       26,483
                                  ========       ========                     ========
  Diluted.....................      14,883         19,351                       28,622
                                  ========       ========                     ========


  See accompanying notes to unaudited pro forma condensed combined statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED MAY 31, 1998
                    (in thousands, except per share amounts)


                                    SPEEDFAM         IPEC         PRO FORMA
                                  MAY 31, 1998   JUNE 30, 1998   ADJUSTMENTS     TOTAL
                                  ------------   -------------   -----------    --------
Revenue:
  Net sales.....................    $176,247       $189,012       $             $365,259
  Commissions from affiliate....       9,009                                       9,009
                                    --------       --------       --------      --------
Total revenue...................     185,256        189,012                      374,268
Cost of sales...................     109,751        121,581                      231,332
                                    --------       --------       --------      --------
Gross margin....................      75,505         67,431                      142,936
                                    --------       --------       --------      --------
Operating expenses:
  Research, development, and
     engineering................      33,681         33,501                       67,182
  Selling, general, and
     administrative.............      35,880         37,036                       72,916
                                    --------       --------       --------      --------
Operating profit (loss).........       5,944         (3,106)                       2,838
Other income (expense)..........       5,957         (2,447)                       3,510
                                    --------       --------       --------      --------
Earnings (loss) from
  consolidated companies before
  income taxes..................      11,901         (5,553)                       6,348
Income tax expense..............       3,456         26,128                       29,584
                                    --------       --------       --------      --------
Earnings (loss) from
  consolidated companies........       8,445        (31,681)                     (23,236)
Equity in net earnings of
  affiliates....................       4,418                                       4,418
                                    --------       --------       --------      --------
Earnings (loss) from continuing
  operations....................    $ 12,863       $(31,681)      $             $(18,818)
                                    ========       ========       ========      ========
Earnings (loss) from continuing
  operations per common share:
  Basic.........................    $   0.86       $  (1.81)                    $  (0.69)
                                    ========       ========                     ========
  Diluted.......................    $   0.83       $  (1.81)                    $  (0.69)
                                    ========       ========                     ========
Weighted average shares outstanding:
  Basic.........................      14,971         17,603                       27,469
                                    ========       ========                     ========
  Diluted.......................      15,591         17,603                       27,469
                                    ========       ========                     ========


  See accompanying notes to unaudited pro forma condensed combined statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED MAY 31, 1997
                    (in thousands, except per share amounts)


                                   SPEEDFAM         IPEC         PRO FORMA
                                 MAY 31, 1997   JUNE 30, 1997   ADJUSTMENTS     TOTAL
                                 ------------   -------------   -----------    --------
Revenue:
  Net sales....................    $160,994       $144,688       $             $305,682
  Commissions from affiliate...      12,430                                      12,430
                                   --------       --------       --------      --------
Total revenue..................     173,424        144,688                      318,112
Cost of sales..................     103,501         82,842                      186,343
                                   --------       --------       --------      --------
Gross margin...................      69,923         61,846                      131,769
                                   --------       --------       --------      --------
Operating expenses:
  Research, development, and
     engineering...............      19,766         23,951                       43,717
  Selling, general, and
     administrative............      28,671         27,563                       56,234
  Program discontinuance
     charge....................                     17,601                       17,601
                                   --------       --------       --------      --------
Operating profit (loss)........      21,486         (7,269)                      14,217
Other expense..................        (298)          (864)                      (1,162)
                                   --------       --------       --------      --------
Earnings (loss) from
  consolidated companies before
  income taxes.................      21,188         (8,133)                      13,055
Income tax expense (benefit)...       8,037         (2,951)                       5,086
                                   --------       --------       --------      --------
Earnings (loss) from
  consolidated companies.......      13,151         (5,182)                       7,969
Equity in net earnings of
  affiliates...................       7,068                                       7,068
                                   --------       --------       --------      --------
Earnings (loss) from continuing
  operations...................    $ 20,219       $ (5,182)      $             $ 15,037
                                   ========       ========       ========      ========
Earnings (loss) from continuing
  operations per common share:
  Basic........................    $   1.78       $  (0.35)                    $   0.67
                                   ========       ========                     ========
  Diluted......................    $   1.67       $  (0.35)                    $   0.62
                                   ========       ========                     ========
Weighted average shares outstanding:
  Basic........................      11,349         15,623                       22,441
                                   ========       ========                     ========
  Diluted......................      12,127         15,623                       24,088
                                   ========       ========                     ========


  See accompanying notes to unaudited pro forma condensed combined statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED MAY 31, 1996
                    (in thousands, except per share amounts)


                                 SPEEDFAM         IPEC         PRO FORMA
                               MAY 31, 1996   JUNE 30, 1996   ADJUSTMENTS     TOTAL
                               ------------   -------------   -----------    --------
Revenue:
  Net sales..................    $113,880       $148,690        $            $262,570
  Commissions from
     affiliate...............       6,290                                       6,290
                                 --------       --------        -------      --------
Total revenue................     120,170        148,690                      268,860
Cost of sales................      78,661         85,061                      163,722
                                 --------       --------        -------      --------
Gross margin.................      41,509         63,629                      105,138
                                 --------       --------        -------      --------
Operating expenses:
  Research, development, and
     engineering.............      11,496         15,877                       27,373
  Purchased research and
     development.............                     36,961                       36,961
  Selling, general, and
     administrative..........      18,922         26,653                       45,575
                                 --------       --------        -------      --------
Operating profit (loss)......      11,091        (15,862)                      (4,771)
Other income (expense).......        (208)           100                         (108)
                                 --------       --------        -------      --------
Earnings (loss) from
  consolidated companies
  before income taxes........      10,883        (15,762)                      (4,879)
Income tax expense
  (benefit)..................       4,266         (6,399)                      (2,133)
                                 --------       --------        -------      --------
Earnings (loss) from
  consolidated companies.....       6,617         (9,363)                      (2,746)
Equity in net earnings of
  affiliates.................       5,204                                       5,204
                                 --------       --------        -------      --------
Earnings (loss) from
  continuing operations......    $ 11,821       $ (9,363)       $            $  2,458
                                 ========       ========        =======      ========
Earnings (loss) from
  continuing operations per
  common share:
  Basic......................    $   1.27       $  (0.69)                    $   0.13
                                 ========       ========                     ========
  Diluted....................    $   1.16       $  (0.69)                    $   0.11
                                 ========       ========                     ========
Weighted average shares outstanding:
  Basic......................       9,344         14,434                       19,592
                                 ========       ========                     ========
  Diluted....................      10,159         14,434                       21,953
                                 ========       ========                     ========


  See accompanying notes to unaudited pro forma condensed combined statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

NOTE 1:  PRO FORMA ADJUSTMENTS

(a) Adjusted to reflect incurrence of an estimated $6,500 of non-recurring merger-related costs. These costs are detailed as follows:

Financial Advisors                                              $4,250
Legal Advisors                                                   1,500
Accountants                                                        195
Printing costs                                                     204
Registration and Transfer Fees                                     105
Other                                                              246
                                                                ------
                                                                $6,500
                                                                ======

    Does not include costs which will be incurred to integrate and restructure the operations of SpeedFam and IPEC.

(b) The pro forma amount assumes 13,046 shares of SpeedFam common stock are issued in the merger, based on the exchange ratio of .71 shares of SpeedFam common stock for each share of IPEC regular common stock, IPEC Class A common stock, and the common stock equivalents underlying the IPEC preferred stock (collectively referred to herein as "IPEC Stock") outstanding as of November 30, 1998 (as calculated below). The actual number of shares of SpeedFam common stock to be issued will be determined at the time the merger is consummated, based upon the number of shares of IPEC Stock then outstanding.

                                                                             COMMON STOCK
                                                OUTSTANDING    CONVERSION    EQUIVALENTS
                                                  SHARES         RATIO       OUTSTANDING
                                                -----------    ----------    ------------
Preferred Stock
  Class B-1.................................           7         12.54              90
  Class B-2.................................          20         11.41             223
  Class B-3.................................          10         15.00             149
Common Stock................................      17,906             1          17,906
Class A Common Stock........................           7             1               7
                                                                                ------
Total IPEC Common Stock Outstanding.........                                    18,375
Exchange Ratio..............................                                      0.71
                                                                                ------
SpeedFam Stock Issued.......................                                    13,046
                                                                                ======


NOTE 2:  EARNINGS PER SHARE


The calculation of basic and diluted income (loss) from continuing operations per common share for the pro forma statements of operations uses the applicable weighted average number of outstanding shares of SpeedFam and IPEC common stock adjusted to equivalent shares of SpeedFam common stock. In calculating loss from continuing operations per common share for the year ended May 31, 1998 and the six months ended November 30, 1998, common stock equivalent shares consisting of stock options, warrants,

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                     (In thousands, except per share data)

and convertible preferred stock have been excluded because their inclusion would have been anti-dilutive.

NOTE 3:  RECLASSIFICATIONS

Certain historical amounts have been reclassified to conform with the pro forma combined presentation.

NOTE 4:  NONRECURRING ITEMS

During fiscal 1998, IPEC incurred net charges of $25.9 million to increase the valuation allowance for its deferred tax assets.


In the second quarter of fiscal 1997, IPEC decided to discontinue the production plans for the Avanti 672, an integrated 300mm high-volume oxide CMP tool. Accordingly, IPEC incurred a $17.6 million pretax program discontinuance charge in fiscal 1997 from writedowns of inventory and assets relating to the Avanti 672 program.


During fiscal 1996, IPEC acquired GAARD Automation, Inc. and IPEC Precision, Inc. The acquisitions were accounted for as purchases and $37.0 million of the acquisition prices was allocated to purchased research and development that was expensed at the time of the respective acquisitions.

                ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF
                           ONLY SPEEDFAM SHAREHOLDERS

PROPOSAL TWO -- AMENDMENT TO ARTICLES OF INCORPORATION -- NAME CHANGE

SpeedFam's articles provide that the name of SpeedFam is "SpeedFam International, Inc." Pursuant to the merger agreement, SpeedFam has agreed to propose and recommend that the articles be amended at the effective time of the merger to change SpeedFam's name to "SPEEDFAM-IPEC, Inc." The SpeedFam board has authorized such amendment of the articles at the effective time, subject to shareholder approval. Under the proposed amendment, subject to and upon consummation of the merger, Article One of the articles would be amended and restated to read as follows:

"The name of the corporation is SPEEDFAM-IPEC, Inc."

The SpeedFam shareholders are being asked to approve such amendment. The affirmative vote of at least a majority of the shares of SpeedFam common stock issued and outstanding on the SpeedFam record date is required to approve the amendment of the articles. An abstention or a broker non-vote has the effect of a vote against the proposal.

   THE SPEEDFAM BOARD RECOMMENDS THAT SPEEDFAM SHAREHOLDERS VOTE "FOR" THE AMENDMENT OF SPEEDFAM'S ARTICLES TO CHANGE THE CORPORATE NAME OF SPEEDFAM TO "SPEEDFAM-IPEC, INC."

PROPOSAL THREE -- AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM


The SpeedFam board recommends that SpeedFam shareholders approve a proposed amendment to SpeedFam's 1995 stock plan. This amendment, subject to and upon consummation of the merger, will increase the maximum aggregate number of shares of SpeedFam common stock available under the plan from 1,800,000 to 3,300,000 shares. The 1995 stock plan currently provides that a total of 1,800,000 shares of SpeedFam common stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded from time to time under the plan. As of February 16, 1999, a total of 693,009 shares of SpeedFam common stock were available for such purpose.


SpeedFam management believes that this amendment will further promote SpeedFam's goals of enhancing longterm profitability by offering stock-based incentives to those individuals who are key to SpeedFam's growth and success, and who, after the merger, will include former IPEC employees. SpeedFam believes that the use of options and other rights to purchase SpeedFam common stock is important to retaining and attracting key employees. This will be especially true after the merger, with the substantial increase in employees and the importance of retaining persons in key positions in an increasingly competitive environment. SpeedFam will not grant any further options under the IPEC 1992 Stock Option Plan.

The major provisions of the 1995 stock plan relating to stock options and the proposed amendment are described below:

Term. The 1995 stock plan became effective as of July 27, 1995 and has no fixed expiration date.

Administration. The 1995 stock plan is administered by the compensation committee of the SpeedFam board, which has the exclusive authority to make awards under the 1995 stock plan and to make all interpretations and determinations affecting the plan. No member of the compensation committee will be eligible to participate in the plan or may be awarded equity securities under the plan or any other plan of SpeedFam during the year prior to compensation committee service unless the plan (or any other such plan) and the award comply with the applicable requirements of Rule 16b-3 under the Exchange Act. The plan and the grant of stock options to the directors pursuant to the plan have been structured to comply with the applicable requirements of Rule 16b-3.

Participation. Participation in the plan is limited to key officers and other employees of SpeedFam and any of its subsidiaries --"Employees"-- and any member of the SpeedFam board who is not then an Employee or beneficial owner, either directly or indirectly, of more than 10% of the SpeedFam common stock -- an "Eligible Director." Eligible Directors are eligible to receive automatic grants of nonqualified stock options pursuant to the provisions of the plan.

Type of Awards. Awards under the plan may be in the form of stock options (including incentive stock options -- ISOs -- which meet the requirements of Section 422 of the Internal Revenue Code, restricted shares and restricted units. The compensation committee may award stock appreciation rights in connection with any option granted under the plan, either at the time the option is granted or thereafter at any time prior to the exercise, termination or expiration of the option ("tandem right"), or separately ("freestanding right"). Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of SpeedFam common stock purchasable under any ISO and the option price of any stock appreciation right accompanying an ISO will not be less than 100% of the fair market value of a share of SpeedFam common stock on the date of grant of the ISO or stock appreciation right accompanying an ISO.

Shares Available. As originally effective, no more than 1,000,000 shares of SpeedFam common stock could be issued under the plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and other similar events). On October 8, 1998, shareholders approved an amendment which increased the maximum number of shares to 1,800,000. If the proposed amendment is approved, the maximum aggregate number of shares which may be issued under the plan will be increased to 3,300,000. Generally, any shares of SpeedFam common stock which cease to be subject to purchase under a granted option, or any forfeited restricted share or restricted units, will become available for subsequent awards under the plan.

Stock Options. The compensation committee will fix the term of all options granted to Employees under the plan; however, the term of ISOs may not exceed ten years from the grant date. The exercise price for any shares of SpeedFam common stock purchasable under an option granted to Employees will be determined by the compensation committee subject to adjustment as described below. The exercise price for any shares purchasable under an ISO will not be less than 100% of the fair market value of a share of SpeedFam common stock on the date the ISO is granted. The compensation committee may, in its discretion, accelerate the exercisability of any outstanding option, in whole or in part, at any time. The terms of nonqualified stock options granted to Eligible Directors, the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the plan which can only be amended to the extent permitted by Rule 16b-3. However, each option granted either to an Employee or Eligible Director will become exercisable in full at the earliest of the death, eligible retirement or total disability of the option holder and may become exercisable in the event of an involuntary termination within three years of a change in control of SpeedFam. Each option shall be exercisable in full or in part, subject to certain requirements in the plan, by payment of the exercise price in cash or by surrender of shares already owned by the option holder.

Stock Appreciation Rights. The compensation committee may grant stock appreciation rights in connection with any option granted under the plan, either as a tandem right or a freestanding right. Each tandem right is subject to the same terms and conditions as the related options. The exercise price of stock appreciation rights granted under the plan will be determined by the compensation committee; however, the exercise price of each stock appreciation right granted in connection with an ISO will not be less than 100% of the fair market value of a share of SpeedFam common stock on the date the ISO is granted. Upon exercise of an stock appreciation right, the holder will be entitled to receive the excess of the fair market value of a share of SpeedFam common stock over the exercise price of the stock appreciation right, payable in cash (unless otherwise determined by the compensation committee).

Restricted Shares. The compensation committee will determine the terms, conditions and restrictions on which awards of shares of SpeedFam common stock may be made. The holder of such shares will generally have the rights of shareholders subject to the provisions of the plan. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted share award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of SpeedFam. Generally, all restricted shares and all rights with respect to such restricted shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be sold, transferred, assigned or pledged until they are delivered to the holder of the share award.

Restricted Units. The compensation committee is authorized to grant and to determine the terms, conditions and restrictions of any restricted unit awards. No shares of SpeedFam common stock will be issued at the time the award is made and SpeedFam will not be required to set aside funds for the payment of any such award. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted unit award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of SpeedFam. Restricted unit awards may be paid in cash or shares or any combination thereof.

Adjustments. The compensation committee may, at any time, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of SpeedFam or similar corporate transaction or event affecting the SpeedFam common stock in such manner as it deems equitable, adjust, among other things; (1) the limitation of shares that may be issued under the plan; (2) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (3) the exercise price to be paid for unexercised stock options; and (4) the share value used to determine the amount of value of any award under the plan.

Termination and Amendment. The SpeedFam board may suspend, terminate, modify or amend the plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under
Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining shareholder approval. The board may terminate the plan, but the terms of the plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the plan may adversely affect the rights of an employee or eligible director under previously granted awards.

The SpeedFam board has authorized, subject to shareholder approval, the amendment to the plan. The amendment increases the maximum aggregate number of shares of SpeedFam common stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 3,300,000 shares.

The SpeedFam shareholders are being asked to approve such amendment. The affirmative vote of at least a majority of the shares of SpeedFam common stock present or represented and voting at the SpeedFam special meeting is required to approve the amendment to the plan. An abstention has the effect of a vote against the proposal.


THE SPEEDFAM BOARD RECOMMENDS THAT THE SPEEDFAM SHAREHOLDERS VOTE "FOR"

THE AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM INTERNATIONAL, INC., AS AMENDED AS OF OCTOBER 8, 1998, WHICH WOULD INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF SPEEDFAM COMMON STOCK AS TO WHICH AWARDS OF OPTIONS, RESTRICTED SHARES, UNITS OR RIGHTS MAY BE MADE FROM TIME TO TIME THEREUNDER FROM 1,800,000 TO 3,300,000 SHARES.

                SPEEDFAM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

SpeedFam designs, develops, manufactures, markets and services chemical mechanical planarization, or "CMP," systems used in the fabrication of semiconductor devices as well as other high-throughput precision surface processing equipment used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. In addition, SpeedFam markets and distributes parts and expendables and slurries. SpeedFam's total revenue consists of net sales in two business segments: (1) equipment, parts and expendables, and (2) slurries, as well as commissions earned on the distribution in the U.S. and Europe of products manufactured by SpeedFam Co., Ltd., SpeedFam's joint venture in the Far East -- the "Far East Joint Venture." Sales of SpeedFam's products are recorded upon shipment or when the product is accepted by the customer, provided that no significant obligations remain outstanding and collection of the related receivable is deemed probable. SpeedFam accrues estimated warranty and installation expenses for each equipment and system order at the time the order is shipped.

Equipment, parts and expendables consist of capital equipment manufactured by SpeedFam, spare parts for that equipment and expendable products, such as bearings, grinding stones, lapping plates, workpiece carriers, seals, retaining rings, workholders and polishing pads. During the first six months of fiscal 1999 and 1998 and the fiscal years 1998, 1997, and 1996, 80.9%, 84.8%, 83.7%,
83.6%, and 77.3% respectively, of SpeedFam's net sales was attributable to the sale of capital equipment, parts and expendables. Historically, the gross margin for products in this segment has been significantly higher than that for slurries. SpeedFam began development of its original CMP product, the CMP-V, in 1990. SpeedFam initiated volume shipments of the CMP-V in 1994. Shipments of the Auriga began in fiscal 1997. In the second quarter of fiscal 1998, SpeedFam began shipments of its latest CMP enhancement, the Auriga-C. Through November 30, 1998, SpeedFam had sold 20 Auriga-C systems. SpeedFam's CMP systems accounted for 57.1%, 61.8%, 57.2%, 50.2% and 34.7%, of net sales for the first six months of fiscal 1999 and 1998 and fiscal years 1998, 1997, and 1996 respectively. SpeedFam's CMP systems generally have higher gross margins than those of SpeedFam's other capital equipment products.

Slurries consist of polishing slurry and slurry components (including vehicles and abrasives) used in surface processing. During the six months ended November 30, 1998 and 1997 and fiscal years 1998, 1997, and 1996, 19.1%, 15.2%, 16.3%,
16.4% and 22.7%, respectively, of SpeedFam's net sales was attributable to the sale of slurries. Substantially all of the slurries sold by SpeedFam are manufactured by Fujimi Incorporated. Historically, the gross margin for slurries has been significantly lower than that for equipment, parts and expendables. In recent years, SpeedFam has experienced severe competitive pressure in the sale of slurries and has been required to reduce prices. In addition, SpeedFam has experienced increased slurry costs.

Commissions from affiliate -- "commissions" -- consist primarily of revenue derived from the distribution by SpeedFam in the U.S. and Europe of products manufactured by the Far East Joint Venture for which SpeedFam acts as sales agent. Certain capital equipment marketed and distributed by SpeedFam is produced solely by the Far East Joint Venture. SpeedFam distributes such products throughout the U.S. and Europe and receives commissions thereon. Such amount reflects the difference between the imported equipment's cost to SpeedFam and sales price to the customer. For the first six months of fiscal 1999 and 1998 and fiscal years fiscal 1998, 1997, and 1996, commissions accounted for 1.2%, 4.1%, 4.9%, 7.2%, 5.2%, respectively, of total revenue. Commissions are subject to foreign exchange rate fluctuations which can significantly impact operating profit margins.

In the first six months of fiscal 1999 and 1998 and in fiscal years 1998, 1997, and 1996, 50.7%, 33.9%, 31.7%, 31.2% and 21.7%, respectively, of SpeedFam's total revenue was attributable to sales outside of the United States. In particular, in the first six months of fiscal 1999, 31.3% of SpeedFam's total revenue was attributable to sales made to European markets and 19.4% was attributable to sales to markets in the Far East.

SpeedFam generally enters into foreign exchange contracts to hedge certain firm commitments denominated in foreign currencies, principally in Japanese yen. The terms of the contracts are rarely more than one year. Currency exchange rate variations have had an immaterial effect on SpeedFam's results of operations for the periods presented. The results of operations of SpeedFam's subsidiaries and its equity in the net earnings of the Far East Joint Venture are translated for financial statement purposes based upon average exchange rates during the period covered. As a result, fluctuations in exchange rates may have an adverse effect on the Company's results of operations. Net assets of the Company's foreign subsidiaries and 50% of the net assets of the Far East Joint Venture were approximately $30.1 million at October 31, 1998 (the end of the fiscal 1999 second quarter of such entities).

SpeedFam owns a 50% interest in both the Far East Joint Venture and Fujimi Corporation -- "Fujimi Joint Venture." SpeedFam's equity interest in each joint venture is accounted for on the equity method. As a result, SpeedFam's share of the net earnings of the Far East Joint Venture and the Fujimi Joint Venture appear in the "Equity in net earnings of affiliates" caption on SpeedFam's consolidated statements of earnings. The Far East Joint Venture and the Fujimi Joint Venture have paid dividends in the past and may continue to do so in the foreseeable future, but are expected to reinvest substantially all their earnings back into their respective businesses. SpeedFam's share of the net earnings of the Far East Joint Venture has not in the past resulted and is not expected in the future to result in a like effect on the cash flows of SpeedFam. At November 30, 1998, SpeedFam's equity interest in the Far East Joint Venture was $23.8 million, representing 7.6% of SpeedFam's total assets and 8.2% of stockholders' equity. The net earnings of SpeedFam in the past have been substantially influenced by the results of operations of the Far East Joint Venture and can be expected to continue to be so influenced in the future.

QUARTER ENDED NOVEMBER 30, 1998 COMPARED WITH QUARTER ENDED NOVEMBER 30, 1997

RESULTS OF OPERATIONS

The following table sets forth certain consolidated statements of earnings data for the periods indicated as a percentage of total revenue:

                                         THREE MONTHS       SIX MONTHS
                                            ENDED             ENDED
                                         NOVEMBER 30,      NOVEMBER 30,
                                        --------------    --------------
                                        1998     1997     1998     1997
                                        ----     ----     ----     ----
REVENUE
Net sales.............................   99.4%    95.3%    98.8%    95.9%
Commissions from affiliate............    0.6      4.7      1.2      4.1
                                        -----    -----    -----    -----
Total revenue.........................  100.0    100.0    100.0    100.0
Cost of sales.........................   69.8     56.2     66.6     56.7
                                        -----    -----    -----    -----
Gross margin..........................   30.2     43.8     33.4     43.3
OPERATING EXPENSES:
Research, development and
  engineering.........................   42.8     14.0     32.2     13.3
Selling, general and administrative...   34.4     15.4     25.7     16.4
                                        -----    -----    -----    -----
Operating profit (loss)...............  (47.0)    14.4    (24.5)    13.6
Other income, net.....................    7.4      2.6      6.0      2.0
                                        -----    -----    -----    -----
Earnings (loss) from consolidated
  companies before income taxes.......  (39.6)    17.0    (18.5)    15.6
Income tax expense (benefit)..........  (19.0)     5.9     (9.3)     5.5
                                        -----    -----    -----    -----
Earnings (loss) from consolidated
  companies...........................  (20.6)    11.1     (9.2)    10.1
Equity in net earnings of
  affiliates..........................    2.9      2.4      2.4      1.8
                                        -----    -----    -----    -----
Net earnings (loss)...................  (17.7)%   13.5%    (6.8)%   11.9%
                                        =====    =====    =====    =====

NET SALES. SpeedFam's net sales for second quarter of fiscal 1999 were $23.9 million, down 55.6% from net sales of $53.9 million for the corresponding period in the prior year. Sales of equipment, parts and expendables decreased to $18.2 million of 75.9% of net sales in the second quarter of fiscal 1999, against $46.0 million or 85.3% of net sales reported in the same period of fiscal 1998. The sales decline in this segment was primarily attributable to lower sales of the SpeedFam's CMP systems to the semiconductor industry. Sales of CMP systems generated $11.1 million, or 46.6% of net sales in the second quarter of fiscal 1999, down from the $34.7 million, or 64.4% of net sales, reported a year earlier. SpeedFam's net sales in this quarter were affected by the continued slowdown in overall demand for semiconductor manufacturing equipment including CMP systems, which is due to the over-capacity situation in the semiconductor device market worldwide. As a result, semiconductor manufacturers are expected to continue to reduce or delay their investment in manufacturing equipment. In addition, the semiconductor device market has been affected by the poor general economic conditions of many Asian countries, particularly Korea and Japan, who are both users and producers of semiconductors. SpeedFam believes that these market and economic uncertainties will likely have an adverse effect on sales of CMP systems, as well as other equipment products SpeedFam sells, through the next 12 to 18 months.

Sales to the thin film memory disk market in the second quarter of fiscal 1999 accounted for $6.7 million, or 27.9% of net sales, compared with $13.4 million, or 24.8% of net sales, for the second quarter of fiscal 1998. The technology of thin film memory disks has shifted to the use of more alternative substrates, and a majority of those substrates are being produced by Far East manufacturers. Consequently, thin film memory disk manufacturers in the United States have experienced manufacturing over-capacity which in turn has reduced capital spending for equipment SpeedFam supplies from its U.S. operations. SpeedFam expects these manufacturing over-capacity problems to continue in the U.S. through the current fiscal year.

Net sales for the six months ended November 30, 1998 were $59.7 million, down 43.6% against net sales of $105.8 million in the first six months of fiscal 1998. A decline in sales of CMP equipment accounted for the significant portion of this sales decline. In the first half of fiscal 1999, sales of CMP systems were $34.1 million, or 57.1% of net sales, against the $65.4 million or 61.8% of net sales, reported a year earlier. In addition, net sales in the six months ended November 30, 1998 decreased due to a decline in sales to the thin film memory disk market. In the six months ended November 30, 1998, sales to the thin film memory disk market were $13.4 million compared to $28.9 million in the same six months of the prior year. Equipment sales to the thin film memory disk market have declined during this period due to the reasons set forth above.

The decrease in net sales in the three and six months ended November 30, 1998 was also attributable to a decrease in sales of slurries. Slurries revenue decreased to $5.8 million or 24.1% of net sales in the second quarter of fiscal 1999 from $7.9 million or 14.7% in the comparable period of fiscal 1998. In the first six months of fiscal 1999, sales of slurries were $11.4 million or 19.1% of net sales compared to the $16.0 million or 15.2% in the same period of fiscal 1998.

COMMISSIONS FROM AFFILIATE. Commissions from affiliate decreased to $152,000 during the second quarter of fiscal 1999 from $2.6 million in the corresponding period of fiscal 1998. During the first six months of this fiscal year, commissions from affiliate decreased to $737,000 from $4.6 million in the first six months of fiscal 1998. The decline in commission revenue in the three and six months ended November 30, 1998 was due to the continued slowdown in demand for capital equipment from both the thin film memory disk and silicon wafer markets. SpeedFam believes that capital equipment spending will decline further in the thin film memory and silicon wafer industries in the current fiscal year, in turn further lowering commissions from affiliate compared to prior year periods.

GROSS MARGIN. Gross margin decreased to $7.3 million or 30.2% of total revenue for the three months ended November 30, 1998 from $24.8 million or 43.8% of total revenue for the three months ended November 30, 1997. For the first six months of fiscal 1999, gross margin was $20.2 million or 33.4% of total revenue compared to $47.8 million or 43.3% of total revenue in fiscal 1998. Gross margin, both in dollars and as a percentage of total revenue, was down year over year due primarily to higher material costs for SpeedFam's mainline CMP tool, the Auriga-C integrated dry-in/dry-out system, higher overhead costs due to excess production capacity, lower commission revenue, pricing pressure in all markets, and shifts in the product mix.

RESEARCH DEVELOPMENT AND ENGINEERING. Research, development and engineering expense was $10.3 million or 42.8% of total revenue in the second quarter of fiscal 1999, up from $7.9 million or 14.0% of total revenue in the second quarter of fiscal 1998. In the six months ended November 30, 1998, research, development and engineering expense increased to $19.5 million or 32.2% of total revenue compared to $14.7 million or 13.3% of total revenue in the same period of fiscal year 1998. The increase in both the three and six month periods of fiscal 1999 ended November 30, 1998 is a result of SpeedFam's significant investment in CMP systems' reliability and productivity improvements, various process technologies for the semiconductor device market and growing technical support costs due to the greater number of CMP systems now in the field. Research, development and engineering expense as a percentage of total revenue also increased substantially due to reduced revenues in fiscal 1999.

SELLING, GENERAL AND ADMINISTRATIVE. In the second quarter of fiscal 1999, selling, general and administrative expense was $8.3 million, or 34.4% of total revenue, down from $8.7 million, or 15.4%, last year. Selling, general and administrative expense decreased to $15.6 million or 25.7% of total revenue in the first six months of fiscal 1999 from $18.1 million or 16.4% of total revenue in the first six months of fiscal 1998. The dollar decrease in the second quarter and first six months of fiscal 1999 as compared to the prior year was due to lower commissions paid to the Far East Joint Venture as a result of decreased sales of CMP systems manufactured in the United States and sold into the Asian markets. Selling, general and administrative expense also declined due to management's efforts to control expenses to align them with lower revenue expectations, including decreased travel, an across the board reduction in all management salaries, a freeze on new hires, and reductions in SpeedFam's global workforce. Selling, general and administrative expense as a percentage of total revenue increased substantially in both the three and six month periods ended November 30, 1998. This was primarily due to reduced revenues in fiscal 1999.

OTHER INCOME, NET. Other income increased to $1.8 million in the second quarter of fiscal 1999 from $1.5 million in the comparable period of fiscal 1998. Other income increased to $3.6 million in the first six months of fiscal 1999 from $2.3 million in the comparable period of fiscal 1998. Other income consisted almost entirely of interest income in the second quarter of fiscal 1999. Interest income increased in the second quarter and first six months of fiscal 1999 compared to the prior year period as a result of the cash infusion from SpeedFam's equity offering in October 1997.

INCOME TAX BENEFIT. In the second quarter and first six months of fiscal 1999, SpeedFam provided for a tax benefit due to the operating losses reported. The tax benefit has been recorded at a rate significantly above the federal benefit rate of 35% due to the impact of significant research and development tax credits.

EQUITY IN NET EARNINGS OF AFFILIATES. SpeedFam's equity in the net earnings of its joint ventures was $701,000 for the second quarter, compared to $1.3 million a year ago. For the first six months of fiscal 1999, equity in net earnings of affiliates decreased to $1.4 million from $2.1 million in the corresponding period in the prior year. SpeedFam believes that the earnings of SpeedFam's largest joint venture, the Far East Joint Venture, may be adversely affected for at least the current fiscal year by both the slow down in demand for equipment sold into the thin film memory disk and silicon wafer markets, as well as the current economic and currency crises facing many Far East economies.

FISCAL 1998 COMPARED WITH FISCAL 1997

RESULTS OF OPERATIONS

The following table sets forth certain consolidated statements of earnings data for the periods indicated as a percentage of total revenue:

                                                   YEARS ENDED MAY 31,
                                                 -----------------------
                                                 1998     1997     1996
                                                 -----    -----    -----
REVENUE:
Net sales......................................   95.1%    92.8%    94.8%
Commissions from affiliate.....................    4.9      7.2      5.2
                                                 -----    -----    -----
Total revenue..................................  100.0    100.0    100.0
Cost of sales..................................   59.2     59.7     65.5
                                                 -----    -----    -----
Gross margin...................................   40.8     40.3     34.5
OPERATING EXPENSES:
Research, development and engineering..........   18.2     11.4      9.6
Selling, general and administrative............   19.4     16.5     15.7
                                                 -----    -----    -----
Operating profit...............................    3.2     12.4      9.2
Other income (expense).........................    3.2     (0.2)    (0.2)
                                                 -----    -----    -----
Earnings from consolidated companies before
  income taxes.................................    6.4     12.2      9.0
Income tax expense.............................    1.9      4.6      3.5
                                                 -----    -----    -----
Earnings from consolidated companies...........    4.5      7.6      5.5
Equity in net earnings of affiliates...........    2.4      4.1      4.3
                                                 -----    -----    -----
Net earnings...................................    6.9%    11.7%     9.8%
                                                 =====    =====    =====

NET SALES. Net sales for the fiscal year ended May 31, 1998 were $176.2 million, up 9.5% over net sales of $161.0 million in fiscal 1997. Equipment, parts and expendables accounted for 83.7% of net sales in fiscal 1998 compared to 83.6% in fiscal 1997. The dollar growth in this segment was attributable to higher sales of SpeedFam's CMP planarization systems to the semiconductor industry. In addition, the average selling price of the CMP systems increased over the prior year due to a shift in product mix to the Auriga and the Auriga-C from the CMP-V in fiscal 1998. Sales of CMP systems totaled $100.8 million, or 57.2% of net sales, up 24.8% over the $80.8 million of CMP system sales in fiscal 1997. However, SpeedFam believes that there has been a slowdown in overall demand for semiconductor manufacturing equipment including CMP systems, which has slowed sales to the semiconductor device market worldwide.

Sales to the thin film memory disk market in fiscal 1998 accounted for $51.9 million, or 29.4% of net sales, as compared to $59.1 million, or 36.7% of net sales in fiscal 1997. This decrease was primarily due to a decline in sales of equipment to the thin film memory disk market from the prior year. The technology for the production of thin film memory disks has shifted to the use of alternative substrates; a majority of those substrates being produced by Far East manufacturers. Consequently, thin film memory disk manufactures headquartered in the United States have experienced manufacturing over-capacity which in turn has reduced capital spending for equipment SpeedFam supplies from its U.S.

operations. SpeedFam expects these manufacturing over-capacity problems to continue in the U.S. through the next fiscal year.

Sales of slurries increased to $28.8 million in fiscal 1998 from $26.3 million in fiscal 1997. As a percent of net sales, sales of slurries remained relatively unchanged at 16.3% in fiscal 1998 compared to 16.4% in fiscal 1997. European net sales increased to $11.0 million in fiscal 1998 from $9.9 million in fiscal 1997.

COMMISSIONS FROM AFFILIATE. Commissions from affiliate decreased to $9.0 million in the year ended May 31, 1998, compared to $12.4 million in the year ended May 31, 1997. The decrease in fiscal 1998, as compared to fiscal 1997, was due not only to the continued slowdown in the thin film memory disk market, but also to a global decrease in orders of capital equipment from the silicon wafer market related to manufacturing over capacity due to slowing demand for wafers produced by that industry.

GROSS MARGIN. In fiscal 1998, gross margin was $75.5 million, or 40.8% of total revenue, compared to $69.9 million, or 40.3% of total revenue, in fiscal 1997. Gross margin increased primarily due to the increased sales of CMP systems in fiscal 1998. However, the impact of improved gross margins due to higher sales of CMP systems was mostly offset by declining gross margins on sales to the thin film memory disk industry, declining slurry margins and lower commission revenue compared to fiscal 1997. Gross margin was also impacted by an additional $1.5 million in warranty expense accrued in the fourth quarter of fiscal 1998. Due to the increasing complexity of SpeedFam's CMP products, and the importance of maintaining customer good will in the current competitive environment, management made the decision in the fourth quarter of fiscal year 1998 to accrue for additional equipment warranty to cover the anticipated customer service costs of its CMP products.

RESEARCH, DEVELOPMENT AND ENGINEERING. In the year ended May 31, 1998, research, development and engineering expense increased to $33.7 million, or 18.2% of total revenue, compared to $19.8 million, or 11.4% of total revenue, in fiscal 1997. The increase in both the dollar amount and the percentage of total revenue is a result of SpeedFam's significant investment in dry-in/dry-out, end-point detection and 300mm planarization capabilities for its CMP systems; improvements in CMP systems' reliability and productivity; and various process technologies for the semiconductor device, thin film memory disk and silicon wafer markets. In addition, SpeedFam has committed significant technical support resources to meet the needs of its customers.

SELLING, GENERAL AND ADMINISTRATIVE. In fiscal 1998, selling, general and administrative expense increased to $35.9 million from $28.7 million in fiscal 1997. In fiscal 1998, selling, general and administrative expense increased as a percent of total revenue to 19.4% from 16.5% in fiscal 1997. This increase in selling, general and administrative expense reflects continued investments in the sales and administrative infrastructure, as well as increased commissions paid to the Far East Joint Venture as a result of increased sales of CMP systems produced by SpeedFam in the U.S. and exported to Pacific Rim customers through the Far East Joint Venture. In the fourth quarter of fiscal 1998, selling, general and administrative expense also included an increase in the allowance for doubtful accounts receivable due to possible exposures in the Far East as well as severance compensation related to reductions in SpeedFam's workforce which were made during the quarter.

OTHER INCOME (EXPENSE). Other income increased to $6.0 million in fiscal 1998 from $298,000 of other expense in fiscal 1997. Other income (expense) consisted primarily of interest income in fiscal 1998. Interest income increased substantially in fiscal 1998 as a result of the cash infusions from SpeedFam's two successful equity offerings in February and October of calendar year 1997.

PROVISION FOR INCOME TAXES. SpeedFam's effective tax rate in fiscal 1998 was 29%, compared to 38% in fiscal 1997. SpeedFam's effective income tax rate in fiscal 1998 differs from the Federal statutory rate primarily as a result of state taxes, net of the U.S. federal benefit, more than offset by the tax benefit from a foreign sales corporation and tax exempt investment securities.

EQUITY IN NET EARNINGS OF AFFILIATES. For the year ended May 31, 1998, equity in net earnings of affiliates decreased to $4.4 million compared to $7.1 million in the year ended May 31, 1997. Revenue of the Far East Joint Venture grew in fiscal 1998 from the same period a year ago. However, net earnings of the Far East Joint Venture were down from the prior year due to competitive pricing pressures for the automated disk polishing systems, which negatively impacted gross margins, combined with higher costs of producing and servicing these systems. Restructuring costs of approximately $742,000 were incurred by the Far East Joint Venture during fiscal 1998 in connection with the reorganization of its Asian operations which included the closing of the Malaysia and Thailand subsidiaries in July of 1998.

FISCAL 1997 COMPARED WITH FISCAL 1996

NET SALES. Net sales for the fiscal year ended May 31, 1997 were $161.0 million, up 41.4% over net sales of $113.9 million in fiscal 1996. Equipment, parts and expendables accounted for 83.6% of net sales in fiscal 1997 compared to 77.3% in fiscal 1996. The growth in this segment was attributable to higher sales of SpeedFam's CMP planarization systems to the semiconductor industry. Sales of CMP systems totaled $80.8 million, or 50.2% of net sales, more than double the $39.5 million of CMP system sales in fiscal 1996. In addition to the significant increase in CMP equipment sales to semiconductor manufacturers, net sales for the fiscal year increased due to a higher level of sales of equipment, parts and expendables to the thin film memory disk media market. Sales to the thin film memory disk market in fiscal 1997 accounted for $59.1 million, or 36.7% of net sales, as compared to $49.5 million, or 43.5% of net sales in 1996. Sales of slurries increased to $26.3 million in fiscal 1997 from $25.8 million in fiscal 1996. However, as a percent of net sales, sales of slurries decreased to 16.4% in fiscal 1997 from 22.7% in fiscal 1996. European sales decreased to $9.9 million in fiscal 1997 from $10.9 million in fiscal 1996.

COMMISSIONS FROM AFFILIATE. Commissions from affiliate increased to $12.4 million in the year ended May 31, 1997, compared to $6.3 million in the year ended May 31, 1996. The increase in fiscal 1997, as compared to fiscal 1996, was due primarily to increased demand in the silicon wafer industry for polishing systems developed and manufactured by the Far East Joint Venture. In addition, sales of cleaning and polishing systems, also produced by the Far East Joint Venture, to customers in the thin film memory disk media market increased significantly in fiscal 1997 over fiscal 1996. Commissions from affiliate also improved over the prior year due to improved margins on import machines.

GROSS MARGIN. In fiscal 1997, gross margin was $69.9 million, or 40.3% of total revenue, compared to $41.5 million, or 34.5% of total revenue, in fiscal 1996. In addition to higher sales levels, gross margin has increased due to a continuing increase in sales of higher margin equipment, particularly systems for the planarization of semiconductor devices. In addition, higher commission revenue contributed to the increased gross margins in fiscal 1997.

RESEARCH, DEVELOPMENT AND ENGINEERING. In the year ended May 31, 1997, research, development and engineering expense increased to $19.8 million, or 11.4% of total revenue, compared to $11.5 million, or 9.6% of total revenue, in fiscal 1996. The increase in both the dollar amount and as a percent of total revenue is a result of the continued investment in the development of the CMP process and products for key markets, particularly for the semiconductor sector, and the increase in SpeedFam's field support organization throughout the world. Such expenditures resulted in the development and sale of the Auriga, and the development of a post-CMP cleaning technology.

SELLING, GENERAL AND ADMINISTRATIVE. In fiscal 1997, selling, general and administrative expense increased to $28.7 million from $18.9 million in fiscal 1996. In fiscal 1997, selling, general and administrative expense increased as a percent of total revenue to 16.5% from 15.7% in fiscal 1996. Higher levels of spending were required to support the sales growth in fiscal 1997. This increase in selling, general and administrative expense as a percentage of revenue reflects continued investments in the sales and administrative infrastructure, as well as increased commissions paid to the Far East Joint Venture as a result of increased sales of CMP systems produced by SpeedFam in the U.S. and exported to Pacific Rim customers though its joint venture affiliate.

OTHER INCOME (EXPENSE). Other expense increased to $298,000 in fiscal 1997 from $208,000 in fiscal 1996. Other income (expense) includes charges associated with SpeedFam's public common stock offering in the first quarter of fiscal 1997 which was subsequently canceled, interest expense, miscellaneous expenses and interest income.

PROVISION FOR INCOME TAXES. SpeedFam's effective tax rate in fiscal 1997 was 38%, compared to 39% in fiscal 1996. SpeedFam's effective income tax rate in fiscal 1997 differs from the Federal statutory rate primarily as a result of state taxes, net of the U.S. federal benefit offset by the tax benefit from a foreign sales corporation and research and development tax credits.

EQUITY IN NET EARNINGS OF AFFILIATES. For the year ended May 31, 1997, equity in net earnings of affiliates increased to $7.1 million compared to $5.2 million in the year ended May 31, 1996 primarily as a result of continued strong demand for products sold to the thin film memory disk and semiconductor wafer industries by the Far East Joint Venture. In addition, SpeedFam's share of the net earnings of the Fujimi Joint Venture was significantly higher than in fiscal 1996 due to increased sales and improved margins realized during fiscal 1997 on slurry products sold by the Fujimi Joint Venture to the U.S. silicon wafer market.

LIQUIDITY AND CAPITAL RESOURCES

As of November 30, 1998, SpeedFam had $121.3 million in cash, cash equivalents and short-term investments, compared to $141.2 million at May 31, 1998. SpeedFam used $5.0 million of cash in operating activities. Cash from operations was used primarily to pay down accounts payable and amounts due to affiliates, reduce other current liabilities and increase other current assets.

Accounts payable and due to affiliates decreased to $10.9 million at November 30, 1998, from $23.9 million at May 31, 1998. This decrease was a result of management's efforts to control inventory purchasing in anticipation of lower sales volume in the first and second quarters of fiscal year 1999. Cash used in operations was partially offset by reductions in accounts receivable and inventories.

Accounts receivable decreased to $36.5 million at November 30, 1998, from $45.2 million at May 31, 1998. The decrease in accounts receivable was primarily due to lower sales volume in the first six months of fiscal year 1999, combined with management's efforts to collect on outstanding receivables.

Inventory decreased to $41.6 million at November 30, 1998, from $55.5 million at May 31, 1998. Inventory had increased substantially in fiscal year 1998 due to a build up of CMP systems in the third and fourth quarters of fiscal 1998, which did not ship until the first and second quarters of fiscal year 1999. In addition, inventories decreased due to decreased production in anticipation of lower sales volume in fiscal year 1999. SpeedFam established an obsolescence reserve for inventories in the amount of $1.4 million and $1.7 million at May 31, 1998 and November 30, 1998, respectively.

SpeedFam made capital expenditures of $16.2 million. The majority of the cash was used to fund the continued construction of a new 109,000 square foot Technology Center next to its corporate headquarters in Chandler, Arizona. Maturities of short-term investments provided $20.7 million of cash during the first six months of fiscal 1999. Sales of short-term investments also provided $35.8 million in cash. In total, $39.1 million in cash was invested in short-term securities in the six months ended November 30, 1998.

Financing activities provided $1.2 million in cash, primarily through the sale of stock to employees and the exercise of stock options, offset by debt repayments. The Company has available a $60.0 million credit facility with its U.S. bank group. The Company also has a L950,000 ($1.6 million) revolving line of credit with the London branch of the U.S. bank. As of February 3, 1999, no amounts were outstanding on either loan facility. The Company believes that the Company's cash, cash equivalents and short-term investments combined with the available proceeds from the loan facilities will be sufficient to meet the Company's capital requirements during at least the next 12 months.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for financial years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SpeedFam is evaluating the new Statement's provisions and has not yet determined its impact. SpeedFam will adopt SFAS No. 133 effective June 1, 2000.

YEAR 2000

SpeedFam has addressed the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way. SpeedFam is aware of and has addressed the potential computing difficulties that may be triggered by the year 2000.

SpeedFam has substantially completed a year 2000 date review and conversion project to address all the necessary changes, testing and implementation issues. The project encompassed three major areas of review: internal systems (hardware and software), supplier compliance and SpeedFam products. SpeedFam has identified the changes required to its computer programs and hardware. The necessary modifications to SpeedFam's centralized financial, manufacturing and operational information systems have been completed. SpeedFam's major suppliers have been sent letters requesting information regarding their own year 2000 plan, as well as requesting confirmation that the components supplied by these vendors are year 2000 compliant. SpeedFam has evaluated the vendor responses which have been received and concluded that the vendors which have responded either are year 2000 compliant or are proceeding with their own year 2000 compliance programs. SpeedFam will continue to follow-up with vendors with which SpeedFam has a material relationship and who have not responded to obtain assurances that they expect to be year 2000 compliant in time. Equipment and systems manufactured and supplied by SpeedFam have been evaluated and determined to be free of any material problems that could be caused by the year 2000 issue. Management estimates that SpeedFam's remaining year 2000 compliance expense will be immaterial. SpeedFam believes that year 2000 problems related to its own internal systems and equipment and systems it sells have been addressed and resolved and will not have a material effect on SpeedFam's business, financial condition and results of operations. However, there can be no assurance that the systems of other companies upon which SpeedFam's systems and business rely will be timely converted or that any such failure to convert by another company would not have a material adverse effect on SpeedFam's business, financial conditions or results of operations. To mitigate this risk, SpeedFam is reviewing its vendor relationships and building alternative sources of supply should the business operations of any one vendor be interrupted due to the year 2000 problems.

                  IPEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

IPEC is a Delaware corporation primarily engaged in designing, manufacturing, marketing and servicing equipment for the semiconductor manufacturing industry. IPEC is organized into two principal divisions. IPEC Planar manufactures CMP equipment and CMP-related products. IPEC Precision manufactures advanced plasma-assisted chemical etch systems and metrology equipment for use primarily in manufacturing silicon wafers and semiconductor devices.

IPEC's revenue is derived from the sale of products and related spare parts and service. IPEC recognizes product and spare part revenue when the product or part is shipped. Service revenue is recognized ratably over the term of service contracts or in some cases upon completion of service.

IPEC's gross margin has varied in the past and may vary significantly in the future due to many factors and is especially dependent on the percentage of sales through distributors, materials costs, product mix and favorable terms given to customers to introduce new products, penetrate new markets and accelerate purchases. IPEC sells directly in the United States, and such sales historically have had a higher gross margin than indirect international sales. Gross margins in any period may not be indicative of margins for future periods. Because IPEC Precision's customer base is new, IPEC believes that IPEC Precision's gross margin could be lower than the gross margin for IPEC's CMP tools. As new products are introduced by IPEC Precision in future quarters, IPEC's gross margin may decrease.


IPEC incurred net losses of $24.1 million in the six months ended December 31, 1998, $42.3 million in fiscal 1998, $33.7 million in fiscal 1997 and $10.7 million in fiscal 1996. IPEC's loss in the six months ended December 31, 1998 resulted primarily from a world wide slowdown in the semiconductor and silicon wafer manufacturing industries. IPEC's fiscal 1998 net loss included a $25.9 million net charge to increase the valuation allowance for IPEC's deferred tax assets and a $10.6 million charge to record an additional write-down of the assets in connection with the closure of IPEC Clean. IPEC's fiscal 1997 net loss included a $25.0 million charge (net of taxes) for estimated losses on disposal of IPEC Clean, a $3.6 million loss (net of taxes) from IPEC Clean operations of fiscal 1997, and a $17.6 million pretax charge for asset write downs due to the discontinuation of the Avanti 672 program. IPEC's fiscal 1996 net loss included a one-time pretax charge of $37.0 million for the purchase of in-process research and development in connection with the acquisitions of IPEC Planar Portland and IPEC Precision.


IPEC expects to incur losses until semiconductor industry conditions improve, especially in Asia, and order levels increase. Gross margins in fiscal 1999 are expected to decline from fiscal 1998 due to the distribution of fixed costs over a smaller revenue base. Although IPEC has initiated cost-containment measures and will continue to review its cost structure, these measures alone are not expected to improve operating results to a profitable level in fiscal 1999. A significant portion of IPEC's operating expenses is relatively fixed in nature and planned expenditures are based in part on anticipated orders. Ongoing expenditures for product development, engineering and customer support make it difficult to reduce expenses in a particular quarter if IPEC's sales projections for the quarter are not met. Any inability to reduce spending quickly enough to mitigate any revenue shortfall would magnify the adverse impact of the revenue shortfall on IPEC's results of operations.

QUARTER ENDED DECEMBER 31, 1998 COMPARED WITH QUARTER ENDED
DECEMBER 31, 1997

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated the results of operations for IPEC expressed as a percentage of total revenue:

                                               THREE MONTHS ENDED
                                                  DECEMBER 31,
                                           --------------------------
                                              1998           1997
                                           -----------    -----------
Revenue..................................        100.0%         100.0%
Cost of goods sold.......................         86.1           54.6
                                           -----------    -----------
     Gross margin........................         13.9           45.4
                                           -----------    -----------
Operating expenses:
  Research and development...............         48.1           14.4
  Selling, general and administrative....         39.0           16.9
                                           -----------    -----------
     Total operating expenses............         87.1           31.3
                                           -----------    -----------
     Operating income (loss).............        (73.2)          14.1
Other income (expense):
  Interest income........................          5.6            2.7
  Interest expense.......................        (11.4)          (3.4)
  Other, net.............................          (.1)            --
                                           -----------    -----------
     Total other income (expense)........         (5.9)          (0.7)
                                           -----------    -----------
     Income (loss) from continuing
       operations
       before income taxes...............        (79.1)          13.4
Income tax expense.......................           --            4.9
                                           -----------    -----------
     Net income (loss) from continuing
       operations........................        (79.1)           8.5
                                           ===========    ===========
     Discontinued operations -- loss on
       disposal of IPEC clean, net of
       taxes.............................           --          (11.5)
                                           -----------    -----------
     Net income (loss)...................        (79.1)%         (3.0)%
                                           ===========    ===========

REVENUE. Revenue was $17.7 million for the quarter ended December 31, 1998 compared to $57.9 million for the quarter ended December 31, 1997, which was the highest quarterly level of revenue in IPEC's history. The 69% decrease resulted from downturns in the semiconductor and silicon wafer industries. IPEC anticipates lower revenue levels for fiscal 1999 compared to fiscal 1998 as a result of these economic conditions. Revenue from international sales represented 42% of total revenue for the quarter ended December 31, 1998 and 49% of total revenue for the quarter ended December 31, 1997.

COST OF GOODS SOLD. Cost of goods sold as a percentage of revenue increased to 86.1% for the quarter ended December 31, 1998 from 54.6% for the quarter ended December 31,

1997. This increase resulted primarily from increased fixed manufacturing and field service expenses incurred to build, support and service new products spread over a smaller revenue base. Additionally, IPEC received a settlement of $1.1 million, included in revenue, from a major customer for cancellation of orders in the quarter ended December 31, 1998. IPEC incurred a corresponding $1.1 million charge to cost of goods sold to reduce the valuation of inventory related to these orders in the quarter ended December 31, 1998. Because revenue is not expected to increase until conditions improve in the semiconductor and silicon wafer industries, cost of goods sold as a percentage of revenue is expected to remain high, adversely affecting gross margins.

RESEARCH AND DEVELOPMENT. Research and development expense increased 2% for the quarter ended December 31, 1998 to $8.5 million from $8.3 million for the quarter ended December 31, 1997. IPEC also incurred a non-recurring charge of $375,000 in the quarter ended December 31, 1998 for development costs to a third party for an integrated cleaning tool. As a result of the economic downturn in the semiconductor and silicon wafer industries, IPEC had implemented cost reduction plans in non-critical research and development projects beginning in the fourth quarter of fiscal 1998 through the second quarter of fiscal 1999. As a result of these cost reduction plans, research and development expense for the quarter ended December 31, 1998 decreased 13% from $9.7 million for the quarter ended June 30, 1998. IPEC is continuing to develop the AvantGaard 676 and AvantGaard 776. Current development efforts also include a 300mm integrated CMP system (the AvantGaard 876), plasma-assisted chemical etch systems, metrology technologies and copper and dual damascene CMP processes.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased 29% to $6.9 million for the quarter ended December 31, 1998 compared to $9.8 million for the quarter ended December 31, 1997. The $2.9 million decrease resulted primarily from reduced commission expense from lower foreign selling activity, cost reduction programs and certain patents becoming fully amortized in the first quarter of fiscal 1999. Cost reduction programs have included headcount reductions, mandatory shut downs during holiday periods and certain project reductions.

INTEREST INCOME AND INTEREST EXPENSE. Interest income decreased to $983,000 for the quarter ended December 31, 1998 from $1.6 million for the quarter ended December 31, 1997. The decrease resulted from lower aggregate cash, cash equivalents and short-term investment amounts and lower interest rates during the quarter ended December 31, 1998 compared to the quarter ended December 31, 1997. Interest expense was $2.0 million for each of the quarters ended December 31, 1998 and 1997. IPEC's interest expense results primarily from the $115.0 million, 6.25% IPEC Convertible Notes financing completed in September 1997.

INCOME TAX EXPENSE. IPEC did not record an income tax benefit for the quarter ended December 31, 1998, due to the uncertain nature of the ultimate realization of a future tax benefit. IPEC does not anticipate recording income tax expense or benefits in fiscal l999. Income tax expense for the quarter ended December 31, 1997 was $2.9 million, an effective tax rate of 36.6%.

LOSS ON DISPOSAL OF IPEC CLEAN. IPEC incurred a loss of $6.7 million, net of taxes, in the quarter ended December 31, 1997 to write down the net assets of IPEC Clean. IPEC had been negotiating the sale of IPEC Clean in calendar 1997. However, the deteriorating business climate in the Pacific Rim resulted in a delay of expected purchase orders from IPEC Clean customers and IPEC was unable to consummate the transaction. IPEC closed IPEC Clean in the quarter ended March 31, 1998.

SIX MONTHS ENDED DECEMBER 31, 1998 COMPARED WITH SIX MONTHS ENDED DECEMBER 31, 1997

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated the results of operations for IPEC expressed as a percentage of total revenue:

                                                SIX MONTHS ENDED
                                                  DECEMBER 31,
                                                -----------------
                                                 1998       1997
                                                ------     ------
Revenue.....................................
                                                100.0%     100.0%
Cost of goods sold..........................
                                                 81.4       55.6
                                                -----      -----
     Gross margin...........................
                                                 18.6       44.4
                                                -----      -----
Operating expenses:
  Research and development..................
                                                 39.4       13.8
  Selling, general and administrative.......
                                                 35.5       16.1
                                                -----      -----
     Total operating expenses...............
                                                 74.9       29.9
                                                -----      -----
     Operating income (loss)................
                                                (56.3)      14.5
Other income (expense):
  Interest income...........................
                                                  4.5        1.6
  Interest expense..........................
                                                 (9.5)      (2.2)
  Other, net................................
                                                  4.8         --
                                                -----      -----
     Total other income (expense)...........
                                                 (0.2)      (0.6)
                                                -----      -----
     Income (loss) from continuing
       operations before income taxes.......
                                                (56.5)      13.9
Income tax expense..........................
                                                   --        5.1
                                                -----      -----
     Income (loss) from continuing
       operations...........................
                                                (56.5)       8.8
Discontinued operations -- loss on disposal
  of IPEC Clean, net of taxes...............
                                                   --       (6.1)
                                                -----      -----
     Net income (loss)......................
                                                (56.5)%      2.7%
                                                =====      =====

REVENUE. Revenue was $42.7 million for the six months ended December 31, 1998 compared to $109.2 million for the six months ended December 31, 1997. The 61% decrease from IPEC's record level revenues of the six months ended December 31, 1997 resulted from downturns in the semiconductor and silicon wafer industries. IPEC anticipates lower revenue levels for fiscal 1999 compared to fiscal 1998 as a result of these economic conditions. Revenue from international sales represented 48% of total revenues for the six months ended December 31, 1998 and 40% of total revenues for the six months ended December 31, 1997.


COST OF GOODS SOLD. Costs of goods sold as a percentage of revenue increased to 81.4% for the six months ended December 31, 1998 from 55.6% for the six months ended December 31, 1997. This increase resulted primarily from increased fixed manufacturing and field service expenses incurred to build support and service new products spread over a smaller revenue base. Additionally, the Company incurred increased expenses of $762,000 for product installation and process acceptance for the AvantGaard 776 for the six months ended December 31, 1998 compared to the six months ended December 31, 1997. Because revenue is not expected to increase until conditions improve in the semiconductor and silicon wafer industries, cost of goods sold as a percentage of revenue is expected to remain high, adversely affecting gross margins.


RESEARCH AND DEVELOPMENT. Research and development expense increased 12% to $16.8 million for the six months ended December 31, 1998 from $15.1 for the six months ended December 31, 1997. IPEC has implemented cost reduction plans in non-critical research and development projects.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense decreased 14% to $15.1 million for the six months ended December 31, 1998 compared to $17.6 million for the six months ended December 31, 1997. The $2.5 million decrease resulted primarily from lower international sales activity for the six months ended December 31, 1998 compared to the six months ended December 31, 1997 and cost reduction programs implemented in the second half of fiscal 1998 and the first six months of fiscal 1999.

INTEREST INCOME AND INTEREST EXPENSE. Interest income increased to $1.9 million for the six months ended December 31, 1998 from $1.8 million for the six months ended December 31, 1997. The increase resulted from investing proceeds of the $115.0 million, 6.25% IPEC Convertible Notes financing completed in September 1997 for the full six months ended December 31, 1998, compared to approximately three months, October, November and December, in fiscal 1997. Lower interest rates for invested funds and lower invested amounts arising from operating losses will result in reduced amounts of interest income for the remainder of fiscal 1999 when compared to similar periods in fiscal 1998. Interest expense increased to $4.0 million for the six months ended December 31, 1998 from $2.4 million for the six months ended December 31, 1997 as a result of the $115 million, 6.25% IPEC Convertible Notes being outstanding for the whole period in the six months ended December 31, 1998 compared to three and one half months in the six months ended December 31, 1997.

INCOME TAX EXPENSE. IPEC did not record an income tax benefit for the six months ended December 31, 1998, due to the uncertain nature of the ultimate realization of a future tax benefit. Income tax expense for the six months ended December 31, 1997 was $5.6 million, an effective tax rate of 36.8%.

FISCAL 1998 COMPARED WITH FISCAL 1997

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected items of IPEC's consolidated statements of operations expressed as a percentage of revenue:

                                      FISCAL YEAR ENDED JUNE 30,
                               -----------------------------------------
                                  1998           1997           1996
                               -----------    -----------    -----------
Revenue......................        100.0%         100.0%         100.0
Cost of goods sold...........         64.3           57.3           57.2
                               -----------    -----------    -----------
     Gross margin............         35.7           42.7           42.8
Operating expenses:
  Research and development...         17.7           16.5           10.7
  Purchased research and
     development.............           --             --           24.9
  Selling, general and
     administrative..........         19.6           19.0           17.9
  Program discontinuance
     charge..................           --           12.2             --
                               -----------    -----------    -----------
     Total operating
       expenses..............         37.3           47.7           53.5
                               -----------    -----------    -----------
     Operating loss..........        (1.6)          (5.0)         (10.7)
Other income (expense):
  Interest income............          2.3            0.4            1.1
  Interest expense...........        (3.6)          (1.2)          (1.3)
  Other income, net..........        (0.1)            0.2            0.3
                               -----------    -----------    -----------
     Loss from continuing
       operations before
       income taxes..........        (3.0)          (5.6)         (10.6)
Income tax expense
  (benefit)..................         13.8          (2.0)          (4.3)
                               -----------    -----------    -----------
     Loss from continuing
       operations............       (16.8)          (3.6)          (6.3)
Loss from discontinued
  operations.................        (5.6)         (19.7)          (0.9)
                               -----------    -----------    -----------
     Net loss................       (22.4)%        (23.3)%         (7.2)%
                               ===========    ===========    ===========

REVENUE. Revenue was $189.0 million for fiscal 1998 compared to $144.7 million for fiscal 1997. This 31% increase was primarily attributable to an increase in demand for semiconductor capital equipment. IPEC achieved sequential growth in revenue for five consecutive quarters from $29.4 in million the first quarter of fiscal 1997, to $57.9 million in the second quarter of fiscal 1998. Revenue for the second half of fiscal 1998 decreased 27% compared to the first half of fiscal 1998. This resulted from a reduction in revenue from Asia, particularly Korea, where customers have been unable to arrange for satisfactory financing terms, and from downturns in the semiconductor capital equipment and silicon wafer industries. Revenue from international sales represented 46% and 27% of total revenue in fiscal 1998 and 1997, respectively. Revenue from IPEC's largest customer,

Intel, represented 38% and 51% of total revenue in fiscal 1998 and 1997, respectively. Revenue from Tokyo Electron, Ltd. represented 12% in fiscal 1998. Accelerated orders in fiscal 1997 represented 14% of revenue.


COST OF GOODS SOLD. Cost of goods sold as a percentage of revenue increased to 64.3% in fiscal 1998 from 57.3% in fiscal 1997. This increase included a $7.8 million charge in fiscal 1998 for inventory adjustments and additional retrofit costs for newly available performance enhancing modifications to installed CMP tools. Additional costs were incurred in fiscal 1997 as a result of the allocation of certain fixed costs across lower revenue. Cost of goods sold in fiscal 1997 was also adversely affected by a $1.1 million charge related to warrants issued to a major customer in connection with the acceleration of certain shipments into the first three quarters of fiscal 1997.


RESEARCH AND DEVELOPMENT. Research and development expense increased 40% to $33.5 million in fiscal 1998 from $24.0 million in fiscal 1997 and increased as a percentage of revenue to 17.7% in fiscal 1998 from 16.5% in fiscal 1997.

SELLING GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased 34% to $37.0 million in fiscal 1998 from $27.6 million in fiscal 1997 and increased as a percentage of revenue to 19.8% in fiscal 1998 from 19.0% in fiscal 1997. The $9.5 million increase resulted primarily from a higher level of sales activity and an increased international presence in fiscal 1998 compared to fiscal 1997. IPEC implemented cost containment measures in the fourth quarter of fiscal 1998. These cost cutting measures included an approximately 22% reduction in total work force and consolidation of IPEC Planar manufacturing operations. Additionally, in fiscal 1997, selling, general and administrative expenses were offset by a $900 thousand benefit resulting from adjustments for both the acquisitions of IPEC Planar Phoenix and IPEC Planar Portland.


PROGRAMS DISCONTINUANCE CHARGE. In the second quarter of fiscal 1997, IPEC demonstrated that the AvantGaard 676 tool could be used for oxide planarization as well as metal planarization. As a result of this improvement and prior to manufacturing any Avanti 672 systems, IPEC decided to discontinue the production plans for the Avanti 672, an integrated 300-mm high-throughput oxide CMP tool and record a $17.6 program discontinuance charge in the quarter ended December 31, 1996. IPEC incurred a write-down of $9.0 million to adjust specific Avanti 672 parts and components to salvage value, since parts and components for this tool were unlike parts and components for IPEC's other products. A liability amounting to $4.5 million for noncancelable purchase orders was also incurred as a result of properly reflecting inventory on order at salvage value. A $4.1 million charge was also incurred to adjust Avanti 672 development and prototype tools to salvage value.


INTEREST INCOME AND INTEREST EXPENSE. Interest income increased to $4.4 million in fiscal 1998 from $600 thousand in fiscal 1997. Interest expense increased to $6.8 million in fiscal 1998 from $1.7 million in fiscal 1997. Increased interest income and expense amounts have resulted from invested proceeds related to the $115.0 million, 6.25% IPEC Convertible Notes financing completed in September 1997 and the related interest costs of the debt.


INCOME TAX EXPENSE. Income tax expense was $26.1 million for fiscal 1998 compared to an income tax benefit of $3.0 million in fiscal 1997. The effective tax expense (benefit) rates for fiscal 1998 and 1997 were approximately 471% and
(36)%, respectively. IPEC's deferred tax valuation allowance was $7.9 million at June 30, 1997. At that time, IPEC had four consecutive quarters of revenue growth. Taxable income was projected for fiscal 1998, CMP bookings and backlog were strong, and fiscal 1997 and fiscal 1996 were the only two years that IPEC had incurred significant tax losses. The increase in tax expense in 1998 results primarily from a $25.9 million net charge which increased IPEC's deferred tax valuation allowance. Significant negative results of the fourth quarter of fiscal 1998, including a decline in sales and backlog, were due to the dramatic downturn in the semiconductor industry and the Asian economic crisis. Major customers were unable to predict when orders would increase. The industry instability changed the assumptions used to predict future projected results of IPEC. These new circumstances, combined with three consecutive years of operating losses as of June 30, 1998, caused a change in judgment about the realization of the deferred tax assets. As a result, IPEC is unable to predict the level of future sales and ability to generate income under these circumstances and is predicting tax losses for the next two years. This increase in the deferred tax valuation allowance fully offsets IPEC's net deferred tax assets.


NET LOSS FROM DISCONTINUED OPERATIONS. As a result of IPEC's decision to focus on CMP and CMP-related products, IPEC decided to discontinue the operations of IPEC Clean. The operating results of IPEC Clean were segregated from the continuing operations of IPEC and reported separately as discontinued operations. The loss recorded in fiscal 1997 was due to a $3.6 million operating loss, net of taxes, and a $25.0 million charge, net of taxes, for the estimated loss on disposal of IPEC Clean. IPEC recorded an additional write-down of the net assets of IPEC Clean of $10.6 million in fiscal 1998.

FISCAL 1997 COMPARED WITH FISCAL 1996

REVENUE. Revenue was $144.7 million for fiscal 1997 compared to $148.7 million for fiscal 1996. This 3% decrease was primarily attributable to a decline in demand for semiconductor capital equipment in fiscal 1997 and IPEC's lack of a high-throughput oxide process CMP system. On a quarterly basis, revenue increased sequentially every quarter in fiscal 1996 from $30.2 million in the first quarter of fiscal 1996 to $41.9 million in the fourth quarter of fiscal 1996. Revenue declined to $29.4 million in the first quarter of fiscal 1997, followed by sequential quarterly revenue growth in fiscal 1997, resulting in quarterly revenue of $42.6 million in the fourth quarter of fiscal 1997. Revenue from international sales represented 27% and 28% of total revenue in fiscal 1997 and 1996, respectively. Revenue from IPEC Precision represented 8% and 3% of total revenue in fiscal 1997 and 1996, respectively. Revenue from IPEC's largest customer, Intel, represented 51% and 35% of total revenue in fiscal 1997 and 1996, respectively. Accelerated orders in fiscal 1997 represented 14% of revenue.

COST OF GOODS SOLD. Cost of goods sold increased as a percentage of revenue to 57.3% for fiscal 1997 from 57.2% in fiscal 1996. Cost of goods sold during fiscal 1997 was adversely affected by a $1.1 million charge related to warrants issued to a major customer in connection with an agreement permitting IPEC to accelerate certain deliveries of equipment in fiscal 1997. The charge was based on the market value of the warrant shares on the date of the agreement. All warrants under the agreement have been issued, and all charges relating to the agreement have been incurred. Cost of goods sold also increased as a percentage of revenue in fiscal 1997 due to increased customer service expenditures in fiscal 1997. IPEC's shift toward direct international sales and field service favorably affected fiscal 1997 gross margin through a reduction in distributor discounts compared to fiscal 1996. However, the margin improvement was partially offset by increased sales commissions recorded as selling, general and administrative expense.

RESEARCH AND DEVELOPMENT. Research and development expense increased 51% to $24.0 million in fiscal 1997 from $15.9 million in fiscal 1996, and increased as a percentage of revenue to 16.5% in fiscal 1997 from 10.7% in fiscal 1996. Of this increase, $5.8 million was due to development of IPEC's high-throughput CMP tools and the related metal and oxide CMP processes. Research and development costs at IPEC Precision increased from $1.6 million in fiscal 1996 to $3.9 million in fiscal 1997. These costs were incurred primarily to develop IPEC Precision's wafer shaping tools and metrology products.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 3% to $27.6 million in fiscal 1997 from $26.7 million in fiscal 1996, and increased as a percentage of revenue to 19.0% in fiscal 1997 from 17.9% in fiscal 1996.

INTEREST INCOME. Interest income decreased to $570,000 in fiscal 1997 from $1.7 million in fiscal 1996 as a result of lower average cash and cash equivalent balances in fiscal 1997.

INTEREST EXPENSE. Interest expense decreased to $1.7 million in fiscal 1997 from $2.0 million in fiscal 1996 primarily as a result of repayment of borrowings related to the acquisitions of IPEC Planar Portland and IPEC Precision.

INCOME TAX EXPENSE. The effective tax benefit rates for fiscal 1997 and 1996 were approximately 36% and 41%, respectively. The lower tax benefit rate for fiscal 1997 resulted primarily from adjustments of deferred tax balances and state tax accruals.

NET LOSS FROM DISCONTINUED OPERATIONS. The operating results of IPEC Clean have been segregated from the continuing operations of IPEC and reported separately as discontinued operations for all periods presented. The loss from IPEC Clean (net of taxes) increased to $28.6 million in fiscal 1997 from $1.3 million in fiscal 1996. The fiscal 1997 loss consisted of a $3.6 million operating loss incurred in the first half of fiscal 1997 and a $25.0 million one-time charge for the estimated loss on disposal of IPEC Clean. Results of operations of IPEC Clean for the third and fourth quarters of fiscal 1997 were charged to an accrued liability included in this charge.

LIQUIDITY AND CAPITAL RESOURCES

IPEC's principal sources of liquidity include cash, cash equivalents and short-term investments of $67.5 million as of December 31, 1998, a decrease of $16.6 million from June 30, 1998. The decrease in cash, cash equivalents and short-term investments in the first six months of fiscal 1999 resulted primarily from operating losses.

As of December 31, 1998, IPEC had $144.5 million of working capital compared with $164.2 million as of June 30, 1998. IPEC's accounts receivable decreased to $30.3 million as of December 31, 1998 as compared to $43.8 million as of June 30, 1998. The decrease in accounts receivable was primarily due to lower levels of sales activity in the first six months of fiscal 1999 compared to the last half of fiscal 1998. IPEC's day's sales outstanding increased to 157 days as of December 31, 1998 compared to 103 days at June 30, 1998. This increase has resulted from lower revenues, extended terms given to certain customers and delays in final acceptance for certain AvantGaard 776 tools in the quarter ended December 31, 1998. IPEC's allowance for doubtful accounts has increased slightly to $2.1 million as of December 31, 1998 from $1.8 million as of June 30, 1998. While certain customer receivables may extend beyond normal collection periods, IPEC believes accounts receivable amounts are collectible and allowances are adequate.

IPEC's inventory increased to $69.2 million as of December 31, 1998 from $67.0 million as of June 30, 1998. The increase in inventory was primarily due to lower sales activity in the first six months of fiscal 1999 and to fulfill non-cancelable purchase obligations to vendors under long-term purchase commitments. Although there was an increase in inventory from June 30, 1998 to December 31, 1998, reductions should occur in future quarters as a result of reduced purchasing activity. IPEC's annualized inventory turnover decreased to 0.9 times per year as of December 31, 1998 compared to 2.0 times per year at June 30, 1998. This decrease has also resulted from lower levels of sales activity. IPEC's allowance for inventory obsolescence increased to $7.0 million at December 31, 1998 compared to $6.4 million at June 30, 1998. Due to the severe downturn in the semiconductor capital equipment industry from record level revenues in the first half of fiscal 1998, IPEC's inventory levels are higher than currently required. However, IPEC believes that inventory values are recoverable and that inventory will be utilized in future periods as the industry recovers. Reduced purchasing by IPEC also resulted in a decreased accounts payable balance of $5.3 million at December 31, 1998 compared to $10.4 million at June 30, 1998. There were no significant long-term purchase commitments at June 30, 1998 and December 31, 1998.


IPEC's property, plant and equipment additions were $3.0 million in the first six months of fiscal 1999 compared to $8.7 million in the first six months of fiscal 1998. These additions consisted primarily of testing and demonstration equipment related to the AvantGaard 676, 776 and 876 systems.

Total long-term debt decreased to $117.9 million as of December 31, 1998 from $118.6 million as of June 30, 1998. Total long-term debt as a percentage of stockholders' equity increased to 166% as of December 31, 1998 from 125% as of June 30, 1998.

IPEC believes that its cash, cash equivalents and short-term investments will be sufficient to fund its operations for the foreseeable future. IPEC's cash needs depend on, among other things, the length of the economic slowdown, the extent of future operating losses that will require funding, additional working capital requirements, whether IPEC is forced by competitive pressures and commercial terms to continue or increase extended terms for accounts receivable and whether IPEC acquires other companies or businesses. If IPEC requires additional cash, there can be no assurance that such additional financing will be available when needed, or, if available, will be available on satisfactory terms. In order to raise capital, IPEC may issue debt or equity securities which could result in substantial dilution. The failure to obtain additional financing when needed on satisfactory terms would also hinder IPEC's ability to invest in capital equipment and working capital.

YEAR 2000 COMPUTER ISSUES

IPEC has identified the changes required to its computer programs and hardware. IPEC expects to complete the necessary modifications to its centralized financial, customer and operational information systems by the end of calendar 1998. IPEC is currently reviewing noncentralized systems, such as software used to operate its products, for year 2000 problems. IPEC expects to complete modifications to software used to operate its products by the end of the first quarter of calendar 1999. IPEC has completed modifications to other noncentralized systems. IPEC expects to incur costs to remedy year 2000 problems in the future, primarily for non-business systems such as software used to operate its products. IPEC does not currently anticipate these costs will be material. If IPEC or third parties with whom it has relationships were to cease or unsuccessfully complete their year 2000 remediation efforts, IPEC may encounter disruptions in its business. IPEC has not currently established a formal year 2000 contingency plan but will consider and, if necessary, address doing so as part of its year 2000 review process. IPEC maintains and deploys contingency plans designed to address various other potential business interruptions. These plans may address interruptions resulting from third parties' failure to be year 2000 ready.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for IPEC for the year ending June 30, 1999, and requires that comparative information from earlier years be restated to conform to the requirements of this standard.

                                 LEGAL MATTERS


The validity of the shares of SpeedFam common stock to be issued in connection with the merger and the federal income tax consequences of the merger will be passed upon for SpeedFam by Chapman and Cutler, Chicago, Illinois. Mr. Charles
A. Kelly, a partner of Chapman and Cutler, serves as Secretary of SpeedFam and owns 20,000 shares of SpeedFam common stock. In addition, Mr. Kelly has sole voting and dispositive power over 627,070 shares of SpeedFam common stock held in the Nancy Jo Farley Trust, a revocable trust, of which he serves as co-trustee. Mr. Kelly also shares voting and dispositive power over 691,380 shares of SpeedFam common stock held in the Makoto Kouzuma Trust, a revocable trust, of which he serves as co-trustee and over 137,380 shares of SpeedFam common stock held in the SpeedFam Employees Profit Sharing Trust, of which he serves as co-trustee. Certain legal matters in connection with the merger agreement and the federal income tax consequences of the merger will be passed upon for IPEC by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

The consolidated financial statements of SpeedFam International, Inc. as of May 31, 1998 and 1997, and for each of the years in the three year period ended May 31, 1998, have been included in this joint proxy statement/prospectus in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of SpeedFam Co., Ltd. as of April 30, 1998 and 1997, and for each of the years in the three year period ended April 30, 1998, incorporated by reference in this joint proxy statement/ prospectus in reliance on the report of KPMG LLP, independent auditors, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. Representatives of KPMG LLP are expected to be present at the SpeedFam special meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

The consolidated financial statements of Integrated Process Equipment Corp. as of June 30, 1998 and 1997, and for each of the years in the three year period ended June 30, 1998, have been included in this joint proxy statement/prospectus in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of KPMG LLP are expected to be present at the IPEC special meeting and said representatives will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

Neither SpeedFam nor IPEC is aware of any additional matters which may be presented at their respective special meetings. As to any proposal that a shareholder of either company intends to present to shareholders without inclusion in this joint proxy statement/prospectus, the proxies named in the respective management's proxy will be entitled to exercise their discretionary authority on that proposal.

Pursuant to Rule 14a-8 under the Exchange Act, SpeedFam shareholders may present proper proposals for inclusion in SpeedFam's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to SpeedFam in a timely manner. As noted in SpeedFam's proxy statement relating to its 1998 annual meeting of shareholders, in order to be so included for the 1999 annual meeting of shareholders, shareholder proposals must be received by SpeedFam no later than May 20, 1999, and must otherwise comply with the requirements of Rule 14a-8. As to any proposal that a shareholder intends to present to shareholders without inclusion in SpeedFam's proxy statement for SpeedFam's 1999 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the company receives notice of the matter to be proposed not later than July 26, 1999. Even if proper notice is received on or prior to July 26, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Pursuant to Rule 14a-8 under the Exchange Act, IPEC stockholders may present proper proposals for inclusion in IPEC's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to IPEC in a timely manner. As noted in IPEC's proxy statement relating to its 1998 annual meeting of stockholders, in order to be so included for the 1999 annual meeting of stockholders, in the event that the merger has not been consummated prior thereto, stockholder proposals must have been received by IPEC no later than July 2, 1999, and must otherwise have complied with the requirements of Rule 14a-8. As to any proposal that a stockholder intends to present to stockholders without inclusion in IPEC's proxy statement for IPEC's 1999 annual meeting of stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the company receives notice of the matter to be proposed not later than October 5, 1999. Even if proper notice is received on or prior to October 5, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                      WHERE YOU CAN FIND MORE INFORMATION

SpeedFam and IPEC file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements and other information at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find these documents on the SEC's Web site at www.sec.gov.

SpeedFam has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement. You may read copies of the registration statement and the exhibits and schedules, without charge, at the offices of the SEC, or obtain copies of these documents from the public reference section of the SEC upon payment of a copying fee.

Both SpeedFam and IPEC have elected to "incorporate by reference" into this document other documents filed with the SEC by each of them. SpeedFam and IPEC can disclose important information to you by referring to those other documents. As allowed by the SEC, the documents that are incorporated by reference are considered to be part of this document. SpeedFam incorporates by reference the following documents previously filed with the SEC (File No. 0-26784) and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the SpeedFam special meeting:

     1. SpeedFam's Annual Report on Form 10-K for the fiscal year ended May 31, 1998;


     2. SpeedFam's Quarterly Report on Form 10-Q for the quarter ended August 31, 1998;



     3. SpeedFam's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998;



     4.  SpeedFam's Current Report on Form 8-K dated November 23, 1998; and



     5. Description of SpeedFam common stock contained in SpeedFam's registration statement on Form 8-A filed with the SEC on September 18, 1995.


IPEC incorporates by reference the following documents previously filed with the SEC (File No. 0-20470) and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the IPEC special meeting:

     1.  IPEC's Annual Report on Form 10-K for the fiscal year ended June 30,
         1998;

     2. IPEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;


     3. IPEC's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;



     4.  IPEC's Current Report on Form 8-K dated November 23, 1998;



     5.  IPEC's Current Report on Form 8-K dated January 27, 1999;



     6.  IPEC's Current Report on Form 8-K dated January 28, 1999;

     7. Description of IPEC common stock contained in IPEC's registration statement on Form S-3 filed with the SEC on November 18, 1996, as amended; and



     8. Description of IPEC's Preferred Shares Rights Agreement, as amended, contained in IPEC's registration statement on Form 8-A filed with the SEC on March 5, 1997.


Information in this joint proxy statement/prospectus supersedes information incorporated by reference that SpeedFam or IPEC filed with the SEC prior to the date of this joint proxy statement/prospectus. Information SpeedFam or IPEC files later with the SEC will automatically update and, in some cases, supersede this information.

SpeedFam has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to SpeedFam and IPEC has supplied all such information relating to IPEC.

                           FORWARD LOOKING STATEMENTS

Certain statements made in this joint proxy statement/prospectus, including statements as to the anticipated closing of the merger, the anticipated tax treatment of the merger, the benefits expected to result from the merger, the future performance of the combined company following the merger and the analyses performed by the financial advisors to SpeedFam and IPEC, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements contained or incorporated by reference in this document, including statements to the effect that SpeedFam, IPEC or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues" or "estimates," or statements concerning "potential," or "opportunity" or other variations of these words that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those expressed or implied in such forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" beginning on page 13, which you should carefully review.

                        YEAR 2000 READINESS DISCLOSURES


The statements made in "Risk Factors -- The combined company may experience year 2000 computer problems that harm its business" on pages 18 and 19, in "SpeedFam Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" on pages 100 and 101 and in IPEC Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Computer Issues " on page 111 are "Year 2000 Readiness Disclosures" within the meaning of Section 3(9) of the Year 2000 Information and Readiness Disclosure Act. The protection of this Act does not apply to federal securities fraud actions.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES
Condensed Consolidated Balance Sheets -- at November 30,
  1998 and May 31, 1998.....................................   F-2
Condensed Consolidated Statements of Operations -- for the
  three and six months ended November 30, 1998 and 1997.....   F-3
Condensed Consolidated Statements of Cash Flows -- for the
  six months ended November 30, 1998 and 1997...............   F-4
Notes to Condensed Consolidated Financial Statements........   F-5
Independent Auditors' Report................................  F-10
Consolidated Balance Sheets -- at the end of fiscal years
  1998 and 1997.............................................  F-11
Consolidated Statements of Earnings -- for the fiscal years
  1998, 1997 and 1996.......................................  F-12
Consolidated Statements of Stockholders' Equity -- for the
  fiscal years 1998, 1997 and 1996..........................  F-13
Consolidated Statements of Cash Flows -- for the fiscal
  years 1998, 1997 and 1996.................................  F-14
Notes to Consolidated Financial Statements..................  F-15
INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets -- as of December 31,
  1998 and June 30, 1998....................................  F-34
Condensed Consolidated Statements of Operations -- for the
  three and six months ended December 31, 1998 and 1997.....  F-35
Condensed Consolidated Statement of Changes in Stockholders'
  Equity -- for the six months ended December 31, 1998......  F-36
Condensed Consolidated Statements of Cash Flows -- for the
  six months ended December 31, 1998 and 1997...............  F-37
Notes to Condensed Consolidated Financial Statements........  F-38
Independent Auditors' Report................................  F-43
Consolidated Balance Sheets -- as of June 30, 1998 and
  1997......................................................  F-44
Consolidated Statements of Operations -- for the years ended
  June 30, 1998, 1997 and 1996..............................  F-45
Consolidated Statements of Changes in Stockholders'
  Equity -- for the years ended June 30, 1998, 1997 and
  1996......................................................  F-46
Consolidated Statements of Cash Flows  -- for the years
  ended June 30, 1998, 1997 and 1996........................  F-47
Notes to Consolidated Financial Statements..................  F-48

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                         NOVEMBER 30,    MAY 31,
                                                             1998          1998
                                                         ------------    --------
ASSETS
Current assets:
  Cash and cash equivalents............................    $ 87,858      $ 90,384
  Short-term investments...............................      33,435        50,835
  Trade accounts and notes receivable, net.............      36,480        45,197
  Inventories..........................................      41,551        55,532
  Other current assets.................................      12,648         8,195
                                                           --------      --------
     Total current assets..............................     211,972       250,143
Investments in affiliates..............................      27,968        24,299
Property, plant and equipment, net.....................      70,940        52,253
Other assets...........................................       3,477         3,070
                                                           --------      --------
     Total assets......................................    $314,357      $329,765
                                                           ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of
     long-term debt....................................    $    102      $    248
  Accounts payable and due to affiliates...............      10,924        23,901
  Customer deposits....................................       2,421         1,812
  Other current liabilities............................      11,066        13,932
                                                           --------      --------
     Total current liabilities.........................      24,513        39,893
                                                           --------      --------
Deferred income taxes..................................       1,020         1,020
                                                           --------      --------
Stockholders' equity:
  Common stock, no par value, 60,000 shares authorized,
     16,143 and 15,962 shares issued and outstanding at
     November 30, 1998 and May 31, 1998,
     respectively......................................           1             1
  Additional paid-in capital...........................     228,054       226,729
  Retained earnings....................................      58,228        62,329
  Accumulated other comprehensive income...............       2,541          (207)
                                                           --------      --------
     Total stockholders' equity........................     288,824       288,852
                                                           --------      --------
     Total liabilities and stockholders' equity........    $314,357      $329,765
                                                           ========      ========


     See Accompanying Notes to Condensed Consolidated Financial Statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 30, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                        NOVEMBER 30,            NOVEMBER 30,
                                     -------------------    --------------------
                                       1998       1997        1998        1997
                                     --------    -------    --------    --------
Revenue:
  Net sales........................  $ 23,919    $53,899    $ 59,689    $105,814
  Commissions from affiliate.......       152      2,629         737       4,561
                                     --------    -------    --------    --------
     Total revenue.................    24,071     56,528      60,426     110,375
Cost of sales......................    16,791     31,769      40,217      62,600
                                     --------    -------    --------    --------
  Gross margin.....................     7,280     24,759      20,209      47,775
  Research, development and
     engineering...................    10,311      7,918      19,451      14,703
  Selling, general and
     administrative................     8,284      8,719      15,553      18,088
                                     --------    -------    --------    --------
Operating profit (loss)............   (11,315)     8,122     (14,795)     14,984
Other income, net..................     1,775      1,510       3,587       2,269
                                     --------    -------    --------    --------
Earnings (loss) from consolidated
  companies before income taxes....    (9,540)     9,632     (11,208)     17,253
Income tax expense (benefit).......    (4,582)     3,351      (5,678)      6,144
                                     --------    -------    --------    --------
Earnings (loss) from consolidated
  companies........................    (4,958)     6,281      (5,530)     11,109
Equity in net earnings of
  affiliates.......................       701      1,339       1,429       2,068
                                     --------    -------    --------    --------
Net earnings (loss)................  $ (4,257)   $ 7,620    $ (4,101)   $ 13,177
                                     ========    =======    ========    ========
Net earnings per share:
  Basic............................  $  (0.26)   $  0.52    $  (0.25)   $   0.94
                                     ========    =======    ========    ========
  Diluted..........................  $  (0.26)   $  0.49    $  (0.25)   $   0.89
                                     ========    =======    ========    ========
Weighted average number of shares:
  Basic............................    16,128     14,689      16,087      14,040
                                     ========    =======    ========    ========
  Diluted..........................    16,128     15,530      16,087      14,883
                                     ========    =======    ========    ========

     See Accompanying Notes to Condensed Consolidated Financial Statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  SIX MONTHS ENDED NOVEMBER 30, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                  NOVEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss).......................................  $ (4,101)   $ 13,177
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Equity in net earnings of affiliates...................    (1,429)     (2,068)
     Depreciation and amortization..........................     3,445       1,760
     Dividend from affiliate................................       521         875
     Other..................................................       339          (7)
     Changes in assets and liabilities:
       (Increase) decrease in trade accounts and notes
          receivable........................................     8,336     (22,303)
       (Increase) decrease in inventories...................     7,576      (5,482)
       Increase in other current assets.....................    (4,428)       (477)
       Increase (decrease) in accounts payable and due to
          affiliates........................................   (13,033)      4,106
       Decrease in customer deposits and other current
          liabilities.......................................    (2,257)       (376)
                                                              --------    --------
  Net used in operating activities..........................    (5,031)    (10,795)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of short-term investments.......................   (39,141)    (28,618)
  Proceeds from the sale of short-term investments..........    35,849          --
  Maturities of short-term investments......................    20,680      10,364
  Proceeds from sales of assets.............................       600          --
  Capital expenditures......................................   (16,220)    (13,495)
  Other investing activities................................      (437)       (353)
                                                              --------    --------
  Net cash provided by (used in) investing activities.......     1,331     (32,102)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of common stock................        --     116,732
  Proceeds from exercise of stock options...................       354         731
  Proceeds from sale of stock to employees..................       972       1,086
  Principal payments on long-term debt......................      (147)       (134)
                                                              --------    --------
  Net cash provided by financing activities.................     1,179     118,415
                                                              --------    --------
  Effects of foreign currency rate changes on cash..........        (5)        194
                                                              --------    --------
  Net increase (decrease) in cash and cash equivalents......    (2,526)     75,712
  Cash and cash equivalents at beginning of year............    90,384      56,679
                                                              --------    --------
  Cash and cash equivalents at November 30, 1998 and 1997...  $ 87,858    $132,391
                                                              ========    ========

     See Accompanying Notes to Condensed Consolidated Financial Statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by management without audit. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures made are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended May 31, 1998, as filed with the Securities and Exchange Commission on August 28, 1998 as part of its Annual Report on Form 10-K. In the opinion of management the information furnished herein reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of results for the interim periods presented. Results of operations for the three and six months ended November 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year.

(2) EARNINGS (LOSS) PER SHARE

In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the effect of all potential common shares that are dilutive and outstanding during the reporting period. Earnings (loss) per share amounts for all periods presented have been restated to conform to SFAS No. 128.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following table sets forth the computation of basic and diluted earnings
(loss) per share:

                                   THREE MONTHS ENDED    SIX MONTHS ENDED
                                      NOVEMBER 30,         NOVEMBER 30,
                                   -------------------   -----------------
                                     1998       1997      1998      1997
                                   --------   --------   -------   -------
Numerator:
  Net earnings (loss)............  $(4,257)   $ 7,620    $(4,010)  $13,177
Denominator:
  Denominator for basic earnings
     (loss) per
     share -- weighted-average
     shares outstanding..........   16,128     14,689     16,087    14,040
  Effect of dilutive securities:
     Employee stock options......       --        841         --       843
                                   -------    -------    -------   -------
  Denominator for diluted
     earnings (loss) per
     share -- adjusted
     weighted-average shares
     outstanding.................   16,128     15,530     16,087    14,883
                                   =======    =======    =======   =======
Basic earnings (loss) per
  share..........................  $ (0.26)   $  0.52    $ (0.25)  $  0.94
                                   =======    =======    =======   =======
Diluted earnings (loss) per
  share..........................  $ (0.26)   $  0.49    $ (0.25)  $  0.89
                                   =======    =======    =======   =======

Employee stock options outstanding during the three and six months ended November 30, 1998, were not included in the computation of diluted loss per share because the effect would be antidilutive.

(3) INVENTORIES

The components of inventory were:

                                                   NOVEMBER 30,   MAY 31,
                                                       1998        1998
                                                   ------------   -------
Raw materials....................................    $26,267      $25,223
Work-in-process..................................      9,421       11,423
Finished goods...................................      5,863       18,886
                                                     -------      -------
                                                     $41,551      $55,532
                                                     =======      =======


(4) SHORT-TERM INVESTMENTS



In August, 1998 the Company recorded a realized gain of $46 from the sale of tax exempt short-term investments, classified as held-to-maturity securities, with a carrying value of $35,803. The proceeds of $35,849 were re-invested into taxable short-term investments the same day. The Company sold investments originally intended to be held-to-maturity to

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


take advantage of more favorable rates of return available on taxable securities. The Company's short-term investments are now classified as available-for-sale. The short-term investments are recorded at fair value and an unrealized loss of $7, net of income taxes of $5, is included as part of accumulated other comprehensive income within stockholders' equity at November 30, 1998.



(5) INVESTMENTS IN AFFILIATES


The Company owns a 50% interest in SpeedFam Co., Ltd. The Company's equity interest in SpeedFam Co., Ltd. was $23,752 and $20,543 at November 30, 1998 and at May 31, 1998, respectively, based on the balance sheet of SpeedFam Co., Ltd. at October 31, 1998 and April 30, 1998, respectively. The remaining equity interest included in investments in affiliates relates to the Company's 50% ownership interest in Fujimi Corporation. Condensed consolidated financial statements of SpeedFam Co., Ltd., which are consolidated on a fiscal year that ends April 30, are as follows:

                                 BALANCE SHEETS

                                                           OCTOBER 31,    APRIL 30,
                                                              1998          1998
                                                           -----------    ---------
ASSETS
Total current assets.....................................   $117,190      $128,379
Investment in affiliates.................................        791           853
Property, plant and equipment, net.......................     39,562        35,763
Deferred income taxes and other assets...................     10,802         8,287
                                                            --------      --------
          Total assets...................................   $168,345      $173,282
                                                            ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities................................   $ 90,938      $106,765
Long-term debt...........................................     21,799        18,095
Other long-term liabilities..............................      8,105         7,336
Stockholders' equity
  Common stock...........................................        664           664
  Retained earnings......................................     41,993        41,162
  Foreign currency translation adjustment................      4,851          (844)
  Unrealized gain (loss) on marketable securities........         (5)          104
                                                            --------      --------
          Total liabilities and stockholders' equity.....   $168,345      $173,282
                                                            ========      ========

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                          OCTOBER 31,            OCTOBER 31,
                                       ------------------    -------------------
                                        1998       1997       1998        1997
                                       -------    -------    -------    --------
Net sales............................  $33,415    $53,681    $73,038    $113,795
Costs and operating expenses.........   31,641     49,860     69,406     109,149
                                       -------    -------    -------    --------
Earnings before income taxes.........    1,774      3,821      3,632       4,646
Income taxes.........................      918      2,256      2,100       2,680
                                       -------    -------    -------    --------
Net earnings before minority
  interest...........................      856      1,565      1,532       1,966
Minority interest....................     (113)      (123)      (345)       (248)
                                       -------    -------    -------    --------
Net earnings.........................      969      1,688      1,877       2,214
Beginning retained earnings..........   41,028     35,825     41,162      37,049
Transfer to capital..................       (4)        --         (4)         --
Dividends............................       --         --     (1,042)     (1,750)
                                       -------    -------    -------    --------
Ending retained earnings.............  $41,993    $37,513    $41,993    $ 37,513
                                       =======    =======    =======    ========

The Company pays a commission to SpeedFam Co., Ltd. on sales of equipment produced by the Company in the U.S. and exported to Pacific Rim customers through SpeedFam Co., Ltd. As of November 30, 1998 the Company had accrued $1,160 of commission expense to SpeedFam Co., Ltd.


(6) DERIVATIVE FINANCIAL INSTRUMENTS


The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign exchange rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts. The Company evaluates and monitors consolidated net exposures by currency and maturity, and external derivative financial instruments correlate with that net exposure in all material respects. Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income when those carrying amounts are converted. Gains or losses related to hedges of firm commitments are deferred and included in the bases of the transaction when they are completed. Gains or losses on unhedged foreign currency transactions, if any, are included in income as part of cost of sales. Gains and losses on derivative financial instruments which protect the Company from exposure in a particular currency, but do not currently have a designated underlying transaction, are also included in income as part of cost of sales. If a hedged item matures, or is sold, extinguished, terminated, or is related to an anticipated transaction that is no longer likely to take place, the derivative financial instrument is closed and the related gain or loss is included in income as part of cost of sales.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(7) COMPREHENSIVE INCOME (LOSS)



Effective June 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards to report and display comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive income (loss) and accumulated other comprehensive income (loss) were as follows:



                          COMPREHENSIVE INCOME (LOSS)



                                 THREE MONTHS ENDED      SIX MONTHS ENDED
                                    NOVEMBER 30,           NOVEMBER 30,
                                 -------------------    ------------------
                                   1998       1997       1998       1997
                                 --------    -------    -------    -------
Net income (loss)..............  $(4,257)    $7,620     $(4,101)   $13,177
Other comprehensive income
  (loss):
  Foreign currency translation
     adjustments...............    4,542       (180)      2,755        919
Unrealized holding losses, net
  of income taxes of $7 and $5
  for the three months and six
  months ended November 30,
  1998.........................      (11)        --          (7)        --
                                 -------     ------     -------    -------
Comprehensive income (loss)....  $   274     $7,440     $(1,353)   $14,096
                                 =======     ======     =======    =======



                 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)



                                FOREIGN      UNREALIZED        ACCUMULATED
                               CURRENCY      LOSSES ON     OTHER COMPREHENSIVE
                              TRANSLATION    SECURITIES       INCOME (LOSS)
                              -----------    ----------    -------------------
Balance at May 31, 1998.....      (207)          --                (207)
Six month period change.....     2,755           (7)              2,748
                                 -----          ---               -----
Balance at November 30,
  1998......................     2,548           (7)              2,541
                                 =====          ===               =====



(8) RECENT DEVELOPMENTS


On November 19, 1998, the Company entered into a definitive merger agreement with Integrated Process Equipment Corp. ("IPEC"). Under terms of the agreement, the Company's shareholders will retain their existing shares of common stock. IPEC stockholders will receive 0.71 of a share of the Company's common stock for each share of IPEC common stock that they currently own. The transaction is expected to be consummated within approximately the next 120 days. The merger is subject to shareholder and regulatory approval. There is no assurance that the transaction will be consummated.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SpeedFam International, Inc.:

We have audited the accompanying consolidated balance sheets of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1998. These consolidated financial statements are the responsibility of the management of SpeedFam International, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1998 in conformity with generally accepted accounting principles.

                                              KPMG LLP

June 26, 1998
Chicago, Illinois

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1998        1997
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 90,384    $ 56,679
  Short-term investments....................................    50,835      20,216
  Trade accounts receivable, less allowance for doubtful
     accounts of $2,737 in 1998 and $1,144 in 1997..........    45,197      38,021
  Inventories...............................................    55,532      35,849
  Deferred income taxes.....................................     3,339       2,912
  Prepaid expenses and other current assets.................     4,856       2,038
                                                              --------    --------
Total current assets........................................   250,143     155,715
Investments in affiliates...................................    24,299      23,956
Property, plant, and equipment, net.........................    52,253      24,582
Other assets................................................     3,070       2,247
                                                              --------    --------
Total assets................................................  $329,765    $206,500
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    248    $    250
  Accounts payable..........................................    20,265      20,923
  Customer deposits.........................................     1,812       4,165
  Due to affiliates.........................................     3,636       4,824
  Accrued expenses..........................................    13,932      14,870
  Income taxes payable......................................        --       3,861
                                                              --------    --------
Total current liabilities...................................    39,893      48,893
                                                              --------    --------
Long-term liabilities:
  Long-term debt............................................        --         272
  Deferred income taxes.....................................     1,020         802
                                                              --------    --------
Total long-term liabilities.................................     1,020       1,074
                                                              --------    --------
Stockholders' equity:
  Common stock, no par value, 60,000 shares authorized,
     15,962 and 13,324 shares issued and outstanding at May
     31, 1998 and 1997, respectively........................         1           1
  Additional paid-in capital................................   226,729     105,522
  Retained earnings.........................................    62,329      49,466
  Cumulative foreign currency translation adjustments.......      (207)      1,544
                                                              --------    --------
Total stockholders' equity..................................   288,852     156,533
                                                              --------    --------
Total liabilities and stockholders' equity..................  $329,765    $206,500
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    YEARS ENDED MAY 31, 1998, 1997, AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1998        1997        1996
                                                    --------    --------    --------
Revenue:
  Net sales.......................................  $176,247    $160,994    $113,880
  Commissions from affiliate......................     9,009      12,430       6,290
                                                    --------    --------    --------
Total revenue.....................................   185,256     173,424     120,170
Cost of sales.....................................   109,751     103,501      78,661
                                                    --------    --------    --------
Gross margin......................................    75,505      69,923      41,509
                                                    --------    --------    --------
Operating expenses:
  Research, development, and engineering..........    33,681      19,766      11,496
  Selling, general, and administrative............    35,880      28,671      18,922
                                                    --------    --------    --------
Total operating expenses..........................    69,561      48,437      30,418
                                                    --------    --------    --------
Operating profit..................................     5,944      21,486      11,091
Other income (expense)............................     5,957        (298)       (208)
                                                    --------    --------    --------
Earnings from consolidated companies before income
  taxes...........................................    11,901      21,188      10,883
Income tax expense................................     3,456       8,037       4,266
                                                    --------    --------    --------
Earnings from consolidated companies..............     8,445      13,151       6,617
Equity in net earnings of affiliates..............     4,418       7,068       5,204
                                                    --------    --------    --------
Net earnings......................................  $ 12,863    $ 20,219    $ 11,821
                                                    ========    ========    ========
Net earnings per share:
  Basic...........................................  $   0.86    $   1.78    $   1.27
                                                    ========    ========    ========
  Diluted.........................................  $   0.83    $   1.67    $   1.16
                                                    ========    ========    ========
Weighted average number of shares:
  Basic...........................................    14,971      11,349       9,344
                                                    ========    ========    ========
  Diluted.........................................    15,591      12,127      10,159
                                                    ========    ========    ========

          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED MAY 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                               CUMULATIVE
                                                                 FOREIGN
                                       ADDITIONAL               CURRENCY
                              COMMON    PAID-IN     RETAINED   TRANSLATION   TREASURY
                              STOCK     CAPITAL     EARNINGS   ADJUSTMENTS    STOCK      TOTAL
                              ------   ----------   --------   -----------   --------   --------
BALANCE AT MAY 31, 1995.....     1      $    828    $17,426      $ 7,991     $(3,209)   $ 23,037
Net earnings................    --            --     11,821           --          --      11,821
Foreign currency translation
  adjustments...............    --            --         --       (3,374)         --      (3,374)
Sale of treasury stock......    --            16         --           --           1          17
Retirement of treasury
  stock.....................    --        (3,208)        --           --       3,208          --
Issuance of common stock....    --        28,284         --           --          --      28,284
Exercise of stock options...    --           254         --           --          --         254
                                --      --------    -------      -------     -------    --------
BALANCE AT MAY 31, 1996.....     1        26,174     29,247        4,617          --      60,039
Net earnings................    --            --     20,219           --          --      20,219
Foreign currency translation
  adjustments...............    --            --         --       (3,073)         --      (3,073)
Income tax benefit from
  exercise of stock
  options...................    --           194         --           --          --         194
Issuance of common stock....    --        77,673         --           --          --      77,673
Employee stock purchases....    --           887         --           --          --         887
Exercise of stock options...    --           594         --           --          --         594
                                --      --------    -------      -------     -------    --------
BALANCE AT MAY 31, 1997.....     1       105,522     49,466        1,544          --     156,533
                                --      --------    -------      -------     -------    --------
Net earnings................    --            --     12,863           --          --      12,863
Foreign currency translation
  adjustments...............    --            --         --       (1,751)         --      (1,751)
Income tax benefit from
  exercise of stock
  options...................    --           780         --           --          --         780
Issuance of common stock....    --       116,704         --           --          --     116,704
Employee stock purchases....    --         2,088         --           --          --       2,088
Exercise of stock options...    --         1,635         --           --          --       1,635
                                --      --------    -------      -------     -------    --------
BALANCE AT MAY 31, 1998.....     1      $226,729    $62,329      $  (207)    $    --    $288,852
                                ==      ========    =======      =======     =======    ========

          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED MAY 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                          1998        1997        1996
                                                        --------    --------    --------
Cash flows from operating activities:
  Net earnings........................................  $ 12,863    $ 20,219    $ 11,821
  Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
     Equity in net earnings of affiliates.............    (4,418)     (7,068)     (5,204)
     Depreciation and amortization....................     4,525       2,846       1,326
     Provision for losses on accounts receivable......     1,752         817         316
     Provision for deferred income taxes..............      (209)     (1,460)       (922)
     Gains on sales of assets.........................       (42)        (32)        (10)
     Increase in cash surrender value of life
       insurance......................................      (150)       (144)       (142)
     (Increase) decrease in assets:
       Trade accounts receivable......................    (8,804)     (4,050)    (18,226)
       Inventories....................................   (19,768)     (7,898)    (10,078)
       Prepaid expenses and other current assets......    (2,813)       (749)         23
     Increase (decrease) in liabilities:
       Accounts payable and due to affiliates.........    (1,959)       (709)     10,621
       Accrued expenses and customer deposits.........    (3,331)      6,183       4,102
       Income taxes payable...........................    (3,106)       (942)      4,290
                                                        --------    --------    --------
Net cash provided by (used in) operating activities...   (25,460)      7,013      (2,083)
                                                        --------    --------    --------
Cash flows from investing activities:
  Purchases of short-term investments.................   (63,636)    (20,216)         --
  Maturities of short-term investments................    33,017          --          --
  Capital expenditures................................   (32,071)    (17,431)     (8,121)
  Proceeds from sales of assets.......................        61          75          24
  Dividends from affiliates...........................     2,325         554         163
  Other investing activities..........................      (801)       (553)       (542)
                                                        --------    --------    --------
Net cash used in investing activities.................   (61,105)    (37,571)     (8,476)
                                                        --------    --------    --------
Cash flows from financing activities:
  Sale of treasury stock..............................        --          --          17
  Net proceeds from issuance of common stock..........   116,704      77,673      28,284
  Proceeds from exercise of stock options and employee
     stock purchases..................................     3,723       1,481         254
  Proceeds from long-term debt........................        --         414       3,999
  Principal payments on long-term debt................      (274)     (3,221)    (12,025)
                                                        --------    --------    --------
Net cash provided by financing activities.............   120,153      76,347      20,529
                                                        --------    --------    --------
Effect of foreign currency rate changes on cash.......       117          19        (194)
                                                        --------    --------    --------
Net increase in cash and cash equivalents.............    33,705      45,808       9,776
Cash and cash equivalents at beginning of year........    56,679      10,871       1,095
                                                        --------    --------    --------
Cash and cash equivalents at end of year..............  $ 90,384    $ 56,679    $ 10,871
                                                        ========    ========    ========
Supplemental cash flow information -- cash paid during
  the year for:
  Interest............................................  $     47    $    226    $    810
  Income taxes........................................     6,298      10,463         860
                                                        ========    ========    ========

          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SpeedFam International, Inc. (the Company), an Illinois corporation, designs, develops, manufactures, markets, and services chemical mechanical polishing, or "CMP," systems used in the fabrication of semiconductor devices and other high throughput, precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, and general industrial components. In addition, the Company markets and distributes slurries, parts, and expendables used in its customers' manufacturing processes. The Company's customers are primarily located in the United States, Europe, and the Far East.

  (a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the following wholly owned subsidiaries:

                   SUBSIDIARIES                      INCORPORATED
                   ------------                      ------------
SpeedFam Corporation..............................  United States
SpeedFam Limited..................................  United Kingdom
SpeedFam GmbH.....................................  Germany

All significant intercompany balances and transactions have been eliminated. Non-U.S. subsidiaries are included in the consolidated financial statements based upon fiscal years ended April 30. The Company's fiscal year ends on May 31.

The Company's investments in the common stock of affiliates SpeedFam Co., Ltd. (a Japanese corporation, 50% owned) and Fujimi Corporation (an Illinois corporation, 50% owned) are accounted for by the equity method using fiscal years that end April 30 and May 31, respectively.

  (b) Cash and Cash Equivalents and Short-term Investments

Cash and cash equivalents include deposits in banks and highly liquid investments with original maturities of three months or less.

All of the Company's short-term investments are classified as held-to-maturity securities. These securities are recorded at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as any interest on the securities, is included in interest income.

  (c) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

  (d) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Depreciation expense was $4,394,

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

$2,795, and $1,172 in fiscal years 1998, 1997, and 1996, respectively. The estimated useful lives of the assets are as follows:

Buildings and improvements...........................  7 to 40 years
Machinery and equipment..............................        5 years
Furniture and fixtures...............................   3 to 5 years
Leasehold improvements...............................  2 to 10 years

  (e) Income Taxes

Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (f) Revenue Recognition

Sales of the Company's products are recorded upon customer acceptance, or shipment if no customer acceptance is required, at which time title passes to the customer. Customer acceptance refers to the sign off by the customer that the equipment is complete and has passed all tests satisfactory to the customer. Installation of the equipment is generally completed within 30 to 60 days of acceptance.

  (g) Installation and Warranty Costs

Costs to be incurred by the Company related to product installation and warranty fulfillment are accrued at the date of customer acceptance, or shipment if no customer acceptance is required, and are estimated by the Company based on past experience. The accrual for product installation and warranty fulfillment, included in accrued expenses in the consolidated balance sheets, was $5,628 and $5,510 at the end of fiscal years 1998 and 1997, respectively.

  (h) Foreign Currency Translation

Assets and liabilities of the Company's non-U.S. operations have been translated using the exchange rates in effect at each balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout each period. Local currencies are

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

considered the functional currencies of the Company's foreign entities. Foreign currency exchange rates used to translate the financial statements are summarized below:

                                          FOREIGN CURRENCY PER U.S. DOLLAR
                                          --------------------------------
                                            1998        1997        1996
                                          --------    --------    --------
Rates at balance sheet date:
  Pound sterling (L)....................      .60         .62         .66
  Deutsche mark (DM)....................     1.80        1.73        1.53
  Japanese yen (Y)......................   132.83      127.09      105.07

  (i) Treasury Stock

The Company accounts for treasury stock using the cost method. All of the Company's treasury stock was retired upon completion of the Company's initial public offering of common stock in October, 1995 (see note 15).

  (j) Earnings Per Share

In fiscal year 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share includes the effect of all potential common shares that are dilutive and outstanding during the reporting period. Earnings per share amounts for all periods presented have been restated to conform to SFAS No. 128.

The following table sets forth the computation of basic and diluted earnings per share:

                                                1998       1997       1996
                                               -------    -------    -------
Numerator:
  Net earnings...............................  $12,863    $20,219    $11,821
                                               =======    =======    =======
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares outstanding.....   14,971     11,349      9,344
  Effect of dilutive securities -- employee
     stock options...........................      620        778        815
                                               -------    -------    -------
  Denominator for diluted earnings per
     share -- adjusted weighted-average
     shares outstanding......................   15,591     12,127     10,159
                                               =======    =======    =======
Basic earnings per share.....................  $  0.86    $  1.78    $  1.27
                                               =======    =======    =======
Diluted earnings per share...................  $  0.83    $  1.67    $  1.16
                                               =======    =======    =======

Options to purchase 457 shares of common stock, at an average price of $38.16 per share, were outstanding during 1998, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (k) Significant Customers and Concentration of Credit Risk

Presented below is a summary of net sales to and commissions earned from significant customers as a percentage of total revenue. Net sales to and commissions earned from these customers are from both of the Company's segments.

CUSTOMER                                        1998    1997    1996
--------                                        ----    ----    ----
A.............................................   *       10%     18%
B.............................................   *       13       *

---------------
* Less than 10%.

  (l) Patents and Trademarks

Patents and trademarks included in other assets, in the net amount of $1,613 and $769 at the end of fiscal years 1998 and 1997, respectively, are amortized on a straight-line basis over 17 years for patents and five years for trademarks.

  (m) Research, Development, and Engineering

Expenditures for research, development, and engineering of products and processes are expensed as incurred.

  (n) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (o) Employee Stock Plans

Effective June 1, 1996, the Company adopted Statement of Financing Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option and stock purchase plans and, accordingly, does not recognize compensation cost. As prescribed by SFAS No. 123, note 11 contains a summary of the pro forma effects on reported net income and earnings per share for 1998, 1997 and 1996 as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date.

  (p) Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign exchange rates. Derivative financial instruments currently utilized by the Company primarily include foreign currency forward contracts. The Company evaluates and monitors consolidated net exposures by currency and maturity, and external derivative financial instruments correlate with the net exposures in all material

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

respects. Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income when those carrying amounts are converted. Gains or losses related to hedges of firm commitments are deferred and included in the bases of the transactions when they are completed. Gains or losses on unhedged foreign currency transactions are included in income as part of cost of sales. Gains and losses on derivative financial instruments which protect the Company from exposure in a particular currency, but do not currently have a designated underlying transaction, are also included in income as part of cost of sales. If a hedged item matures, or is sold, extinguished, terminated, or is related to an anticipated transaction that is no longer likely to take place, the derivative financial instrument is closed and the related gain or loss is included in income as part of cost of sales.

  (q) Reclassifications

Certain reclassifications have been made in the fiscal 1997 and fiscal 1996 financial statements to conform to the fiscal 1998 presentation.

(2) SHORT-TERM INVESTMENTS

The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair value of short-term investments classified as held-to-maturity are summarized as follows at May 31, 1998 and 1997:

                                                        1998
                                 --------------------------------------------------
                                              GROSS         GROSS
                                            UNREALIZED    UNREALIZED    APPROXIMATE
                                  COST        GAINS         LOSSES      FAIR VALUE
                                 -------    ----------    ----------    -----------
Municipal and state
  governments..................  $45,342       $46            $8          $45,380
Corporate debt securities and
  other........................    5,493         4             1            5,496
                                 -------       ---            --          -------
                                 $50,835       $50            $9          $50,876
                                 =======       ===            ==          =======

                                                        1997
                                 --------------------------------------------------
                                              GROSS         GROSS
                                            UNREALIZED    UNREALIZED    APPROXIMATE
                                  COST        GAINS         LOSSES      FAIR VALUE
                                 -------    ----------    ----------    -----------
Municipal and state
  governments..................  $20,216       $--            $5          $20,211
                                 =======       ===            ==          =======

(3) INVENTORIES

Inventories at the end of fiscal years 1998 and 1997 are summarized as follows:

                                                  1998       1997
                                                 -------    -------
Raw materials..................................  $25,223    $16,323
Work-in-process................................   11,423     16,030
Finished goods.................................   18,886      3,496
                                                 -------    -------
Total inventories..............................  $55,532    $35,849
                                                 =======    =======

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at the end of fiscal years 1998 and 1997 are summarized as follows:

                                                  1998       1997
                                                --------    -------
Land..........................................  $  8,507    $ 2,280
Buildings.....................................    19,097      2,156
Machinery and equipment.......................    25,141     11,321
Furniture and fixtures........................     3,545      1,446
Leasehold improvements........................       930        643
Construction in progress......................     6,167     13,832
                                                --------    -------
                                                  63,387     31,678
Less accumulated depreciation.................   (11,134)    (7,096)
                                                --------    -------
Net property, plant, and equipment............  $ 52,253    $24,582
                                                ========    =======

(5) INVESTMENTS IN AFFILIATES

The Company owns a 50% interest in SpeedFam Co., Ltd. The Company's equity investment in SpeedFam Co., Ltd. was $20,543 and $20,363 in 1998 and 1997, respectively. SpeedFam Co., Ltd.'s consolidated financial statements include the accounts of the following subsidiaries:

                       COMPANY                          LOCATION
                       -------                          --------
SpeedFam Clean System Co., Ltd.......................  Japan
Saku Seiki K.K.......................................  Japan
SpeedFam Incorporated................................  Taiwan
SpeedFam Korea Ltd...................................  South Korea
SpeedFam India (Pvt.) Ltd............................  India
SpeedFam (S.E.A.) Pte. Ltd...........................  Singapore
SpeedFam Malaysia SDN BHD............................  Malaysia

Significant intercompany balances and transactions have been eliminated. SpeedFam Co., Ltd.'s investments in three affiliated Japanese companies, Met-Coil Ltd.; CRT K.K.; Clean Technology K.K.; and Xevios Corporation are accounted for by the equity method.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Condensed consolidated financial statements of SpeedFam Co. Ltd., are as follows:

                                 BALANCE SHEETS

                                                                   APRIL 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash and short-term investments...........................  $ 13,612    $  9,794
  Trade accounts receivable, net and due from affiliates....    89,359      77,380
  Inventories...............................................    20,723      25,063
  Prepaid expenses and other current assets.................     4,685       3,434
                                                              --------    --------
Total current assets........................................   128,379     115,671
Property, plant and equipment, net..........................    35,763      30,327
Other assets................................................     9,140       7,702
                                                              --------    --------
Total assets................................................  $173,282    $153,700
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................  $ 37,779    $ 15,841
  Accounts payable..........................................    58,440      64,523
  Accrued expenses..........................................     6,656       9,969
  Income taxes payable......................................     3,890       5,701
                                                              --------    --------
Total current liabilities...................................   106,765      96,034
                                                              --------    --------
Long-term debt..............................................    18,945      10,786
Other long-term liabilities.................................     6,486       6,154
                                                              --------    --------
Total long-term liabilities.................................    25,431      16,940
                                                              --------    --------
Stockholders' equity........................................    41,086      40,726
                                                              --------    --------
Total liabilities and stockholders' equity..................  $173,282    $153,700
                                                              ========    ========

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                         YEARS ENDED APRIL 30,
                                                    --------------------------------
                                                      1998        1997        1996
                                                    --------    --------    --------
Net sales.........................................  $221,738    $220,281    $161,169
Costs and operating expenses......................  (210,900)   (198,449)   (141,752)
                                                    --------    --------    --------
Earnings before income taxes......................    10,838      21,832      19,417
Income taxes......................................    (5,041)    (10,250)     (9,479)
                                                    --------    --------    --------
Net earnings before minority interest.............     5,797      11,582       9,938
Minority interest.................................        66        (569)       (301)
                                                    --------    --------    --------
Net earnings......................................     5,863      11,013       9,637
Retained earnings at beginning of year............    37,049      26,943      18,036
Common stock dividend.............................        --          --        (454)
Dividends.........................................    (1,750)       (907)       (276)
                                                    --------    --------    --------
Retained earnings at end of year..................  $ 41,162    $ 37,049    $ 26,943
                                                    ========    ========    ========

The following is a summary of SpeedFam International, Inc. and consolidated subsidiaries' transactions with SpeedFam Co., Ltd. and its subsidiaries.

                                                          1998      1997       1996
                                                         ------    -------    ------
Sales to SpeedFam Co., Ltd.............................  $  924    $ 1,520    $1,737
                                                         ======    =======    ======
Purchases from SpeedFam Co., Ltd.......................  $6,344    $ 6,146    $7,612
                                                         ======    =======    ======
Commission revenue.....................................  $9,009    $12,430    $6,290
                                                         ======    =======    ======
Commission expense.....................................  $4,433    $ 2,707    $  582
                                                         ======    =======    ======

Net amounts due to SpeedFam Co., Ltd. included in the consolidated balance sheets at the end of fiscal years 1998 and 1997 are $3,437 and $4,360, respectively.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The Company owns a 50% interest in Fujimi Corporation. The Company's equity investment in Fujimi Corporation was $3,757 and $3,593 in 1998 and 1997, respectively. Summary financial information relating to Fujimi Corporation is as follows:

                                 BALANCE SHEETS

                                                                   MAY 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                     ASSETS
Current assets..............................................  $11,063    $13,346
Other assets................................................       30         16
                                                              -------    -------
Total assets................................................  $11,093    $13,362
                                                              =======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................  $ 3,579    $ 6,177
Stockholders' equity........................................    7,514      7,185
                                                              -------    -------
Total liabilities and stockholders' equity..................  $11,093    $13,362
                                                              =======    =======

                             STATEMENTS OF EARNINGS

                                                          YEARS ENDED MAY 31,
                                                    --------------------------------
                                                      1998        1997        1996
                                                    --------    --------    --------
Net sales.........................................  $ 36,767    $ 36,556    $ 19,734
Costs and operating expenses......................   (31,332)    (30,775)    (18,235)
                                                    --------    --------    --------
Earnings before income taxes......................     5,435       5,781       1,499
Income taxes......................................    (2,207)     (2,205)       (589)
                                                    --------    --------    --------
Net earnings......................................  $  3,228    $  3,576    $    910
                                                    ========    ========    ========

The Company received dividends from Fujimi Corporation of $1,450, $100, and $25 in 1998, 1997, and 1996, respectively. Purchases from Fujimi Corporation approximated $2,271, $1,725, and $952 in 1998, 1997, and 1996, respectively.
Amounts due to Fujimi Corporation included in the consolidated balance sheets at the end of fiscal years 1998 and 1997 are $199 and $464, respectively.

(6) INCOME TAXES

The Company files consolidated U.S. Federal income tax returns with its domestic subsidiary. Operations in the United Kingdom and Germany file local income tax returns. Earnings from consolidated companies before income taxes are as follows:

                                        1998       1997       1996
                                       -------    -------    -------
U.S..................................  $ 9,495    $18,608    $ 9,380
Non-U.S..............................    2,406      2,580      1,503
                                       -------    -------    -------
Total................................  $11,901    $21,188    $10,883
                                       =======    =======    =======

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The provision (benefit) for income taxes is as follows:

                                          1998      1997       1996
                                         ------    -------    ------
Current:
  U.S. Federal.........................  $2,348    $ 6,673    $3,693
  State................................     780      1,800       965
  Non-U.S..............................     640      1,025       537
                                         ------    -------    ------
                                          3,768      9,498     5,195
                                         ------    -------    ------
Deferred:
  U.S. Federal and state...............    (462)    (1,311)     (915)
  Non-U.S..............................     150       (150)      (14)
                                         ------    -------    ------
                                           (312)    (1,461)     (929)
                                         ------    -------    ------
Income tax expense.....................  $3,456    $ 8,037    $4,266
                                         ======    =======    ======

The tax effects of temporary differences that give rise to the deferred tax assets (liabilities) at the end of fiscal years 1998 and 1997 are attributable to:

                                                    1998      1997
                                                   ------    ------
Property, plant, and equipment...................  $ (936)   $ (789)
Inventory........................................     586       352
Allowance for doubtful accounts..................     443       469
Trademark amortization...........................     105        98
Warranty accrual.................................   2,157     2,201
Other............................................     (36)     (221)
                                                   ------    ------
Net deferred tax asset...........................  $2,319    $2,110
                                                   ======    ======

The net deferred tax asset has been recorded on the balance sheet as follows:

                                                   1998       1997
                                                  -------    ------
Current deferred tax asset......................  $ 3,339    $2,912
Long-term deferred tax liability................   (1,020)     (802)
                                                  -------    ------
                                                  $ 2,319    $2,110
                                                  =======    ======

There is no valuation allowance for deferred tax assets at the end of fiscal years 1998 or 1997. Deferred tax assets are considered realizable due to the expectation of future taxable income.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

A reconciliation between the Company's effective tax rate and the expected tax rate on earnings before income taxes is as follows:

                                                1998    1997    1996
                                                ----    ----    ----
Expected income tax rate......................   34%     35%     34%
Dividend income from affiliates...............    1       1      --
State taxes, net of U.S. Federal tax
  benefit.....................................    4       6       4
Foreign sales corporation.....................   (5)     (1)     --
Research and development tax credits..........   --      (1)     --
Tax exempt investment securities..............   (9)     (2)     --
Meals and entertainment.......................    2      --      --
Other.........................................    2      --       1
                                                 --      --      --
Effective income tax rate.....................   29%     38%     39%
                                                 ==      ==      ==

No provision is made for income taxes on undistributed earnings of wholly owned non-U.S. subsidiaries and SpeedFam Co., Ltd., because it is the Company's present intention to reinvest substantially all the earnings of these operations. At the end of fiscal year 1998, there was approximately $26,372 of accumulated undistributed earnings of those operations. It is not practical for the Company to compute the amount of unrecognized deferred tax liability on the undistributed earnings.

(7) LONG-TERM DEBT

The Company has a term loan payable in monthly installments of $26 (including interest at a fixed rate of 9.25%) beginning April 1, 1994 for five years. The balance due is $248 and $522 at May 31, 1998 and 1997, respectively. As all amounts due will be repaid during fiscal year 1999, the balance is shown as a current liability at May 31, 1998. The term loan payable is secured by certain machinery of SpeedFam Corporation.

On August 29, 1997, the Company negotiated a new unsecured credit facility with its U.S. bank group. The new credit agreement provides for a revolving loan facility in the amount of $60,000 with a term of three years. If the loan is utilized, principal will be repaid at the end of the loan term. Interest will accrue and be paid monthly on the outstanding balance based on a 90 day LIBOR rate plus 25 to 100 basis points. The Company must meet certain financial objectives each year as defined in the credit agreement. At May 31, 1998, no amounts were outstanding on this loan facility.

On October 31, 1996, SpeedFam Limited in the United Kingdom, a wholly owned subsidiary of SpeedFam International, Inc., entered into a L950 ($1,587) multi-currency revolving line of credit with the London branch of a U.S. bank. The revolving line of credit is secured by property and equipment of the subsidiary and is payable on demand. If the line of credit is utilized, interest will accrue on the outstanding balance at 2.0% above the bank's base rate (7.25% and 6.0% at April 30, 1998 and 1997, respectively). As of April 30, 1998 and 1997, no amounts were outstanding on this credit facility.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(8) COMMITMENTS AND CONTINGENCIES

During fiscal year 1996, the Company entered into a technology license agreement related to the development of a new product introduced during fiscal year 1997. The agreement obligates the Company to make annual royalty payments of 5.5% of the Company's net sales of products using the licensed technology for ten years. The annual royalty payments are subject to a minimum payment of $150 beginning in fiscal year 1998 and $200 for fiscal years 1999 to 2006.

The Company and its subsidiaries occupy certain manufacturing and office facilities and use certain equipment under noncancelable operating leases expiring at various dates through fiscal year 2001. Rental expense aggregated approximately $1,635, $1,235, and $917 in fiscal years 1998, 1997, and 1996, respectively.

Future minimum lease payments for all noncancelable operating leases having remaining terms in excess of one year at the end of fiscal year 1998 are as follows:

YEAR                                                 AMOUNT
----                                                 ------
1999...............................................  $1,907
2000...............................................   1,311
2001...............................................     787
2002...............................................     305
2003 and thereafter................................      66
                                                     ------
Total..............................................  $4,376
                                                     ======

(9) FORWARD EXCHANGE CONTRACTS

The notional amounts of foreign exchange contracts as of May 31, 1998 and May 31, 1997 were as follows:

                                                   1998      1997
                                                  ------    -------
Forward exchange contracts to buy foreign
  currency......................................  $2,833    $16,670
                                                  ======    =======
Forward exchange contracts to sell foreign
  currency......................................  $1,637    $ 3,379
                                                  ======    =======

All currency forward contracts outstanding at May 31, 1998 have maturities of less than one year and are primarily to buy or sell Japanese yen in exchange for U.S. dollars. Management believes that these contracts should not subject the Company to undue risk from foreign exchange movements, because gains and losses on these contracts generally offset gains and losses on the assets, liabilities, and transactions being hedged.

(10) SAVINGS AND PROFIT-SHARING PLANS

The Company maintains defined-contribution savings and profit-sharing plans for its employees. The plans cover certain employees who meet length of service requirements. Expenses under the plans, determined by the Company's Board of Directors, aggregated $143, $2,414, and $1,443 in fiscal years 1998, 1997, and 1996, respectively.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) STOCK OPTION PLANS

The Company grants options to employees under the 1991 Employee Incentive Stock Option Plan and the 1995 Stock Plan for Employees and Directors of the Company. Under the plans, options may be granted to purchase up to 2,500,000 shares of the Company's authorized but unissued common stock. Prior to fiscal year 1995, stock options were granted at 100% to 110% of the value of the Company's common stock as determined by an established formula. In fiscal year 1995, stock options were granted at 100% to 110% of the fair value of the Company's common stock as determined by an independent appraiser. Subsequent to fiscal year 1995 stock options are granted at a price not less than the fair market value on the date of grant. The stock options vest over five years (i.e., 20% each year) with the exception of 163,800 stock options issued in 1992, which vested immediately. The stock options expire 10 years after the grant date, except for 71,100 stock options which expire five years after the grant date.

The following table summarizes option activity and related information:

                                                                 WEIGHTED AVERAGE
                                 OPTIONS     PRICE PER SHARE      EXERCISE PRICE
                                ---------    ----------------    ----------------
BALANCE AT MAY 31, 1995.......  1,103,660    $  2.04 - $ 6.41         $ 2.87
  Granted.....................    330,976      10.75 -  20.50          20.07
  Exercised...................   (127,668)      2.04 -   5.83           2.12
  Canceled or expired.........    (33,900)      2.04 -   5.83           2.25
                                ---------    --------- ------         ------
BALANCE AT MAY 31, 1996.......  1,273,068       2.04 -  20.50           7.43
  Granted.....................    496,200      15.75 -  37.75          36.16
  Exercised...................   (234,976)      2.04 -  18.25           2.53
  Canceled or expired.........    (12,360)      5.83 -  20.50          14.72
                                ---------    --------- ------         ------
BALANCE AT MAY 31, 1997.......  1,521,932       2.04 -  37.75          17.17
  Granted.....................    557,420      19.50 -  59.00          23.01
  Exercised...................   (222,013)      2.04 -  20.50           5.68
  Canceled or expired.........   (123,661)      2.04 -  56.50          22.59
                                ---------    --------- ------         ------
BALANCE AT MAY 31, 1998.......  1,733,678    $  2.04 - $59.00         $20.13
                                =========    ========= ======         ======

The following table summarizes information about stock options outstanding at May 31, 1998:

                                   WEIGHTED AVERAGE
                     OPTIONS          REMAINING          WEIGHTED         OPTIONS          WEIGHTED
   RANGE OF       OUTSTANDING AT   CONTRACTUAL LIFE      AVERAGE       EXERCISABLE AT      AVERAGE
EXERCISE PRICES    MAY 31, 1998        (YEARS)        EXERCISE PRICE    MAY 31, 1998    EXERCISE PRICE
---------------   --------------   ----------------   --------------   --------------   --------------
$ 2.04 - $ 2.41       335,900            5.27             $ 2.08          231,080           $ 2.08
$ 5.83 - $ 6.41       146,970            6.25               5.91           73,018             5.93
$10.75 - $15.75        29,400            8.05              14.31            6,200            14.19
$18.25 - $26.69       761,808            9.30              20.19           94,068            20.57
$32.50 - $46.75       421,950            9.00              36.59           86,189            36.45
$51.00 - $59.00        37,650            9.34              55.47               --               --
                    ---------            ----             ------          -------           ------
$ 2.04 - $59.00     1,733,678            8.17             $20.13          490,555           $12.39
                    =========            ====             ======          =======           ======

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

As permitted under SFAS No. 123, the Company has elected to follow APB No. 25 in accounting for stock-based awards to employees. Accordingly, no compensation cost has been recognized for the stock option and stock purchase plans. Had compensation cost for the Company's stock option and stock purchase plans been determined based on the fair value at the grant date for awards in fiscal years 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                1998       1997       1996
                                               -------    -------    -------
Net income as reported.......................  $12,863    $20,219    $11,821
Pro forma net income.........................  $11,363    $19,537    $11,763
Basic earnings per share as reported.........  $  0.86    $  1.78    $  1.27
Basic pro forma earnings per share...........  $  0.76    $  1.72    $  1.26
Diluted earnings per share as reported.......  $  0.83    $  1.67    $  1.16
Diluted pro forma earnings per share.........  $  0.73    $  1.61    $  1.16

In accordance with the provisions of SFAS No. 123, pro forma net income reflects only options granted in fiscal years 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost of options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of five years, and compensation cost for options granted prior to June 1, 1995 is not considered.

In calculating pro forma compensation, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions for grants made in fiscal years 1998, 1997 and 1996.

                                         1998       1997       1996
                                        -------    -------    -------
Dividend yield........................     None       None       None
Expected volatility...................       61%        56%        56%
Risk-free interest rate...............     5.53%      6.38%      6.35%
Expected lives........................  3 years    3 years    3 years

The weighted average fair value of options granted during the year was $10.35 per share, $15.21 per share and $8.68 per share for fiscal years 1998, 1997 and 1996, respectively.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The pro forma net income and earnings per share listed above includes expense related to the Company's 1995 Employee Stock Purchase Plan. The fair value of grants under the employee stock purchase plan is estimated on the grant date using the Black-Scholes model with the following weighted average assumptions for grants made in fiscal years 1998, 1997 and 1996:

                                            1998          1997          1996
                                         ----------    ----------    ----------
Dividend yield.........................        None          None          None
Expected volatility....................          61%           56%           56%
Risk-free interest rate................        5.32%         5.41%         5.33%
Expected lives.........................    1/2 year      1/2 year      1/2 year

The weighted average fair value of purchase rights granted during the year was $7.06 per share, $6.48 per share and $3.30 per share for fiscal years 1998, 1997 and 1996, respectively.

(12) EMPLOYEE STOCK PURCHASE PLAN

The Company's 1995 Employee Stock Purchase Plan qualifies under Section 423 of the Internal Revenue Code and the Company has reserved 500,000 shares of common stock for issuance under the plan. The plan provides that eligible employees may purchase stock at 85% of its fair value on specified dates. Under the plan, the Company sold 89,751, 73,703, and -0- shares in fiscal years 1998, 1997, and 1996, respectively.

(13) BUSINESS SEGMENT INFORMATION

The Company classifies its products into two core business segments: (i) equipment, parts, and expendables, which is comprised of the Company's operations in designing, developing, manufacturing, marketing, and servicing high throughput, precision surface processing systems; and (ii) slurries, which is comprised of the distribution and sale of materials used in the customers' manufacturing processes. Information concerning the Company's business segments in fiscal years 1998, 1997, and 1996 is as follows:

                                              1998        1997        1996
                                            --------    --------    --------
Revenue:
  Sales to unaffiliated customers:
     Equipment, parts, and expendables....  $147,444    $134,658    $ 88,050
     Slurries.............................    28,803      26,336      25,830
                                            --------    --------    --------
  Total sales to unaffiliated customers...   176,247     160,994     113,880
                                            --------    --------    --------
  Commissions from affiliate -- equipment,
     parts, and expendables...............     9,009      12,430       6,290
                                            --------    --------    --------
Total revenue.............................  $185,256    $173,424     120,170
                                            ========    ========    ========

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              1998        1997        1996
                                            --------    --------    --------
Segment operating profit:
  Equipment, parts, and expendables.......  $  5,697    $ 24,328      14,585
  Slurries................................     1,786       2,363         572
                                            --------    --------    --------
Total segment operating profit............     7,483      26,691      15,157
                                            --------    --------    --------
General corporate income (expense)........     4,465      (5,300)     (3,583)
Interest expense..........................       (47)       (203)       (691)
                                            --------    --------    --------
Earnings from consolidated companies
  before income taxes.....................  $ 11,901    $ 21,188    $ 10,883
                                            ========    ========    ========
Identifiable assets:
  Equipment, parts, and expendables.......  $132,293    $ 87,357    $ 62,177
  Slurries................................     9,427       8,460       8,836
  Investments in affiliates...............    24,299      23,956      20,450
  Corporate assets........................   163,746      86,727      16,521
                                            --------    --------    --------
Total identifiable assets.................  $329,765    $206,500    $107,984
                                            ========    ========    ========
Capital expenditures:
  Equipment, parts, and expendables.......  $ 20,215    $ 15,162    $  5,197
  Slurries................................        99          94          35
  Corporate...............................    11,757       2,175       2,889
                                            --------    --------    --------
Total capital expenditures................  $ 32,071    $ 17,431    $  8,121
                                            ========    ========    ========
Depreciation expense:
  Equipment, parts, and expendables.......  $  3,734    $  2,467    $  1,044
  Slurries................................        69          31          29
  Corporate...............................       591         297          99
                                            --------    --------    --------
Total depreciation expense................  $  4,394    $  2,795    $  1,172
                                            ========    ========    ========

Intersegment sales are not material. Segment operating profit represents total revenue less cost of sales and operating expenses, and excludes equity in net earnings of affiliates, general corporate expenses, interest income and expense, and income taxes. Segment identifiable assets are those assets employed in each segment's operation, including an allocated value. Corporate assets consist primarily of cash and cash equivalents, investments, and other assets not employed in production.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Information regarding the Company's operations in the United States and internationally is presented below:

                                              1998        1997        1996
                                            --------    --------    --------
Net sales:
  United States...........................  $166,855    $152,216    $103,698
  Europe..................................    10,966       9,856      10,855
  Intercompany sales......................    (1,574)     (1,078)       (673)
                                            --------    --------    --------
Consolidated net sales....................  $176,247    $160,994    $113,880
                                            ========    ========    ========
Operating profit:
  United States...........................  $  3,791    $ 20,736      10,184
  Europe..................................     2,059         780         917
  Eliminations............................        94         (30)        (10)
                                            --------    --------    --------
Operating profit..........................  $  5,944    $ 21,486    $ 11,091
                                            ========    ========    ========
  Identifiable assets:
  United States...........................  $132,468    $ 88,762      66,059
  Europe..................................     9,222       7,055       4,954
  Corporate...............................   188,075     110,683      36,971
                                            --------    --------    --------
Consolidated identifiable assets..........  $329,765    $206,500    $107,984
                                            ========    ========    ========
Export sales:
  Taiwan..................................  $ 15,254    $ 12,903    $  3,800
  England.................................     7,524          --          --
  Germany.................................     1,977       9,478       6,960
  Malaysia................................     1,653       7,854       1,806
  Other...................................     3,946       3,474         678
                                            --------    --------    --------
                                            $ 30,354    $ 33,709    $ 13,244
                                            ========    ========    ========

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Following is a summary of unaudited quarterly information:

                                     FIRST     SECOND      THIRD     FOURTH
                                    QUARTER    QUARTER    QUARTER    QUARTER
                                    -------    -------    -------    -------
Year ended May 31, 1997:

  Total revenue...................  $39,728    $39,119    $45,280    $49,297
                                    =======    =======    =======    =======
  Gross margin....................  $13,946    $15,027    $19,689    $21,261
                                    =======    =======    =======    =======
  Net earnings....................  $ 4,038    $ 4,783    $ 4,909    $ 6,489
                                    =======    =======    =======    =======
  Basic earnings per share........  $  0.38    $  0.45    $  0.45    $  0.49
                                    =======    =======    =======    =======
  Diluted earnings per share......  $  0.36    $  0.42    $  0.42    $  0.46
                                    =======    =======    =======    =======
Year ended May 31, 1998:

  Total revenue...................  $53,847    $56,528    $48,380    $26,501
                                    =======    =======    =======    =======
  Gross margin....................  $23,016    $24,759    $20,039    $ 7,691
                                    =======    =======    =======    =======
  Net earnings (loss).............  $ 5,557    $ 7,620    $ 5,143    $(5,457)
                                    =======    =======    =======    =======
  Basic earnings (loss) per
     share........................  $  0.41    $  0.52    $  0.32    $ (0.34)
                                    =======    =======    =======    =======
  Diluted earnings (loss) per
     share........................  $  0.39    $  0.49    $  0.31    $ (0.34)
                                    =======    =======    =======    =======

(15) OFFERINGS OF COMMON STOCK

In October 1995, the Company completed its initial public offering of common stock. The Company issued 2,928 shares of common stock and received proceeds of $28,284, net of underwriters' discounts and commissions and offering expenses.

In February 1997, the Company completed an additional public offering of common stock. The Company issued 2,500 shares of common stock and received proceeds of $77,673, net of underwriters' discounts and commissions and offering expenses.

In October 1997, the Company completed a public offering of common stock. The Company issued 2,327 shares of common stock and received proceeds of $116,704, net of underwriters' discounts and commissions and offering expenses.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments at May 31, 1998 and 1997 include cash equivalents, short-term investments, trade receivables, trade payables, foreign exchange contracts, and long-term debt. The carrying value of cash equivalents, short-term investments, trade receivables, and trade payables approximates fair value because of the short maturity of these instruments. Fair values relating to foreign currency contracts (used for hedging purposes) reflect the estimated net amounts that the Company would receive or pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts and are not material at May 31, 1998 and 1997. The fair value of the Company's long-term debt is not materially different from its financial statement carrying value. The

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of the same remaining maturities.

(17) OTHER INCOME (EXPENSE)

Other income (expense) consisted of the following for fiscal years 1998, 1997, and 1996:

                                           1998      1997     1996
                                          ------    ------    -----
Net gain on sales of assets.............  $   42    $   32    $  10
Expenses of canceled public offering....      --      (493)      --
Interest income.........................   5,687     1,079      454
Interest expense........................     (47)     (203)    (691)
Miscellaneous, net......................     275      (713)      19
                                          ------    ------    -----
                                          $5,957    $ (298)   $(208)
                                          ======    ======    =====

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1998
                                                              ------------   ---------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   7,866     $  14,098
  Short term investments....................................      59,646        70,032
  Accounts receivable.......................................      30,308        43,837
  Inventories...............................................      69,192        67,049
  Prepaid expenses..........................................       1,753         2,686
                                                               ---------     ---------
    Total current assets....................................     168,765       197,702
                                                               ---------     ---------
Property, plant and equipment, net..........................      31,061        34,883
Intangible assets, net......................................       7,950         8,820
Other assets................................................       4,076         4,483
                                                               ---------     ---------
                                                               $ 211,852     $ 245,888
                                                               =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $   1,260     $   1,555
  Accounts payable..........................................       5,320        10,443
  Accrued liabilities.......................................      17,638        21,528
                                                               ---------     ---------
    Total current liabilities...............................      24,218        33,526
Long-term debt, less current portion........................     116,650       117,078
                                                               ---------     ---------
    Total liabilities.......................................     140,868       150,604
                                                               ---------     ---------
Stockholders' equity:
Preferred stock, $.01 par value per share. Nonvoting,
  authorized 2,000,000 shares:
  Series B-1 cumulative preferred stock. Authorized 21,478
    shares, issued and outstanding 14,408 shares at June 30,
    1998 and 7,204 shares at December 31, 1998. Liquidation
    preference of $671......................................          --            --
  Series B-2 cumulative preferred stock. Authorized 21,478
    shares, issued and outstanding 19,544 shares at June 30,
    1998 and December 31, 1998. Liquidation preference of
    $1,820..................................................          --            --
  Series B-3 cumulative preferred stock. Authorized 21,478
    shares, issued and outstanding 9,898 shares at June 30,
    1998 and December 31, 1998. Liquidation preference of
    $922....................................................          --            --
  Series D preferred stock, $.01 par value per share.
    Authorized 50,000 shares, 1,000 votes per share; no
    shares issued and outstanding...........................          --            --
Common stock, $.01 par value per share. Authorized
  50,000,000 shares; one vote per share; issued and
  outstanding. 17,530,368 shares at June 30, 1998 and
  17,906,000 at December 31, 1998...........................         178           175
Class A common stock, $.01 par value per share. Authorized
  3,500,000 shares, four votes per share; issued and
  outstanding 223,675 shares at June 30, 1998 and 7,186
  shares at December 31, 1998...............................          --             2
Additional paid-in capital..................................     196,594       196,242
Accumulated deficit.........................................    (124,673)     (100,355)
Foreign currency translation adjustment.....................      (1,115)         (780)
                                                               ---------     ---------
    Total stockholders' equity..............................      70,984        95,284
                                                               ---------     ---------
                                                               $ 211,852     $ 245,888
                                                               =========     =========

     See accompanying notes to condensed consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                             THREE MONTHS ENDED    SIX MONTHS ENDED
                                                DECEMBER 31,         DECEMBER 31,
                                             ------------------   -------------------
                                               1998      1997       1998       1997
                                             --------   -------   --------   --------
Revenue....................................  $ 17,704   $57,879   $ 42,658   $109,153
Cost of goods sold.........................    15,241    31,582     34,730     60,660
                                             --------   -------   --------   --------
  Gross margin.............................     2,463    26,297      7,928     48,493
                                             --------   -------   --------   --------
Operating expenses:
  Research and development.................     8,508     8,341     16,808     15,050
  Selling, general and administrative......     6,905     9,780     15,149     17,568
                                             --------   -------   --------   --------
     Total operating expenses..............    15,413    18,121     31,957     32,618
                                             --------   -------   --------   --------
  Operating income (loss)..................   (12,950)    8,176    (24,029)    15,875
Other income (expense):
  Interest income..........................       983     1,584      1,934      1,787
  Interest expense.........................    (2,013)   (1,953)    (4,039)    (2,426)
  Other, net...............................       (15)        2      2,041         17
                                             --------   -------   --------   --------
     Total other income (expense)..........    (1,045)     (367)       (64)      (622)
                                             --------   -------   --------   --------
  Income (loss) from continuing operations
     before income taxes...................   (13,995)    7,809    (24,093)    15,253
Income tax expense.........................        --     2,858         --      5,611
                                             --------   -------   --------   --------
  Net income (loss) from continuing
     operations............................   (13,995)    4,951    (24,093)     9,642
Discontinued operations --
  Loss on disposal or IPEC Clean, Inc., net
     of taxes..............................        --    (6,664)        --     (6,664)
                                             --------   -------   --------   --------
  Net income (loss)........................   (13,995)   (1,713)   (24,093)     2,978
Cumulative dividends on preferred
  stock....................................       (51)      (61)      (102)      (122)
                                             --------   -------   --------   --------
  Net income (loss) attributable to common
     shareholders..........................  $(14,046)  $(1,774)  $(24,195)  $  2,856
                                             ========   =======   ========   ========
Net income (loss) from continuing
  operations per common share:
  Basic....................................  $   (.79)  $   .28   $  (1.36)  $    .54
                                             ========   =======   ========   ========
  Diluted..................................      (.79)      .26      (1.36)       .50
                                             ========   =======   ========   ========
Income (loss) per common share:
  Basic....................................  $   (.79)  $  (.10)  $  (1.36)  $    .16
                                             ========   =======   ========   ========
  Diluted..................................      (.79)     (.10)     (1.36)       .15
                                             ========   =======   ========   ========
Shares used in basic per share
  calculation..............................    17,880    17,599     17,850     17,526
                                             ========   =======   ========   ========
Shares used in diluted per share
  calculation..............................    17,880    19,208     17,850     19,351
                                             ========   =======   ========   ========

     See accompanying notes to condensed consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                  SERIES B                                  CLASS A                                     FOREIGN
                               PREFERRED STOCK      COMMON STOCK         COMMON STOCK      ADDITIONAL                  CURRENCY
                               ---------------   -------------------   -----------------    PAID-IN     ACCUMULATED   TRANSLATION
                               SHARES   AMOUNT     SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT
                               ------   ------   ----------   ------   --------   ------   ----------   -----------   -----------
Balance -- June 30, 1998.....  43,850    $--     17,530,368    $175     223,675    $ 2      $196,242     $(100,355)     $  (780)
Net loss.....................     --      --             --      --          --     --            --       (24,093)          --
Conversion of Series B
  Preferred Stock............  (7,204)    --         90,338       1          --     --            (1)           --           --
Conversion of Class A Common
  Stock......................     --      --        216,489       2    (216,489)    (2)           --            --           --
Exercise of Stock Options....     --      --         13,436      --          --     --           120            --           --
Employee Stock Purchase
  Plan.......................     --      --         49,545      --          --     --            --            --           --
Unearned compensation, net...     --      --          5,824      --          --     --           233            --           --
Cumulative translation
  adjustment.................     --      --             --      --          --     --            --            --         (335)
Preferred stock dividends....     --      --             --      --          --     --            --          (225)          --
                               ------    ---     ----------    ----    --------    ---      --------     ---------      -------
Balance -- December 31,
  1998.......................  36,646    $--     17,906,000    $178       7,186    $--      $196,594     $(124,673)     $(1,115)
                               ======    ===     ==========    ====    ========    ===      ========     =========      =======

     See accompanying notes to condensed consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                             1998        1997
Cash flows from operating activities:                      --------    --------
Net income (loss)........................................  $(24,093)   $  2,978
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Loss on disposal of IPEC Clean, Inc., net of taxes.....        --       6,664
  Depreciation and amortization..........................     6,531       5,149
  Deferred tax expense...................................        --       5,705
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable.............    13,529     (22,315)
  Increase in inventories................................      (999)    (10,262)
  (Increase) decrease in prepaid expenses and other
     assets..............................................     1,340      (1,774)
  (Increase) decrease in accounts payable................    (5,123)        589
  (Increase) decrease in accrued liabilities.............    (3,890)      1,063
  Increase in net assets of discontinued operations......        --        (802)
                                                           --------    --------
     Net cash used in operating activities...............   (12,705)    (13,005)
                                                           --------    --------
Cash flows from investing activities:
  Purchases of property and equipment, net...............    (2,983)     (8,693)
  Proceeds from the maturities of short-term
     investments.........................................    10,386          --
                                                           --------    --------
     Net cash provided by (used in) investing
       activities........................................     7,403      (8,693)
                                                           --------    --------
Cash flows from financing activities:
  Proceeds from long-term debt...........................        --     111,181
  Repayment of long-term debt and capital leases.........      (723)    (26,501)
  Repayment of notes payable.............................        --        (124)
  Payment of preferred stock dividends...................      (225)       (123)
  Net proceeds from issuance of common stock and
     warrants............................................       353       3,798
                                                           --------    --------
     Net cash provided by (used in) financing
       activities........................................      (595)     88,231
                                                           --------    --------
Effect of exchange rate changes on cash..................      (335)     (1,036)
                                                           --------    --------
Net increase (decrease) in cash and cash equivalents.....    (6,232)     65,497
Cash and cash equivalents, beginning of period...........    14,098      40,656
                                                           --------    --------
Cash and cash equivalents, end of period.................  $  7,866    $106,153
                                                           ========    ========
Supplemental disclosure of cash flow information:
     Cash paid for interest during the period............  $  3,742    $    421
                                                           ========    ========

     See accompanying notes to condensed consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PREPARATION:

The accompanying condensed consolidated financial statements as of December 31, 1998 and for the three month and six month periods ended December 31, 1998 are unaudited; however, in the opinion of the management of Integrated Process Equipment Corp. ("IPEC") and subsidiaries (the "Company"), such statements include all adjustments (consisting solely of normal recurring accruals) necessary for the fair statement of the information presented therein. The condensed consolidated balance sheet as of June 30, 1998 was derived from the audited financial statements at such date.

Pursuant to accounting requirements of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q, the accompanying condensed consolidated financial statements and notes do not include all disclosures required by generally accepted accounting principles for complete financial statements. Accordingly, these statements should be read in conjunction with the Company's annual financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended June 30, 1998.

Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

ORGANIZATION:

IPEC is a Delaware corporation organized in December 1991 and is the successor by merger to a California corporation of the same name that was incorporated in October 1989. The Company is primarily engaged in designing, manufacturing, marketing and servicing equipment for the semiconductor manufacturing industry.

The Company is organized into two divisions. IPEC Planar manufactures CMP equipment and CMP-related products for use principally in manufacturing of semiconductor devices. IPEC Precision manufactures advanced plasma-assisted chemical etching equipment and metrology equipment for use primarily in manufacturing of silicon wafers and semiconductor devices.

On November 19, 1998, the Company and SpeedFam International, Inc. ("SpeedFam") entered into an Agreement and Plan of Merger. Upon consummation of the merger, holders of IPEC common stock and Class A Common Stock will receive 0.71 of a share of SpeedFam common stock for each share of IPEC stock they own. Holders of IPEC Series B-1, B-2 and B-3 preferred stock will receive 8.90, 8.10 and 10.65 shares, respectively, of SpeedFam common stock for each share they own.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INCOME (LOSS) PER SHARE OF COMMON STOCK:

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The Statement replaces primary earnings per share ("EPS") with basic EPS and requires dual presentation of basic and diluted EPS. The Statement is effective for both interim and annual periods ending after December 15, 1997. All prior-period EPS data has been restated to conform to SFAS 128. Basic EPS excludes dilution and is computed by dividing income attributable to common stockholders or income from continuing operations, by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. These securities or other contracts are generally anti-dilutive if a loss is being reported. Although including those potential common shares in other diluted per share computations may be dilutive to their comparable basic per share amounts, no potential common shares shall be included in the computation of any diluted per share amount when a loss from continuing operations exists, even if the entity reports net income.

The following table reconciles the numerators and denominators of the basic and diluted EPS computations from continuing operations and net income attributable to common stockholders for the three month and six month periods ended December 31, 1998 and 1997 (in thousands, except per share data).

                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                         DECEMBER 31,           DECEMBER 31,
                                      -------------------    -------------------
                                        1998       1997        1998       1997
                                      --------    -------    --------    -------
BASIC EARNINGS (LOSS) FROM
  CONTINUING OPERATIONS PER COMMON
  SHARE:
  Net income (loss) from continuing
     operations.....................  $(13,995)   $ 4,951    $(24,093)   $ 9,642
  Cumulative dividend on preferred
     stock..........................       (51)       (61)       (102)      (122)
                                      --------    -------    --------    -------
  Net income (loss) from continuing
     operations attributable to
     common stockholders............  $(14,046)   $ 4,890    $ 24,195    $ 9,520
                                      ========    =======    ========    =======
  Weighted average number of shares
     outstanding....................    17,880     17,599      17,850     17,526
                                      ========    =======    ========    =======
  Basic earnings (loss) from
     continuing operations per
     share..........................  $  (0.79)   $  0.28    $  (1.36)   $  0.54
                                      ========    =======    ========    =======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                         DECEMBER 31,           DECEMBER 31,
                                      -------------------    -------------------
                                        1998       1997        1998       1997
                                      --------    -------    --------    -------
DILUTED EARNINGS (LOSS) FROM
  CONTINUING OPERATIONS PER COMMON
  SHARE:
  Net income (loss) from continuing
     operations attributable to
     common stockholders............  $(14,046)   $ 4,890    $(24,195)   $ 9,520
  Add back: Cumulative dividend on
     preferred stock................       N/A         61         N/A        122
                                      --------    -------    --------    -------
                                      $(14,046)   $ 4,951    $(24,195)   $ 9,642
                                      --------    -------    --------    -------
  Weighted average number of shares
     outstanding....................    17,880     17,599      17,850     17,526
  Add: Shares of Series B
     Convertible Preferred Stock
     assuming conversion............       N/A        554         N/A        554
  Add: Stock options and warrants...       N/A      1,055         N/A      1,271
                                      --------    -------    --------    -------
  Weighted average number of shares
     used to compute diluted
     earnings (loss) per share......    17,880     19,208      17,850     19,351
                                      ========    =======    ========    =======
  Diluted earnings (loss) per
     share..........................  $  (0.79)   $  0.26    $  (1.36)   $   .50
                                      ========    =======    ========    =======
BASIC NET INCOME (LOSS) PER COMMON
  SHARE:
  Net income (loss) attributable to
     common stockholders............  $(14,046)   $(1,744)   $(24,195)   $ 2,856
                                      ========    =======    ========    =======
  Weighted average number of shares
     outstanding....................    17,880     17,599      17,850     17,526
                                      ========    =======    ========    =======
  Basic net income (loss) per common
     share..........................  $  (0.79)   $ (0.10)   $  (1.36)   $  0.16
                                      ========    =======    ========    =======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                         DECEMBER 31,           DECEMBER 31,
                                      -------------------    -------------------
                                        1998       1997        1998       1997
                                      --------    -------    --------    -------
DILUTED NET INCOME (LOSS) PER COMMON
  SHARE:
  Net income (loss).................  $(14,046)   $(1,774)   $(24,195)   $ 2,856
  Add back: Cumulative dividend on
     preferred shares...............       N/A        N/A         N/A        122
                                      --------    -------    --------    -------
  Net income (loss) used in
     computation....................  $(14,046)   $(1,774)   $(24,195)   $ 2,978
                                      ========    =======    ========    =======
  Weighted average number of shares
     outstanding....................    17,880     17,599      17,850     17,526
  Add: Shares of Series B
     Convertible Preferred Stock
     assuming conversion............       N/A        N/A         N/A        554
  Add: Stock options and warrants...       N/A        N/A         N/A      1,271
                                      --------    -------    --------    -------
  Weighted average number of shares
     used to compute diluted
     earnings (loss) per share......    17,880     19,208      17,850     19,351
                                      ========    =======    ========    =======
  Diluted earnings (loss) per
     share..........................  $  (0.79)   $ (0.10)   $  (1.36)   $  0.15
                                      ========    =======    ========    =======

INVENTORIES:

Inventories are summarized as follows (in thousands):

                                                       DECEMBER 31,         JUNE 30,
                                                           1998               1998
                                                     -----------------    -------------
                                                        (UNAUDITED)
  Raw materials....................................       $55,729            $48,422
  Work in process..................................        20,211             19,880
  Finished goods...................................           268              5,103
                                                          -------            -------
                                                           76,208             73,405
  Less inventory obsolescence reserve..............        (7,016)            (6,356)
                                                          -------            -------
                                                          $69,192            $67,049
                                                          =======            =======

LONG-TERM DEBT:

The Company completed a private placement in the first quarter of fiscal 1998 of $115.0 million 6.25% Convertible Subordinated Notes due in 2004. Interest is payable semi-annually in March and September. The Notes are subordinated to all existing and future senior indebtedness and effectively subordinated to all liabilities, including trade payables

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

and lease obligations of the Company and its subsidiaries. The Notes can be converted after ninety days from the original issuance into the Company's common stock at a conversion price of $39.00 per share. The notes are not redeemable by the Company prior to September 20, 2000.

Proceeds have been utilized primarily for working capital purposes and to repay the balance of the Company's revolving line of credit. Remaining portions of proceeds may be used to expand the Company's sales and service operations in Asia, to expand IPEC Precision's facilities and for general corporate purposes including working capital and research and development. Pending such uses, the Company intends to invest the net proceeds in interest-bearing, investment grade securities. Debt issuance costs of $4.0 million incurred in connection with the private placement have been included in other assets and are being amortized over seven years.

COMPREHENSIVE INCOME:

Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards to report and display comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive income was as follows (in thousands):

                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                             DECEMBER 31,           DECEMBER 31,
                                          -------------------    -------------------
                                            1998       1997        1998       1997
                                          --------    -------    --------    -------
Net income, (loss)......................  $(13,995)   $(1,713)   $(24,093)   $ 2,978
Other comprehensive income:
  Foreign currency translation
     adjustments........................      (310)    (1,028)       (335)    (1,036)
                                          --------    -------    --------    -------
Comprehensive income (loss).............  $(14,305)   $(2,741)   $(24,428)   $ 1,942
                                          ========    =======    ========    =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Integrated Process Equipment Corp.:

We have audited the accompanying consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                              KPMG LLP

Phoenix, Arizona
August 4, 1998

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    JUNE 30,
                                                              ---------------------
                                                                1998         1997
                                                              ---------    --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  14,098    $ 40,656
  Short-term investments....................................     70,032          --
  Accounts receivable.......................................     43,837      45,590
  Inventories...............................................     67,049      44,729
  Prepaid expenses..........................................      2,686         968
  Net assets of discontinued operations.....................         --       2,463
  Deferred income taxes.....................................         --      11,425
                                                              ---------    --------
          Total current assets..............................    197,702     145,831
                                                              ---------    --------
Property, plant and equipment, net..........................     34,883      25,462
Intangible assets, net......................................      8,820      11,798
Deferred income taxes.......................................         --      13,381
Other assets................................................      4,483       1,593
                                                              ---------    --------
                                                              $ 245,888    $198,065
                                                              =========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $      --    $    124
  Current portion of long-term debt.........................      1,555      10,599
  Accounts payable..........................................     10,443      17,445
  Accrued liabilities.......................................     21,528      18,567
                                                              ---------    --------
          Total current liabilities.........................     33,526      46,735
Long-term debt, less current portion........................    117,078      19,546
                                                              ---------    --------
          Total liabilities.................................    150,604      66,281
                                                              ---------    --------
Commitments and contingencies
Stockholders' equity:
  Series B preferred stock, $.01 par value per share.
     Nonvoting Authorized, 2,000,000 shares:
     Series B-1 cumulative preferred stock. Authorized
      21,478 shares, issued and outstanding 14,408 shares at
      June 30, 1998 and 14,543 shares at June 30, 1997.
      Liquidation preference of $1,342 as of June 30,
      1998..................................................         --          --
     Series B-2 cumulative preferred stock. Authorized
      21,478 shares, issued and outstanding 19,544 shares at
      June 30, 1998 and 1997. Liquidation preference of
      $1,820 as of June 30, 1998............................         --          --
     Series B-3 cumulative preferred stock. Authorized
      21,478 shares, issued and outstanding 9,898 shares at
      June 30, 1998 and 1997. Liquidation preference of $922
      as of June 30, 1998...................................         --          --
  Series D preferred stock, $.01 par value per share.
     Authorized 50,000 shares, 1,000 votes per share; no
     shares issued and outstanding..........................         --          --
  Common stock, $.01 par value per share. One vote per
     share. Authorized 50,000,000 shares, issued and
     outstanding 17,530,368 shares at June 30, 1998 and
     16,889,071 shares at June 30, 1997.....................        175         169
  Class A common stock, $.01 par value per share. Four votes per share Authorized 3,500,000 shares, issued and
     outstanding 223,675 shares at June 30, 1998 and 453,057
     shares at June 30, 1997................................          2           5
  Additional paid-in capital................................    196,242     189,422
  Accumulated deficit.......................................   (100,355)    (57,850)
  Foreign currency translation adjustment...................       (780)         38
                                                              ---------    --------
          Total stockholders' equity........................     95,284     131,784
                                                              ---------    --------
                                                              $ 245,888    $198,065
                                                              =========    ========

          See accompanying notes to consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEARS ENDED JUNE 30,
                                                --------------------------------
                                                  1998        1997        1996
                                                --------    --------    --------
Revenue.......................................  $189,012    $144,688    $148,690
Cost of goods sold............................   121,581      82,842      85,061
                                                --------    --------    --------
  Gross margin................................    67,431      61,846      63,629
Operating expenses:
  Research and development....................    33,501      23,951      15,877
  Selling, general and administrative.........    37,036      27,563      26,653
  Purchased research and development..........        --          --      36,961
  Program discontinuance charge...............        --      17,601          --
                                                --------    --------    --------
          Total operating expenses............    70,537      69,115      79,491
                                                --------    --------    --------
  Operating loss..............................    (3,106)     (7,269)    (15,862)
Other income (expense):
  Interest income.............................     4,402         570       1,680
  Interest expense............................    (6,761)     (1,707)     (2,031)
  Other, net..................................       (88)        273         451
                                                --------    --------    --------
          Total other income (expense)........    (2,447)       (864)        100
                                                --------    --------    --------
  Loss from continuing operations before
     income taxes.............................    (5,553)     (8,133)    (15,762)
Income tax expense (benefit)..................    26,128      (2,951)     (6,399)
                                                --------    --------    --------
  Loss from continuing operations.............   (31,681)     (5,182)     (9,363)
Discontinued operations:
  Loss from operations of IPEC Clean, net of
     taxes....................................        --      (3,614)     (1,294)
  Loss on disposal of IPEC Clean, net of
     taxes....................................   (10,578)    (24,950)         --
                                                --------    --------    --------
  Loss from discontinued operations...........   (10,578)    (28,564)     (1,294)
                                                --------    --------    --------
  Net loss....................................   (42,259)    (33,746)    (10,657)
Cumulative dividend on preferred stock........      (244)       (284)       (579)
                                                --------    --------    --------
  Net loss attributable to common
     stockholders.............................  $(42,503)   $(34,030)   $(11,236)
                                                ========    ========    ========
Basic and diluted loss from continuing
  operations per common share.................  $  (1.81)   $  (0.35)   $  (0.69)
                                                ========    ========    ========
Basic and diluted net loss per common share...  $  (2.41)   $  (2.18)   $  (0.78)
                                                ========    ========    ========
Weighted average shares used in per share
  calculation.................................    17,603      15,623      14,434
                                                ========    ========    ========

          See accompanying notes to consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                                       -------------------------------------------------------------------------
                                                                                       FOREIGN
                                                CLASS A   ADDITIONAL                  CURRENCY         TOTAL
                                       COMMON   COMMON     PAID-IN     ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                                       STOCK     STOCK     CAPITAL       DEFICIT     ADJUSTMENT       EQUITY
                                       ------   -------   ----------   -----------   -----------   -------------
Balance at June 30, 1995.............   $135      $ 5      $142,422     $ (12,450)      $   8        $130,120
Issuance of Series B-3 preferred
  stock..............................     --       --         2,000            --          --           2,000
Exercise of warrants and unit
  purchase options...................      3       --         2,339            --          --           2,342
Acquisition of remaining interests in
  Athens Corp........................      2       --           204            --          --             206
Conversion of convertible
  debenture..........................     --       --           110            --          --             110
Exercise of stock options, net of tax
  benefits and employee stock plan
  purchases..........................      2       --         4,555            --          --           4,557
Issuance of warrants.................     --       --           100            --          --             100
Net loss.............................     --       --            --       (10,657)         --         (10,657)
Preferred stock dividends paid.......     --       --            --          (439)         --            (439)
Foreign currency translation
  adjustment.........................     --       --            --            --          (2)             (2)
                                        ----      ---      --------     ---------       -----        --------
Balance at June 30, 1996.............    142        5       151,730       (23,546)          6         128,337
Retirement of Series B-1 preferred
  stock..............................     --       --          (500)           --          --            (500)
Conversion of Series B preferred
  stock to common stock..............      2       --            (2)           --          --              --
Issuance of Series C preferred stock
  (less offering costs of $1,600) and
  conversion of Series C preferred
  stock to common stock..............     13       --        23,387            --          --          23,400
Issuance of warrants.................     --       --         1,059            --          --           1,059
Exercise of stock options, net of tax
  benefits and employee stock plan
  purchases..........................     10       --        13,403            --          --          13,413
Exercise of warrants.................      2       --           345            --          --             347
Net loss.............................     --       --            --       (33,746)         --         (33,746)
Preferred stock dividends paid.......     --       --            --          (558)         --            (558)
Foreign currency translation
  adjustment.........................     --       --            --            --          32              32
                                        ----      ---      --------     ---------       -----        --------
Balance at June 30, 1997.............    169        5       189,422       (57,850)         38         131,784
Conversion of Class A common stock to
  common stock.......................      3       (3)           --            --          --              --
Exercise of stock options, net of tax
  benefits and employee stock plan
  purchases..........................      3       --         7,716            --          --           7,719
Net loss.............................     --       --            --       (42,259)         --         (42,259)
Unearned compensation, net...........     --       --          (896)           --          --            (896)
Preferred stock dividends paid.......     --       --            --          (246)         --            (246)
Foreign currency translation
  adjustment.........................     --       --            --            --        (818)           (818)
                                        ----      ---      --------     ---------       -----        --------
Balance at June 30, 1998.............   $175      $ 2      $196,242     $(100,355)      $(780)       $ 95,284
                                        ====      ===      ========     =========       =====        ========

          See accompanying notes to consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED JUNE 30,
                                                            -------------------------------
                                                              1998        1997       1996
                                                            ---------   --------   --------
Cash flows from operating activities:
  Net loss................................................  $ (42,259)  $(33,746)  $(10,657)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation and amortization........................     11,021      9,496      6,328
     Deferred taxes.......................................     26,222    (10,527)   (15,855)
     Loss on disposal of IPEC Clean, net of taxes.........     10,578     24,950         --
     Program discontinuance charge........................         --     17,601         --
     Purchased research and development...................         --         --     36,961
     Cost of warrants issued..............................         --      1,059         --
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable................................      2,607    (11,584)   (10,432)
       Inventories........................................    (22,320)   (30,293)       521
       Prepaid expenses and other assets..................       (789)      (140)      (487)
       Accounts payable...................................     (7,057)     5,484     (7,054)
       Accrued liabilities................................     (4,848)     1,624      3,062
       Net assets of discontinued operations..............       (802)     2,306      7,349
                                                            ---------   --------   --------
          Net cash provided by (used in) operating
             activities...................................    (27,647)   (23,770)     9,736
                                                            ---------   --------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment...............    (16,994)    (3,703)   (36,571)
  Proceeds from sale of property, plant and equipment.....         --     20,417        752
  Purchases of short-term investments.....................   (545,536)        --         --
  Proceeds from the maturities of short-term
     investments..........................................    475,504         --         --
  Purchase of subsidiaries, net of cash acquired..........         --         --    (23,641)
                                                            ---------   --------   --------
          Net cash provided by (used in) investing
             activities...................................    (87,026)    16,714    (59,460)
                                                            ---------   --------   --------
Cash flows from financing activities:
  Proceeds from long-term debt............................    111,181     15,214     35,787
  Repayment of notes payable..............................       (124)    (1,356)   (24,000)
  Net proceeds from issuance of common stock and
     warrants.............................................      5,407     11,701      5,544
  Payment of preferred stock dividends....................       (246)      (558)      (439)
  Repayment of long-term debt and capital leases..........    (27,285)   (12,046)   (21,631)
  Net proceeds from issuance of Series C preferred
     stock................................................         --     23,400         --
                                                            ---------   --------   --------
          Net cash provided by (used in) financing
             activities...................................     88,933     36,355     (4,739)
                                                            ---------   --------   --------
Effect of exchange rate changes on cash...................       (818)        32         (2)
                                                            ---------   --------   --------
          Net increase (decrease) in cash and cash
             equivalents..................................    (26,558)    29,331    (54,465)
Cash and cash equivalents, beginning of year..............     40,656     11,325     65,790
                                                            ---------   --------   --------
Cash and cash equivalents, end of year....................  $  14,098   $ 40,656   $ 11,325
                                                            =========   ========   ========

          See accompanying notes to consolidated financial statements.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (IN THOUSANDS, EXCEPT PERCENTAGES, SHARES AND PER SHARE AMOUNTS)

(1) ORGANIZATION

Integrated Process Equipment Corp. (IPEC) and subsidiaries (the Company) is a supplier of chemical mechanical planarization (CMP) systems used in the manufacture of semiconductors and advanced plasma-assisted chemical etching equipment and metrology equipment for use primarily in manufacturing silicon wafers and semiconductor devices.

ACQUISITIONS

IPEC Planar Portland

On October 30, 1995, the Company acquired all of the outstanding common stock of GAARD Automation, Inc. (GAARD), a privately-owned company that developed and sold an advanced high-throughput CMP system for metal planarization. On January 1, 1997, GAARD was merged into IPEC Planar, Inc., a wholly owned subsidiary of IPEC. The purchase price consisted of cash of $12 million and notes payable and long-term debt of $18.9 million. Notes payable of $15 million were subsequently repaid in fiscal 1996.

The purchase price was allocated to the assets acquired (including cash of $1.3 million) and liabilities assumed based on their fair values as follows:

Purchase price:
  Cash......................................    $12,000
  Notes payable.............................     15,700
  Long-term debt............................      3,223
  Costs of acquisition......................        620
                                                -------
          Total.............................    $31,543
                                                =======
Assets acquired and liabilities assumed:
  Current assets............................    $ 7,958
  Property, plant and equipment.............        128
  Deferred income taxes.....................      1,010
  Purchased research and development........     28,793
  Current liabilities.......................     (6,346)
                                                -------
          Total.............................    $31,543
                                                =======

The purchased research and development was charged to operations upon acquisition. The acquisition was accounted for as a purchase, and accordingly, the accompanying consolidated financial statements include the results of GAARD from the date of acquisition.

The purchased research and development included one potential product and was valued using a discounted cash flow analysis. The valuation did not exceed the estimated replacement cost to the Company. The product, a CMP tool, was in the product definition stage at the time of the acquisition, and there were no future alternative uses for this product. The Company believes that the technology had no separate economic value and

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES the technology was expensed as purchased research and development cost at the time of acquisition.

IPEC Precision

On December 29, 1995, the Company's subsidiary IPEC Precision, Inc. acquired substantially all of the assets constituting the Precision Materials Operation of Hughes Danbury Optical Systems, Inc. (HDOS). IPEC Precision (formerly HDOS) was engaged in the design, manufacture, and sale of precision equipment, based on proprietary plasma-assisted chemical etching and metrology technologies, for use in the production of advanced semiconductor wafers and devices, and provided wafer processing services that use such proprietary technology and equipment. The purchase price consisted of cash of $11.5 million and notes payable of $10.4 million. The notes payable were paid in fiscal 1996 and 1997.

The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

Purchase price:
  Cash........................................  $11,517
  Notes payable...............................   10,356
  Costs of acquisition........................      725
                                                -------
          Total...............................  $22,598
                                                =======
Assets acquired and liabilities assumed:
  Current assets..............................  $   879
  Property, plant and equipment...............    6,190
  Deferred income taxes.......................      400
  Patents.....................................    6,222
  Assembled workforce.........................    1,622
  Purchased research and development..........    8,168
  Current liabilities.........................     (883)
                                                -------
          Total...............................  $22,598
                                                =======

The purchased research and development was charged to operations upon acquisition. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the results of IPEC Precision from the date of acquisition.

The purchased research and development included four potential products and was valued using a discounted cash flow analysis. The valuation did not exceed the estimated replacement cost to the Company. Of the four "in-process" products acquired, two were in the product definition stage and two products had been conceptually outlined but had not gone through the product definition stage. The Company believes that the technology had no separate economic value and the technology was expensed as purchased research and development cost at the time of acquisition.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

Pro Forma

Pro forma unaudited consolidated operations data from continuing operations (excluding nonrecurring charges for purchased research and development and discontinued operations), assuming all acquisitions had taken place on July 1, 1995, is as follows:

                                              YEAR ENDED
                                               JUNE 30,
                                                 1996
                                              ----------
Revenue....................................    $156,839
Net income.................................    $ 13,587
Net income per share.......................    $    .94

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IPEC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

All highly liquid securities on deposit with banks, including marketable securities purchased with original maturities of three months or less at the date of purchase, are considered to be cash equivalents. As of June 30, 1997, the Company has classified marketable securities of $10 million with maturities of less than three months as cash equivalents. The Company intends to hold these securities to maturity.

SHORT-TERM INVESTMENTS

Short-term investments have an original maturity of less than eighteen months and a remaining maturity of one year or less. The Company's short-term investments are classified as held to maturity and carried at amortized cost as the Company has the ability and intent to hold these securities until maturity.

A decline in the market value of any security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new carrying value for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

CONCENTRATION OF CREDIT RISK

The Company sells products and services primarily to semiconductor manufacturers, and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. At June 30, 1998, accounts receivable from the Company's largest customer was $14 million.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets which range from three to fifteen years. Equipment recorded under capital leases is stated at the lower of fair market value or the present value of minimum lease payments at the inception of the lease. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets.

INTANGIBLE ASSETS

Intangible assets have been allocated among various categories based on their estimated fair value upon acquisition as determined by management or by independent appraisal. The Company continually evaluates whether events and circumstances have occurred that indicate the estimated useful life of intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted net cash flows generated by the asset over the remaining estimated life of the asset in measuring whether the asset is recoverable. Material factors which may alter the useful life of the asset or determine that the balance may not be recoverable include effects of new technologies, obsolescence, demand, competition and other economic factors.

Goodwill represents the excess cost over the fair value of tangible and intangible assets acquired and is amortized over 10 years using the straight-line method. Patents are amortized over 5 to 10 years using the straight-line method.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

WARRANTY EXPENSE

The Company warrants its products for a period of one year or longer upon customer acceptance. Future estimated warranty costs are charged to operations at the time of sale.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

REVENUE RECOGNITION


Sales of the Company's products are recorded upon customer acceptance, or shipment if no customer acceptance is required, at which time title passes to the customer. Customer acceptance refers to the sign off by the customer that the equipment is complete and has passed all tests satisfactory to the customer. Installation of the equipment is generally completed within 30 to 60 days of acceptance. Service revenue is recognized upon completion of the service.


RESEARCH AND DEVELOPMENT

Expenditures for research and development are charged to operations as incurred.

INCOME TAXES

The Company utilizes the method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Pursuant to SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

LOSS PER SHARE OF COMMON STOCK

During fiscal 1998, the Company adopted Financial Accounting Standards Board
(FASB) SFAS No. 128, "Earnings per Share" (SFAS No. 128). Earnings (loss) per share for all prior periods have been restated to conform to the provisions of SFAS 128. Basic earnings per share is computed by dividing income attributable to common stockholders or income from continuing operations, by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In calculating net loss per common share for 1998, 1997 and 1996, 1.4 million, 1.2 million and 2.2 million common stock equivalent shares consisting of stock options, warrants, and convertible preferred stock have been excluded because their inclusion would have been anti-dilutive.

STOCK BASED COMPENSATION

In accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Company measures stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant, so no compensation expense is recognized. As permitted, the Company has elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (see note 10).

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION

The functional currency for the Company's foreign operations is their local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates at the balance sheet date, and revenue and expenses are translated into U.S. dollars using average exchange rates for the year. The effects of foreign currency translation adjustments are included as a separate component of stockholders' equity. Transaction gains and losses are included in operations and were not significant for the years ended June 30, 1998, 1997 and 1996.

RECLASSIFICATIONS

Certain 1996 and 1997 balances have been reclassified to conform to the 1998 presentation.

(3) INVENTORIES

Inventories are summarized as follows:

                                                  JUNE 30,
                                             ------------------
                                              1998       1997
                                             -------    -------
Raw materials..............................  $48,422    $35,977
Work in process............................   19,880     18,182
Finished goods.............................    5,103      3,549
                                             -------    -------
                                              73,405     57,708
Less: inventory obsolescence allowance.....   (6,356)   (12,979)
                                             -------    -------
                                             $67,049    $44,729
                                             =======    =======


In the second quarter of fiscal 1997, the Company recorded a pretax nonrecurring charge of $17.6 million, related to write-downs of inventories of $9.0 million, write-downs of property, plant and equipment of $4.1 million and the accrual of related noncancelable purchase orders of $4.5 million related to the discontinuance of the Avanti 672 program. Inventory associated with the Avanti 672 program was $900 thousand and $12.6 million, primarily in raw materials, with related allowances of $900 thousand and $10.1 million at June 30, 1998 and 1997, respectively.


(4) DISCONTINUED OPERATIONS

In the second quarter of fiscal 1997, the Company announced its decision to focus its resources on manufacturing CMP and CMP related equipment. As a result of this decision, the Company adopted a plan for the disposition by sale or closure of IPEC Clean in calendar 1997.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

IPEC Clean has been accounted for as a discontinued operation and, accordingly, its results of operations and financial position are segregated for all periods presented in the accompanying consolidated financial statements. Revenue, related losses and income taxes associated with the discontinued operations are as follows:

                                                  JUNE 30,
                                             ------------------
                                              1997       1996
                                             -------    -------
Revenue....................................  $ 4,609    $35,810
                                             -------    -------
Loss from discontinued operations before
  taxes....................................   (5,495)    (1,674)
Income tax benefit.........................   (1,881)      (380)
                                             -------    -------
Loss from discontinued operations, net of
  taxes....................................  $(3,614)   $(1,294)
                                             =======    =======

The effective income tax benefit for discontinued operations differs from the Company's effective tax rate primarily as a result of nondeductible amortization of intangible assets.

The Company recorded a pretax charge of $27.2 million to write down intangible assets, accounts receivable, inventory, equipment and other assets to estimated net realizable value and to record additional liabilities in the second quarter of fiscal 1997. A charge of $3.0 million was also recorded to reflect the estimated phase out costs and losses from operations associated with IPEC Clean until disposition. The tax benefit associated with these charges was $5.2 million.

Following the decision to dispose of IPEC Clean in calendar 1997, the Company entered into negotiations to sell its remaining assets. The deteriorating business climate in the Pacific Rim resulted in customers delaying expected purchases from IPEC Clean and the Company was unable to consummate a sale. The Company closed IPEC Clean in the third quarter of fiscal 1998 and is in the process of disposing of its assets. A charge of $10.6 million to write-down accounts receivable, inventory, equipment and other assets to liquidation value and to record additional liabilities was recorded in fiscal 1998.

The net assets of the discontinued operations at June 30, 1997 have been reclassified in the accompanying consolidated balance sheet as follows:

Current assets................................  $ 7,078
Current liabilities...........................   (4,615)
                                                -------
                                                $ 2,463
                                                =======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

(5) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows:

                                                 JUNE 30,
                                           --------------------
                                             1998        1997
                                           --------    --------
Buildings................................  $    151    $    151
Machinery and equipment..................    43,090      33,077
Building and leasehold improvements......     3,676       3,384
Office furniture and fixtures............     1,172       1,067
Vehicles.................................        64          84
Equipment recorded under capital
  leases.................................     5,192       4,629
                                           --------    --------
                                             53,345      42,392
Less: accumulated depreciation and
  amortization...........................   (18,462)    (16,930)
                                           --------    --------
                                           $ 34,883    $ 25,462
                                           ========    ========

(6) INTANGIBLE ASSETS

Intangible assets are summarized as follows:

                                                  JUNE 30,
                                             ------------------
                                              1998       1997
                                             -------    -------
Goodwill...................................  $ 6,910    $ 6,910
Patents....................................   11,398     11,398
Assembled workforce........................       --      1,622
                                             -------    -------
                                              18,308     19,930
Less: accumulated amortization.............   (9,488)    (8,132)
                                             -------    -------
                                             $ 8,820    $11,798
                                             =======    =======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

(7) ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

                                                  JUNE 30,
                                             ------------------
                                              1998       1997
                                             -------    -------
Accrued warranties.........................  $ 6,639    $ 4,382
Accrued interest...........................    2,095         58
Accrued payroll and benefits...............    1,821      1,943
Accrued vacation...........................    1,492      1,413
Accrued commissions........................    1,301      1,558
Accrued losses for phase-out of
  discontinued operations..................    3,956        877
Accrued income taxes.......................      168        775
Accrued losses on noncancelable purchase
  commitments for discontinued program.....       --      3,381
Other accrued liabilities..................    4,056      4,180
                                             -------    -------
                                             $21,528    $18,567
                                             =======    =======

(8) LONG-TERM DEBT

Long-term debt is summarized as follows:

                                                 JUNE 30,
                                            -------------------
                                              1998       1997
                                            --------    -------
Convertible subordinated notes(a).........  $115,000    $    --
Notes payable, bank(b)....................        --     25,000
Note payable, GAARD acquisition(c)........       395      1,538
Capital lease obligations, interest at
  rates ranging from 8.7% to 10.9%(d).....     3,238      3,513
Other notes payable.......................        --         94
                                            --------    -------
                                             118,633     30,145
Less: current portion.....................     1,555     10,599
                                            --------    -------
Long-term debt, net.......................  $117,078    $19,546
                                            ========    =======

-------------------------

(a) The Company completed a private placement in the first quarter of fiscal 1998 of $115.0 million 6.25% Convertible Subordinated Notes due in 2004 ("Notes"). The notes were subsequently registered with the Securities and Exchange Commission in fiscal 1998. Interest is payable semi-annually in March and September. The Notes are subordinated to all existing and future senior indebtedness and effectively subordinated to all liabilities, including trade payables and lease obligations of the Company and its subsidiaries. The Notes can be converted after ninety days from the original issuance

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES into the Company's common stock at a conversion price of $39.00 per share. The notes are not redeemable by the Company prior to September 20, 2000.

    Proceeds have been utilized primarily for working capital purposes and to repay the balance of the Company's revolving line of credit, described below. Remaining portions of proceeds may be used to expand the Company's sales and service operations in Asia and for general corporate purposes including working capital and research and development. Pending such uses, the Company intends to invest the net proceeds in interest-bearing, investment grade securities. Debt issuance costs of $3.8 million incurred in connection with the private placement have been included in other assets and are being amortized over seven years.

(b) The Company entered into a loan agreement in April 1996 with a bank. Under the terms of the agreement, as modified, the Company received a $10.0 million term loan and a $20 million revolving loan facility, since modified to $15 million, to provide working capital and for general corporate purposes. The loan agreement was further modified to allow a $5 million increase of the revolving loan facility from the beginning of the last week of each fiscal quarter through the end of the first week of the subsequent quarter. The outstanding balance on the revolving loan facility was $25.0 million at June 30, 1997.

    The weighted average interest rate at June 30, 1997 on the outstanding balance was 8.32%. There have been no borrowings under this facility since September 1997. The commitments made under the revolving credit facility expired in April 1998, but were extended until June 22, 1998. The revolving loan facility was secured by a blanket lien on substantially all of the assets of the Company and its subsidiaries. The Company is currently negotiating a new credit facility with the bank. The $10.0 million term loan was repaid in the second quarter of fiscal 1997 in connection with the sale/leaseback transaction of the Company's Phoenix manufacturing and administrative facility described in Note 13.

(c) The Company issued a $3.2 million promissory note to the former owner of GAARD. The note bears interest at 5.58% per year, principal and interest are payable in monthly installments. The note matures in September 1998 and is unsecured.

(d) The Company entered into lease financing arrangements for certain equipment that expire at various dates through December 2001.

Interest expense to related parties was $304 thousand for the year ended June 30, 1996.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

The future maturities of long-term debt as of June 30, 1998 are as follows:

            YEARS ENDING JUNE 30,
            ---------------------
      1999...................................  $  1,555
      2000...................................     1,214
      2001...................................       815
      2002...................................        49
      2003...................................        --
      Thereafter.............................   115,000
                                               --------
      Total..................................  $118,633
                                               ========

(9) STOCKHOLDERS' EQUITY

PREFERRED STOCK

The holders of Series B preferred stock are entitled to an annual cumulative dividend amounting to $5.59 per share, payable semiannually on December 31 and June 30, commencing June 30, 1994. Each share of the Series B-1 preferred stock, Series B-2 preferred stock and Series B-3 preferred stock is convertible into 12.54, 11.41 and 15.00 shares of common stock, respectively. During fiscal 1996, 268 shares of Series B-3 preferred stock were converted into 4,020 shares of common stock, in fiscal 1997, 13,738 shares of Series B-1, B-2 and B-3 preferred stock were converted into 198,522 shares of common stock, and in fiscal 1998, 135 shares of Series B-1 preferred stock were converted into 1,692 shares of common stock. During fiscal 1997, 5,370 shares of Series B-1 preferred stock were released from escrow to the selling stockholders of Westech (including a director) upon settlement of the purchase price of Westech. In accordance with the escrow settlement, the remaining 5,369 shares of the Series B-1 preferred stock held in escrow were retired.

The Company completed a $25.0 million equity financing in fiscal 1997. The Company sold 100,000 shares of newly issued Series C convertible preferred stock. At the holder's option, each share of Series C convertible preferred stock was convertible at a premium over an average of the volume weighted average daily market prices of the common stock. On February 25, 1997 all shares of Series C convertible preferred stock converted into 1,283,961 shares of common stock.

In connection with the issuance of the Series C convertible preferred stock, warrants were issued to acquire up to 476,352 shares of the Company's common stock. These warrants may generally be exercised from and after June 16, 1998 until December 16, 2002 at an exercise price of $24.57 per share.

CLASS A COMMON STOCK

Each share of Class A common stock is entitled to four votes and can be converted into one share of the Company's common stock. Each share of common stock is entitled to one vote.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

UNIT PURCHASE OPTIONS

Concurrent with the Company's secondary offering in February 1994, the Company issued unit purchase options to the underwriter for the purchase of 1,800 units at an exercise price of $1,650 per unit. Each unit consists of 130 shares of common stock and 78 Class B warrants which expire in 1999. At June 30, 1998,
103.6 of the original 1,800 units were outstanding. Class B warrants included in unit purchase options outstanding at June 30, 1998 could result in the issuance of 8,080 shares of the Company's common stock, if exercised.

WARRANTS

The following table summarizes warrant activity:

                            CLASS C     COMMON      COMMON      COMMON
                              (A)         (B)         (C)         (D)        TOTAL
                           ---------   ---------   ---------   ---------   ---------
Exercise price...........  $    2.52   $   29.25   $   14.66   $   24.57          --
Expiration...............    8/28/97    12/26/00    12/31/99    12/16/02          --
Outstanding at June 30,
  1996...................  $ 137,500   $  10,000   $      --   $      --   $ 147,500
  Exercised in fiscal
     1997................   (137,500)         --          --          --    (137,500)
  Issued in connection
     with an agreement
     with a major
     customer to
     accelerate certain
     deliveries in fiscal
     1997................         --          --     250,000          --     250,000
  Issued in connection
     with issuance of
     Series C preferred
     stock in fiscal
     1997................         --          --          --     476,352     476,352
                           ---------   ---------   ---------   ---------   ---------
Outstanding at June 30,
  1997 and 1998..........  $      --   $  10,000   $ 250,000   $ 476,352   $ 736,352
                           =========   =========   =========   =========   =========

-------------------------
(a) Upon exercise, the holder will receive one share of common stock for each warrant exercised.

(b) These warrants were issued in connection with services provided during the acquisition of GAARD and were assigned a value of $100 thousand.

(c) These warrants were issued in connection with an agreement to accelerate planned orders from a significant customer and were assigned a value of $1.1 million.

(d) These warrants were issued in connection with the Series C convertible preferred stock and assigned a value of $4.8 million.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

(10) EMPLOYEE BENEFITS

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code that covers all eligible employees. Participants may contribute up to 15% of their salary. Participants vest immediately in their own contributions and over a five-year period in the Company's matching contributions. The Company made matching contributions of $350 thousand, $211 thousand and $189 thousand in fiscal 1998, 1997 and 1996, respectively.

The Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") provides employees with a convenient means to acquire an equity interest in the Company. Eligible employees of the Company can purchase common stock through payroll deductions at 85% of the fair market value of the stock. Payroll deductions for the purchase of stock may not exceed 10% of an employee's base compensation or $25 thousand. As of June 30, 1998, 265,417 shares have been purchased under this plan. The maximum number of shares that may be issued under this plan is 1,000,000.

The Company's 1992 Stock Option Plan (the "Option Plan") provides for the issuance of incentive stock options and nonqualified stock options to purchase up to 4,900,000 shares of common stock to employees, directors and consultants. The grants vest over periods ranging up to five years. Under the Option Plan, options may be granted to purchase shares of the Company's common stock at not less than fair market value at the date of grant, and are exercisable for a period not exceeding ten years from that date.

The Company granted to an officer 50,000 shares of Common Stock which vest monthly from September 1997 through February 2000. The Company deferred the related compensation of $1.3 million and is amortizing the cost over the vesting period. In 1998, $448 thousand was recorded as compensation expense.

Effective in fiscal 1997 the Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company will continue to measure stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock.

SFAS No. 123 requires disclosure of pro forma net earnings and pro forma net earnings per share as if the fair value based method had been applied in measuring compensation expense for awards granted in fiscal 1998, 1997 and 1996. Management believes that the fiscal 1998, 1997 and 1996 pro forma amounts may not be representative of the effects of stock-based awards on future pro forma net earnings and pro forma net earnings per share because, among other reasons, those pro forma amounts exclude the pro forma compensation expense related to unvested stock options granted before fiscal 1996.

At June 30, 1998, there were 853,842 shares available for grant under the Option Plan. The per share weighted-average fair value of stock options granted under the Option Plan for the years ended June 30, 1998 and 1997 was $15.23 and $9.30, respectively, based on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for both years: expected dividend yield of 0%, expected volatility of 90%, risk-free interest rate of 6.25% and an expected life of three years.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

The following table summarizes the activity under this plan and includes 200,000 options granted outside the plan:

                              NUMBER OF                      WEIGHTED AVERAGE
                               OPTIONS     EXERCISE PRICE     EXERCISE PRICE    EXERCISABLE
                              ----------   ---------------   ----------------   -----------
Outstanding, June 30,
  1995......................   2,857,000   $ 7.75 - $28.75        $21.70           655,000
                                                                                 =========
Granted.....................   1,256,000   17.88 -  31.00          22.47
Exercised...................    (180,000)   7.75 -  20.75          10.85
Cancelled...................    (607,000)  18.38 -  31.00          27.17
Forfeitures.................    (178,000)   9.00 -  31.00          21.89
                              ----------
Outstanding, June 30,
  1996......................   3,148,000   $ 7.75 - $31.00        $21.56         1,103,000
                                                                                 =========
Granted.....................   2,525,000   10.88 -  25.88          14.47
Exercised...................    (473,000)   7.75 -  20.75          10.73
Cancelled...................  (2,227,000)  15.25 -  31.00          27.73
Forfeitures.................    (278,000)   9.00 -  28.75          19.13
                              ----------
Outstanding, June 30,
  1997......................   2,695,000   $ 7.75 - $28.75        $14.56         1,070,000
                                                                                 =========
Granted.....................     803,000   11.50 -  33.00          25.31
Exercised...................    (318,000)   7.75 -  26.88          13.74
Forfeitures.................    (112,000)  10.88 -  33.00          18.56
                              ----------
Outstanding, June 30,
  1998......................   3,068,000   $ 7.75 - $33.00        $14.68         1,464,000
                              ==========                                         =========

The following table summarizes information about the stock options outstanding at June 30, 1998:

                               WEIGHTED AVERAGE      WEIGHTED
   RANGE OF        OPTIONS        REMAINING          AVERAGE         OPTIONS     WEIGHTED AVERAGE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE    EXERCISE PRICE
--------------   -----------   ----------------   --------------   -----------   ----------------
$ 7.75 - 11.50      257,000          6.25             $ 9.02          239,000         $ 8.88
         13.88    1,819,000          8.10              13.88        1,040,000          13.88
 14.00 - 25.88      263,000          9.05              20.10           34,000          20.85
 28.13 - 33.00      729,000          8.75              27.24          151,000          28.13
                  ---------          ----             ------        ---------         ------
$ 7.75 - 33.00    3,068,000          8.18             $17.18        1,464,000         $14.68
                  =========          ====             ======        =========         ======

On April 3, 1996, the Board of Directors of the Company approved a repricing of options granted after April 20, 1995. Employees, excluding officers and directors, who were issued stock options subsequent to April 20, 1995 and who were active in their respective positions on April 3, 1996, could elect to keep their options to buy common stock at the original grant price or reprice their options to $17.88 per share, the fair market value of the common stock on April 2, 1996. If the option holder elected to reprice the options to $17.88 per share, the vesting commencement date was extended by periods ranging from four months to one year. Options for 607,000 shares were repriced.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

On August 16, 1996, the Board of Directors of the Company approved a repricing of options granted after January 20, 1995, and prior to August 16, 1996, with an exercise price exceeding $13.88 per share. Employees, officers and directors holding options granted with an exercise price exceeding $13.88 per share, who were active in their respective positions on August 16, 1996, could elect to keep their options to buy common stock at the original grant price or reprice their options to $13.88 per share, the fair market value of the common stock on August 15, 1996. If the option holder elected to reprice the options to $13.88 per share, the vesting commencement date was extended by periods ranging from one to thirteen months. Options for 2,227,000 shares were repriced.

Common stock received through the exercise of non-qualified stock options results in a tax deduction for the Company equivalent to the taxable income recognized by the optionee at time of exercise. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional paid-in capital rather than as a reduction of income tax expense. Such optionee exercise of options resulted in a tax benefit to the Company of $1.4 million, $2.1 million and $1.6 million for the years ended June 30, 1998, 1997 and 1996, respectively.

The Company applies APB Opinion No. 25 in accounting for its various stock plans and, accordingly, no compensation costs for the Purchase Plan or the Option Plan are reflected in the consolidated financial statements. Had the Company determined compensation cost in accordance with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                      YEARS ENDED JUNE 30,
                                --------------------------------
                                  1998        1997        1996
                                --------    --------    --------
Net loss
  As reported.................  $(42,259)   $(33,746)   $(10,657)
  Pro forma...................   (54,800)    (49,418)    (15,817)
Net loss per common share
  As reported.................     (2.41)      (2.18)       (.78)
  Pro forma...................     (3.11)      (3.16)      (1.10)

Pro forma net loss reflects only options and warrants granted during the fiscal years ended June 30, 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the option's vesting period and compensation cost for options granted prior to July 1, 1995 is not considered.

(11) MAJOR CUSTOMERS

One customer accounted for 38%, 51%, and 35% of revenue for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. Another customer accounted for 12% of revenue for the fiscal year ended June 30, 1998. A third customer accounted for 11% of revenue for the fiscal year ended June 30, 1996.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

Total export sales by geographic region are as follows:

                                       YEARS ENDED JUNE 30,
                                   -----------------------------
                                    1998       1997       1996
                                   -------    -------    -------
Far East.........................  $44,064    $17,850    $23,738
Europe...........................  $38,410    $20,494    $17,472
Other............................  $ 3,610    $   113    $    81

(12) INCOME TAXES

Income tax expense (benefit) is comprised of the following:

                                      YEARS ENDED JUNE 30,
                                 -------------------------------
                                  1998        1997        1996
                                 -------    --------    --------
Current:
  Federal......................  $    --    $     --    $  7,827
  State........................      300         500       1,249
                                 -------    --------    --------
                                     300         500       9,076
                                 -------    --------    --------
Deferred:
  Federal......................   23,243      (9,729)    (13,474)
  State........................    2,585        (798)     (2,381)
                                 -------    --------    --------
                                  25,828     (10,527)    (15,855)
                                 -------    --------    --------
  Income tax expense
     (benefit).................  $26,128    $(10,027)   $ (6,779)
                                 =======    ========    ========

Income tax expense (benefit) is included in the statements of operations as follows:

                                       YEARS ENDED JUNE 30,
                                  ------------------------------
                                   1998        1997       1996
                                  -------    --------    -------
Continuing operations...........  $26,128    $ (2,951)   $(6,399)
Discontinued operations.........       --      (7,076)      (380)
                                  -------    --------    -------
                                  $26,128    $(10,027)   $(6,779)
                                  =======    ========    =======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

DEFERRED INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets, liabilities and the valuation allowance are as follows:

                                                 JUNE 30,
                                            -------------------
                                              1998       1997
                                            --------    -------
Deferred tax assets:
  Warranty reserve........................  $  2,434    $ 2,033
  Inventory reserve.......................     2,513      1,547
  Vacation accrual........................       404        440
  Research and development credits........     3,874      2,018
  Allowance for losses on program
     discontinuance.......................     1,276      7,035
  Allowance for losses on discontinued
     operations...........................     3,789      2,731
  Net operating loss carryforwards........    28,680     19,772
  Other...................................     1,869        167
                                            --------    -------
                                              44,839     35,743
  Valuation allowance.....................   (40,019)    (7,840)
                                            --------    -------
                                               4,820     27,903
                                            --------    -------
Deferred tax liabilities:
  Differences between the tax basis and
     fair value of intangibles and fixed
     assets acquired......................       561        754
  Depreciation differences................     4,259      2,343
                                            --------    -------
                                               4,820      3,097
                                            --------    -------
     Net deferred tax asset...............  $     --    $24,806
                                            ========    =======

The Company has $77.6 million of Federal net operating loss carryforwards (NOLs) at June 30, 1998 which expire between 2000 and 2013. The Company also has $3.3 million of Federal research and development tax credit carryforwards available. These carryforwards begin to expire in 2011.

The valuation allowance for deferred taxes was increased by $32.2 million and $6.1 million during the years ended June 30, 1998 and 1997, respectively. SFAS No. 109 requires that a valuation allowance be recorded against deferred tax assets that are less likely than not to be realized. This determination is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Significant negative results of the fourth quarter of fiscal 1998, including a decline in sales and backlog, were due to the dramatic downturn in the semiconductor industry and the Asian economic crisis. The industry instability changed the assumptions used to predict future projected results of the Company. These new circumstances, combined with three

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES consecutive years of operating losses as of June 30, 1998, caused a change in judgment about the realization of the deferred tax assets. As a result, the Company is unable to predict the level of future sales and ability to generate income under these circumstances. The Company has established a full valuation allowance against all of its deferred tax assets. The Company will recognize future benefits only as reassessment demonstrates they are reasonable. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits attributable to the deferred tax assets will be recorded in future operations as a reduction of the Company's income tax expense.

RATE RECONCILIATION

The effective tax rate on income (loss) from continuing operations before income taxes is different from the federal statutory tax rate. A reconciliation of the Federal statutory income tax rate to the effective income tax rate is as follows:

                                                  YEARS ENDED JUNE 30,
                                                 -----------------------
                                                 1998     1997     1996
                                                 -----    -----    -----
Federal income tax benefit at statutory rate...  (34.0)%  (34.0)%  (34.0)%
  State and local taxes........................    5.4      4.1     (4.2)
  Research and development tax credits.........     --    (14.3)    (4.4)
  Foreign service corp. deduction..............  (10.7)      --       --
  Nondeductible expenses, including purchased
     research and development and amortization
     of goodwill...............................   43.3      7.6      5.7
  Change in beginning of year valuation
     allowance.................................  446.7       --       --
  Stock option compensation....................   23.4       --       --
  Other........................................   (3.6)      .3     (3.7)
                                                 -----    -----    -----
Total effective income tax rate................  470.5%   (36.3)%  (40.6)%
                                                 =====    =====    =====

(13) COMMITMENTS AND CONTINGENCIES

The Company is subject to lawsuits and other claims arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the effect of such matters will not have a material adverse effect on the Company's financial position or results of operations.

SALE/LEASEBACK

The Company completed an $18.7 million sale/leaseback transaction of its Phoenix manufacturing and administrative facility in the second quarter of fiscal 1997. The Company leased back the facility for an initial fifteen-year term with two five-year renewal options. Proceeds from the transaction were used to repay a $10.0 million term loan with a bank. Annual rental payments will vary but will range between $2.1 million and $2.4 million over the next five years.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

The following is a schedule of the approximate future minimum lease payments under noncancelable operating leases with terms in excess of one year as of June 30, 1998:

YEARS ENDING JUNE 30,
---------------------
1999..................................  $ 3,367
2000..................................    3,219
2001..................................    2,971
2002..................................    2,927
2003..................................    2,936
Thereafter............................   23,111
                                        -------
                                        $38,531
                                        =======

Total rent expense under all operating leases for the years ended June 30, 1998, 1997 and 1996 was $3.4 million, $2.6 million and $1.2 million, respectively.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

LIMITATIONS

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

Since the fair value is estimated as of June 30, 1998, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

SHORT-TERM INVESTMENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The carrying amount is assumed to be the fair value because of the short-term maturity of these instruments.

NOTES PAYABLE AND LONG-TERM DEBT

The fair value of the Company's notes payable and long-term debt approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

(15) RELATED PARTY TRANSACTIONS

The Company had purchases of raw materials and services of approximately $6.6 million, $7.4 million and $8.8 million from companies owned by stockholders of the Company during the years ended June 30, 1998, 1997 and 1996, respectively. The Company had payables related to these purchases of $286 thousand and $918 thousand at June 30, 1998 and 1997, respectively.

On December 29, 1995, the Company loaned $900 thousand to the Chairman of the Company. The loan bears interest at the prime rate and is due on the earliest to occur of (i) 90 days after the Chairman's ability to sell Company stock without restriction under Section 16 of the Securities Exchange Act or a lockup agreement, (ii) immediately on voluntary termination of employment, (iii) 90 days after involuntary termination of employment for "cause," or (iv) immediately on the sale of a personal residence. The loan is secured by all of the executive's options to purchase the Company's common stock and shares of common stock. Included in other assets is a receivable of $171 thousand and $975 thousand related to this loan at June 30, 1998 and 1997, respectively. The loan was repaid in full in July 1998.

(16) SUPPLEMENTAL FINANCIAL INFORMATION

A summary of additions and deductions related to the allowance for accounts receivable and inventory obsolescence for the years ended June 30, 1998, 1997 and 1996 follows:

                                BALANCE                                  BALANCE
                                   AT                                       AT
                               BEGINNING                                  END OF
                                OF YEAR      ADDITIONS    DEDUCTIONS       YEAR
                               ----------    ---------    ----------    ----------
Allowance for doubtful
  accounts:
  Year ended June 30, 1998...   $ 2,188       $ 1,650      $(2,088)      $ 1,750
  Year ended June 30, 1997...       100         2,088           --         2,188
  Year ended June 30, 1996...        50            50           --           100
Allowance for inventory
  obsolescence:
  Year ended June 30, 1998...    12,979         2,893       (9,516)        6,356
  Year ended June 30, 1997...     1,952        11,027           --        12,979
  Year ended June 30, 1996...       985         1,122         (155)        1,952

Supplemental disclosure of cash flow information is as follows:

                                                 YEARS ENDED JUNE 30,
                                              --------------------------
                                               1998      1997      1996
                                              ------    ------    ------
Cash paid for:
  Interest..................................  $4,724    $1,916    $1,902
                                              ======    ======    ======
  Income taxes..............................  $  963    $  510    $3,317
                                              ======    ======    ======

              INTEGRATED PROCESS EQUIPMENT CORP. AND SUBSIDIARIES

Supplemental disclosures of noncash investing activities:

The Company made acquisitions of $23,593 for cash in the year ended June 30, 1996.

The purchase prices were allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. A summary of cash paid for the acquisitions follows:

  Purchase price............................................  $ 54,395
  Less cash acquired........................................    (1,269)
  Common stock issued.......................................      (206)
  Notes payable.............................................   (26,056)
  Long-term debt............................................    (3,223)
                                                              --------
                                                              $ 23,641
                                                              ========

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          SPEEDFAM INTERNATIONAL, INC.

                                 SPEEDFAM, INC.

                                      AND

                       INTEGRATED PROCESS EQUIPMENT CORP.

                         DATED AS OF NOVEMBER 19, 1998

                               TABLE OF CONTENTS

   SECTION                                HEADING                             PAGE
   -------                                -------                             ----
RECITALS....................................................................   A-1
ARTICLE I  THE MERGER.......................................................   A-2
  Section 1.1   The Merger..................................................   A-2
  Section 1.2   Effective Time; Closing.....................................   A-2
  Section 1.3   Effect of the Merger........................................   A-2
  Section 1.4   Certificate of Incorporation; Bylaws........................   A-2
  Section 1.5   Directors and Officers of the Surviving Corporation.........   A-3
  Section 1.6   Effect on Capital Stock.....................................   A-3
  Section 1.7   Surrender of Certificates...................................   A-6
  Section 1.8   No Further Ownership Rights in IPEC Common Stock or IPEC
                Preferred Stock.............................................   A-7
  Section 1.9   Lost, Stolen or Destroyed Certificates......................   A-7
  Section 1.10  Tax and Accounting Consequences.............................   A-7
  Section 1.11  Taking of Necessary Action; Further Action..................   A-8
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF IPEC..........................   A-8
  Section 2.1   Organization of IPEC........................................   A-8
  Section 2.2   IPEC Capital Structure......................................   A-9
  Section 2.3   Obligations With Respect to Capital Stock...................  A-10
  Section 2.4   Authority...................................................  A-11
  Section 2.5   SEC Filings; IPEC Financial Statements......................  A-12
  Section 2.6   Absence of Certain Changes or Events........................  A-13
  Section 2.7   Taxes.......................................................  A-13
  Section 2.8   Intellectual Property.......................................  A-14
  Section 2.9   Compliance; Permits; Restrictions...........................  A-15
  Section 2.10  Litigation..................................................  A-15
  Section 2.11  Brokers' and Finders' Fees..................................  A-15
  Section 2.12  Employee Benefit Plans......................................  A-15
  Section 2.13  Absence of Liens and Encumbrances...........................  A-16
  Section 2.14  Environmental Matters.......................................  A-16
  Section 2.15  Labor Matters...............................................  A-17
  Section 2.16  Agreements, Contracts and Commitments.......................  A-17
  Section 2.17  Pooling of Interests........................................  A-18
  Section 2.18  Change of Control Payments..................................  A-18
  Section 2.19  Statements; Proxy Statement/Prospectus......................  A-18
  Section 2.20  Board Approval..............................................  A-19
  Section 2.21  Fairness Opinion............................................  A-19
  Section 2.22  Section 203 of the Delaware General Corporation Law Not
                Applicable; State Takeover Statutes.........................  A-19
  Section 2.23  IPEC Rights Plan............................................  A-19
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SPEEDFAM AND MERGER SUB......
                                                                              A-20
  Section 3.1   Organization of SpeedFam....................................  A-20
  Section 3.2   SpeedFam and Merger Sub Capital Structure...................  A-21
  Section 3.3   Obligations With Respect to Capital Stock...................  A-21
  Section 3.4   Authority...................................................  A-22
  Section 3.5   SEC Filings; SpeedFam Financial Statements..................  A-23

   SECTION                                HEADING                             PAGE
   -------                                -------                             ----
  Section 3.6   Absence of Certain Changes or Events........................  A-24
  Section 3.7   Taxes.......................................................  A-24
  Section 3.8   Intellectual Property.......................................  A-26
  Section 3.9   Compliance; Permits; Restrictions...........................  A-26
  Section 3.10  Litigation..................................................  A-27
  Section 3.11  Brokers' and Finders' Fees..................................  A-27
  Section 3.12  Employee Benefit Plans......................................  A-27
  Section 3.13  Absence of Liens and Encumbrances...........................  A-28
  Section 3.14  Environmental Matters.......................................  A-28
  Section 3.15  Labor Matters...............................................  A-28
  Section 3.16  Agreements, Contracts and Commitments.......................  A-29
  Section 3.17  Pooling of Interests........................................  A-29
  Section 3.18  Change of Control Payments..................................  A-30
  Section 3.19  Statements; Proxy Statement/Prospectus......................  A-30
  Section 3.20  Board Approval..............................................  A-30
  Section 3.21  Fairness Opinion............................................  A-30
  Section 3.22  Section 5/11.75 of the Illinois Business Corporation Act Not
                Applicable; State Takeover Statutes.........................  A-30
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.............................  A-31
  Section 4.1   Conduct of Business.........................................  A-31
ARTICLE V  ADDITIONAL AGREEMENTS............................................  A-33
  Section 5.1   Proxy Statement/Prospectus; Registration Statement; Other
                Filings; Board Recommendations..............................  A-33
  Section 5.2   Meetings of IPEC Stockholders and SpeedFam Shareholders.....  A-34
  Section 5.3   Confidentiality.............................................  A-35
  Section 5.4   No Solicitation.............................................  A-35
  Section 5.5   Public Disclosure...........................................  A-38
  Section 5.6   Legal Requirements..........................................  A-39
  Section 5.7   Third Party Consents........................................  A-39
  Section 5.8   FIRPTA......................................................  A-39
  Section 5.9   Notification of Certain Matters.............................  A-39
  Section 5.10  Reasonable Efforts and Further Assurances...................  A-39
  Section 5.11  Stock Options and Warrants..................................  A-40
  Section 5.12  Registration Statements.....................................  A-42
  Section 5.13  Indemnification and Insurance...............................  A-42
  Section 5.14  NMS Listing.................................................  A-43
  Section 5.15  SpeedFam Affiliate Agreement................................  A-43
  Section 5.16  IPEC Affiliate Agreement....................................  A-43
  Section 5.17  Regulatory Filings; Reasonable Efforts......................  A-43
  Section 5.18  Board of Directors of SpeedFam..............................  A-43
  Section 5.19  Officers of SpeedFam; Transition Team.......................  A-44
  Section 5.20  Change of Name..............................................  A-44
  Section 5.21  IPEC Rights Plan............................................  A-44
  Section 5.22  Director Designation Provision..............................  A-44
  Section 5.23  Notice of Demand for Appraisal..............................  A-44

   SECTION                                HEADING                             PAGE
   -------                                -------                             ----
ARTICLE VI  CONDITIONS TO THE MERGER........................................  A-45
  Section 6.1   Conditions to Obligations of Each Party to Effect the
                Merger......................................................  A-45
  Section 6.2   Additional Conditions to Obligations of IPEC................  A-46
  Section 6.3   Additional Conditions to the Obligations of SpeedFam and
                Merger Sub..................................................  A-46
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............................  A-47
  Section 7.1   Termination.................................................  A-47
  Section 7.2   Notice of Termination; Effect of Termination................  A-48
  Section 7.3   Fees and Expenses...........................................  A-48
  Section 7.4   Amendment...................................................  A-50
  Section 7.5   Extension; Waiver...........................................  A-50
ARTICLE VIII  GENERAL PROVISIONS............................................  A-50
  Section 8.1   Non-Survival of Representations and Warranties..............  A-50
  Section 8.2   Notices.....................................................  A-50
  Section 8.3   Interpretation; Knowledge...................................  A-51
  Section 8.4   Counterparts................................................  A-51
  Section 8.5   Entire Agreement; Third Party Beneficiaries.................  A-51
  Section 8.6   Severability................................................  A-51
  Section 8.7   Other Remedies; Specific Performance........................  A-52
  Section 8.8   Governing Law...............................................  A-52
  Section 8.9   Rules of Construction.......................................  A-52
  Section 8.10  Assignment..................................................  A-52

                               INDEX OF EXHIBITS

EXHIBIT A   --   SpeedFam Stock Option Agreement
EXHIBIT B   --   IPEC Stock Option Agreement
*EXHIBIT C  --   Certificate of Merger
*EXHIBIT D  --   Amended and Restated Certificate of Incorporation of the
                 Surviving Corporation
*EXHIBIT E  --   Amended and Restated Bylaws of the Surviving Corporation
*EXHIBIT F  --   SpeedFam Affiliate Agreement
*EXHIBIT G  --   IPEC Affiliate Agreement
*EXHIBIT H  --   Legal Opinion of SpeedFam Counsel
*EXHIBIT I  --   Legal Opinion of IPEC Counsel
*Omitted

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 19, 1998 among SpeedFam International, Inc., an Illinois corporation ("SpeedFam"), SpeedFam, Inc., a Delaware corporation and a wholly-owned subsidiary of SpeedFam ("Merger Sub"), and Integrated Process Equipment Corp., a Delaware corporation ("IPEC").

                                    RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended ("Delaware Law"), and the Illinois Business Corporation Act, as amended ("Illinois Law"), SpeedFam and IPEC intend to enter into a business combination transaction to pursue their long-term business strategies.

B. The Board of Directors of SpeedFam (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of SpeedFam and fair to, and in the best interests of, SpeedFam and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of SpeedFam vote to approve the amendment to SpeedFam's Articles of Incorporation as hereinafter set forth and the issuance of shares of SpeedFam Common Stock (as defined in Section 1.6(a)) to the stockholders of IPEC pursuant to the terms of the Merger.

C. The Board of Directors of IPEC (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of IPEC and fair to, and in the best interests of, IPEC and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of IPEC adopt and approve this Agreement and approve the Merger.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to SpeedFam's and IPEC's willingness to enter into this Agreement, SpeedFam shall execute and deliver a Stock Option Agreement in favor of IPEC in substantially the form attached hereto as Exhibit A (the "SpeedFam Stock Option Agreement") and IPEC shall execute and deliver a Stock Option Agreement in favor of SpeedFam in substantially the form attached hereto as Exhibit B (the "IPEC Stock Option Agreement" and, together with the SpeedFam Stock Option Agreement, the "Stock Option Agreements"). The Board of Directors of SpeedFam and IPEC have each approved the Stock Option Agreements.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

Section 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into IPEC (the "Merger"), the separate corporate existence of Merger Sub shall cease and IPEC shall continue as the surviving corporation. IPEC as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

Section 1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit C hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Chapman and Cutler in Phoenix, Arizona, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (except those which by their terms can only be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence of Merger Sub shall cease and Merger Sub shall be merged into IPEC, possessing all the rights, privileges, powers and franchises as well of a public as of a private nature of each of Merger Sub and IPEC, and being subject to all the restrictions, disabilities and duties of each of Merger Sub and IPEC; and all and singular, the rights, privileges, powers and franchises of each of Merger Sub and IPEC, and all property, real, personal and mixed, and all debts due to of each of Merger Sub and IPEC on whatever account, as well for stock subscriptions as all other things in action or belonging to of each of Merger Sub and IPEC shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Merger Sub and IPEC, and the title to any real estate vested by deed or otherwise, in Merger Sub or IPEC shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of each of Merger Sub and IPEC shall be preserved unimpaired, and all debts, liabilities and duties of each of Merger Sub and IPEC shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.4. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of IPEC, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form attached hereto as Exhibit D and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

(b) At the Effective Time the Bylaws of IPEC, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form attached hereto as Exhibit E and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws.

Section 1.5. Directors and Officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, IPEC or the holders of any of the following securities:

          (a) Conversion of IPEC Common Stock. Each share of Common Stock, $.01 par value, of IPEC (the "IPEC Regular Common Stock") and each share of Class A Common Stock, $.01 par value of IPEC (the "IPEC Class A Common Stock," which together with the IPEC Regular Common Stock is referred to as the "IPEC Common Stock") issued and outstanding immediately prior to the Effective Time, (other than any shares of IPEC Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive .71 (the "Exchange Ratio") of a share of Common Stock, without par value of SpeedFam (the "SpeedFam Common Stock"). Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (b) Cancellation of Certain IPEC Stock. Each share of IPEC Common Stock or IPEC Preferred Stock (as defined in paragraph (h) herein) held by IPEC or owned by Merger Sub, SpeedFam or any direct or indirect wholly owned subsidiary of IPEC or of SpeedFam immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time, all options to purchase IPEC Regular Common Stock then outstanding under IPEC's 1992 Stock Option Plan (the "1992 IPEC Stock Option Plan"), shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, all options to purchase IPEC Regular Common Stock granted pursuant to that certain employment agreement, dated as of August 13, 1997 between IPEC and Roger D. McDaniel, as amended (the "McDaniel Agreement"), and which are vested as of the Effective Time, shall be assumed by SpeedFam in accordance with Section 5.11.

          (d) IPEC 1994 Employee Stock Purchase Plan. At the Effective Time, in accordance with the terms of IPEC's 1994 Employee Stock Purchase Plan (the "IPEC Employee Stock Purchase Plan"), the option period then in progress shall be shortened by setting a new purchase date which shall be the trading day immediately preceding the Effective Time (the "New Purchase Date"), so that any IPEC Common Stock purchased on the New Purchase Date shall be automatically converted into SpeedFam Common Stock on the same basis as all other shares of IPEC Common Stock; provided, however, that the New Purchase Date shall be conditional upon consummation of the Merger. On the New Purchase Date, IPEC shall apply the funds credited as of such date under the IPEC Employee Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of IPEC Common Stock in accordance with the terms of the IPEC Employee Stock Purchase Plan. The IPEC Employee Stock Purchase Plan shall terminate immediately following the purchase of shares of IPEC Regular Common Stock on the New Purchase Date.

          (e) IPEC Warrants; IPEC 1994 Unit Purchase Options. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Hambrecht & Quist LLC granted December 26, 1995 (the "H & Q I Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Hambrecht & Quist LLC granted December 16, 1996 (the "H & Q II Warrant") shall be assumed by SpeedFam in accordance with Section
     5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted October 14, 1996 (the "Intel I Warrant") shall be assumed by SpeedFam in accordance with
     Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted December 31, 1996 (the "Intel II Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted March 31, 1997 (the "Intel III Warrant" and, together with the Intel I Warrant and Intel II Warrant, the "Intel Warrants") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Fletcher International Limited granted December 16, 1996 (the "Fletcher Warrant") shall be assumed by SpeedFam in accordance with Section
     5.11. The H & Q I Warrant, the H & Q II Warrant, the Intel Warrants and the Fletcher Warrant shall together be referred to herein as the "IPEC Warrants." At the Effective Time, the Unit Purchase Options issued by IPEC to D.H. Blair Investment Banking Corp. on February 2, 1994 (the "UPO's") shall be assumed by SpeedFam in accordance with Section 5.11.

          (f) IPEC Series B-1 Cumulative Preferred Stock. Each share of Series B-1 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-1 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-1 Preferred Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-1 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-1 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-1 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (g) IPEC Series B-2 Cumulative Preferred Stock. Each share of Series B-2 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-2 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-2 Preferred Stock to be canceled pursuant to
     Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying
     (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-2 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-2 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-2 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (h) IPEC Series B-3 Cumulative Preferred Stock. Each share of Series B-3 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-3 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-3 Preferred Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-3 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-3 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-3 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (The IPEC Series B-1 Preferred Stock, the IPEC Series B-2 Preferred Stock and the IPEC Series B-3 Preferred Stock are hereinafter referred to collectively as the "IPEC Preferred Stock").

          (i) IPEC 6 1/4% Convertible Subordinated Notes. At the Effective Time, SpeedFam and IPEC shall enter into a supplemental indenture with respect to the 6 1/4% Convertible Subordinated Notes due 2004 issued by IPEC pursuant to the Indenture between IPEC and State Street Bank and Trust Company of California, N.A., as trustee, dated as of September 15, 1997 (the "IPEC Convertible Notes") in accordance with Section 5.11.

          (j) Capital Stock of Merger Sub. Each share of Common Stock, no par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (k) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SpeedFam Common Stock or IPEC Common Stock), reorganization, recapitalization or other like change with respect to SpeedFam Common Stock or IPEC Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (l) Fractional Shares. No fraction of a share of SpeedFam Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of IPEC Common Stock or IPEC Preferred Stock who would otherwise be entitled to a fraction of a share of SpeedFam Common Stock (after aggregating all fractional shares of SpeedFam Common Stock to be received by such holder) shall receive from SpeedFam an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of SpeedFam Common Stock for the ten most recent days that SpeedFam Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

Section 1.7.  Surrender of Certificates.

(a) Exchange Agent. SpeedFam shall select an institution reasonably satisfactory to IPEC to act as the exchange agent (the "Exchange Agent") in the Merger.

(b) SpeedFam to Provide SpeedFam Common Stock. Promptly after the Effective Time, SpeedFam shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of SpeedFam Common Stock issuable pursuant to this Article I in exchange for outstanding shares of IPEC Common Stock and IPEC Preferred Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(l) and any dividends or distributions which holders of shares of IPEC Common Stock or IPEC Preferred Stock may be entitled pursuant to Section 1.7(d).

(c) Exchange Procedures. Promptly after the Effective Time, SpeedFam shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of IPEC Common Stock or IPEC Preferred Stock whose shares were converted into the right to receive shares of SpeedFam Common Stock pursuant to this Article I, cash in lieu of any fractional shares pursuant to Section 1.6(l) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SpeedFam may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SpeedFam Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(l) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of SpeedFam Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of SpeedFam Common Stock into which such shares of IPEC Common Stock or IPEC Preferred Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to SpeedFam Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of SpeedFam Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of SpeedFam Common Stock.

(e) Transfers of Ownership. If certificates for shares of SpeedFam Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to SpeedFam or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of SpeedFam Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of SpeedFam or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, SpeedFam, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of SpeedFam Common Stock, IPEC Common Stock or IPEC Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.8. No Further Ownership Rights in IPEC Common Stock or IPEC Preferred Stock. All shares of SpeedFam Common Stock issued upon the surrender for exchange of shares of IPEC Common Stock or IPEC Preferred Stock in accordance with the terms of this Article I (including any cash paid in respect thereof pursuant to Section 1.6(l) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IPEC Common Stock or IPEC Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of IPEC Common Stock or IPEC Preferred Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SpeedFam Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that SpeedFam may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SpeedFam, IPEC or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 1.10. Tax and Accounting Consequences. (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPEC and Merger Sub, the officers and directors of IPEC and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF IPEC

IPEC represents and warrants to SpeedFam and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by IPEC to SpeedFam dated as of the date hereof and certified by a duly authorized officer of IPEC (the "IPEC Schedules"), as follows:

Section 2.1. Organization of IPEC. (a) IPEC and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on IPEC.

(b) IPEC has delivered to SpeedFam a true and complete list of all of IPEC's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and IPEC's equity interest therein.

(c) IPEC has delivered or made available to SpeedFam a true and correct copy of the Certificate of Incorporation and Bylaws of IPEC and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither IPEC nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

(d) When used in connection with IPEC, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of IPEC and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, thin film memory disk or silicon wafer capital equipment manufacturing industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii)) do not affect IPEC in a disproportionate manner); or (iii) any adverse effect (A) on the bookings or revenues of IPEC (or the direct consequences thereof) following the date of this Agreement which is primarily attributable to a delay, reduction, cancellation or change in the terms of product orders by customers of IPEC or (B) due to employee attrition of IPEC, where such delay, reduction,

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

cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. A change in the market price of IPEC Regular Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to IPEC.

Section 2.2. IPEC Capital Structure. The authorized capital stock of IPEC consists of 50,000,000 shares of IPEC Regular Common Stock, of which there were 17,841,457 shares issued and outstanding as of November 2, 1998, 3,500,000 shares of IPEC Class A Common Stock of which there were 7,186 shares issued and outstanding as of November 2, 1998 and 2,000,000 shares of Preferred Stock, $.01 par value, of which there were 7,204 shares of IPEC Series B-1 Preferred Stock issued and outstanding as of November 2, 1998, 19,544 shares of IPEC Series B-2 Preferred Stock issued and outstanding as of November 2, 1998, 9,898 shares of IPEC Series B-3 Preferred Stock issued and outstanding as of November 2, 1998, and 50,000 shares of IPEC Series D Participating Preferred Stock ("IPEC Series D Preferred") authorized for issuance pursuant to the IPEC Preferred Share Rights Agreement dated March 5, 1997, as amended (the "IPEC Rights Plan"), none of which are issued. All outstanding shares of IPEC Common Stock and IPEC Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of IPEC or any agreement or document to which IPEC is a party or by which it is bound. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 7,186 shares of IPEC Regular Common for issuance upon conversion of the IPEC Class A Common Stock. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 4,812,020 shares of IPEC Regular Common Stock for issuance to employees, directors and consultants pursuant to the 1992 IPEC Option Plan. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 650,000 shares of IPEC Regular Common Stock for issuance pursuant to options granted under the McDaniel Agreement. As of November 2, 1998 IPEC had remaining a reserve of an aggregate of 685,038 shares of IPEC Regular Common Stock for issuance to employees under the 1994 Employee Stock Purchase Plan. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 90,338 shares, 222,997 shares and 148,470 shares, respectively, of IPEC Regular Common Stock for issuance upon conversion of the IPEC Series B-1 Preferred Stock, IPEC Series B-2 Preferred Stock and IPEC Series B-3 Preferred Stock. As of November 2, 1998, IPEC had remaining a reserve of 10,000 shares of IPEC Regular Common Stock for issuance upon the exercise of H & Q I Warrant. As of November 2, 1998, IPEC had remaining a reserve of 20,352 shares of IPEC Regular Common Stock for issuance upon the exercise of the H & Q II Warrant. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 250,000 shares of IPEC Regular Common Stock for issuance upon the exercise of the Intel Warrants. As of November 2, 1998, IPEC had remaining a reserve of 456,000 shares of IPEC Regular Common Stock for issuance upon the exercise of the Fletcher Warrant. As of November 2, 1998 IPEC had remaining a reserve of 13,468 shares of IPEC Regular Common Stock for issuance upon exercise of the UPO's and a reserve of 8,080 shares of IPEC Regular Common Stock for issuance upon exercise of the Class B Warrants underlying the UPO's. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 2,948,717 shares of IPEC Regular Common for issuance upon conversion of the IPEC Convertible Notes. As of November 2, 1998, the Conversion Rates pursuant to which the IPEC Series B-1 Preferred Stock, the IPEC Series B-2 Preferred Stock, and the IPEC Series B-3 Preferred Stock are convertible into IPEC Regular Common Stock are 12.54, 11.41, and 15.00 shares of IPEC Regular Common Stock per share of IPEC B-1 Preferred Stock, IPEC B-2 Preferred Stock, and IPEC B-3 Preferred Stock,

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respectively (hereinafter collectively referred to as the "Preferred Stock
Conversion Rates"). As of November 2, 1998, the Conversion Price applicable to the IPEC Convertible No tes was $39.00 per share (the "Convertible Notes Conversion Price"). As of November 2, 1998, the exercise price applicable to the H & Q I Warrant was $29.25 per share (the "H & Q I Exercise Price"). As of November 2, 1998, the exercise price applicable to the H & Q II Warrant was $24.567 per share (the "H & Q II Exercise Price"). As of November 2, 1998, the exercise price applicable to the Intel Warrants was $14.6625 per share (the "Intel Exercise Price"). As of November 2, 1998, the exercise price applicable to the Fletcher Warrant was $24.567 per share (the "Fletcher Exercise Price"). As of November 2, 1998, the exercise price applicable to the UPO's (each for 130 shares of IPEC Regular Common Stock and 78 Class B warrants, each exercisable for one share of IPEC Regular Common Stock) was $1,650 (the "UPO Exercise Price"). Collectively, each of the H & Q I Exercise Price, the H & Q II Exercise Price, the Intel Exercise Price, the Fletcher Exercise Price and the UPO Exercise Price are hereinafter referred to as the "Warrant Exercise Prices." No event, circumstance or fact has occurred or is in existence which would result in any change in any Preferred Stock Conversion Rate, the Convertible Notes Conversion Price, or the Warrant Exercise Prices. The execution and delivery of this Agreement and the Stock Option Agreements by IPEC do not, and the performance of this Agreement and Stock Option Agreements by IPEC will not, result in any change in any Preferred Stock Conversion Rates or the Convertible Notes Conversion Price. All shares of IPEC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The IPEC Schedules list for each person who held options, rights or warrants to acquire shares of IPEC Common Stock at November 5, 1998, the name of the holder of such option, right, or warrant, the exercise price of such option, right or warrant, the number of shares as to which such option, right or warrant will have vested at such date, the vesting schedule for such option, right or warrant and whether the exercisability of such option, right or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

Section 2.3.  Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of IPEC, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities IPEC owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of IPEC, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which IPEC or any of its subsidiaries is a party or by which it is bound obligating IPEC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of IPEC or any of its subsidiaries or obligating IPEC or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of IPEC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or

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

understandings with respect to any equity security of any class of IPEC or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

Section 2.4. Authority. (a) IPEC has all requisite corporate power and authority to enter into this Agreement and the IPEC Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the IPEC Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of IPEC, subject only to the approval and adoption of this Agreement and the approval of the Merger by IPEC's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of the IPEC Regular Common Stock and the IPEC Class A Common Stock, voting as a single class, is required for IPEC's stockholders to approve and adopt this Agreement and approve the Merger. No stockholders of any class or series of capital stock of IPEC are entitled to vote as a separate class or series to approve and adopt this Agreement and the Merger. This Agreement and the IPEC Stock Option Agreement have been duly executed and delivered by IPEC and, assuming the due authorization, execution and delivery by SpeedFam and, if applicable, Merger Sub, constitute valid and binding obligations of IPEC, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the IPEC Stock Option Agreement by IPEC do not, and the performance of this Agreement and the IPEC Stock Option Agreement by IPEC will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of IPEC or the equivalent organizational documents of any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below and, with respect to this Agreement only, obtaining the approval and adoption of this Agreement and the approval of the Merger by IPEC's stockholders as contemplated in Section 5.2, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to IPEC or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair IPEC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of IPEC or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or its or any of their respective properties are bound or affected. None of the execution and delivery of this Agreement and the IPEC Stock Option Agreement, the performance of this Agreement and the IPEC Stock Option Agreement, the consummation of the Merger of the issuance of the IPEC Common Stock under the IPEC Stock Option Agreement will constitute a "Fundamental Change," as such term is used in the IPEC Convertible Notes. The IPEC Schedules list all material consents, waivers and approvals under any of IPEC's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or

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

instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to IPEC in connection with the execution and delivery of this Agreement and the IPEC Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to IPEC or SpeedFam or have a material adverse effect on the ability of the parties to consummate the Merger.

Section 2.5. SEC Filings; IPEC Financial Statements. (a) IPEC has filed all forms, reports and documents required to be filed with the SEC since January 1, 1995, and has made available to SpeedFam such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that IPEC may file subsequent to the date hereof) are referred to herein as the "IPEC SEC Reports." As of their respective dates, the IPEC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IPEC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of IPEC's subsidiaries is required to file any forms, reports or other documents with the SEC. IPEC meets the registrant requirements for use of Form S-3 under the Securities Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in IPEC SEC Reports (the "IPEC Financials"), including any IPEC SEC Reports filed after the date hereof until the Closing,
(x) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, as the case may be, the consolidated financial position of IPEC and its subsidiaries as at the respective dates thereof and the consolidated results of IPEC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of IPEC contained in IPEC SEC Reports as of September 30, 1998 is hereinafter referred to as the "IPEC Balance Sheet." Except as disclosed in the IPEC Financials, since the date of the IPEC Balance Sheet neither IPEC nor any of its subsidiaries has any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of IPEC and its subsidiaries taken as a whole, except liabilities

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

(i) provided for in the IPEC Balance Sheet, or (ii) incurred since the date of the IPEC Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) IPEC has heretofore furnished to SpeedFam a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed pursuant to the Exchange Act, to agreements, documents or other instruments which previously had been filed by IPEC with the SEC pursuant to the Securities Act or the Exchange Act.

Section 2.6. Absence of Certain Changes or Events. Since the date of the IPEC Balance Sheet through the date of this Agreement, there has not been: (i) any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of IPEC and its subsidiaries taken as a whole, (ii) any material change by IPEC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP and described in the IPEC Schedules, or (iii) any material revaluation by IPEC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

Section 2.7. Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits. (i) IPEC and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by IPEC and each of its subsidiaries, except such Returns which are not material to IPEC, and have paid all Taxes shown to be due on such Returns.

          (ii) Except as is not material to IPEC, IPEC and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) Except as is not material to IPEC, neither IPEC nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against IPEC or any of its subsidiaries, nor has IPEC or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) Except as is not material to IPEC, no audit or other examination of any Return of IPEC or any of its subsidiaries is presently in progress, nor has IPEC or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) Except as is not material to IPEC, no adjustment relating to any Returns filed by IPEC or any of its subsidiaries has been proposed formally or informally by

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

     any Tax authority to IPEC or any of its subsidiaries or any representative thereof and, to the knowledge of IPEC, no basis exists for any such adjustment which would be material to IPEC.

          (vi) Neither IPEC nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the IPEC Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to IPEC.

          (vii) None of IPEC's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of IPEC or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

          (ix) Neither IPEC nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by IPEC.

          (x) IPEC is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by IPEC or any of its subsidiaries.

          (xii) Neither IPEC nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

          (xiii) The IPEC Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that IPEC or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting IPEC or any of its subsidiaries. Each of IPEC and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

Section 2.8. Intellectual Property. (a) To IPEC's knowledge, IPEC and its subsidiaries own, or have the right to use, sell or license all intellectual property rights being used, necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property rights are collectively referred to herein as the "IPEC IP Rights").

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any IPEC IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IPEC IP Rights or materially impair the right of IPEC, the Surviving Corporation or SpeedFam to use, sell or license any IPEC IP Rights or portion thereof.

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

(c) To IPEC's knowledge, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by IPEC or any of its subsidiaries violates in any material respect any license or agreement between IPEC or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of IPEC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IPEC IP Rights, nor has IPEC received any written notice asserting that any IPEC IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d) IPEC has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all those IPEC IP Rights requiring confidentiality.

Section 2.9. Compliance; Permits; Restrictions. (a) Neither IPEC nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to IPEC or any of its subsidiaries or by which IPEC or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or its or any of their respective properties is bound or affected, which conflict, default, or violation has or could reasonably be expected to have the effect of materially impairing the business of IPEC together with its subsidiaries. To the knowledge of IPEC, no investigation or review by any Governmental Entity is pending or threatened against IPEC or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon IPEC or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of IPEC or any of its subsidiaries, any acquisition of material property by IPEC or any of its subsidiaries or the conduct of business by IPEC as currently conducted.

(b) IPEC and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of IPEC (collectively, the "IPEC Permits"). IPEC and its subsidiaries are in compliance in all material respects with the terms of the IPEC Permits.

Section 2.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which IPEC or any of its subsidiaries has received any notice of assertion nor, to IPEC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against IPEC or any of its subsidiaries which reasonably would be likely to be material to IPEC, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Section 2.11. Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. pursuant to an engagement letter effective November 18, 1998, a copy of which has been provided to SpeedFam, IPEC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.12. Employee Benefit Plans. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended ("ERISA")) maintained or contributed to by IPEC or any trade or business (an "ERISA Affiliate") which is under common control with IPEC within the meaning of Section 414 of the Code (the "IPEC Employee Plans"), IPEC has made available to SpeedFam a true and complete copy of, to the extent applicable, (i) such IPEC Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such IPEC Employee Plan, (iv) the most recent summary plan description for each IPEC Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any IPEC Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any IPEC Employee Plan.

(b) Each IPEC Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such IPEC Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each IPEC Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither IPEC nor any ERISA Affiliate of IPEC has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any IPEC Employee Plan. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any IPEC Employee Plan. As to any IPEC Employee Plan which is subject to Title IV of ERISA, there have been no "reportable events" as defined in Section 4043 of ERISA, no steps have been taken by IPEC or any ERISA Affiliate or the Pension Benefit Guaranty Corporation to terminate any such plan and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any such plan. There have been no acts or omission by IPEC or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which IPEC may be liable. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits). Actuarially adequate accruals for all obligations under such plans, arrangements and agreements are reflected in the balance sheet of IPEC. No such plan is a multiemployer plan as defined in 3(37) of ERISA and neither IPEC nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

Section 2.13. Absence of Liens and Encumbrances. IPEC and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the IPEC Financials and except for liens for taxes not yet due and payable, inchoate, mechanics and materialmen's liens and such imperfections of title and encumbrances, if any, which would not be material to IPEC.

Section 2.14.  Environmental Matters.

(a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to IPEC, no underground storage tanks, landfills or waste improvements, and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a

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

danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, or have been released, as a result of the actions of IPEC or any of its subsidiaries or any affiliate of IPEC, or, to IPEC's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that IPEC or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to IPEC, neither IPEC nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has IPEC or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. IPEC and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "IPEC Environmental Permits") necessary for the conduct of IPEC's and its subsidiaries' Hazardous Material Activities and other businesses of IPEC and its subsidiaries as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No material action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to IPEC's knowledge, threatened concerning any IPEC Environmental Permit, Hazardous Material or any Hazardous Materials Activity of IPEC or any of its subsidiaries. IPEC is not aware of any fact or circumstance which could involve IPEC or any of its subsidiaries in any material environmental litigation or impose upon IPEC any material environmental liability.

Section 2.15. Labor Matters. To IPEC's knowledge, there are no activities or proceedings of any labor union to organize any employees of IPEC or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of IPEC or any of its subsidiaries. IPEC and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

Section 2.16. Agreements, Contracts and Commitments. Except as set forth in the IPEC Schedules, neither IPEC nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of IPEC's Board of Directors, other than those that are terminable by IPEC or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general

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

     principles of wrongful termination law may limit IPEC's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business including any indemnification agreements between IPEC or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of IPEC or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (f) any material joint marketing or development agreement; or

          (g) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by IPEC or providing for indemnification by IPEC.

Neither IPEC nor any of its subsidiaries, nor to IPEC's knowledge any other party to an IPEC Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which IPEC or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, an "IPEC Contract") in such a manner as would permit any other party to cancel or terminate any such IPEC Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to IPEC.

Section 2.17. Pooling of Interests. To the knowledge of IPEC, based on consultation with its independent accountants, neither IPEC nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude SpeedFam's ability to account for the Merger as a pooling of interests.

Section 2.18. Change of Control Payments. The IPEC Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of IPEC as a result of or in connection with the Merger.

Section 2.19. Statements; Proxy Statement/Prospectus. The information supplied by IPEC for inclusion in the Registration Statement (as defined in Section 3.4(b) hereof) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by IPEC for inclusion in the proxy statement/prospectus to be sent to the stockholders of IPEC and

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

shareholders of SpeedFam in connection with the meeting of IPEC's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "IPEC Stockholders' Meeting") and in connection with the meeting of SpeedFam's shareholders to consider the approval of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger with respect to IPEC, to the extent required by
Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger), (the "SpeedFam Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to IPEC's stockholders and SpeedFam's shareholders, at the time of the IPEC Stockholders' Meeting or the SpeedFam Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the IPEC Stockholders' Meeting or the SpeedFam Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to IPEC or any of its affiliates, officers or directors should be discovered by IPEC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, IPEC shall promptly inform SpeedFam. Notwithstanding the foregoing, IPEC makes no representation or warranty with respect to any information supplied by SpeedFam or Merger Sub which is contained in any of the foregoing documents.

Section 2.20. Board Approval. The Board of Directors of IPEC has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of IPEC and its stockholders, and (ii) to recommend that the stockholders of IPEC approve and adopt this Agreement and approve the Merger.

Section 2.21. Fairness Opinion. IPEC has received a written opinion from Morgan Stanley & Co., dated as of the date hereof, addressed to IPEC's stockholders, to the effect that as of the date hereof, the Exchange Ratio is fair to IPEC's stockholders from a financial point of view and has delivered to SpeedFam a copy of such opinion. This representation is made only at the date of this Agreement.

Section 2.22. Section 203 of the Delaware General Corporation Law Not Applicable; State Takeover Statutes. The Board of Directors of IPEC has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements. To the knowledge of IPEC, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Stock Option Agreements.

Section 2.23. IPEC Rights Plan. The IPEC Rights Plan has been amended (the "IPEC Rights Plan Amendment") to (i) render the IPEC Rights Plan inapplicable to the Merger

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

and the other transactions contemplated by this Agreement and the Stock Option Agreements and (ii) ensure that (x) none of Merger Sub, SpeedFam, SpeedFam's subsidiaries, or SpeedFam's permitted assignees or transferees under the IPEC Stock Option Agreement is, or will become an Acquiring Person (as defined in the IPEC Rights Plan) pursuant to the IPEC Rights Plan by reason of the execution of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements and the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Stock Option Agreements, (y) a Distribution Date, a Triggering Event or Shares Acquisition Date (as such terms are defined in the IPEC Rights Plan) does not occur by reason of the execution of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements and the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Stock Option Agreements, and (z) the IPEC Rights Plan and all Rights thereunder shall terminate at the Effective Time of the Merger, and such amendment may not be further amended by IPEC without the prior written consent of SpeedFam in its sole discretion.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SPEEDFAM AND MERGER SUB

SpeedFam and Merger Sub represent and warrant to IPEC, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by SpeedFam to IPEC dated as of the date hereof and certified by a duly authorized officer of SpeedFam (the "SpeedFam Schedules"), as follows:

Section 3.1. Organization of SpeedFam. (a) SpeedFam and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on SpeedFam.

(b) SpeedFam has delivered to IPEC a true and complete list of all of SpeedFam's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and SpeedFam's equity interest therein.

(c) SpeedFam has delivered or made available to IPEC a true and correct copy of the Articles of Incorporation and Bylaws of SpeedFam and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither SpeedFam nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

(d) When used in connection with SpeedFam, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SpeedFam and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, thin film memory disk or

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

silicon wafer capital equipment manufacturing industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii) do not affect SpeedFam in a disproportionate manner); or (iii) any adverse effect (A) on the bookings or revenues of SpeedFam (or the direct consequences thereof) following the date of this Agreement which is primarily attributable to a delay, reduction, cancellation or change in the terms of product orders by customers of SpeedFam or (B) due to employee attrition of SpeedFam, where such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. A change in the market price of SpeedFam Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to SpeedFam.

Section 3.2. SpeedFam and Merger Sub Capital Structure. The authorized capital stock of SpeedFam consists of 60,000,000 shares of Common Stock, without par value of which there were 16,139,742 shares issued and outstanding as of November 2, 1998, no shares held in the treasury of SpeedFam; and 1,000,000 shares of Preferred Stock, without par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, without par value, all of which, as of the date hereof, are issued and outstanding and are held by SpeedFam. Merger Sub was formed on November 2, 1998, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of SpeedFam Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of SpeedFam or any agreement or document to which SpeedFam is a party or by which it is bound. As of November 2, 1998, SpeedFam had remaining a reserve of an aggregate of 807,303 shares, 1,792,600 shares and 772,520 shares, respectively, of SpeedFam Common Stock for issuance to employees, and non-employee directors pursuant to the SpeedFam 1991 Employee Incentive Stock Option Plan (the "SpeedFam 1991 Stock Option Plan"), the SpeedFam 1995 Stock Plan for Employees and Directors (the "SpeedFam 1995 Stock Option Plan") and the SpeedFam 1995 Employee Stock Purchase Plan (the "SpeedFam Employee Stock Purchase Plan"). The SpeedFam 1991 Stock Option Plan and the SpeedFam 1995 Stock Option Plan are referred to collectively as (the "SpeedFam Stock Option Plans"). The SpeedFam Schedules list for each person who held options to acquire shares of SpeedFam Common Stock at November 5, 1998, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

Section 3.3.  Obligations With Respect to Capital Stock.  Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of SpeedFam, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities SpeedFam owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of SpeedFam, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SpeedFam or

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

any of its subsidiaries is a party or by which it is bound obligating SpeedFam or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of SpeedFam or any of its subsidiaries or obligating SpeedFam or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of SpeedFam, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of SpeedFam or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

Section 3.4. Authority. (a) Each of SpeedFam and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and SpeedFam has all requisite corporate power and authority to enter into the SpeedFam Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the SpeedFam Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of SpeedFam and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law, the filing of Articles of Amendment to the Articles of Incorporation of SpeedFam pursuant to Illinois Law, and the approval by SpeedFam's shareholders of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). A vote of the holders of at least a majority of the outstanding shares of the SpeedFam Common Stock is required for SpeedFam's shareholders to approve each of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). This Agreement has been duly executed and delivered by each of SpeedFam and Merger Sub and, assuming the due authorization, execution and delivery by IPEC, constitutes the valid and binding obligation of SpeedFam, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The SpeedFam Stock Option Agreement has been duly executed and delivered by SpeedFam and, assuming the due authorization, execution and delivery of the SpeedFam Stock Option Agreement by IPEC, the SpeedFam Stock Option Agreement constitutes the valid and binding obligation of SpeedFam, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of SpeedFam and Merger Sub and the execution and delivery of the SpeedFam Stock Option Agreement by SpeedFam do not, and the performance of this Agreement by each of SpeedFam and Merger Sub will not and the performance of the SpeedFam Stock Option Agreement by SpeedFam will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws of SpeedFam or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of SpeedFam's other subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below and with respect to this Agreement only, obtaining the approval of SpeedFam's shareholders of (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (z) any stock option or similar plan, necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger) as contemplated in Section 5.2, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SpeedFam or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SpeedFam's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SpeedFam or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpeedFam or any of its subsidiaries (including Merger Sub) is a party or by which SpeedFam or any of its subsidiaries or its or any of their respective properties are bound or affected. The SpeedFam Schedules list all material consents, waivers and approvals under any of SpeedFam's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SpeedFam or Merger Sub in connection with the execution and delivery of this Agreement and the SpeedFam Stock Option Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SpeedFam or IPEC or have a material adverse effect on the ability of the parties to consummate the Merger.

Section 3.5. SEC Filings; SpeedFam Financial Statements. (a) SpeedFam has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to IPEC such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SpeedFam may file subsequent to the date hereof) are referred to herein as the "SpeedFam SEC Reports." As of their respective dates, the SpeedFam SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SpeedFam

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

SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SpeedFam's subsidiaries is required to file any forms, reports or other documents with the SEC. SpeedFam meets the registrant requirements for use of Form S-3 under the Securities Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SpeedFam SEC Reports (the "SpeedFam Financials"), including any SpeedFam SEC Reports filed after the date hereof until the Closing, (x) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, as the case may be, the consolidated financial position of SpeedFam and its subsidiaries as at the respective dates thereof and the consolidated results of SpeedFam's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of SpeedFam contained in SpeedFam SEC Reports as of August 31, 1998 is hereinafter referred to as the "SpeedFam Balance Sheet." Except as disclosed in the SpeedFam Financials, since the date of the SpeedFam Balance Sheet neither SpeedFam nor any of its subsidiaries has any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of SpeedFam and its subsidiaries taken as a whole, except liabilities (i) provided for in the SpeedFam Balance Sheet, or (ii) incurred since the date of the SpeedFam Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) SpeedFam has heretofore furnished to IPEC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed pursuant to the Exchange Act, to agreements, documents or other instruments which previously had been filed by SpeedFam with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.6. Absence of Certain Changes or Events. Since the date of the SpeedFam Balance Sheet through the date of this Agreement, there has not been:
(i) any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SpeedFam and its subsidiaries taken as a whole, (ii) any material change by SpeedFam in its accounting methods, principles or practices, except as required by concurrent changes in GAAP and described in the SpeedFam Schedules, or (iii) any material revaluation by SpeedFam of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

Section 3.7.  Taxes.

(a) Tax Returns and Audits. (i) SpeedFam and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by SpeedFam and each of its subsidiaries, except such Returns which are not material to SpeedFam, and have paid all Taxes shown to be due on such Returns.

(ii) Except as is not material to SpeedFam, SpeedFam and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii) Except as is not material to SpeedFam, neither SpeedFam nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against SpeedFam or any of its subsidiaries, nor has SpeedFam or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) Except as is not material to SpeedFam, no audit or other examination of any Return of SpeedFam or any of its subsidiaries is presently in progress, nor has SpeedFam or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) Except as is not material to SpeedFam, no adjustment relating to any Returns filed by SpeedFam or any of its subsidiaries has been proposed formally or informally by any Tax authority to SpeedFam or any of its subsidiaries or any representative thereof and, to the knowledge of SpeedFam, no basis exists for any such adjustment which would be material to SpeedFam.

(vi) Neither SpeedFam nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the SpeedFam Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to SpeedFam.

(vii) None of SpeedFam's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SpeedFam or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(ix) Neither SpeedFam nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SpeedFam.

(x) SpeedFam is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by SpeedFam or any of its subsidiaries.

(xii) Neither SpeedFam nor any of its subsidiaries is party to or affected by any taxsharing or allocation agreement or arrangement.

(xiii) The SpeedFam Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that SpeedFam or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting SpeedFam or any of its subsidiaries. Each of SpeedFam and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the

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

transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

Section 3.8. Intellectual Property. (a) To SpeedFam's knowledge, SpeedFam and its subsidiaries own, or have the right to use, sell or license all intellectual property rights being used, necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property rights are collectively referred to herein as the "SpeedFam IP Rights").

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any SpeedFam IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SpeedFam IP Rights or materially impair the right of SpeedFam, the Surviving Corporation or IPEC to use, sell or license any SpeedFam IP Rights or portion thereof.

(c) To SpeedFam's knowledge, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by SpeedFam or any of its subsidiaries violates in any material respect any license or agreement between SpeedFam or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of SpeedFam, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SpeedFam IP Rights, nor has SpeedFam received any written notice asserting that any SpeedFam IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d) SpeedFam has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all those SpeedFam IP Rights requiring confidentiality.

Section 3.9. Compliance; Permits; Restrictions. (a) Neither SpeedFam nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to SpeedFam or any of its subsidiaries or by which SpeedFam or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpeedFam or any of its subsidiaries is a party or by which SpeedFam or any of its subsidiaries or its or any of their respective properties is bound or affected, which conflict, default, or violation has or could reasonably be expected to have the effect of materially impairing the business of SpeedFam together with its subsidiaries. To the knowledge of SpeedFam, no investigation or review by any Governmental Entity is pending or threatened against SpeedFam or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon SpeedFam or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SpeedFam or any of its subsidiaries, any acquisition of material property by SpeedFam or any of its subsidiaries or the conduct of business by SpeedFam as currently conducted.

(b) SpeedFam and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of SpeedFam (collectively, the "SpeedFam Permits"). SpeedFam and its

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

subsidiaries are in compliance in all material respects with the terms of the SpeedFam Permits.

Section 3.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which SpeedFam or any of its subsidiaries has received any notice of assertion nor, to SpeedFam's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against SpeedFam or any of its subsidiaries which reasonably would be likely to be material to SpeedFam, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Section 3.11. Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers pursuant to an engagement letter dated November 16, 1998, a copy of which has been provided to IPEC, SpeedFam has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.12. Employee Benefit Plans. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by SpeedFam or any trade or business which is under common control with SpeedFam within the meaning of Section 414 of the Code (the "SpeedFam Employee Plans"), SpeedFam has made available to IPEC a true and complete copy of, to the extent applicable, (i) such SpeedFam Employee Plan,
(ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such SpeedFam Employee Plan, (iv) the most recent summary plan description for each SpeedFam Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any SpeedFam Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any SpeedFam Employee Plan.

(b) Each SpeedFam Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such SpeedFam Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each SpeedFam Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither SpeedFam nor any ERISA Affiliate of SpeedFam has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any SpeedFam Employee Plan. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any SpeedFam Employee Plan. As to any SpeedFam Employee Plan which is subject to Title IV of ERISA, there have been no "reportable events" as defined in Section 4043 of ERISA, no steps have been taken by SpeedFam or any ERISA Affiliate or the Pension Benefit Guaranty Corporation to terminate any such plan and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any such plan. There have been no acts or omission by SpeedFam or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which SpeedFam may be liable. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine

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

claims for benefits). Actuarially adequate accruals for all obligations under such plans, arrangements and agreements are reflected in the balance sheet of SpeedFam. No such plan is a multiemployer plan as defined in 3(37) of ERISA and neither SpeedFam nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

Section 3.13. Absence of Liens and Encumbrances. SpeedFam and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the SpeedFam Financials and except for liens for taxes not yet due and payable, inchoate, mechanics and materialmen's liens and such imperfections of title and encumbrances, if any, which would not be material to SpeedFam.

Section 3.14.  Environmental Matters.

(a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to SpeedFam, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of SpeedFam or any of its subsidiaries or any affiliate of SpeedFam, or, to SpeedFam's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that SpeedFam or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to SpeedFam, neither SpeedFam nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has SpeedFam or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. SpeedFam and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "SpeedFam Environmental Permits") necessary for the conduct of SpeedFam's and its subsidiaries' Hazardous Material Activities and other businesses of SpeedFam and its subsidiaries as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to SpeedFam's knowledge, threatened concerning any SpeedFam Environmental Permit, Hazardous Material or any Hazardous Materials Activity of SpeedFam or any of its subsidiaries. SpeedFam is not aware of any fact or circumstance which could involve SpeedFam or any of its subsidiaries in any material environmental litigation or impose upon SpeedFam any material environmental liability.

Section 3.15. Labor Matters. To SpeedFam's knowledge, there are no activities or proceedings of any labor union to organize any employees of SpeedFam or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of SpeedFam or any of its subsidiaries. SpeedFam and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of

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

employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

Section 3.16. Agreements, Contracts and Commitments. Except as set forth in the SpeedFam Schedules, neither SpeedFam nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of SpeedFam's Board of Directors, other than those that are terminable by SpeedFam or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit SpeedFam's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business including any indemnification agreements between SpeedFam or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of SpeedFam or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (f) any material joint marketing or development agreement; or

          (g) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by SpeedFam or providing for indemnification by SpeedFam.

Neither SpeedFam nor any of its subsidiaries, nor to SpeedFam's knowledge any other party to a SpeedFam Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which SpeedFam or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, a "SpeedFam Contract") in such a manner as would permit any other party to cancel or terminate any such SpeedFam Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to SpeedFam.

Section 3.17. Pooling of Interests. To the knowledge of SpeedFam, based on consultation with its independent accountants, neither SpeedFam nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude SpeedFam's ability to account for the Merger as a pooling of interests.

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

Section 3.18. Change of Control Payments. The SpeedFam Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of SpeedFam as a result of or in connection with the Merger.

Section 3.19. Statements; Proxy Statement/Prospectus. The information supplied by SpeedFam for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by SpeedFam for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to SpeedFam's shareholders and IPEC's stockholders, at the time of the SpeedFam Shareholders' Meeting or the IPEC Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SpeedFam Shareholders' Meeting or the IPEC Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to SpeedFam or any of its affiliates, officers or directors should be discovered by SpeedFam which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, SpeedFam shall promptly inform IPEC. Notwithstanding the foregoing, SpeedFam makes no representation or warranty with respect to any information supplied by IPEC which is contained in any of the foregoing documents.

Section 3.20. Board Approval. The Board of Directors of SpeedFam has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of SpeedFam and its shareholders, (ii) to recommend that the shareholders of SpeedFam approve (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (z) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger).

Section 3.21. Fairness Opinion. SpeedFam has received a written opinion from Lehman Brothers, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to SpeedFam from a financial point of view and has delivered to IPEC a copy of such opinion.

Section 3.22. Section 5/11.75 of the Illinois Business Corporation Act Not Applicable; State Takeover Statutes. The Board of Directors of SpeedFam has taken all actions so that the restrictions contained in Section 5/11.75 of Illinois Law applicable to a "business combination" (as defined in such Section 5/11.75) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements. To the knowledge of SpeedFam, no other state takeover

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

statute is applicable to the Merger or the other transactions contemplated hereby and by the Stock Option Agreements.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, IPEC (which for the purposes of this Article 4 shall include IPEC and each of its subsidiaries) and SpeedFam (which for the purposes of this Article 4 shall include SpeedFam and each of its subsidiaries) agree, except (i) in the case of any action or omission by IPEC to the extent provided in Article 4 of the IPEC Schedules and in the case of any action or omission by SpeedFam to the extent provided in Article 4 of the SpeedFam Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of IPEC and SpeedFam will promptly notify the other of any material event involving its business or operations. Furthermore, IPEC and SpeedFam agree that during the period prior to the Effective Time, IPEC and SpeedFam agree that they will exchange monthly summary financial data and that, if the waiting period under the HSR Act has expired or terminated early, their respective senior management groups will participate in planning meetings on a weekly basis, at such time and place as shall be mutually agreeable. If the waiting period under the HSR Act has not expired or been terminated early, then such planning meetings shall occur on a frequency, cover subject matter, involve participants, and allow for the exchange of information only to the extent that SpeedFam's and IPEC's respective antitrust counsel agree that such actions can reasonably be expected to occur without violation of the HSR Act. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

In addition, except as permitted by the terms of this Agreement or the Stock Option Agreements, and except in the case of any action or omission by IPEC to the extent provided in Article 4 of the IPEC Schedules, and except in the case of any action or omission by SpeedFam to the extent provided in Article 4 of the SpeedFam Schedules, without the prior written consent of the President and Chief Executive Officer of the other, neither IPEC nor SpeedFam shall do any of the following, and neither IPEC nor SpeedFam shall permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the IPEC IP Rights or the SpeedFam IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for dividends payable to holders of IPEC Preferred Stock in accordance with their terms;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement (including those options granted pursuant to McDaniel Agreement),
     (ii) options to purchase shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause
     (ii), (iv) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable to participants in the SpeedFam Employee Stock Purchase Plan or the IPEC Employee Stock Purchase Plan consistent with past practice and the terms thereof, (v) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable pursuant to the Stock Option Agreements, (vi) the issuance of shares of IPEC Regular Common Stock upon conversion of the IPEC Class A Common Stock, the IPEC Preferred Stock or the IPEC Convertible Notes, (vii) the issuance of shares of IPEC Regular Common Stock upon exercise of IPEC Warrants and UPO's outstanding as of the date of this Agreement, and (viii) the issuance of shares of IPEC Series D Preferred Stock or IPEC Regular Common Stock as may be expressly required and authorized under the IPEC Rights Plan without further action by IPEC's Board of Directors;

          (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other

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

     business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of IPEC or SpeedFam, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of IPEC or SpeedFam, as the case may be, except in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of IPEC or SpeedFam, as the case may be, or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (m) Make any grant of exclusive rights to any third party;

          (n) Take any action that would be reasonably likely to interfere with SpeedFam's ability to account for the Merger as a pooling of interests; or

          (o) Agree in writing or otherwise to take any of the actions described in Article 4(a) through (n) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

Section 5.1. Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations. (a) As promptly as practicable after the execution of this Agreement, IPEC and SpeedFam will prepare, and file with the SEC, the Proxy Statement and SpeedFam will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of IPEC and SpeedFam will respond to any comments of the SEC, will use its respective reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective shareholders or stockholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, IPEC and SpeedFam will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of IPEC and SpeedFam will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for

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

additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, IPEC or SpeedFam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of IPEC or shareholders of SpeedFam, such amendment or supplement.

(b) The Proxy Statement will include the recommendation of the Board of Directors of IPEC in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of IPEC may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so). In addition, the Proxy Statement will include the recommendations of the Board of Directors of SpeedFam in favor of (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name, subject to and conditional upon the effectiveness of the Merger, and (z) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement, subject to and conditional upon the effectiveness of the merger (except that the Board of Directors of SpeedFam may withdraw, modify or refrain from making such recommendations to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

Section 5.2. Meetings of IPEC Stockholders and SpeedFam Shareholders. Promptly after the date hereof, IPEC will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the IPEC Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. IPEC will consult with SpeedFam and use its best efforts to hold the IPEC Stockholders' Meeting on the same day as the SpeedFam Shareholders' Meeting. Promptly after the date hereof, SpeedFam will take all action necessary in accordance with Illinois Law and its Articles of Incorporation and Bylaws to convene the SpeedFam Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) voting upon the issuance of shares of the SpeedFam Common Stock by virtue of the Merger, (ii) amending its Articles of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger) and (iii) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). SpeedFam

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

will consult with IPEC and will use its best efforts to hold the SpeedFam Shareholders' Meeting on the same day as the IPEC Stockholders' Meeting. For so long as the Board of Directors of IPEC continues to make the recommendation set forth in Section 5.1, IPEC will use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals. For so long as the Board of Directors of SpeedFam continues to make the recommendations set forth in Section 5.1, SpeedFam will use its best efforts to solicit from its shareholders proxies in favor of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger) and (iii) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section
5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger) and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or Illinois Law to obtain such approvals.

Section 5.3. Confidentiality. The parties acknowledge that IPEC and SpeedFam have previously executed two Confidentiality Agreements, each dated November 4, 1998 (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms.

Section 5.4.  No Solicitation.

(a) Restrictions on SpeedFam. (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, SpeedFam, its subsidiaries and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than IPEC and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning SpeedFam or any of its subsidiaries to, or afford any access to the properties, books or records of SpeedFam or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than IPEC and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to SpeedFam or any subsidiary of SpeedFam. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of (x) 15% or more of the outstanding shares of capital stock of the entity or (y) shares of capital stock of the entity with 15% or more of the voting power in the election of directors (including without limitation by way of a tender offer or an exchange offer),
(iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, (x) 15% or more of the then outstanding shares of capital stock of the entity or (y) shares of capital stock of the entity with 15% or more of the voting power in the election of directors (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. SpeedFam will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. SpeedFam will (i) notify IPEC as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify IPEC of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this
Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, SpeedFam and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than IPEC); provided, however, that nothing herein shall prohibit SpeedFam's Board of Directors from taking and disclosing to SpeedFam's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Time, SpeedFam may, to the extent the Board of Directors of SpeedFam determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to SpeedFam in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of SpeedFam in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the shareholders of SpeedFam (a "SpeedFam Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, SpeedFam may refer any third party to this Section 5.4(a) or make a copy of this
Section 5.4(a) available to a third party. In the event SpeedFam receives a SpeedFam Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of SpeedFam from recommending such SpeedFam Superior Proposal to SpeedFam's shareholders or from entering into a SpeedFam Qualifying Agreement, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of SpeedFam may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, SpeedFam may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that SpeedFam shall not recommend to its shareholders a SpeedFam Superior Proposal for a period of not less than 48 hours after IPEC's receipt of a copy of such SpeedFam Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit SpeedFam's obligation to hold and convene the SpeedFam Shareholders Meeting (regardless of whether the recommendations of the Board of Directors of SpeedFam shall have been withdrawn, modified or not yet made), although SpeedFam may concurrently submit a SpeedFam Superior Proposal to SpeedFam shareholders for approval. The term "SpeedFam Qualifying Agreement" means a merger, purchase, reorganization or similar agreement for a SpeedFam Superior Proposal that (A) terminates automatically upon receipt, if any, of SpeedFam shareholder approval of the issuance of the SpeedFam Common Stock, the SpeedFam name change, and other matters relating to any stock option or similar plans pursuant to this Agreement (the "SpeedFam Shareholder Approval"), (B) provides that there shall be no liability or obligation of SpeedFam upon or following termination thereof as a result of the receipt by SpeedFam of SpeedFam Shareholder Approval, (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the SpeedFam Superior Proposal (or any affiliate of such party) except upon consummation of the SpeedFam Superior Proposal and
(D) does not require SpeedFam not to perform or comply with or take any act inconsistent with any provision of this Agreement except (for clause (D)) to the extent SpeedFam is specifically permitted under this Agreement to act or omit to act in connection with a SpeedFam Superior Proposal.

(iii) Notwithstanding anything to the contrary herein, SpeedFam will not provide any non-public information to a third party unless: (x) SpeedFam provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection for confidential information and employees at least as protective as such terms in the Confidentiality Agreements; and (y) such non-public information is the same information previously delivered to IPEC.

(b) Restrictions on IPEC. (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, IPEC, its subsidiaries and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than SpeedFam and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning IPEC or any of its subsidiaries to, or afford any access to the properties, books or records of IPEC or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than SpeedFam and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to IPEC or any subsidiary of IPEC. IPEC will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. IPEC will (i) notify SpeedFam as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify SpeedFam of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, IPEC and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than SpeedFam); provided, however, that nothing herein shall prohibit IPEC's Board of Directors from taking and disclosing to IPEC's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(ii) Notwithstanding the provisions of paragraph (b)(i) above, prior to the Effective Time, IPEC may, to the extent the Board of Directors of IPEC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (b)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to IPEC in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of IPEC in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of IPEC (a "IPEC Superior Proposal"). In addition, notwithstanding the provisions of paragraph (b)(i) above, in connection with a possible Acquisition Proposal, IPEC may refer any third party to this Section 5.4(b) or make a copy of this
Section 5.4(b) available to a third party. In the event IPEC receives an IPEC Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of IPEC from recommending such IPEC Superior Proposal to its stockholders or from entering into an IPEC Qualifying Agreement, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of IPEC may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, IPEC may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that IPEC shall not recommend to its stockholders an IPEC Superior Proposal for a period of not less than 48 hours after SpeedFam's receipt of a copy of such IPEC Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit IPEC's obligation to hold and convene the IPEC Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of IPEC shall have been withdrawn, modified or not yet made), although IPEC may concurrently submit an IPEC Superior Proposal to IPEC stockholders for approval. The term "IPEC Qualifying Agreement" means a merger, purchase, reorganization or similar agreement for an IPEC Superior Proposal that (A) terminates automatically upon receipt, if any, of IPEC stockholder approval of and adoption of this Agreement and the approval of the Merger (the "IPEC Stockholder Approval"), (B) provides that there shall be no liability or obligation of IPEC upon or following termination thereof as a result of the receipt by IPEC of IPEC Stockholder Approval, (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the IPEC Superior Proposal (or any affiliate of such party) except upon consummation of the IPEC Superior Proposal, and (D) does not require IPEC not to perform or comply with or take any act inconsistent with any provision of this Agreement except (for clause (D)) to the extent IPEC is specifically permitted under this Agreement to act or omit to act in connection with an IPEC Superior Proposal.

(iii) Notwithstanding anything to the contrary herein, IPEC will not provide any non-public information to a third party unless: (x) IPEC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection for confidential information and employees at least as protective as such terms in the Confidentiality Agreements; and (y) such non-public information is the same information previously delivered to SpeedFam.

Section 5.5. Public Disclosure. SpeedFam and IPEC will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq

National Market. If such law or listing agreement requires disclosure prior to such consultation, the entity issuing the press release or making the public statement will provide the press release or the public statement in writing to the other with as much advance notice as is practicable, and in any event at the same time as the press release or public statement is distributed to the media.

Section 5.6. Legal Requirements. Each of SpeedFam, Merger Sub and IPEC will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. SpeedFam will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of SpeedFam Common Stock pursuant hereto. IPEC will use its commercially reasonable efforts to assist SpeedFam as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of SpeedFam Common Stock pursuant hereto.

Section 5.7. Third Party Consents. As soon as practicable following the date hereof, SpeedFam and IPEC will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, including, without limitation, any consents, waivers and approvals with respect to the options, warrants and convertible securities to be assumed by SpeedFam pursuant to Sections 1.6 and 5.11 hereof.

Section 5.8. FIRPTA. At or prior to the Closing, IPEC, if requested by SpeedFam, shall deliver to the IRS a notice that the IPEC Common Stock and IPEC Preferred Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 5.9. Notification of Certain Matters. SpeedFam and Merger Sub will give prompt notice to IPEC, and IPEC will give prompt notice to SpeedFam, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of SpeedFam and Merger Sub or IPEC, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.10. Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of SpeedFam and IPEC under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither SpeedFam nor IPEC nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 5.11. Stock Options and Warrants. (a) At the Effective Time, each outstanding option to purchase shares of IPEC Regular Common Stock (each an "IPEC Stock Option") under the 1992 IPEC Stock Option Plan, whether or not exercisable, will be assumed by SpeedFam and each option to purchase IPEC Regular Common Stock (also an "IPEC Stock Option") granted pursuant to the McDaniel Agreement which is vested as of the Effective Time shall be assumed by SpeedFam. Each IPEC Stock Option so assumed by SpeedFam under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the 1992 IPEC Stock Option Plan or the McDaniel Agreement, as applicable, immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each IPEC Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of SpeedFam Common Stock equal to the product of the number of shares of IPEC Common Stock that were issuable upon exercise of such IPEC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock, and (ii) the per share exercise price for the shares of SpeedFam Common Stock issuable upon exercise of such assumed IPEC Stock Option will be equal to the quotient determined by dividing the exercise price per share of IPEC Common Stock at which such IPEC Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, SpeedFam will issue to each holder of an outstanding IPEC Stock Option a notice describing the foregoing assumption of such IPEC Stock Option by SpeedFam.

At the Effective Time, SpeedFam shall issue a new warrant to replace the unexercised, issued and outstanding H & Q I Warrant which shall be exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the H & Q I Warrant was exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock. In addition, the H & Q I Warrant Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the H & Q I Warrant.

At the Effective Time, SpeedFam shall assume the unexercised, issued and outstanding H & Q II Warrant which shall become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the H & Q II Warrant was exercisable immediately prior to the Effective Time, adjusted in accordance with the terms of the H & Q II Warrant. In addition, the H & Q II Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the H & Q II Warrant.

At the Effective Time, each of the unexercised, issued and outstanding Intel Warrants shall automatically by operation of law and their original terms, and without necessity of any exchange or other action by the holder thereof, become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the Intel Warrants were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock. In addition, the Intel Exercise Price shall be adjusted at the effective Time in accordance with the terms of the Intel Warrant.

At the Effective Time, SpeedFam shall assume the unexercised, issued and outstanding Fletcher Warrant which shall become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the Fletcher Warrant was exercisable immediately prior to the Effective Time, adjusted in accordance with the terms of the Fletcher Warrant. In addition, the Fletcher Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the Fletcher Warrant.

At the Effective Time, each of the unexercised, issued and outstanding UPO's shall automatically by operation of law and their original terms, and without necessity of any exchange or other action by the holder thereof, become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the UPO's were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock, plus warrants for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the warrants under the UPO's were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock (the "UPO Warrant"). In addition, the UPO Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the UPO's, and the UPO Warrant Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the UPO Warrant.

At the Effective Time, each of the issued and outstanding IPEC Convertible Notes shall remain outstanding thereafter as an obligation of IPEC, as applicable, and from and after the Effective Time, the holders of the IPEC Convertible Notes shall have the right to convert such IPEC Convertible Notes into the number of shares of SpeedFam Common Stock receivable in the Merger by a holder of the number of shares of IPEC Regular Common Stock into which the IPEC Convertible Notes could have been converted immediately prior to the Merger. IPEC shall comply with all notice requirements arising as a consequence of this Agreement and the transactions contemplated hereby under that certain Indenture, dated as of September 15, 1997 (the "Indenture"), between IPEC and State Street Bank and Trust Company of California, N.A., as trustee thereunder (the "Trustee") pursuant to which the IPEC Convertible Notes are issued and outstanding. At the Effective Time, IPEC and SpeedFam shall execute and deliver to the Trustee a supplemental indenture pursuant to, and satisfying the requirements of, Section 3.5(e), 11.1 and 15.6 of the Indenture, which supplemental shall be in form and substance reasonably satisfactory to SpeedFam and the Trustee and shall provide, among other things, that SpeedFam shall either assume, or be a guarantor of, IPEC's obligations under the Indenture (the "Note Guarantee"). IPEC and SpeedFam shall use reasonable efforts to obtain the consent of Noteholders required under the September 15, 1997 Registration Rights Agreement relating to the Notes ("Notes Registration Rights Agreements") to delete clause (B) from the definition of "Registrable Securities." Obtaining this consent is not a condition to closing.

(b) IPEC Stock Options assumed by SpeedFam shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent IPEC Stock Options qualified as incentive stock options immediately prior to the Effective Time.

(c) The Board of Directors of IPEC will take all actions necessary, including the making of any required announcement in a timely manner, to set the New Purchase Date under the IPEC Employee Stock Purchase Plan and to terminate such Plan immediately following the purchase of shares of IPEC Regular Common Stock on the New Purchase Date. SpeedFam shall take all actions necessary to enable employees of IPEC as of the Effective Time to participate in SpeedFam's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, giving credit for employment by IPEC for purposes of the eligibility provisions of SpeedFam's Employee Stock Purchase Plan.

(d) SpeedFam will reserve sufficient shares of SpeedFam Common Stock for issuance under Sections 5.11(a) and under Section 1.6(c), (e) and (i) hereof.

Section 5.12. Registration Statements. SpeedFam agrees to file a registration statement on Form S-8 for (i) the shares of SpeedFam Common Stock issuable with respect to the assumed 1992 IPEC Stock Options and (ii) the shares of SpeedFam Common Stock issuable with respect to the assumed McDaniel Agreement no later than two (2) business days after the Closing Date. SpeedFam agrees to assume, as of the Effective Time, IPEC's obligations under the registration rights agreements applicable to, and to file a registration statement on Form S-3 for, the shares of SpeedFam Common Stock issuable with respect to the Intel Warrants, the Fletcher Warrant and the UPO's no later than two (2) business days after the Closing Date. SpeedFam further agrees to assume, as of the Effective Time, IPEC's obligations under the registration rights agreement applicable to, and to file a registration statement on Form S-3 for, the shares of SpeedFam Common Stock issuable on conversion of the IPEC Convertible Notes no later than thirty
(30) business days after the Closing Date.

Section 5.13. Indemnification and Insurance. (a) From and after the Effective Time, SpeedFam will cause the Surviving Corporation to fulfill and honor in all respects the obligations of IPEC pursuant to any indemnification agreements between IPEC and its directors and officers existing prior to the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of IPEC, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of IPEC, unless such modification is required by law. This Section 5.13(a) will survive the consummation of the Merger at the Effective Time, is intended to benefit IPEC, the Surviving Corporation and the present officers and directors of IPEC, and will be binding on all successors and assigns of the Surviving Corporation.

(b) Notwithstanding Article IV hereof, IPEC may purchase a policy of directors' and officers' liability insurance, to be effective for a period not to exceed three years from the Effective Time, covering those persons who are currently covered by IPEC's directors' and officers' liability insurance policy but only to the extent and on terms comparable to those applicable to IPEC's current policy; provided, however, that in no event may IPEC expend in excess of 150% of the annual premium currently paid by IPEC for such coverage for each such year of coverage.

Section 5.14. NMS Listing. SpeedFam agrees to authorize for listing on the Nasdaq National Market the shares of SpeedFam Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

Section 5.15. SpeedFam Affiliate Agreement. Set forth on the SpeedFam Schedules is a list of those persons who may be deemed to be, in SpeedFam's reasonable judgment, affiliates of SpeedFam within the meaning of Rule 145 promulgated under the Securities Act (each a "SpeedFam Affiliate"). SpeedFam will provide IPEC with such information and documents as IPEC reasonably requests for purposes of reviewing such list. SpeedFam will use its reasonable efforts to deliver or cause to be delivered to IPEC, as promptly as practicable on or following the date hereof, from each SpeedFam Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit F, each of which will be in full force and effect as of the Effective Time.

Section 5.16. IPEC Affiliate Agreement. Set forth on the IPEC Schedules is a list of those persons who may be deemed to be, in IPEC's reasonable judgment, affiliates of IPEC within the meaning of Rule 145 promulgated under the Securities Act (each a "IPEC Affiliate"). IPEC will provide SpeedFam with such information and documents as SpeedFam reasonably requests for purposes of reviewing such list. IPEC will use its reasonable efforts to deliver or cause to be delivered to SpeedFam, as promptly as practicable on or following the date hereof, from each IPEC Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit G (the "IPEC Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. SpeedFam will be entitled to place appropriate legends on the certificates evidencing any SpeedFam Common Stock to be received by an IPEC Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SpeedFam Common Stock, consistent with the terms of the IPEC Affiliate Agreement.

Section 5.17. Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, IPEC and SpeedFam each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. IPEC and SpeedFam each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

Section 5.18. Board of Directors of SpeedFam. The Board of Directors of SpeedFam will take all actions necessary to cause the Board of Directors of SpeedFam, immediately after the Effective Time, to consist of nine persons, five of whom shall have served on the Board of Directors of SpeedFam immediately prior to the Effective Time (two of whom shall be independent of the management of SpeedFam), and four of whom shall have served on the Board of Directors of IPEC immediately prior to the Effective Time (three of whom shall be independent of the management of IPEC). Mr. Roger D. McDaniel, the current chief executive officer of IPEC, shall be considered independent of the management of IPEC for these purposes. If, prior to the Effective Time, any of the IPEC or SpeedFam designees shall decline or be unable to serve as an IPEC or SpeedFam director, IPEC (if such person was designated by IPEC) or SpeedFam (if such person was designated by SpeedFam) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

Section 5.19. Officers of SpeedFam; Transition Team. At the Effective Time, James N. Farley and Sanjeev Chitre will become the Co-Chairmen of the Board of SpeedFam, Makoto Kouzuma will retain his position as Vice Chairman of SpeedFam, Richard J. Faubert will retain his position as the President and Chief Executive Officer of SpeedFam and Roger K. Marach will retain his position as Chief Financial Officer of SpeedFam. At the Effective Time, a transition team ("Transition Team") consisting of Messrs. Richard J. Faubert (Team Chairman, who shall be the leader of the Transition Team), Makoto Kouzuma, Sanjeev Chitre and Roger D. McDaniel will be established to address issues that may arise in connection with the integration of SpeedFam and IPEC. The Transition Team shall remain in place until the earlier of one (1) year from the Effective Time or such time as the Board of Directors of SpeedFam (including the affirmative vote of at least 2 of the SpeedFam directors who served on the IPEC Board of Directors immediately prior to the Effective Time), determines the Transition Team is no longer necessary. In addition, at the Effective Time, the following persons will be appointed to the following positions: Ralph Hartung as President and Chief Operating Officer of the CMP Division. The Board of Directors of SpeedFam will take all actions necessary to effectuate the provisions of this
Section 5.19.

Section 5.20. Change of Name. Subject to the terms hereof, at the SpeedFam Shareholders' Meeting SpeedFam shall propose and recommend that its Articles of Incorporation be amended at the Effective Time to change its name to "SpeedFam-IPEC, Inc."

Section 5.21. IPEC Rights Plan. The Board of Directors of IPEC shall take all further action (in addition to that referred to in Section 2.23) reasonably requested in writing by SpeedFam in order to render the IPEC Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements, the Board of Directors of IPEC shall not, without the consent of SpeedFam (a) amend the IPEC Rights Plan or (b) take any action with respect to, or make any determination under, the IPEC Rights Plan, including a redemption of the IPEC Rights or any action to facilitate an Acquisition Proposal, except for any action which the Board of Directors decides to take with respect to the IPEC Rights Plan in connection with an IPEC Superior Proposal which the IPEC Board of Directors recommends that IPEC stockholders approve; provided, however, that in no event may the IPEC Board of Directors amend the IPEC Rights Plan Amendment.

Section 5.22. Director Designation Provision. The Board of Directors of IPEC shall take all action reasonably requested by SpeedFam to terminate the Stockholders' Agreement, dated August 31, 1993, among IPEC, Harold C. Baldauf and Janet A. Baldauf (the "Stockholders' Agreement").

Section 5.23. Notice of Demand for Appraisal. IPEC shall give SpeedFam (i) prompt notice of any written demands for appraisal of any shares of IPEC Class A Common Stock or IPEC Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by IPEC which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. IPEC shall not, except with the prior written consent of SpeedFam or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of IPEC Class A Common Stock or IPEC Preferred Stock or offer to settle or settle any such demands. Any payments made in respect of dissenting shares shall be made by IPEC or the Surviving Corporation as the case may be.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder and Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of IPEC; as well as the issuance of the SpeedFam Common Stock, the SpeedFam name change, and other matters relating to any stock option or similar plan shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the shareholders of SpeedFam.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d) Tax Opinions. SpeedFam and IPEC shall each have received written opinions from their respective counsel, Chapman and Cutler and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either SpeedFam or IPEC does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing. The shares of SpeedFam Common Stock issuable to stockholders of IPEC pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Opinion of Accountants. Each of SpeedFam and IPEC shall have received a letter from KPMG Peat Marwick, LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with SpeedFam's managements' and IPEC's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

Section 6.2. Additional Conditions to Obligations of IPEC. The obligation of IPEC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by IPEC:

          (a) Representations and Warranties. The representations and warranties of SpeedFam and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of SpeedFam and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on SpeedFam. IPEC shall have received a certificate with respect to the foregoing signed on behalf of SpeedFam by the Chief Executive Officer and the Chief Financial Officer of SpeedFam;

          (b) Agreements and Covenants. SpeedFam and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and IPEC shall have received a certificate to such effect signed on behalf of SpeedFam by the Chief Executive Officer and the Chief Financial Officer of SpeedFam;

          (c) Opinion of SpeedFam's Counsel. IPEC shall have received the opinion of Chapman and Cutler, counsel to SpeedFam, dated the day of the Closing, addressed to IPEC and substantially to the effect set forth in Exhibit H attached hereto and hereby made a part hereof; and

          (d) Material Adverse Effect. No Material Adverse Effect with respect to SpeedFam shall have occurred since the date of this Agreement.

Section 6.3. Additional Conditions to the Obligations of SpeedFam and Merger Sub. The obligations of SpeedFam and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SpeedFam:

          (a) Representations and Warranties. The representations and warranties of IPEC contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of IPEC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on IPEC. SpeedFam shall have received a certificate with respect to the foregoing signed on behalf of IPEC by the President and the Chief Financial Officer of IPEC;

          (b) Agreements and Covenants. IPEC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and SpeedFam shall have received a certificate to such effect signed on behalf of IPEC by the President and the Chief Financial Officer of IPEC;

          (c) Opinion of IPEC's Counsel. SpeedFam shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to IPEC, dated the day of the Closing, addressed to SpeedFam and substantially to the effect set forth in Exhibit I attached hereto and hereby made a part hereof;

          (d) Material Adverse Effect. No Material Adverse Effect with respect to IPEC shall have occurred since the date of this Agreement;

          (e) No Distribution Date under the IPEC Rights Plan. No Distribution Date shall have occurred under the IPEC Rights Plan;

          (f) Termination of Contract. The Stockholders' Agreement shall have been terminated;

          (g) Appraisal Rights. Written objections to the Merger shall not have been made by the holders of the IPEC Preferred Stock or the IPEC Class A Common Stock in an amount which, in the aggregate, would, if converted pursuant to Section 1.6 hereof, represent more than 500,000 shares of SpeedFam Common Stock; and

          (h) Certain Third Party Consents. All necessary consents, waivers and approvals with respect to the assumption of the options, warrants and convertible securities to be assumed by SpeedFam pursuant to Section 1.6 and Section 5.11 hereof shall have been obtained in form and substance reasonably satisfactory to SpeedFam.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of IPEC or the approval of the issuance of the SpeedFam Common Stock in connection with the Merger by the shareholders of
SpeedFam:

          (a) by mutual written consent duly authorized by the Boards of Directors of SpeedFam and IPEC;

          (b) by either IPEC or SpeedFam if the Merger shall not have been consummated by May 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either IPEC or SpeedFam if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either IPEC or SpeedFam if the required approvals of the stockholders of IPEC or the shareholders of SpeedFam contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder or shareholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by SpeedFam, if the Board of Directors of IPEC recommends an IPEC Superior Proposal to the stockholders of IPEC, or if the Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

          (f) by IPEC, if the Board of Directors of SpeedFam recommends a SpeedFam Superior Proposal to the shareholders of SpeedFam, or if the Board of Directors of SpeedFam shall have withheld, withdrawn or modified in a manner adverse to IPEC its recommendation in favor of approving the issuance of the shares of SpeedFam Common Stock by virtue of the Merger;

          (g) by IPEC, upon a breach of any representation, warranty, covenant or agreement on the part of SpeedFam set forth in this Agreement, or if any representation or warranty of SpeedFam shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in SpeedFam's representations and warranties or breach by SpeedFam is curable by SpeedFam through the exercise of its commercially reasonable efforts, then IPEC may not terminate this Agreement under this
     Section 7.1(g) provided SpeedFam continues to exercise such commercially reasonable efforts to cure such breach; or

          (h) by SpeedFam, upon a breach of any representation, warranty, covenant or agreement on the part of IPEC set forth in this Agreement, or if any representation or warranty of IPEC shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in IPEC's representations and warranties or breach by IPEC is curable by IPEC through the exercise of its commercially reasonable efforts, then SpeedFam may not terminate this Agreement under this Section 7.1(h) provided IPEC continues to exercise such commercially reasonable efforts to cure such breach.

Section 7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements or the Stock Option Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3.  Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that SpeedFam and IPEC shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) IPEC Payments. (i) If (x) the Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and at that time there shall not have occurred a Material Adverse Effect on SpeedFam, or (y) the Board of Directors of IPEC recommends an IPEC Superior Proposal to the stockholders of IPEC, IPEC shall pay to SpeedFam an amount equal to $6,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof or
(B) an IPEC Negative Vote (as defined below); and

(ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if
(x) the vote of the stockholders of IPEC approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "IPEC Negative Vote") and (y) prior to such IPEC Negative Vote there shall have occurred an Acquisition Proposal with respect to IPEC which shall have been publicly disclosed and not withdrawn (a "IPEC Competing Proposal") and (z) within 12 months following such IPEC Negative Vote IPEC shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the IPEC Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on SpeedFam prior to the IPEC Negative Vote, IPEC shall pay to SpeedFam an amount equal to $6,000,000 within one business day following demand therefor.

(c) SpeedFam Payments. (i) If (x) the Board of Directors of SpeedFam shall have withheld, withdrawn or modified in a manner adverse to IPEC its recommendation in favor of approving the issuance of the shares of SpeedFam Common Stock by virtue of the Merger and at that time there shall not have occurred a Material Adverse Effect on IPEC, or (y) the Board of Directors of SpeedFam recommends a SpeedFam Superior Proposal to the shareholders of SpeedFam, SpeedFam shall pay to IPEC an amount equal to $6,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(f) hereof or (B) a SpeedFam Negative Vote (as defined below); and

(ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if
(x) the vote of the shareholders of SpeedFam to permit the issuance of shares of SpeedFam Common Stock by virtue of the Merger, shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "SpeedFam Negative Vote") and (y) prior to such SpeedFam Negative Vote there shall have occurred an Acquisition Proposal with respect to SpeedFam which shall have been publicly disclosed and not withdrawn (a "SpeedFam Competing Proposal") and (z) within 12 months following such SpeedFam Negative Vote SpeedFam shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the SpeedFam Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall not have occurred a Material Adverse Effect on IPEC prior to the SpeedFam Negative Vote, SpeedFam shall pay to IPEC an amount equal to $6,000,000 within one business day following demand therefor.

(d) Payment of the fees described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

Section 7.4. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5. Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations and Warranties. The representations and warranties of IPEC, SpeedFam and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to SpeedFam or
            Merger Sub, to:

            SpeedFam International, Inc.
            305 N. 54th Street
            Chandler, Arizona 85226-2416
            Attention: President and Chief
            Executive Officer
            Telephone No.: (602) 705-2100
            Telecopy No.: (602) 705-2122

            with a copy to:

            Chapman and Cutler
            111 W. Monroe Street
            Chicago, Illinois 60603
            Attention: Jonathan A. Koff
            Telephone No.: (312) 845-3000
            Telecopy No.: (312) 701-2361

        (b) if to IPEC, to:

            Integrated Process Equipment Corp.
            4717 East Hilton Avenue
            Phoenix, Arizona 85034
            Attention: President and Chief Executive Officer
            Telephone No.: (602) 517-7200
            Telecopy No.: (602) 517-6016

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Francis Currie
            Telephone No.: (650) 493-9300
            Telecopy No.: (650) 845-5000

Section 8.3. Interpretation; Knowledge. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "Include," "Includes" and "Including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "The Business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. As used herein, "subsidiary" shall include only majority-owned subsidiaries as such term is defined in Rule 1-02 of Regulation S-X.

(b) For purposes of this Agreement, the term "Knowledge" means, with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer, if applicable, Chief Financial Officer or Controller of IPEC or SpeedFam, as the case may be, have actual knowledge of such matter.

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 8.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the IPEC Schedules and the SpeedFam Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Section 5.13.

Section 8.6. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation and that the Merger shall be governed by Delaware Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal court within the Ninth District of Arizona, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Arizona for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          INTEGRATED PROCESS EQUIPMENT CORP.

                                          By /s/ ROGER D. MCDANIEL

                                            ------------------------------------
                                             Name: Roger D. McDaniel
                                             Title: President and Chief
                                             Executive Officer

                                          SPEEDFAM INTERNATIONAL, INC.

                                          By /s/ RICHARD J. FAUBERT

                                            ------------------------------------
                                             Name: Richard J. Faubert
                                             Title: President and Chief
                                             Executive Officer

                                          SPEEDFAM, INC.

                                          By /s/ RICHARD J. FAUBERT

                                            ------------------------------------
                                             Name: Richard J. Faubert
                                             Title: President

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT dated as of November 19, 1998 (the "Agreement") is entered into by and between Integrated Process Equipment Corp., a Delaware corporation ("IPEC"), and SpeedFam International, Inc., an Illinois corporation ("SpeedFam").

                                    RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, IPEC, SpeedFam and SpeedFam, Inc., a Delaware corporation and a wholly owned subsidiary of SpeedFam ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, IPEC and SpeedFam will enter into a business combination transaction to pursue their long-term business strategies (the "Merger"); and

WHEREAS, as a condition to IPEC's willingness to enter into the Merger Agreement, IPEC has requested that SpeedFam agree, and SpeedFam has so agreed, to grant to IPEC an option to acquire shares of SpeedFam's Common Stock, no par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Grant of Option

SpeedFam hereby grants to IPEC an irrevocable option (the "Option") to acquire up to a number of shares of the Common Stock, without par value, of SpeedFam ("SpeedFam Shares") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "Option Shares")(provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding SpeedFam Shares), in the manner set forth below (i) by paying cash at a price of $14.875 per share (the "Exercise Price") and/or, at IPEC's election, (ii) by exchanging therefor shares of the Common Stock, $.01 par value, of IPEC ("IPEC Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of IPEC Shares equal to the Exercise Price divided by the closing sale price of IPEC Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Section 2.  Exercise of Option; Maximum Proceeds

(a) The Option may be exercised by IPEC, in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 15% or more of any class of SpeedFam's capital stock, (ii) upon the occurrence of all of the events specified in Section 7.3(c)(ii) of the Merger Agreement, (iii) if and when the

Board of Directors of SpeedFam shall have withheld, withdrawn or modified in a manner adverse to IPEC its recommendation in favor of approving the issuance of the shares of SpeedFam Common Stock by virtue of the Merger and such other matters as may be required by the Merger Agreement, or decides to postpone or not hold the SpeedFam Shareholders' Meeting after receipt of and in connection with an Acquisition Proposal with respect to SpeedFam and at that time there shall not have occurred a Material Advice Effect (as defined in the Merger Agreement) on IPEC or (iv) if and when the Board of Directors of SpeedFam recommends a SpeedFam Superior Proposal to the shareholders of SpeedFam (any of the events specified in clauses (i), (ii), (iii) or (iv) of this sentence being referred to herein as an "Exercise Event"). In the event IPEC wishes to exercise the Option, IPEC shall deliver to SpeedFam a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time prior to the termination of the Option designated by IPEC in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the principal offices of SpeedFam.

(b) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of SpeedFam's capital stock (and/or during any time which such a tender or exchange offer remains open), IPEC may deliver to SpeedFam an Exercise Notice (a "Conditional Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the Conditional Exercise Notice is withdrawn by IPEC, the Closing of a purchase of Option Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

(c) The Option shall terminate upon the earliest of (i) the Effective Time, (ii) 180 days following the termination of the Merger Agreement pursuant to Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, (iii) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if (x) there shall have been a SpeedFam Negative Vote and (y) prior to such SpeedFam Negative Vote there shall have occurred an Acquisition Proposal with respect to SpeedFam which shall have been publicly disclosed and not withdrawn, (iv) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if prior thereto there shall have commenced a tender or exchange offer for 15% or more of any class of SpeedFam's capital stock and (v) the date on which the Merger Agreement is terminated if neither an Exercise Event, nor both of the events specified in subclauses (x) and (y) of clause (iii), nor the commencement of a tender or exchange offer for 15% or more of any class of SpeedFam's capital stock shall have occurred on or prior to such date of termination; provided however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) IPEC shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of IPEC contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

(d) If IPEC receives in the aggregate pursuant to Section 7.3(c) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by IPEC declared on Option Shares, more than the sum of (x) $6,000,000 plus (y) the Exercise Price multiplied by the number of SpeedFam Shares purchased by IPEC pursuant to the Option, then all proceeds to IPEC in excess of such sum shall be remitted by IPEC to SpeedFam.

Section 3.  Conditions to Closing

The obligation of SpeedFam to issue Option Shares to IPEC hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable or if IPEC shall have delivered to SpeedFam a Conditional Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of SpeedFam capital stock; provided that neither SpeedFam nor IPEC nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Section 4.  Closing

At any Closing, (a) SpeedFam shall deliver to IPEC a single certificate in definitive form representing the number of SpeedFam Shares designated by IPEC in its Exercise Notice, such certificate to be registered in the name of IPEC and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by IPEC to SpeedFam of the aggregate purchase price for the SpeedFam Shares so designated and being purchased by delivery of (i) immediately available funds and/or, at IPEC's election, (ii) a single certificate in definitive form representing the number of IPEC Shares being issued by IPEC in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of SpeedFam and to bear the legend set forth in Section 10 hereof.

Section 5.  Representations and Warranties of SpeedFam

SpeedFam represents and warrants to IPEC that (a) SpeedFam is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by SpeedFam and consummation by SpeedFam of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SpeedFam and no other corporate proceedings on the part of SpeedFam are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by SpeedFam and constitutes a legal, valid and binding obligation of SpeedFam and, assuming this Agreement constitutes a legal, valid and binding obligation of IPEC, is enforceable against SpeedFam in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, SpeedFam has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued SpeedFam Shares for IPEC to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional SpeedFam Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;
(e) upon delivery of the SpeedFam Shares and any other securities to IPEC upon exercise of the Option, IPEC will acquire such SpeedFam Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by IPEC; (f) the execution and delivery of this Agreement by SpeedFam do not, and the performance of this Agreement by SpeedFam will not, (i) violate the Articles of Incorporation or By-Laws of SpeedFam, (ii) conflict with or violate any order applicable to SpeedFam or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of SpeedFam or any of its subsidiaries pursuant to, any contract or agreement to which SpeedFam or any of its subsidiaries is a party or by which SpeedFam or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on SpeedFam; (g) the execution and delivery of this Agreement by SpeedFam does not, and the performance of this Agreement by SpeedFam will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity by SpeedFam except pursuant to the HSR Act or to the extent required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (h) any IPEC Shares acquired pursuant to this Agreement will not be acquired by SpeedFam with a view to the public distribution thereof and SpeedFam will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

Section 6.  Representations and Warranties of IPEC

IPEC represents and warrants to SpeedFam that (a) IPEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by IPEC and the consummation by IPEC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPEC and no other corporate proceedings on the part of IPEC are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by IPEC and constitutes a legal, valid and binding obligation of IPEC and, assuming this Agreement constitutes a legal, valid and binding obligation of SpeedFam, is enforceable against IPEC in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) upon delivery of IPEC Shares to SpeedFam in consideration of any acquisition of SpeedFam Shares pursuant hereto, SpeedFam will acquire such IPEC Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by SpeedFam; (e) the execution and delivery of this Agreement by IPEC do not, and the performance of this Agreement by IPEC will not, (i) violate the Articles of Incorporation or By-Laws of IPEC,
(ii) conflict with or violate any order applicable to IPEC or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of IPEC or any of its subsidiaries pursuant to, any contract or agreement to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on IPEC; (f) the execution and delivery of this Agreement by IPEC does not, and the performance of this Agreement by IPEC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by IPEC except pursuant to the HSR Act or the Exchange Act; and (g) any SpeedFam Shares acquired upon exercise of the Option will not be acquired by IPEC with a view to the public distribution thereof and IPEC will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

Section 7.  Certain Rights

(a) IPEC Put. At the request of and upon notice by IPEC (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to
Section 2 (the "Purchase Period") or in accordance with subparagraph (iv) below, SpeedFam (or any successor entity thereof) shall purchase from IPEC the Option, to the extent not previously exercised, at the price set forth in subparagraph
(i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by IPEC pursuant thereto, at the price set forth in subparagraph
(ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "Market/Tender Offer Price" for SpeedFam Shares as of the date IPEC gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of SpeedFam Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of SpeedFam Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of
     (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of SpeedFam.

          (ii) The Exercise Price paid by IPEC for SpeedFam Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of SpeedFam Shares so purchased. If IPEC issued IPEC Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in Section 1 as if IPEC had exercised its right to pay cash instead of issuing IPEC Shares.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7, SpeedFam shall not be required to pay IPEC in excess of an aggregate of (x) $6,000,000 plus (y) the Exercise Price paid by IPEC for SpeedFam Shares acquired pursuant to the Option minus (z) any amounts paid to IPEC by SpeedFam pursuant to Section 7.3(c) of the Merger Agreement.

          (iv) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of SpeedFam's capital stock (and/or during any time which such a tender or exchange offer remains open), IPEC may deliver to SpeedFam a Put Notice (a "Conditional Put Notice") specifying that it wishes to exercise and close immediately prior to the consummation of such tender or exchange offer, a sale to SpeedFam pursuant to this Section 7(a) of the Option, to the extent not previously exercised, and the Option Shares, if any, acquired by IPEC pursuant thereto. Unless the Conditional Put Notice is withdrawn by IPEC, the Closing of any such sale specified in a Conditional Put Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Put Notice shall be void and of no further force and effect.

(b) Redelivery of IPEC Shares. If IPEC has acquired SpeedFam Shares pursuant to exercise of the Option by the issuance and delivery of IPEC Shares, then SpeedFam shall, if so requested by IPEC, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of IPEC Shares only, redeliver the certificate(s) for such IPEC Shares to IPEC, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by IPEC.

(c) Payment and Redelivery of Option or Shares. In the event IPEC exercises its rights under Sections 7(a) or (b), SpeedFam shall, within ten business days after IPEC delivers notice pursuant to Section 7(a), pay the required amount to IPEC in immediately available funds (and IPEC Shares, if applicable) and IPEC shall surrender to SpeedFam the Option and the certificates evidencing the SpeedFam Shares purchased by IPEC pursuant thereto, and IPEC shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by SpeedFam.

(d) SpeedFam Call. If IPEC has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "Exercise Date") and no Acquisition Proposal with respect to SpeedFam has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has SpeedFam entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, SpeedFam may require IPEC, upon delivery to IPEC of written notice, to sell to SpeedFam any SpeedFam Shares held by IPEC as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by IPEC pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "SpeedFam Call Price") shall be equal to the Exercise Price plus interest at 7% per annum, less any dividends paid on the SpeedFam Shares to be purchased by SpeedFam pursuant to this Section 7(d). The closing of any sale of SpeedFam Shares pursuant to this Section 7(d) shall take place at the principal offices of SpeedFam at a time and on a date designated by SpeedFam in the aforementioned notice to IPEC, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The SpeedFam Call Price shall be paid in immediately available funds, provided that, in the event IPEC has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of IPEC Shares, at the option of SpeedFam, the SpeedFam Call Price for part or all of any purchase of SpeedFam Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by IPEC by issuance and delivery of IPEC Shares, shall be paid by delivery of a number of IPEC Shares equal to the SpeedFam Call Price divided by the closing sale price of IPEC Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by SpeedFam pursuant to this Section 7(d) were originally issued to IPEC.

(e) Restrictions on Transfer. Until the expiration of the Purchase Period, SpeedFam shall not sell, transfer or otherwise dispose of any IPEC Shares acquired by it pursuant to this Agreement.

Section 8.  Registration Rights

(a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

(b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that
(i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

(c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

(d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

(e) Indemnification. (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

(ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

(iii) Each party entitled to indemnification under this Section 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

(f) Contribution. If the indemnification from the Indemnifying Party provided for in Section 8(e) is found, pursuant to a final judicial determination not subject to appeal, to be unavailable to an Indemnified Party hereunder or insufficient in respect of any claims, losses, damages and liabilities incurred by such Indemnified Party, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the claims, losses, damages and liabilities paid or payable by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in such claims, losses, damages and liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action or omission in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the claims, losses, damages and liabilities referred to above shall be deemed to include any legal or other expenses reasonably incurred by such party in connection with any investigation or proceeding.

Section 9.  Adjustment Upon Changes in Capitalization; Rights Plans

(a) In the event of any change in the SpeedFam Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that IPEC shall receive, upon exercise of the Option, the number and class of shares or other securities or property that IPEC would have received in respect of the SpeedFam Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

(b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), SpeedFam shall not adopt a shareholders rights plan (a so-called "poison pill"), and IPEC shall not amend the IPEC Rights Plan or adopt a new shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt (or in the case of IPEC, adopt and/or amend) a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

Section 10.  Restrictive Legends

Each certificate representing Option Shares issued to IPEC hereunder, and each certificate representing IPEC Shares delivered to SpeedFam at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 19, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

Section 11.  Listing and HSR Filing

SpeedFam, upon the request of IPEC, shall promptly file an application to list the SpeedFam Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. IPEC, upon the request of SpeedFam, shall promptly file an application to list the IPEC Shares issued and delivered to SpeedFam pursuant to Section 4 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the SpeedFam Shares subject to the Option at the earliest possible date.

Section 12.  Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

Section 13.  Specific Performance

The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 14.  Entire Agreement

This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 15.  Further Assurances

Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

Section 16.  Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

Section 17.  Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (1) if to IPEC, to:

            Integrated Process Equipment Corp.
            4717 East Hilton Avenue
            Phoenix, Arizona 85034
            Attention: Roger D. McDaniel
            Telephone No.: (602) 517-7200
            Telecopy No.: (602) 517-6016

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Francis Currie
            Telephone No.: (650) 493-9300
            Telecopy No.: (650) 845-5000

        (2) if to SpeedFam, to:

            SpeedFam International, Inc.
            305 N. 54th Street
            Chandler, Arizona 85226-2416
            Attention:
            Telephone No.: (602) 705-2100
            Telecopy No.: (602) 705-2122

            with a copy to:

            Chapman and Cutler
            111 West Monroe Street
            Chicago, Illinois 60603
            Attention: Jonathan A. Koff
            Telephone No.: (312) 845-3000
            Telecopy No.: (312) 701-2361

Section 18.  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

Section 19.  Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

Section 20.  Expenses

Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 21.  Amendments; Waiver

This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 22.  Assignment

Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          INTEGRATED PROCESS EQUIPMENT CORP.

                                          By /s/ ROGER D. MCDANIEL
                                            ------------------------------------
                                             Name: Roger D. McDaniel
                                             Title: President and Chief
                                             Executive Officer

                                          SPEEDFAM INTERNATIONAL, INC.

                                          By /s/ RICHARD J. FAUBERT
                                            ------------------------------------
                                             Name: Richard J. Faubert
                                             Title: President and Chief
                                             Executive Officer

                             STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT dated as of November 19, 1998 (the "Agreement") is entered into by and between Integrated Process Equipment Corp., a Delaware corporation ("IPEC"), and SpeedFam International, Inc., an Illinois corporation ("SpeedFam").

                                    RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, IPEC, SpeedFam and SpeedFam, Inc., a Delaware corporation and a wholly owned subsidiary of SpeedFam ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, IPEC and SpeedFam will enter into a business combination transaction to pursue their long-term business strategies (the "Merger"); and

WHEREAS, as a condition to SpeedFam's willingness to enter into the Merger Agreement, SpeedFam has requested that IPEC agree, and IPEC has so agreed, to grant to SpeedFam an option to acquire shares of IPEC's Common Stock, $.01 par value per share together with any associated rights ("IPEC Rights") under the IPEC Preferred Share Rights Agreement dated March 5, 1997, as amended, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Grant of Option

IPEC hereby grants to SpeedFam an irrevocable option (the "Option") to acquire up to a number of shares of the Common Stock, $.01 par value per share, of IPEC ("IPEC Shares") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "Option Shares") (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding IPEC Shares), in the manner set forth below (i) by paying cash at a price of $10.56 per share (the "Exercise Price") and/or, at SpeedFam's election,
(ii) by exchanging therefor shares of the Common Stock, no par value, of SpeedFam ("SpeedFam Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of SpeedFam Shares equal to the Exercise Price divided by the closing sale price of SpeedFam Shares on The Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. All references in this Agreement to IPEC Shares or Option Shares shall be deemed to include the associated IPEC Rights. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Section 2.  Exercise of Option; Maximum Proceeds

(a) The Option may be exercised by SpeedFam, in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 15% or more of any class of IPEC's capital stock, (ii) upon the occurrence of all of the events specified in Section 7.3(b)(ii) of the Merger Agreement, (iii) if and when the

Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation that the stockholders of IPEC approve and adopt the Merger Agreement and approve the Merger, or decides to postpone or not hold the IPEC Stockholders' Meeting, after receipt of and in connection with an Acquisition Proposal with respect to IPEC and at that time there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement) on SpeedFam or (iv) if and when the Board of Directors of IPEC recommends a IPEC Superior Proposal to the stockholders of IPEC (any of the events specified in clauses (i), (ii), (iii) or (iv) of this sentence being referred to herein as an "Exercise Event"). In the event SpeedFam wishes to exercise the Option, SpeedFam shall deliver to IPEC a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time prior to the termination of the Option designated by SpeedFam in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the principal offices of IPEC.

(b) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock (and/or during any time which such a tender or exchange offer remains open), SpeedFam may deliver to IPEC an Exercise Notice (a "Conditional Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the Conditional Exercise Notice is withdrawn by SpeedFam, the Closing of a purchase of Option Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

(c) The Option shall terminate upon the earliest of (i) the Effective Time, (ii) 180 days following the termination of the Merger Agreement pursuant to Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, (iii) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if (x) there shall have been an IPEC Negative Vote and (y) prior to such IPEC Negative Vote there shall have occurred an Acquisition Proposal with respect to IPEC which shall have been publicly disclosed and not withdrawn, (iv) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if prior thereto there shall have commenced a tender or exchange offer for 15% or more of any class of IPEC's capital stock and (v) the date on which the Merger Agreement is terminated if neither an Exercise Event, nor both of the events specified in subclauses (x) and (y) of clause (iii), nor the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock shall have occurred on or prior to such date of termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) SpeedFam shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of SpeedFam contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

(d) If SpeedFam receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by SpeedFam declared on Option Shares, more than the sum of (x) $6,000,000 plus (y) the Exercise Price multiplied by the number of IPEC Shares purchased by SpeedFam pursuant to the Option, then all proceeds to SpeedFam in excess of such sum shall be remitted by SpeedFam to IPEC.

Section 3.  Conditions to Closing

The obligation of IPEC to issue Option Shares to SpeedFam hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable or if SpeedFam shall have delivered to IPEC a Conditional Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of IPEC capital stock; provided that neither IPEC nor SpeedFam nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Section 4.  Closing

At any Closing, (a) IPEC shall deliver to SpeedFam a single certificate in definitive form representing the number of IPEC Shares designated by SpeedFam in its Exercise Notice, such certificate to be registered in the name of SpeedFam and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by SpeedFam to IPEC of the aggregate purchase price for the IPEC Shares so designated and being purchased by delivery of (i) immediately available funds and/or, at SpeedFam's election, (ii) a single certificate in definitive form representing the number of SpeedFam Shares being issued by SpeedFam in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of IPEC and to bear the legend set forth in Section 10 hereof.

Section 5.  Representations and Warranties of IPEC

IPEC represents and warrants to SpeedFam that (a) IPEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by IPEC and consummation by IPEC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPEC and no other corporate proceedings on the part of IPEC are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by IPEC and constitutes a legal, valid and binding obligation of IPEC and, assuming this Agreement constitutes a legal, valid and binding obligation of SpeedFam, is enforceable against IPEC in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, IPEC has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued IPEC Shares for SpeedFam to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional IPEC Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the IPEC Shares and any other securities to SpeedFam upon exercise of the Option, SpeedFam will acquire such IPEC Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by SpeedFam; (f) the execution and delivery of this Agreement by IPEC do not, and the performance of this Agreement by IPEC will not, (i) violate the Certificate of Incorporation or By-Laws of IPEC, (ii) conflict with or violate any order applicable to IPEC or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of IPEC or any of its subsidiaries pursuant to, any contract or agreement to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on IPEC; (g) the execution and delivery of this Agreement by IPEC does not, and the performance of this Agreement by IPEC will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity by IPEC except pursuant to the HSR Act or to the extent required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (h) the execution and delivery of this Agreement by IPEC does not, and the performance of this Agreement by IPEC will not, result in any change in the Preferred Stock Conversion Rates, the Convertible Notes Conversion Price or in any adjustment in the number of shares issuable, or the exercise price payable, upon the exercise of any option or warrant to purchase any class of IPEC capital stock outstanding on the date hereof; and (i) any SpeedFam Shares acquired pursuant to this Agreement will not be acquired by IPEC with a view to the public distribution thereof and IPEC will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

Section 6.  Representations and Warranties of SpeedFam

SpeedFam represents and warrants to IPEC that (a) SpeedFam is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by SpeedFam and the consummation by SpeedFam of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SpeedFam and no other corporate proceedings on the part of SpeedFam are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly

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

executed and delivered by SpeedFam and constitutes a legal, valid and binding obligation of SpeedFam and, assuming this Agreement constitutes a legal, valid and binding obligation of IPEC, is enforceable against SpeedFam in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) upon delivery of SpeedFam Shares to IPEC in consideration of any acquisition of IPEC Shares pursuant hereto, IPEC will acquire such SpeedFam Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by IPEC; (e) the execution and delivery of this Agreement by SpeedFam do not, and the performance of this Agreement by SpeedFam will not, (i) violate the Articles of Incorporation or By-Laws of SpeedFam, (ii) conflict with or violate any order applicable to SpeedFam or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of SpeedFam or any of its subsidiaries pursuant to, any contract or agreement to which SpeedFam or any of its subsidiaries is a party or by which SpeedFam or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on SpeedFam; (f) the execution and delivery of this Agreement by SpeedFam does not, and the performance of this Agreement by SpeedFam will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by SpeedFam except pursuant to the HSR Act or the Exchange Act; and (g) any IPEC Shares acquired upon exercise of the Option will not be acquired by SpeedFam with a view to the public distribution thereof and SpeedFam will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

Section 7.  Certain Rights

(a) SpeedFam Put. At the request of and upon notice by SpeedFam (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period") or in accordance with subparagraph
(iv) below, IPEC (or any successor entity thereof) shall purchase from SpeedFam the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by SpeedFam pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "MARKET/TENDER OFFER PRICE" for IPEC Shares as of the date SpeedFam gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of IPEC Shares on The Nasdaq Stock Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of IPEC Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of IPEC.

          (ii) The Exercise Price paid by SpeedFam for IPEC Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of IPEC Shares so purchased. If SpeedFam issued SpeedFam Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in Section 1 as if SpeedFam had exercised its right to pay cash instead of issuing SpeedFam Shares.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7, IPEC shall not be required to pay SpeedFam in excess of an aggregate of (x) $6,000,000 plus (y) the Exercise Price paid by SpeedFam for IPEC Shares acquired pursuant to the Option minus (z) any amounts paid to SpeedFam by IPEC pursuant to Section 7.3(b) of the Merger Agreement.

          (iv) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 15% or more of any class of IPEC's capital stock (and/or during any time which such a tender or exchange offer remains open), SpeedFam may deliver to IPEC a Put Notice (a "Conditional Put Notice") specifying that it wishes to exercise and close immediately prior to the consummation of such tender or exchange offer, a sale to IPEC pursuant to this Section 7(a) of the Option, to the extent not previously exercised, and the Option Shares, if any, acquired by SpeedFam pursuant thereto. Unless the Conditional Put Notice is withdrawn by SpeedFam, the Closing of any such sale specified in a Conditional Put Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Put Notice shall be void and of no further force and effect.

(b) Redelivery of SpeedFam Shares. If SpeedFam has acquired IPEC Shares pursuant to exercise of the Option by the issuance and delivery of SpeedFam Shares, then IPEC shall, if so requested by SpeedFam, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of SpeedFam Shares only, redeliver the certificate(s) for such SpeedFam Shares to SpeedFam, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by SpeedFam.

(c) Payment and Redelivery of Option or Shares. In the event SpeedFam exercises its rights under Sections 7(a) or (b), IPEC shall, within ten business days after SpeedFam delivers notice pursuant to Section 7(a), pay the required amount to SpeedFam in immediately available funds (and SpeedFam Shares, if applicable) and SpeedFam shall surrender to IPEC the Option and the certificates evidencing the IPEC Shares purchased by SpeedFam pursuant thereto, and SpeedFam shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by IPEC.

(d) IPEC Call. If SpeedFam has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an

"Exercise Date") and no Acquisition Proposal with respect to IPEC has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has IPEC entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, IPEC may require SpeedFam, upon delivery to SpeedFam of written notice, to sell to IPEC any IPEC Shares held by SpeedFam as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by SpeedFam pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "IPEC Call Price") shall be equal to the Exercise Price plus interest at 7% per annum, less any dividends paid on the IPEC Shares to be purchased by IPEC pursuant to this
Section 7(d). The closing of any sale of IPEC Shares pursuant to this Section 7(d) shall take place at the principal offices of IPEC at a time and on a date designated by IPEC in the aforementioned notice to SpeedFam, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The IPEC Call Price shall be paid in immediately available funds, provided that, in the event SpeedFam has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of SpeedFam Shares, at the option of IPEC, the IPEC Call Price for part or all of any purchase of IPEC Shares pursuant to this
Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by SpeedFam by issuance and delivery of SpeedFam Shares, shall be paid by delivery of a number of SpeedFam Shares equal to the IPEC Call Price divided by the closing sale price of SpeedFam Shares on The Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by IPEC pursuant to this Section 7(d) were originally issued to SpeedFam.

(e) Restrictions on Transfer. Until the expiration of the Purchase Period, IPEC shall not sell, transfer or otherwise dispose of any SpeedFam Shares acquired by it pursuant to this Agreement.

Section 8.  Registration Rights

(a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on The Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on The Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

(b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that
(i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

(c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

(d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

(e) Indemnification. (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

(ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

(iii) Each party entitled to indemnification under this Section 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

(f) Contribution. If the indemnification from the Indemnifying Party provided for in Section 8(e) is found, pursuant to a final judicial determination not subject to appeal, to be unavailable to an Indemnified Party hereunder or insufficient in respect of any claims, losses, damages and liabilities incurred by such Indemnified Party, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the claims, losses, damages and liabilities paid or payable by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in such claims, losses, damages and liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action or omission in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the claims, losses, damages and liabilities referred to above shall be deemed to include any legal or other expenses reasonably incurred by such party in connection with any investigation or proceeding.

Section 9.  Adjustment upon Changes in Capitalization; Rights Plans

(a) In the event of any change in the IPEC Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that SpeedFam shall receive, upon exercise of the Option, the number and class of shares or other securities or property that SpeedFam would have received in respect of the IPEC Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

(b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), SpeedFam shall not adopt a shareholders rights plan (a so-called "poison pill"), and IPEC shall not amend the IPEC Rights Plan or adopt a new shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt (or in the case of IPEC, adopt and/or amend) a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

Section 10.  Restrictive Legends

Each certificate representing Option Shares issued to SpeedFam hereunder, and each certificate representing SpeedFam Shares delivered to IPEC at a Closing, if any, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 19, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

Section 11.  Listing and HSR Filing

IPEC, upon the request of SpeedFam, shall promptly file an application to list the IPEC Shares to be acquired upon exercise of the Option for quotation on The Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. SpeedFam, upon the request of IPEC, shall promptly file an application to list the SpeedFam Shares issued and delivered to IPEC pursuant to Section 4, if any, for quotation on The Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the IPEC Shares subject to the Option at the earliest possible date.

Section 12.  Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

Section 13.  Specific Performance

The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 14.  Entire Agreement

This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 15.  Further Assurances

Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

Section 16.  Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

Section 17.  Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (1) if to IPEC, to:

            Integrated Process Equipment Corp.
            4717 East Hilton Avenue
            Phoenix, Arizona 85034
            Attention: Roger D. McDaniel
            Telephone No.: (602) 517-7200
            Telecopy No.: (602) 517-6016

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Francis Currie
            Telephone No.: (650) 493-9300
            Telecopy No.: (650) 845-5000

        (2) if to SpeedFam, to:

            SpeedFam International Inc.
            305 N. 54th Street
            Chandler, Arizona 85226-2416
            Attention:
            Telephone No.: (602) 705-2100
            Telecopy No.: (602) 705-2122

            with a copy to:

            Chapman and Cutler
            111 West Monroe Street
            Chicago, Illinois 60603
            Attention: Jonathan A. Koff
            Telephone No.: (312) 845-3000
            Telecopy No.: (312) 701-2361

Section 18.  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

Section 19.  Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

Section 20.  Expenses

Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 21.  Amendments; Waiver

This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 22.  Assignment

Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          INTEGRATED PROCESS EQUIPMENT CORP.

                                          By      /s/ ROGER D. MCDANIEL
                                             -----------------------------------
                                             Name: Roger D. McDaniel
                                             Title: President and Chief
                                             Executive Officer

                                          SPEEDFAM INTERNATIONAL, INC.

                                          By      /s/ RICHARD J. FAUBERT
                                             -----------------------------------
                                             Name: Richard J. Faubert
                                             Title: President and Chief
                                             Executive Officer

                                                                         ANNEX C

                                 SECTION 262 OF
                        DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of (1)such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of
     (1)such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1)such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1)such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after
1)such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted
(1)such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (2)such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded (1)appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of (1)such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

---------------

Ch. 339, L. '98, eff. 7-1-98, added matter in italic and deleted (1)"his" and
(2)"he".

                                                                         ANNEX D

November 19, 1998

Board of Directors
SpeedFam International, Inc.
305 North 54th Street
Chandler, Arizona 85226

Members of the Board:

We understand that SpeedFam International, Inc. ("SpeedFam" or the "Company") is considering an acquisition of Integrated Process Equipment Corp. ("IPEC") by means of a merger of IPEC with a wholly-owned subsidiary of SpeedFam (the "Proposed Transaction"), pursuant to which all outstanding shares of common stock of IPEC will be exchanged for shares of common stock of SpeedFam at an exchange ratio of 0.71 SpeedFam shares for each IPEC share (the "Exchange Ratio"). In addition, each outstanding share of IPEC Series B-1, Series B-2 and Series B-3 preferred stock will be exchanged for shares of SpeedFam common stock at exchange ratios of 8.90, 8.10 and 10.65, respectively, which are based on the Exchange Ratio. In addition, all outstanding options and warrants to purchase shares of IPEC common stock will be exchanged for options and warrants to purchase shares of SpeedFam common stock at the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated November 19, 1998 between SpeedFam, Merger Sub and IPEC (the "Agreement").

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be offered to the holders of common stock of IPEC in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and IPEC that we believe to be relevant to our analysis,
(3) financial and operating information with respect to the business, operations and prospects of the Company and IPEC furnished to us by the Company and IPEC,
(4) trading histories of the Company's and IPEC's common stock from October 10, 1995 to the present, and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and IPEC with those of other companies that we deemed relevant, (6) publicly available estimates of the future financial performances of the Company and IPEC prepared by research analysts, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (8) the potential pro forma financial effects of the Proposed Transaction on the Company, including the operating synergies and strategic benefits expected by the management of the Company to result from a combination of the businesses of the Company and IPEC, (9) a comparison of the relative financial contributions of the Company and IPEC to the combined company following consummation of the Proposed Transaction, and (10) the potential market performance of the common stock of the Company in the future in the absence of the Proposed Transaction. In addition, we have had discussions with the managements of the Company and IPEC concerning their respective businesses,

Board of Directors
SpeedFam International, Inc.
November 19, 1998
Page  2

operations, assets, financial conditions and prospects, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and IPEC that they are not aware of any facts or circumstances currently in existence that would make such information inaccurate or misleading regarding the Company or IPEC, respectively. In performing our analysis, upon advice of the Company, we have not relied on any future financial information for IPEC prepared by the management of IPEC and, instead, we have assumed that publicly available estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of IPEC, and we have relied upon such estimates in arriving at our opinion. With respect to the future financial information for the combined company following consummation of the Proposed Transaction, including estimates of operating synergies and strategic benefits expected by the management of the Company to result from a combination of the businesses of the Company and IPEC, upon advice of the Company, we have assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the combined company, and that such operating synergies and strategic benefits will be achieved substantially in accordance with such estimates.

We have not conducted a physical inspection of the properties and facilities of the Company or IPEC and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or IPEC. In arriving at our opinion, we have assumed that the Proposed Transaction will qualify (i) for pooling-of-interests accounting treatment, and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company and IPEC. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the holders of common stock of IPEC in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and IPEC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed

Board of Directors
SpeedFam International, Inc.
November 19, 1998
Page  3

Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                   Very truly yours,

                                   By: /s/ ERNEST H. RUEHL, JR.
                                   --------------------------------------
                                       Ernest H. Ruehl, Jr.
                                       Managing Director

                                                                         ANNEX E
                               November 19, 1998

Board of Directors
Integrated Process Equipment Corp.
911 Bern Court
San Jose, California 95112

Members of the Board:

We understand that Integrated Process Equipment Corp. ("IPEC"), SpeedFam International, Inc. ("SpeedFam") and SpeedFam, Inc. ("Acquisition Sub"), a wholly-owned subsidiary of SpeedFam, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 16, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into IPEC. Pursuant to the Merger, IPEC will become a wholly-owned subsidiary of SpeedFam and each issued and outstanding share of common stock, par value $0.01 per share, of IPEC (the "IPEC Common Stock") will be converted into the right to receive 0.71 shares (the "Exchange Ratio") of common stock, no par value per share, of SpeedFam (the "SpeedFam Common Stock"). We also understand that (i) each issued and outstanding share of Class A common stock, par value $0.01 par value per share, of IPEC will be converted into the right to receive a certain number of shares of SpeedFam Common Stock, (ii) each issued and outstanding share of Series B-1 Preferred Stock, $0.01 par value, of IPEC will be converted into the right to receive a certain number of shares of SpeedFam Common Stock, (iii) each issued and outstanding share of Series B-2 Preferred Stock, $0.01 par value, of IPEC will be converted into the right to receive a certain number of shares of SpeedFam Common Stock, (iv) each issued and outstanding share of Series B-3 Preferred Stock, $0.01 par value, of IPEC will be converted into the right to receive a certain number of shares of SpeedFam Common Stock, (v) each issued and outstanding option or warrant to purchase IPEC Common Stock will be converted into the right to purchase a certain number of shares of SpeedFam Common Stock,
(vi) each issued and outstanding unit purchase option to purchase IPEC Common Stock and warrants to purchase IPEC Common Stock will be converted into the right to purchase a certain number of shares of SpeedFam Common Stock and warrants to purchase a certain number of shares of SpeedFam Common Stock and
(vii) each issued and outstanding convertible note for IPEC Common Stock will be converted into the right to receive a certain number of shares of SpeedFam Common Stock, all as determined pursuant to certain formulas set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of IPEC Common Stock.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of IPEC and SpeedFam, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning IPEC and SpeedFam, respectively;

    (iii) discussed with the senior managements of IPEC and SpeedFam certain research analyst projections for IPEC and SpeedFam, respectively;

     (iv) discussed the past and current operations and financial condition and the prospects of IPEC, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of IPEC;

     (v) discussed the past and current operations and financial condition and the prospects of SpeedFam, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of SpeedFam;

     (vi) reviewed the pro forma impact of the Merger on the earnings per share of SpeedFam;

     (vii) reviewed the reported prices and trading activity for the IPEC Common Stock and the SpeedFam Common Stock;

     (viii) compared the financial performance of IPEC and SpeedFam and the prices and trading activity of the IPEC Common Stock and the SpeedFam Common Stock with that of certain other publicly-traded companies and their securities;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

      (x) reviewed and discussed with the senior managements of IPEC and SpeedFam the strategic rationale for the Merger and certain alternatives to the Merger;

     (xi) participated in discussions and negotiations among representatives of IPEC and SpeedFam and their financial and legal advisors;

     (xii)  reviewed the draft Merger Agreement and certain related agreements;
            and

     (xiii) performed such other analysis and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and/or other financial and operating data, information, discussions and estimates relating to the strategic, financial and operational benefits anticipated from the Merger provided by IPEC and SpeedFam, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of IPEC and SpeedFam, respectively. We have relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of their ability to retain key employees of both IPEC and SpeedFam. We have also relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the managements of IPEC and SpeedFam of IPEC's and SpeedFam's technologies and products, the timing and risks associated with the integration of IPEC and SpeedFam, and the validity of, and risks associated with IPEC's and SpeedFam's existing and future products and technologies. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles, will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended, and will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets, liabilities or technology of IPEC or SpeedFam, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving IPEC, although we have in the course of our engagement provided advice to IPEC in connection with certain potential business combinations with parties other than SpeedFam. Also, with your consent, the future financial information regarding IPEC and SpeedFam reviewed by Morgan Stanley in connection with the rendering of this opinion was limited to publicly available information regarding IPEC and SpeedFam and certain discussions with the senior managements of IPEC and SpeedFam regarding the prospects of IPEC and SpeedFam. We also relied upon the assurances of the managements of both IPEC and SpeedFam that they were not aware of any facts or circumstances currently in existence that would make such information inaccurate or misleading regarding IPEC or SpeedFam, respectively.

We have acted as financial advisor to the Board of Directors of IPEC in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for IPEC and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of IPEC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by IPEC in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the IPEC or SpeedFam Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of IPEC Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of IPEC Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ MARK S. MENELL
                                             -----------------------------------
                                              Mark S. Menell
                                              Principal

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the "BCA") sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

Reference is made to Article X of SpeedFam's Bylaws which provides for indemnification of directors, officers, employees or agents of SpeedFam's to the full extent permitted by the above-mentioned section of the Act.

Section 8.75(g) of the BCA and Article X, Section (g) of the Bylaws also authorize SpeedFam to purchase and maintain insurance on behalf of any director, officer, employee or agent of SpeedFam against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not SpeedFam would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the Act or Bylaws. SpeedFam currently maintains a directors and officers liability policy in the amount of $5 million.

ITEM 21.  EXHIBITS.

Exhibits


EXHIBIT
NUMBER
-------
  2.1     Agreement and Plan of Merger dated November 19, 1998
          (attached as Annex A to the Joint Proxy Statement and
          Prospectus included in this Registration Statement).
  3.1     Articles of Incorporation of SpeedFam International, Inc.
          (incorporated by reference to Exhibit 3 to the Registrant's
          Form 10-Q for the quarter ended November 30, 1997 (Exchange
          Act File No. 0-26784)).
  3.2     By-laws of SpeedFam International, Inc. (incorporated by
          reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended May 31, 1996 (Exchange Act File No.
          0-26784)).
 *5.1     Opinion of Chapman and Cutler as to legality of securities.
 *8.1     Opinion of Chapman and Cutler as to tax matters relating to the merger.
 *8.2     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation as to tax matters relating to the merger.
 10.1     Stock Option Agreements dated November 19, 1998 (both
          attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement).
*10.2     Employee Agreement between the Registrant and Richard J.
          Faubert.
 23.1     Consent of KPMG LLP.
 23.2     Consent of KPMG LLP.
 23.3     Consent of KPMG LLP.
*23.4     Consent of Chapman and Cutler (included in Exhibits 5.1 and
          8.1).

EXHIBIT
NUMBER
-------
*23.5     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.2).
*23.6     Consent of Lehman Brothers Inc.
*23.7     Consent of Morgan Stanley & Co. Incorporated (included in
          Annex E).
*23.8     Consent of Sanjeev R. Chitre.
*23.9     Consent of Roger D. McDaniel.
*23.10    Consent of William J. Freschi.
*23.11    Consent of Kenneth Levy.
*24.1     Power of Attorney.
 99.1     SpeedFam Form of Proxy.
 99.2     IPEC Form of Proxy.


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities so that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
20 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chandler, County of Maricopa, Arizona, on February 26, 1999.


                                          SPEEDFAM INTERNATIONAL, INC.

                                          By       /s/ JAMES N. FARLEY
                                            ------------------------------------
                                                      James N. Farley
                                                   Chairman of the Board

                               POWER OF ATTORNEY


Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURES                                                         TITLE                      DATE
----------                                                         -----                      ----

                /s/ JAMES N. FARLEY                    Chairman of the Board            February 26, 1999
---------------------------------------------------
                  James N. Farley

                         *                             Vice-Chairman of the Board       February 26, 1999
---------------------------------------------------
                  Makoto Kouzuma

                         *                             President, Chief Executive       February 26, 1999
---------------------------------------------------    Officer and Director
                Richard J. Faubert

                /s/ ROGER K. MARACH                    Treasurer, Assistant             February 26, 1999
---------------------------------------------------    Secretary and Chief Financial
                  Roger K. Marach                      Officer (Principal financial
                                                       and accounting officer)

                         *                             Director                         February 26, 1999
---------------------------------------------------
                   Neil R. Bonke

                         *                             Director                         February 26, 1999
---------------------------------------------------
                  Richard S. Hill

SIGNATURES                                                         TITLE                      DATE
----------                                                         -----                      ----
                                                       Director
---------------------------------------------------
                   Stuart Meyer

                         *                             Director                         February 26, 1999
---------------------------------------------------
                   Robert Miller

               by/s/ ROGER K. MARACH
---------------------------------------------------
                  Roger K. Marach
                 Attorney-in-Fact.

                                 EXHIBIT INDEX



  2.1   Agreement and Plan of Merger dated November 19, 1998
        (attached as Annex A to the Joint Proxy Statement and
        Prospectus included in this Registration Statement).
  3.1   Articles of Incorporation of SpeedFam International, Inc.
        (incorporated by reference to Exhibit 3 to the Registrant's
        Form 10-Q for the quarter ended November 30, 1997 (Exchange
        Act File No. 0-26784)).
  3.2   By-laws of SpeedFam International, Inc. (incorporated by
        reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended May 31, 1996 (Exchange Act File No.
        0-26784)).
 *5.1   Opinion of Chapman and Cutler as to legality of securities.
 *8.1   Opinion of Chapman and Cutler as to tax matters relating to the merger.
 *8.2   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
        Corporation as to tax matters relating to the merger.
 10.1   Stock Option Agreements dated November 19, 1998 (both
        attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement).
*10.2   Employment Agreement between the Registrant and Richard J.
        Faubert.
 23.1   Consent of KPMG LLP.
 23.2   Consent of KPMG LLP.
 23.3   Consent of KPMG LLP.
*23.4   Consent of Chapman and Cutler (included in Exhibits 5.1 and
        8.1).
*23.5   Consent of Wilson Sonsini Goodrich & Rosati, Professional
        Corporation (included in Exhibit 8.2).
*23.6   Consent of Lehman Brothers Inc.
*23.7   Consent of Morgan Stanley & Co. Incorporated (included in
        Annex E).
*23.8   Consent of Sanjeev R. Chitre.
*23.9   Consent of Roger D. McDaniel.
*23.10  Consent of William J. Freschi.
*23.11  Consent of Kenneth Levy.
*24.1   Power of Attorney.
 99.1   SpeedFam Form of Proxy.
 99.2   IPEC Form of Proxy.


-------------------------


* Previously filed.